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As filed with the Securities and Exchange Commission on December 15, 2003

File No. 001-31720

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0168701 (I.R.S. Employer Identification No.)
800 Nicollet Mall, Suite 800 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

(612) 303-6000
(Registrant's telephone number, including area code)

Securities to be registered
pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Share Purchase Rights	The New York Stock Exchange

Securities to be registered
pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND
ITEMS OF FORM 10

Item 1.    Business

        The information required by this item is contained under the sections "Summary," "Risk Factors," "Our Business," "Relationship with U.S. Bancorp," "Where You Can Find More Information" and "Financial Information" of this information statement. Those sections are incorporated herein by reference.

Item 2.    Financial Information

        The information required by this item is contained under the sections "Summary," "Capitalization," "Selected Combined Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this information statement. Those sections are incorporated herein by reference.

Item 3.    Properties

        The information required by this item is contained under the section "Our Business—Properties" of this information statement. That section is incorporated herein by reference.

Item 4.    Security Ownership of Certain Beneficial Owners and Management

        The information required by this item is contained under the sections "Management—Stock Ownership of Directors and Executive Officers" and "Principal Stockholders" of this information statement. Those sections are incorporated herein by reference.

Item 5.    Directors and Executive Officers

        The information required by this item is contained under the section "Management" of this information statement. That section is incorporated herein by reference.

Item 6.    Executive Compensation

        The information required by this item is contained under the section "Management" of this information statement. That section is incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions

        The information required by this item is contained under the sections "Management" and "Relationship with U.S. Bancorp" of this information statement. Those sections are incorporated herein by reference.

Item 8.    Legal Proceedings

        The information required by this item is contained under the section "Our Business—Legal Proceedings" of this information statement. That section is incorporated herein by reference.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

        The information required by this item is contained under the sections "Risk Factors," "The Distribution," "Dividend Policy," "Our Business—Regulation," "Management" and "Description of Capital Stock" of this information statement. Those sections are incorporated herein by reference.

Item 10.    Recent Sales of Unregistered Securities

        On April 28, 2003, in connection with its formation, Piper Jaffray Companies issued 100 shares of its common stock to U.S. Bancorp Piper Jaffray Companies Inc., a wholly owned subsidiary of U.S. Bancorp, for a consideration of $1,000. In the opinion of Piper Jaffray Companies, this transaction was exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof in that such transaction did not involve any public offering.

Item 11.    Description of Registrant's Securities to Be Registered

        The information required by this item is contained under the sections "Management" and "Description of Capital Stock" of this information statement. Those sections are incorporated herein by reference.

Item 12.    Indemnification of Directors and Officers

        The information required by this item is contained under the section "Indemnification of Directors and Officers" of this information statement. That section is incorporated herein by reference.

Item 13.    Financial Statements and Supplementary Data

        The information required by this item is contained under the sections "Capitalization," "Selected Combined Financial Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Information" of this information statement. Those sections are incorporated herein by reference.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        The information required by this item is contained under the section "Change in Accountants" of this information statement. That section is incorporated herein by reference.

Item 15.    Financial Statements and Exhibits

        (a)    Financial Statements

        The information required by this item is contained under the section "Financial Information" beginning on page F-1 of this information statement. That section is incorporated herein by reference.

        (b)    Exhibits

        The following documents are filed as exhibits hereto:

Exhibit Number	Description
2.1	Form of Separation and Distribution Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation.***
3.2	Form of Amended and Restated Bylaws.***
4.1	Form of Specimen Certificate for Piper Jaffray Companies Common Stock.*
4.2	Form of Preferred Share Purchase Rights Agreement between Piper Jaffray Companies and Mellon Investor Services LLC as Rights Agent.***
10.1	Form of Employee Benefits Agreement.
10.2	Form of Tax Sharing Agreement.***

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10.3	Form of Insurance Matters Agreement.
10.4	Form of Business Alliance Agreement.*****
10.5	Form of Piper Jaffray Companies 2003 Long-Term Incentive Plan.
10.6	Form of $180,000,000 Subordinated Loan Agreement between USB Holdings, Inc. and U.S. Bancorp Piper Jaffray Inc.***
10.7	Sublease Agreement, by and among U.S. Bancorp and U.S. Bancorp Piper Jaffray Inc., dated September 18, 2003.***
10.8	Summary of Employment Arrangement with Addison L. Piper.**
10.9	Forms of Cash Award Agreement.
11.1	Statement re: Computation of Per Share Earnings.
16.1	Letter of PricewaterhouseCoopers LLP addressed to the Securities and Exchange Commission, dated October 17, 2003, regarding change in certifying accountant.***
21.1	Significant Subsidiaries of Piper Jaffray Companies.*
99.1	Master Lease, by and among Piper Jaffray Companies Inc. and Ryan 800, LLC dated March 3, 1998, and amendments thereto.***

*	Previously filed as an exhibit to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on June 25, 2003.
**	Previously filed as exhibit 10.10 to Amendment No. 1 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on August 21, 2003.
***	Previously filed as an exhibit to Amendment No. 2 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on October 23, 2003.
****	Previously filed as an exhibit to Amendment No. 3 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on November 12, 2003.
*****	Previously filed as an exhibit to Amendment No. 4 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on December 3, 2003.

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SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PIPER JAFFRAY COMPANIES

By:	/s/ ANDREW S. DUFF Name: Andrew S. Duff Title: President

Dated: December 15, 2003

4

                        , 2003

Dear Fellow U.S. Bancorp Stockholder:

        On                        , 2003, our board of directors approved the pro rata distribution to U.S. Bancorp stockholders of all of the shares of common stock of Piper Jaffray Companies, referred to in this letter as Piper Jaffray, owned by U.S. Bancorp. We believe that the distribution of our shares of Piper Jaffray is in the best interests of U.S. Bancorp, its stockholders and the Piper Jaffray business. With this distribution we are providing you, as a stockholder in U.S. Bancorp, with another avenue to benefit from your investment in our company.

        We believe it is important to resolve the strategic business and other management issues arising from the continued operation of the Piper Jaffray business with the other U.S. Bancorp operations and permit our management to focus its full efforts on and attention to our remaining businesses. Since the completion of the merger of our company and Firstar Corporation in 2001, we have focused on developing our retail and commercial banking operations and on minimizing our risk profile and the related volatility of our results of operation. Among other things, we have a desire to reduce our involvement in investment banking activities. Consequently, this has resulted in a divergence in business strategies between the Piper Jaffray business and the rest of U.S. Bancorp, and a desire on our part to separate the Piper Jaffray business from the rest of our operations.

        In the distribution, you will receive one one-hundredth of a share of Piper Jaffray common stock for each share of U.S. Bancorp common stock that you held of record at the close of business on                        , 2003. Your current shares of U.S. Bancorp common stock will continue to represent your ownership position in U.S. Bancorp.

        Piper Jaffray has been authorized for listing by the New York Stock Exchange, Inc. under the ticker symbol "PJC."

        The enclosed information statement is being sent to you to explain the distribution in detail and provide important information regarding Piper Jaffray. We urge you to read it carefully. Please note that stockholder approval is not required for the distribution and holders of U.S. Bancorp common stock are not required to take any action to participate in the distribution. Thus, we are not asking you for a proxy and you do not need to surrender or exchange your shares of U.S. Bancorp common stock in order to receive shares of Piper Jaffray common stock.

Very truly yours,

Jerry A. Grundhofer Chairman, President and Chief Executive Officer

                        , 2003

Dear Fellow Piper Jaffray Companies Stockholder:

        On behalf of the entire team at Piper Jaffray Companies, I wish to welcome you as a stockholder in our company.

        The enclosed information statement includes detailed information about Piper Jaffray Companies, in which you will soon become a stockholder. As you know, on                , 2003, the board of directors of U.S. Bancorp approved the distribution of all the outstanding shares of common stock of Piper Jaffray that it holds to U.S. Bancorp's stockholders. Upon consummation of the distribution, Piper Jaffray will be an independent public company and will own and operate the capital markets and private client operations now owned and operated by U.S. Bancorp Piper Jaffray Companies Inc.

        We would like to take this opportunity to introduce you to our company. We are a client-focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within targeted sectors of the financial services marketplace. For over 100 years, we have leveraged our employees' experience and financial expertise to provide strategic advisory services to our institutional clients and tailored investment advice to our private individual clients. Our goal is to be a leading financial advisor within each of our targeted business areas.

        As a separate company focused solely on our business, we believe that we will have enhanced strategic and operational flexibility and, as a result, will be better positioned to serve our clients and grow our business. The distribution also will offer a more focused investment opportunity in Piper Jaffray for investors whose objectives align more closely with our business. Finally, our incentive compensation will be more closely tied to our performance, since stock-based awards will be based on our common stock rather than U.S. Bancorp common stock, and this more direct link with our performance should enhance the value of these incentives to both our employees and our stockholders.

        We are very excited about our prospects as an independent public company. Since our founding in 1895, we have worked to maintain a strong commitment to our clients, our employees and the communities in which we do business. We believe our company possesses a strong and highly motivated leadership team, outstanding employees, a well-deserved reputation for client service and a solid track record of financial performance.

        We are committed to building value for you, our new stockholder.

        Welcome, again, to our company.

Very truly yours,

Andrew S. Duff Chairman and Chief Executive Officer

Preliminary Information Statement
(Subject to Completion, Dated December 15, 2003)

PIPER JAFFRAY COMPANIES

COMMON STOCK
Par Value $0.01 Per Share

        U.S. Bancorp is furnishing this information statement to its stockholders in connection with the distribution by U.S. Bancorp to its stockholders of all of its shares of common stock of our company, Piper Jaffray Companies. As of the date of this information statement, U.S. Bancorp, through a wholly owned subsidiary, owns all of our outstanding common stock.

        In this distribution, U.S. Bancorp will distribute all of its shares of our common stock on a pro rata basis to the holders of U.S. Bancorp common stock. Each of you, as a holder of U.S. Bancorp common stock, will receive one one-hundredth of a share of our common stock for each share of U.S. Bancorp common stock that you held at the close of business on                        , 2003, the record date. As discussed more fully in "The Distribution" section of this information statement, if you sell shares of U.S. Bancorp common stock in the "regular way" market between the record date and                        , 2003, the distribution date, you will be selling your right to receive those shares of our common stock in the distribution. Immediately after the distribution is completed, we will be an independent public company. Our company will have 2 million shares available for granting stock awards to officers, directors and employees which are expected to be granted under our long-term incentive plan over the next 12 to 15 months, with the first grant expected in connection with our annual grant of awards in February 2004. Assuming that awards were granted on the distribution date for all of these shares, that the awards were immediately exercisable and exercised and that no shares were used to fund the purchase of our common stock, our officers, directors and employees would own, in the aggregate, approximately 9 percent of our outstanding common stock, based on our estimates as of, and assuming the distribution was completed on, November 30, 2003. In addition, we expect to grant employee cash awards to a broad-based group of our employees, including all of our executive officers, in connection with the distribution in an aggregate amount of $47 million.

        No general vote of U.S. Bancorp stockholders is required for the distribution to occur. No stockholder action is necessary for you to receive the shares of our common stock to which you are entitled in the distribution. This means that:

  •
  you do not need to pay any consideration to U.S. Bancorp or to Piper Jaffray Companies for the shares of our common stock distributed to you, and

  •
  you do not need to surrender or exchange any shares of U.S. Bancorp common stock to receive your shares of our common stock.

        Before                        , 2003, there was no trading market for our common stock. On that date, trading of shares of our common stock began on a "when issued" basis. We have been authorized for listing by the New York Stock Exchange, Inc. under the ticker symbol "PJC."

        As you review this information statement, you should carefully consider the matters described in the "Risk Factors," included elsewhere in this information statement.

        We are not asking you for a proxy and you are requested not to send us a proxy.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                        , 2003.

Management	112
Directors and Executive Officers	112
Board Structure	114
Board of Directors' Compensation and Relationships	116
Compensation and Governance Committee Interlocks and Insider Participation	116
Stock Ownership of Directors and Executive Officers	116
Historical Compensation of Piper Jaffray Executive Officers	118
Option Grants of U.S. Bancorp Common Stock to Executive Officers	120
Aggregated U.S. Bancorp Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	120
Retirement Plans	121
Treatment of U.S. Bancorp Options Held by Our Employees	122
Treatment of U.S. Bancorp Restricted Stock Held by Our Employees	125
The Piper Jaffray Companies Long-Term Incentive Plan	125
Employee Cash Awards in Connection with the Distribution	130
Termination and Change-in-Control Arrangements	134
Certain Relationships and Related Transactions	135
Employment Arrangement with Addison L. Piper	136
Relationship with U.S. Bancorp	137
The Separation from U.S. Bancorp	137
The Distribution from U.S. Bancorp	137
Arrangements with U.S. Bancorp	137
Related Party Transactions	145
Principal Stockholders	146
Description of Capital Stock	147
General	147
Common Stock	147
Preferred Stock	147
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law	148
Rights Agreement	149
Transfer Agent and Registrar	151
New York Stock Exchange Listing	151
Indemnification of Directors and Officers	152
Change in Accountants	153
Where You Can Find More Information	154
Index to Financial Information	F-1

        The Piper Jaffray logo and the other trademarks, tradenames and service marks of Piper Jaffray mentioned in this information statement, including Piper Jaffray®, are currently the property of, and are used with the permission of, U.S. Bancorp Licensing, Inc., a wholly owned subsidiary of U.S. Bancorp. In connection with the separation, this logo and these other trademarks, tradenames and service marks of Piper Jaffray, other than those including the name U.S. Bancorp, will be transferred to, and become the property of, Piper Jaffray. U.S. Bancorp® is a registered trademark of U.S. Bancorp Licensing, Inc.

SUMMARY

        This summary highlights selected information from this information statement relating to our company and the distribution of our common stock pursuant to the separation and distribution agreement. More detailed discussions of this information are contained elsewhere in this information statement. In some places in this information statement, we have presented pro forma information, adjusted to reflect the terms of our distribution from U.S. Bancorp and certain changes in our operations as a result of our separation from U.S. Bancorp in connection with the distribution. You should read the entire information statement, including the risk factors and our combined historical and pro forma financial statements and notes to those statements, appearing elsewhere in this information statement.

        Prior to the distribution, U.S. Bancorp will contribute or otherwise transfer generally all of the assets, and we will assume generally all of the liabilities, comprising the Piper Jaffray business, on the terms and subject to the conditions described in this information statement. The only significant component of U.S. Bancorp's capital markets segment that is not included in the Piper Jaffray business is a unit that provides cash management services to certain U.S. Bancorp corporate and commercial banking clients. Although this unit provides services similar to those provided by a unit within Piper Jaffray's fixed income business, it is focused on existing U.S. Bancorp customers and therefore will remain with U.S. Bancorp. U.S. Bancorp will retain and continue to operate the remainder of its business, including its consumer banking, payment services, private client, trust and asset management and wholesale banking business segments. The private client, trust and asset management business that U.S. Bancorp will retain includes the asset management business that U.S. Bancorp acquired in the acquisition of our predecessor company in 1998. Our company includes substantially the same businesses as those operated by our predecessor company when U.S. Bancorp acquired it in 1998 other than our predecessor company's asset management business, which U.S. Bancorp will retain after the distribution.

        The information included in this information statement, including our combined financial statements, assumes the completion of all of these contributions, transfers and assumptions, which transactions are referred to in this information statement as the separation. Use in this information statement of the terms:

  •
  "Our broker dealer subsidiary" refers to U.S. Bancorp Piper Jaffray Inc., a broker dealer and investment banking subsidiary of U.S. Bancorp that will be transferred to us and renamed Piper Jaffray & Co. in connection with the separation.

  •
  "Piper Jaffray," "we," "us" and "our" refer to Piper Jaffray Companies and the subsidiaries and other assets of U.S. Bancorp that will be transferred to Piper Jaffray Companies pursuant to the separation and distribution agreement.

  •
  "Piper Jaffray business" and "our business" refer to the business and operations of the capital markets businesses of U.S. Bancorp Piper Jaffray Companies Inc. and its subsidiaries that will be transferred to us pursuant to the separation and distribution agreement.

  •
  "U.S. Bancorp" refers to U.S. Bancorp, a Delaware corporation, and its consolidated subsidiaries.

        After the distribution, we will compete in two primary areas with U.S. Bancorp. Our Private Client Services business segment will compete to a limited extent with U.S. Bancorp brokers in U.S. Bancorp's consumer banking segment to provide retail brokerage and investment services to private individuals. Second, our fixed income unit of our Capital Markets business segment will compete with U.S. Bancorp's wholesale banking segment to provide cash management services to corporate clients.

 Conflicts of Interest Involved in the Separation of Our Business from U.S. Bancorp

        In connection with the distribution, we will enter into a separation and distribution agreement and several other key agreements with U.S. Bancorp in order to effect the separation and distribution and provide a framework for our ongoing relationship with U.S. Bancorp after the separation. Our officers negotiated these agreements while we were a wholly owned subsidiary of U.S. Bancorp. Accordingly, during this time our officers were employees of, and our future Chairman and Chief Executive Officer, Andrew S. Duff, was a Vice Chairman of, U.S. Bancorp, and as such had an obligation to serve the interests of U.S. Bancorp. Moreover, our officers, including our future Chairman and Chief Executive Officer, negotiated the amount and terms of our employee cash awards while serving as officers and employees of U.S. Bancorp. Since we were negotiating the separation of our two businesses, our interests differed from and were in conflict with the interests of U.S. Bancorp on issues such as the allocation of liabilities and indemnification. We believe our officers and officers of U.S. Bancorp negotiated these arrangements in good faith, taking into account the interests of their respective companies in the separation. In addition, our management determined the allocation of our employee awards among our officers and employees, with such allocations subject to the approval of our compensation committee after the distribution.

        In addition, U.S. Bancorp selected Andrew S. Duff, who is currently a Vice Chairman of U.S. Bancorp, to serve as our Chairman and Chief Executive Officer after the distribution. Our other executive officers were selected by our Chairman and Chief Executive Officer in consultation with U.S. Bancorp. Our Chairman and Chief Executive Officer and Vice Chairman also selected our director nominees with the assistance of an external director search firm and in consultation with U.S. Bancorp while we were a wholly owned subsidiary of U.S. Bancorp. The nominees will be presented to our sole stockholder, U.S. Bancorp Piper Jaffray Companies Inc., for election effective as of the distribution date. The management of our sole stockholder is composed of our executive officers, including our Chairman and Chief Executive Officer and our Vice Chairman, and its sole director is an employee of another subsidiary of U.S. Bancorp. After the distribution, our board of directors will appoint three of these director nominees who satisfy the applicable independence rules promulgated by the New York Stock Exchange and under the federal securities laws to serve on our compensation committee. Our compensation committee will, among other things, have overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs and, in particular, will have authority to review and give final approval of the terms of our employee cash awards, including the allocations of these cash awards among our employees and officers.

Our Company

        Headquartered in Minneapolis, Minnesota, we are a client-focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. We were originally founded in 1895 and operated as an independent company until U.S. Bancorp acquired us in 1998. Our business is currently operated at U.S. Bancorp through U.S. Bancorp Piper Jaffray Companies Inc. and is the primary component of U.S. Bancorp's capital markets business segment. Only the business currently operated by Piper Jaffray business will be transferred to us in our separation from U.S. Bancorp.

        We focus on building long-term relationships with our clients by drawing on our employees' expertise. We serve corporations, government and non-profit entities, and institutional investors on a national basis and serve the financial advisory and investment product needs of private individuals predominantly across the western half of the United States. Our goals are to be a primary financial advisor to our investment banking and individual investor clients and to be a leading provider of advice, research and trading execution capabilities to our institutional clients. We also believe in engaging with and giving back to our community, and in that regard we expect to join the Minnesota Keystone Program, pursuant to which we will donate up to 5 percent of our pre-tax earnings to charitable causes.

        Our Capital Markets business offers public and private corporations, public entities, non-profit clients and institutional investors equity and fixed income financial advisory, capital raising and trading execution services. We raise capital for our corporate clients through equity and debt offerings in four focus industries, namely the consumer, financial institutions, health care and technology industries. We also provide financial advisory services with regard to mergers and acquisitions to clients in these focus industries as well as in other industries. For our government and non-profit clients, we offer financial advisory and risk management services and underwrite debt issuances. An integral part of our Capital Markets business is our equity sales and trading relationships with United States and European institutional investors who invest in companies within our focus industries. Our fixed income sales and trading professionals, who cover a range of institutional investors, have expertise in corporate, mortgage, agency and municipal securities. For the twelve months ended December 31, 2002, our Capital Markets business contributed approximately 52 percent, or $376.1 million, of our total net revenue. In 2002, the majority of our Capital Markets revenue was attributable to corporate and institutional entities.

        Our Private Client Services business comprises 96 branch offices in 18 midwestern, mountain and western states and employs approximately 840 registered financial advisors. Through our Private Client Services business, we provide financial advice and investment products and services primarily to individual investors. Our financial advisors seek to work closely with our private clients and help them identify their long-term financial goals in areas such as wealth management, retirement planning, education funding, tax-advantaged investing and estate planning. To assist our private clients in meeting these goals, our financial advisors have access to an array of financial planning, portfolio performance reporting and fixed income management software tools, as well as a team of specialists in these tools. For the twelve months ended December 31, 2002, Private Client Services contributed approximately 49 percent, or $357.2 million, of our total net revenue. In 2002, the majority of our Private Client Services revenue was attributable to individual clients.

        Our Investment Research group, which consists of equity and fixed income analysts, provides research on over 450 companies as well as broad industry economic trends. The analysts in our Investment Research group provide investment ideas and analyses for our clients, through our Capital Markets professionals and Private Client Services investment advisors.

        We were incorporated in Delaware on April 28, 2003. Since our predecessor company's acquisition by U.S. Bancorp in 1998, our business has been operated through various subsidiaries and divisions of U.S. Bancorp. Prior to that time, we were an independent public company. Our principal executive offices are located at 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402 and our general telephone number is (612) 303-6000. We maintain an Internet site at http://www.piperjaffray.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement.

The Distribution

        The following is a brief summary of the terms of the distribution.

Distributing company	U.S. Bancorp. After the distribution, U.S. Bancorp will not own any shares of our common stock, except that U.S. Bancorp may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of U.S. Bancorp common stock held in customer accounts and funds for which it or its affiliates act as a trustee, asset manager, investment advisor or in another fiduciary capacity. U.S. Bancorp informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act.

Distributed company	Piper Jaffray Companies, which is currently a wholly owned subsidiary of U.S. Bancorp's wholly owned subsidiary, U.S. Bancorp Piper Jaffray Companies Inc. After the distribution, Piper Jaffray will be an independent public company.
Distributed shares	shares of Piper Jaffray common stock, which will be all of the shares of Piper Jaffray common stock owned by U.S. Bancorp and 100 percent of our common stock outstanding immediately prior to the distribution. The number of shares that U.S. Bancorp will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock, as described below.
Distribution ratio	One one-hundredth of a share of our common stock for each share of U.S. Bancorp common stock that you hold at the close of business on the record date for the distribution.
Fractional shares	U.S. Bancorp will not distribute any fractional shares of our common stock to its stockholders. In lieu thereof, the transfer agent identified below will aggregate fractional shares into whole shares and sell them in the open market at the prevailing market prices and distribute the proceeds pro rata to each person who otherwise would have been entitled to receive a fractional share in the distribution. You will not be entitled to any interest on the amount of payment made in lieu of a fractional share. See "The Distribution," included elsewhere in this information statement.
Record date	, 2003 (close of business).
Distribution date	, 2003.
Distribution	On or about the distribution date, the transfer agent identified below will distribute the distributed shares of our common stock by crediting such shares to book-entry accounts established by the transfer agent for persons who were stockholders of U.S. Bancorp at the close of business on the record date. You will not be required to make any payment or to surrender or exchange your U.S. Bancorp common stock or take any other action to receive your shares of our common stock. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial stockholders will receive information from their brokerage firm.
Under the separation and distribution agreement, U.S. Bancorp may withdraw the proposed distribution without liability at any time prior to the time that the distribution is effected. See "The Distribution, " included elsewhere in this information statement.
Transfer agent	Mellon Investor Services LLC.
New York Stock Exchange symbol	We have been authorized for listing by the New York Stock Exchange, Inc. under the ticker symbol "PJC."

Trading market	Before , 2003, there was no trading market for our common stock. On that date, trading of shares of our common stock on a "when issued" basis began. See "The Distribution—Trading Between the Record Date and Distribution Date," included elsewhere in this information statement.
Risks relating to the distribution and ownership of our common stock	The distribution and ownership of our common stock involve various risks. You should carefully read "Risk Factors," included elsewhere in this information statement.
Tax consequences	The distribution is conditioned upon receipt by U.S. Bancorp of an opinion of counsel satisfactory to the U.S. Bancorp board of directors to the effect that the distribution will qualify as a transaction that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. See "The Distribution—Material Federal Income Tax Consequences of the Distribution," included elsewhere in this information statement for a more detailed description of the federal income tax consequences of the distribution.
Dividend policy	We do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business.
Effects of the distribution on us	After the distribution, we will be an independent, publicly traded company. Since our acquisition by U.S. Bancorp in 1998, we have generally operated independent of U.S. Bancorp's other operations in respect of client services. Accordingly, we do not expect our clients to experience any significant disruption in services as a result of the distribution. However, after the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with U.S. Bancorp. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Separation from U.S. Bancorp," included elsewhere in this information statement.
Arrangements with U.S. Bancorp	We will enter into a separation and distribution agreement and several other key agreements with U.S. Bancorp to effect the separation and distribution and provide a framework for our ongoing relationship with U.S. Bancorp after the separation. Our officers negotiated these agreements while we were a wholly owned subsidiary of U.S. Bancorp and our officers were employees of, and our future Chairman and Chief Executive Officer, Andrew S. Duff, was a Vice Chairman of, U.S. Bancorp. For a discussion of the conflicts of interest involved in negotiating these arrangements, see "—Conflicts of Interest Involved in the Separation of Our Business from U.S. Bancorp."

Relationship between U.S. Bancorp and us after the distribution	After the distribution, U.S. Bancorp and we will be independent, publicly owned companies. While we generally operated independently of U.S. Bancorp's other operations in respect of client services prior to the distribution, U.S. Bancorp and we both provided services to private individuals and to corporate clients seeking cash management services. After the distribution, we both will continue to provide these services and will compete for clients and business in these areas, and possibly in other currently unforeseen areas. We have entered into several agreements with U.S. Bancorp to define our companies' ongoing relationship after our separation. We also intend to prepay our outstanding subordinated debt facility previously provided by U.S. Bancorp in full and to replace it with a subordinated debt facility from a subsidiary of U.S. Bancorp, with a principal amount of $180 million, that will remain in place after the distribution. See "Relationship with U.S. Bancorp," included elsewhere in this information statement.
Tax-related restrictions on post-distribution actions	Under the tax sharing agreement to be entered into between U.S. Bancorp and us, generally we may not (1) take or fail to take any action that would cause any representations, information or covenants in the separation documents or documents relating to the opinion to be untrue, (2) take or fail to take any action that would cause the distribution to lose its tax-free status, (3) sell, issue, redeem or otherwise acquire our equity securities or equity securities of members of our group except in certain specified transactions for a period of two years following the distribution, and (4) sell or otherwise dispose of a substantial portion of our assets, liquidate, merge or consolidate with any other person for a period of two years following the distribution.
Treatment of U.S. Bancorp options and restricted stock held by our employees	Many of our employees hold U.S. Bancorp options. As of November 30, 2003, these individuals held options to purchase an aggregate of approximately 13.9 million shares of U.S. Bancorp common stock.
• U.S. Bancorp 90-day options. One group of U.S. Bancorp options held by our employees consists of U.S. Bancorp 90-day options. Since the distribution will be deemed to be a termination of employment of our employees by U.S. Bancorp, these U.S. Bancorp 90-day options generally will expire either on the distribution date or within 90 days after the distribution date. As of November 30, 2003, options to purchase approximately 8.8 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp 90-day options.
However, a portion of these U.S. Bancorp 90-day options will be vested and in-the-money prior to their expiration, and accordingly we expect that our employees will exercise these vested and in-the-money options prior to their expiration. As of November 30, 2003, options to purchase approximately 3.1 million shares of U.S. Bancorp common stock held by our employees were vested and in-the-money U.S. Bancorp 90-day options. In addition, U.S. Bancorp 90-day options held by our employees who have reached retiree status will not expire in connection with the distribution but rather will remain with U.S. Bancorp and will continue to vest in accordance with their terms as if no termination of employment had occurred as a result of the distribution. As of November 30, 2003, options to purchase approximately 1.7 million shares of U.S. Bancorp common stock were U.S. Bancorp 90-day options held by our employees who had reached retiree status.

The remainder of the U.S. Bancorp 90-day options held by our employees, which consisted of options to purchase approximately 4.0 million shares of U.S. Bancorp common stock as of November 30, 2003, are expected to expire on or within 90 days of the distribution.
• U.S. Bancorp term options. The other group of U.S. Bancorp options held by our employees are U.S. Bancorp term options. These U.S. Bancorp term options will remain with U.S. Bancorp after the distribution and will continue to vest in accordance with their terms, as provided in the applicable U.S. Bancorp stock incentive plans. As of November 30, 2003, options to purchase approximately 5.1 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp term options.
Like all other U.S. Bancorp options outstanding at the time of the distribution, all of the U.S. Bancorp options held by our employees that do not expire at the time of the distribution will be adjusted to reflect the change in the value of shares of U.S. Bancorp common stock due to the distribution. For a further discussion of the treatment of U.S. Bancorp options held by our employees, see "Management—Treatment of U.S. Bancorp Options Held by Our Employees."
In addition, a portion of our employees hold shares of U.S. Bancorp restricted stock. The total amount of U.S. Bancorp restricted stock held by our employees as of November 30, 2003 was 174,019 shares. Approximately 25,781 of these shares of U.S. Bancorp restricted stock are expected to vest prior to the distribution in accordance with their terms. Since the distribution will be deemed to be a termination of employment of our employees under the terms of the applicable U.S. Bancorp stock incentive plans, approximately 76,325 shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution will be forfeited in connection with the distribution. The remaining shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution, totaling approximately 71,913 shares, have terms that permit these shares to continue to vest in accordance with their terms after a termination of employment such as that occurring in the distribution, and these shares will, accordingly, not be forfeited as a result of the distribution. For a further discussion of the treatment of U.S. Bancorp restricted stock held by our employees, see "Management—Treatment of the U.S. Bancorp Restricted Stock Held by Our Employees."

Piper Jaffray Companies 2003 Long-Term Incentive Plan and related option and restricted stock grants	We plan to adopt an equity incentive compensation plan prior to the distribution. The maximum number of shares available for the grant of awards under this plan will be 2 million shares, which are for the purpose of granting future awards to our employees and directors. This 2 million share amount is expected to cover grants of equity awards to employees and directors over the next 12 to 15 months, with the first grant expected in connection with our annual grant of equity awards in February 2004. With respect to employees, we expect these grants to be based on performance and retention objectives in addition to any other objectives our compensation committee may consider relevant. We do not currently have any arrangements or understandings with our officers and employees regarding specific amounts of awards to be granted under our long-term incentive plan. With respect to our directors, these grants will be compensatory, as described below under "Management—Board of Directors' Compensation and Relationships." At our 2004 annual stockholders meeting, we intend to seek stockholder approval to increase the authorized share number under this plan to cover future grants beyond the next 12 to 15 months.
After the distribution, assuming that awards covering all 2 million shares available for future grant were granted immediately after the distribution, that all such awards were immediately exercisable and exercised and that no shares were used to fund any option's exercise price, our officers, directors and employees would own approximately 9 percent of the outstanding shares of our company and our other stockholders would own approximately 91 percent of our company's outstanding shares, based on our estimates as of, and assuming the distribution was completed on, November 30, 2003.
Employee Cash Awards in Connection with the Distribution	Human capital is critical to a financial services business such as our company, and the success of our company is dependent upon our ability to retain highly skilled and motivated employees who embody our Guiding Principles. To aid our employee retention efforts, we intend to grant cash awards to a broad-based group of our employees, including all of our executive officers, shortly following the distribution. These cash awards will not be part of our regular compensation program for employees. The aggregate amount of these cash awards is subject to approval by our board of directors following the distribution. However, we expect that the aggregate amount of the awards will be $47.0 million and will be comprised of three separate components as described more fully below.

Cash Awards Related to Certain Stock Option and Restricted Stock Grants
In connection with the distribution, we are particularly concerned about retaining our employees who hold U.S. Bancorp 90-day options and restricted stock and will lose value as a result of the expiration or forfeiture of these awards within 90 days following the distribution. For more details regarding the expiration of U.S. Bancorp 90-day options and restricted stock as a result of the distribution, see "Management—Treatment of U.S. Bancorp Options Held by Our Employees" and "Management—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees." We believe that granting cash awards to these employees will help us retain these employees following the distribution and also will better provide them fair and equitable treatment in connection with the expiration or forfeiture of their U.S. Bancorp 90-day options and restricted stock as a result of the distribution.
The aggregate amount of these cash awards will be $41.5 million. In determining the amount of the aggregate cash awards for this component, we and U.S. Bancorp considered several factors, including the following:
• The extent to which our employees hold U.S. Bancorp 90-day options and U.S. Bancorp restricted stock that are expected to expire or be forfeited. Employees are expected to lose the full value of these stock-based awards. The value of an option at any point in time is made up of two basic components – intrinsic value and time value. Intrinsic value is the difference between the market value of the underlying stock at the date the value is being measured and the exercise price of the option. Time value reflects the option's potential for gain over some specified future time period and takes into account possibilities about how the stock price might move and the length of time the option will be outstanding. A significant portion of the value of an option is derived from the potential for appreciation in the market value of the underlying stock. The amount available for cash awards for this component considers only the value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.

• The extent to which our employees hold vested in-the-money U.S. Bancorp 90-day options that are expected to be exercised by employees prior to the expiration of these U.S. Bancorp 90-day options within 90 days after the distribution and the time value associated with these U.S. Bancorp 90-day options that will be lost by our employees. Much of the value of a stock option is derived from the potential for appreciation in the market value of the underlying stock. When an option holder exercises an option prior to the end of its contractual term, the intrinsic value of the option as of the exercise date is realized and the remaining time value of the option as of that exercise date is foregone. The amount available for cash awards for this component considers only the time value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.
• Transactions involving investment banking firms often use a stock-based or deferred cash bonus program to retain key employees.
• We will not grant new stock-based awards to replace the forfeited or expired U.S. Bancorp awards held by our employees.
We and U.S. Bancorp believe that the contractual value of these U.S. Bancorp awards that are expected to expire, be forfeited or for which time value will not be able to be retained by our employees is approximately $49.8 million. This amount was determined utilizing a Black-Scholes pricing model and pricing assumptions that include the options' exercise prices as outlined in the individual option agreements, a price per share of U.S. Bancorp common stock of $27.71 (the closing price on the most recent trading day prior to November 30, 2003), a term of the options equal to the remaining contractual life of the existing options, stock volatility based on historical U.S. Bancorp trading volatility applicable to the remaining contractual term utilized, and an estimated dividend yield on U.S. Bancorp shares of 3.0 percent. Our view of the contractual value of these U.S. Bancorp awards that are expected to expire or be forfeited by our employees as a result of the distribution is different from, and is not intended to be equal to, the estimated fair value of the U.S. Bancorp awards that would be required to be determined in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," had these awards been modified and replaced in connection with the distribution. Under SFAS 123, the remaining value of these options would be based on the remaining expected life of the options (that is, the original expected life of the options established at the date of original grant less the amount of time that has elapsed to date) whereas the contractual value of these options would be based on the remaining contractual life of the options (that is, the remaining contractual life of the options at the date of the distribution). As a result, the value of these options determined using the remaining expected life is significantly less than the value of these options to our employees determined using the remaining contractual life of these options, since in all cases the remaining expected life is shorter than the remaining contractual life. In addition, in some cases the remaining expected life of the options may be zero when in fact the employee still holds the option. As a result, in the context of assessing the value of the awards that our employees will lose in connection with the distribution, we and U.S. Bancorp believe that the $49.8 million estimated remaining contractual value of the options as determined above is a more appropriate reflection of the economic value of the awards, as it considers that the outstanding awards still have value even though the original expected life of the options, as determined as of the original grant date, may have significantly or completely elapsed.

The $41.5 million available for cash awards in this component will be allocated to employees who have lost, or are expected to lose, value as a result of the expiration or forfeiture, in connection with the distribution, of U.S. Bancorp 90-day options and restricted stock as well as the time value associated with vested in-the-money 90-day options that are expected to be exercised by employees prior to the expiration of these options within 90 days after the distribution. The allocation will be based on only the value of those stock-based awards that were granted under plans that authorize such stock-based awards to be converted into cash in connection with the distribution. The cash awards will largely reflect the value lost by the employee under those plans. However, management has discretion to adjust the amount of the award based on the quality of the employee's historical performance, the role of the employee as it relates to the future success of our business, and whether the employee lost value by exercising U.S. Bancorp 90-day options or U.S. Bancorp term options at a time when we had proposed a plan to replace those options with options to purchase our common stock, which plan subsequently has been eliminated.
We expect that all of our executive officers will receive these awards, subject to approval by the compensation committee of our board of directors following the distribution. The maximum award that may be paid to named executive officers from the $41.5 million pool is, for Mr. Duff, $4,663,000; for Mr. Grangaard, $277,000; for Mr. Nordstrand, $27,000; for Mr. Piper, $162,000; for Mr. Schnettler, $250,000; and, for all executive officers as a group (10 persons), $7,964,000. We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will be paid 50 percent of the award in cash within 120 days following the distribution, and the remainder of each award will be paid out in cash on each of the first four anniversaries of the initial payment date, subject to the conditions described below.

Discretionary Cash Awards
Another $3.0 million of the $47.0 million will be used to grant cash awards to employees who work in corporate support functions, including such functions as legal, compliance, technology, operations and finance, and who are rated grades 14 and above pursuant to our grading system for employees. A grade level represents a range of knowledge, skills and responsibilities that are sufficiently similar to warrant a common range of annual compensation. The $3.0 million will be allocated to these employees on a discretionary basis, taking into consideration the single factor of our assessment of the importance of the employee to the future success of our business. To allocate these awards we will establish a target award amount for each grade level. All support function employees rated grades 14 and above are eligible to receive a cash award, and management will have discretion to select the employees within each grade level to whom they will grant cash awards, based on the importance of the employee to the future success of our business.
Our executive officers who manage these corporate support functions, and are themselves graded employees, will be eligible for these awards, subject to approval by our compensation committee. The maximum award that may be paid to these executive officers from the $3.0 million pool is, for Mr. Duff, $500,000, for Mr. Piper, $0, and, for each of the other executive officers who manages these corporate support functions, an individual award of $150,000. The maximum discretionary award to Mr. Duff, which was set by U.S. Bancorp, recognizes the significant role he has as our chairman and chief executive officer and considers the potential contribution he can make to the future success of our business. Mr. Piper will not receive a discretionary cash award as an employment arrangement has recently been established with him in connection with the distribution. See "Management—Employment Arrangement with Addison L. Piper." We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will receive 25 percent of the award within 120 days of the distribution and 25 percent on each of the next three anniversary dates of the initial payment, subject to the conditions described below.

Uniform Cash Awards
The remaining $2.5 million will be allocated among employees across our company who are rated grades 13 and below. Each employee in this group will receive a cash award, which will be $2,600 for exempt employees and $1,700 for non-exempt employees. Non-exempt employees are employees who are paid on an hourly basis. Exempt employees are employees who are paid on a salaried basis. We expect that the final award allocations for these employees will be determined within 30 days following the distribution. These employees will be paid 100 percent of their cash awards in a single payment within 120 days of the distribution.
Other Award-Related Information
Based on these payment schedules, we expect, in the aggregate, approximately $24.0 million to be paid out in cash within 120 days following the distribution, and the remaining $23.0 million to be paid out over the next four years. For retention purposes, under all of these cash awards, employees generally must be employed by us for the full calendar year preceding and continuing through each payment date in order to receive the award amount payable on that date. The awards will also be paid to the employees in accordance with the payment schedules described above, regardless of their continued employment, in the event of the applicable employee's death or disability, if the employee is retirement-eligible or if the employee's employment is terminated by us other than for cause during the 24-month period following a change in control of our company.
Because these employee cash awards will reduce our regulatory capital as compensation expense is recognized, U.S. Bancorp intends to make a $23.5 million capital contribution to our company in the separation.
Assuming the cash awards are allocated based on the maximum award, the aggregate amount that may be paid to our executive officers will be capped at $9.06 million, or 19 percent of the $47.0 million available for these awards. Of the $47.0 million, we expect to pay out to our employees excluding executive officers an aggregate amount of approximately $37.94 million, or 81 percent of the total amount available for these cash awards. The amounts of individual awards granted to our executive officers and the payout provisions applicable to such awards are subject to approval by our compensation committee following the distribution.
Stockholder inquiries	If you have any questions relating to the distribution, you should contact U.S. Bancorp Investor Relations at 1-866-775-9668.

Summary Combined Financial Data

        The following table presents our summary historical combined financial data for the periods and dates indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes to those statements included elsewhere in this information statement. The summary combined statements of operations for the years ended December 31, 2002, 2001 and 2000, and the other financial data as of December 31, 2002 and 2001, are derived from our audited combined financial statements, included elsewhere in this information statement. The summary combined statements of operations for the nine months ended September 30, 2003 and 2002, and the other financial data as of September 30, 2003, are derived from our unaudited combined financial statements included elsewhere in this information statement and are prepared on the same basis as the audited combined financial statements including all material adjustments that we believe are necessary to present fairly in all material respects our combined results of operations for the interim periods presented. The summary combined statements of operations for the years ended December 31, 1999 and 1998, and the other financial data as of September 30, 2002, December 31, 2000, 1999 and 1998, are derived from our unaudited combined financial statements that are not included in this information statement and are prepared on the same basis as the audited combined financial statements. U.S. Bancorp has operated the businesses it will transfer to us in the separation as internal units of U.S. Bancorp through various subsidiaries and divisions that generally have been operating substantially independent from U.S. Bancorp's other subsidiaries and divisions. Our combined financial statements have been carved out from the consolidated financial statements of U.S. Bancorp by taking the historical results of operations and historical basis of the assets and liabilities of these transferred subsidiaries and divisions. Substantially all of the revenue and expenses included in our combined financial statements represent revenue generated and expenses incurred directly by these subsidiaries and divisions being transferred to us.

        Our historical combined financial information does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many significant changes that will occur in the operations and funding of our company as a result of our separation and distribution from U.S. Bancorp, including changes in insurance coverage, changes in tax structure, potential increased costs associated with reduced economies of scale and other increased costs associated with being a publicly traded, stand-alone entity. For further discussion of the reasons for this, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Basis of Presentation." The historical combined statement of financial condition data set forth below reflects the assets and liabilities that were or are expected to be transferred to our company in accordance with the separation and distribution agreement.

Piper Jaffray Companies
Summary Combined Financial Data

	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in Thousands)	2003	2002	2002	2001	2000	1999	1998
Revenue
Commissions and fees	$189,139	$209,780	$275,682	$302,289	$374,611	$337,171	$272,771
Profits on principal transactions	164,466	132,140	181,268	186,699	232,426	183,942	162,858
Investment banking	170,749	156,209	203,511	247,949	342,104	224,778	145,841
Interest	33,664	46,076	59,685	95,436	144,308	71,369	61,881
Other income	41,893	33,676	43,221	47,615	53,006	43,993	28,883

Total revenue	599,911	577,881	763,367	879,988	1,146,455	861,253	672,234
Interest expense	14,979	28,136	34,315	79,216	128,177	61,129	43,026

Net revenue	584,932	549,745	729,052	800,772	1,018,278	800,124	629,208
Non-interest expense
Compensation and benefits	365,431	344,503	449,329	513,623	662,592	516,431	425,970
Regulatory settlement	—	—	32,500	—	—	—	—
Amortization of acquisition-related compensation and goodwill	—	—	—	17,641	30,108	33,554	25,142
Merger and restructuring	—	1,490	7,976	65,697	8,889	8,316	3,049
Royalty fee	3,107	5,664	7,482	55,753	47,750	—	—
Other non-compensation and benefits	169,436	161,618	225,804	220,863	228,663	185,666	158,459

Income (loss) before income taxes	46,958	36,470	5,961	(72,805)	40,276	56,157	16,588
Income taxes (benefit)	17,613	13,139	5,855	(22,754)	19,568	24,981	9,007

Net income (loss)	$29,345	$23,331	$106	$(50,051)	$20,708	$31,176	$7,581

Other data
Total assets	$2,559,229	$2,095,626	$2,050,840	$2,745,536	$2,741,667	$2,609,407	$2,273,729
Long-term debt	$215,000	$195,000	$215,000	$475,000	$475,000	$375,000	$300,000
Invested capital	$634,402	$644,577	$609,857	$378,724	$362,331	$352,023	$323,791
Total employees	2,994	3,285	3,227	3,255	3,845	3,443	3,381
Total Private Client Services offices	98	106	103	107	112	107	101

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this information statement. Some of the following risks relate to establishing our company as separate and independent from U.S. Bancorp. Other risks relate to our business. Finally, we describe risks relating to the securities markets and ownership of our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risk. However, the risks and uncertainties our company faces are not limited to those described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

        If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risk Factors Relating to Establishing Our Company as Independent from U.S. Bancorp

Our historical and pro forma financial results as a part of U.S. Bancorp may not reflect what our results would have been as a separate, stand-alone entity.

        The historical and pro forma financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented. This is primarily a result of the following two factors:

  •
  since we did not operate, and U.S. Bancorp did not account for us, as a separate, stand-alone entity for the historical periods presented, we made adjustments and allocations in preparing our financial statements, including in respect of the costs and expenses of various general and administrative services provided by U.S. Bancorp to our business, and the assumptions underlying those adjustments and allocations may not prove to be accurate, and

  •
  our financial information does not reflect certain changes and increased costs that will occur in our cost structure, funding and operations due to our separation from U.S. Bancorp, including changes in technology support, changes in tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone entity.

        Accordingly, to the extent that our historical and pro forma financial information is not reflective of what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented, that historical and pro forma financial information will not be a reliable indicator of what our company's results of operations, financial condition and cash flows will be in the future.

After the separation, we may experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with U.S. Bancorp.

        Being a part of U.S. Bancorp, with its size and purchasing power, has benefited our business in connection with the procurement of insurance, employee benefits and other services for our business. We do not expect to be able to obtain insurance coverage with such favorable terms as those we currently have. Following the distribution, we will be a smaller and more focused company, and there is no guarantee that we will have access to technological, administrative, financial, insurance and other resources that are comparable to, or on as favorable terms and prices as, those available to us as a part of U.S. Bancorp prior to the distribution. For example, U.S. Bancorp's insurance policies provide our business with insurance coverage on favorable terms, due to the size and consolidated purchasing power of U.S. Bancorp. We do not currently know the full extent of these increased costs, but they could adversely impact our results of operations.

After the distribution, we will compete with U.S. Bancorp with respect to clients we both serviced prior to the distribution and may not be able to retain these clients.

        Since U.S. Bancorp acquired our predecessor company in 1998, we generally operated independently of U.S. Bancorp's other operations in respect of client services. For example, a client of U.S. Bancorp would not be entitled to receive our services unless he or she also opened an account with us, and vice versa. Accordingly, we do not expect our clients to experience any significant disruption in services as a result of the separation and distribution. However, we were able to marginally increase our client base by reason of our affiliation with U.S. Bancorp. Moreover, both U.S. Bancorp and we will provide services to private individuals and to corporate clients in the middle market sales fixed income area after the distribution, and we both will compete for clients and business in this area and possibly others. We cannot assure you that the clients we gained as a result of being affiliated with U.S. Bancorp or our private individuals and corporate clients in the middle market sales fixed income area will not move some or all of their existing business from us to U.S. Bancorp or another third party. Loss of a significant portion of these clients will negatively impact our results of operations.

The continued ownership of U.S. Bancorp common stock and options by our executive officers and some of our directors will create, or will appear to create, conflicts of interest.

        Because of their current or former positions with U.S. Bancorp, substantially all of our executive officers, including our Chairman and Chief Executive Officer and our Vice Chairman, and some of our directors own U.S. Bancorp common stock and options to purchase U.S. Bancorp common stock. While these holdings in the aggregate are insubstantial in relation to U.S. Bancorp as they currently represent, and are expected after the distribution to represent, less than 1 percent of U.S. Bancorp's outstanding common stock, the individual holdings of U.S. Bancorp stock and options that will remain with U.S. Bancorp after the distribution may be significant for some of these persons compared to that person's total assets. Even though our board of directors will consist of a majority of directors who are independent from both U.S. Bancorp and our company and our executive officers who are currently employees of U.S. Bancorp will cease to be employees of U.S. Bancorp upon consummation of the distribution, ownership of U.S. Bancorp common stock and U.S. Bancorp options by our directors and officers after the separation will create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could have different implications for U.S. Bancorp than they do for us. For example, our officers and directors who hold U.S. Bancorp stock may appear to have a conflict of interest in the event that we advise a company in connection with a restructuring of its debt obligations where U.S. Bancorp is a significant creditor or in the event that we enter into financing arrangements with U.S. Bancorp.

We are agreeing to certain restrictions to preserve the tax treatment of the distribution, which will reduce our strategic and operating flexibility.

        U.S. Bancorp intends to obtain an opinion from Wachtell, Lipton, Rosen & Katz, its special counsel, to the effect that the distribution will qualify as a transaction that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. Current tax law generally creates a presumption that the distribution would be taxable to U.S. Bancorp but not to its stockholders if we engage in, or enter into an agreement to engage in, a transaction that would result in a 50 percent or greater change by vote or by value in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the distribution.

Temporary U.S. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a distribution are part of a plan is determined based on all of the facts and circumstances, including but not limited to those specific factors listed in the regulations. In addition, the regulations provide several "safe harbors" for acquisition transactions that are not considered to be part of a plan.

        Under the tax sharing agreement to be entered into between U.S. Bancorp and us, generally we may not (1) take or fail to take any action that would cause any representations, information or covenants in the separation documents or documents relating to the opinion to be untrue, (2) take or fail to take any action that would cause the distribution to lose its tax-free status, (3) sell, issue, redeem or otherwise acquire our equity securities or equity securities of members of our group except in certain specified transactions for a period of two years following the distribution, and (4) sell or otherwise dispose of a substantial portion of our assets, liquidate, merge or consolidate with any other person for a period of two years following the distribution. During that two-year period, we may take certain actions prohibited by these covenants if we provide U.S. Bancorp with an Internal Revenue Service ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the separation and distribution. During the two-year period, these restrictions could substantially limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, raise money by selling assets or enter into business combination transactions.

We are agreeing to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the distribution to fail to qualify as a tax-free transaction.

        We are agreeing to indemnify U.S. Bancorp for any taxes and related losses (including any applicable interest and penalties, all related accounting, legal and other professional fees, all related court costs and all costs, expenses and damages associated with related stockholder litigation or controversies and any amount paid in respect of the liability of stockholders) resulting from (1) any act or failure to act described in the covenants above, (2) any acquisition of equity securities or assets of Piper Jaffray or any member of its group, and (3) any breach by Piper Jaffray or any member of its group of certain of our representations in the separation documents between U.S. Bancorp and us or documents relating to the opinion notwithstanding the receipt of an Internal Revenue Service ruling or an unqualified opinion of counsel. The amount of any indemnification payments could be substantial. The amount of U.S. Bancorp's taxes for which we are agreeing to indemnify U.S. Bancorp will be based on the excess of the aggregate fair market value of our stock over U.S. Bancorp's tax basis in our stock. Depending on the aggregate fair market value of our stock at the date of distribution, we currently estimate that, in the event that this indemnification obligation is triggered, the indemnification amount could range from $0 to $75 million. This estimate excludes any related losses, including but not limited to applicable interest and penalties and other related losses, as more fully described above.

If the distribution does not qualify as a tax-free distribution at the stockholder level, you will be taxed on your receipt of our stock.

        The Internal Revenue Service could determine our separation and distribution to be taxable despite our receipt of an unqualified opinion of counsel. In addition, certain future events that may or may not be within the control of U.S. Bancorp or Piper Jaffray, including certain extraordinary purchases of U.S. Bancorp common stock or our common stock, could cause the distribution not to qualify as tax-free. If the distribution does not qualify as a tax-free distribution at the stockholder level, you will be taxed on the full value of our shares that you receive (without reduction for any portion of your basis in your U.S. Bancorp shares) as a dividend for U.S. federal income tax purposes and possibly for purposes of state and local tax law to the extent of your pro rata share of U.S. Bancorp's current and accumulated earnings and profits (including U.S. Bancorp's taxable gain on the distribution). Under current law, assuming certain holding period requirements are met, individual citizens or residents of the United States are subject to U.S. federal income tax on dividends at a maximum rate of 15 percent. Amounts in excess of your pro rata shares of U.S. Bancorp's current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your U.S. Bancorp common stock and thereafter as capital gain, assuming you hold your U.S. Bancorp common stock as a capital asset. Under current law, individual citizens or residents of the United States are subject to U.S. federal income tax on long-term capital gains (i.e., capital gains on assets held for more than one year) at a maximum rate of 15 percent.

The separation and distribution agreement to be entered into between U.S. Bancorp and us contains cross-indemnification obligations of U.S. Bancorp and us that either party may not be able to satisfy.

        The separation and distribution agreement provides, among other things, that we will generally indemnify U.S. Bancorp, among other things, against claims relating to or arising out of our business before and after the distribution and any losses suffered by U.S. Bancorp from our breach of the separation and distribution agreement. In addition, U.S. Bancorp has agreed to indemnify us in an amount up to $17.5 million for losses resulting from third-party claims relating to research analyst independence and certain exercises of U.S. Bancorp options in connection with the distribution and from regulatory investigations regarding the allocation of IPO shares to directors and officers of existing or potential investment banking clients, mutual fund practices known as late trading or market timing and mutual fund marketing and compensation arrangements. Accordingly, except for that limited indemnity by U.S. Bancorp, we will be responsible for actions of our business prior to the distribution, including in respect of discontinued or disposed of operations of our business. Similarly, U.S. Bancorp has agreed to indemnify us, among other things, against claims relating to or arising out of the businesses retained by U.S. Bancorp, and any losses suffered by us arising from its breach of the separation and distribution agreement.

        The ability of either U.S. Bancorp or us to collect under these indemnity provisions depends on the financial position of the indemnifying party. For example, persons may seek to hold us responsible for liabilities of the businesses retained by U.S. Bancorp. Although U.S. Bancorp has agreed to indemnify us for these liabilities under the separation and distribution agreement, if these liabilities are significant and we are held liable for them, we cannot assure you that we will be able to recover the full amount of those losses from U.S. Bancorp should it be financially unable to perform under its indemnification obligations.

Risk Factors Relating to Our Business

Developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability.

        As we are a securities firm, conditions in the financial markets and the economy generally have a direct and material impact on our results of operations and financial condition. For example, our investment banking revenue, in the form of underwriting discounts and financial advisory fees, is directly related to the volume and value of the transactions in which we are involved. Uncertain or unfavorable market or economic conditions, such as those that currently exist, adversely affect our business. In such an environment, the volume and size of capital-raising transactions and acquisitions and dispositions typically decrease, thereby reducing the demand for our investment banking services and increasing price competition among financial services companies seeking such engagements. Additionally, our Capital Markets business focuses primarily on the consumer, financial institutions, health care and technology industries. Such industries may experience a downturn independently of general economic and market conditions, or may face market conditions that are disproportionately worse than those impacting the economy and markets generally, which may adversely affect our business. In addition, a downturn in the financial markets may result in a decline in the volume and value of trading transactions and, therefore, to a decline in the revenue we receive from commissions on the execution of trading transactions and, in respect of our market-making activities, a reduction in the value of our trading positions and commissions and spreads.

        Furthermore, recent financial bankruptcies and restatements at multiple public companies have called into question the integrity of the capital markets in general. In our experience, these scandals and related governmental initiatives, such as the Sarbanes-Oxley Act of 2002 and the corporate governance rules and rule proposals issued by the Securities and Exchange Commission, the New York Stock Exchange, Inc. and the National Association of Securities Dealers, have diverted the attention of management of many clients away from capital markets transactions, such as mergers and acquisitions and securities offerings.

        Our Private Client Services revenue generated from commissions and fees and net interest on margin loan balances may decline if a market downturn results in decreased transactions or a decrease in assets under management. In addition, many of our Private Client Services clients are, and have historically been, concentrated in the midwestern states of the United States and, to a lesser extent, the mountain and western states. Accordingly, our Private Client Services revenue is derived primarily from our individual investor clients in these regions. Because of this concentration, a significant downturn in the economy in any of these regions independent of general economic and market conditions could materially and adversely affect our overall Private Client Services business.

        Our profitability may be adversely affected by our fixed costs and the possibility that we will be unable to scale back other costs in a time frame to match any decreases in revenue relating to changes in market and economic conditions. It is unclear how long the current challenging environment will last, but as long as it persists, it will continue to have a negative impact on our overall business.

We may not be able to compete successfully with other companies in the financial services industry.

        The financial services industry is extremely competitive and our overall business will be adversely affected if we are unable to compete successfully. We compete generally on the basis of such factors as quality of advice and service, reputation, price, product selection and financial resources. In recent years, we have experienced significant price competition in areas of our business including pressure on debt underwriting discounts, as well as trading spreads and commissions. We believe that price competition in these and other areas will continue as some of our competitors seek to obtain market share by reducing fees, commissions or spreads. Many of these competitors are larger than our company, have greater financial resources and may be more willing to engage in lending activities to businesses in connection with the provision of financial advisory services.

        Moreover, the decline in the volume and value of capital-raising transactions and acquisitions and dispositions over the last few years has increased competition for investment banking engagements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Environment." Further, consolidation in the financial services industry fostered in part by changes in the regulatory framework in the U.S. has also increased competition, bolstering the capital base and geographic reach of some of our competitors. Examples of such consolidation in recent years include HSBC Holdings plc's acquisition of Household International, Inc. in 2002, Royal Bank of Canada's acquisition of Tucker Anthony Sutro in 2001, First Union Corporation's merger with Wachovia Corporation in 2001 and Chase Manhattan Corporation's acquisition of Hambrecht & Quist Group in 1999. Finally, the emergence of alternative trading systems via the Internet and other mediums through which securities and futures transactions are effected has increased competition. It appears that this trend toward using alternative trading systems is continuing to grow, which may adversely affect our commission and trading revenue, reduce our participation in the trading markets and our ability to access market information and result in the creation of new and stronger competitors.

        We also face intense competition for qualified employees from businesses in the financial services industry. The performance of our business is highly dependent upon our ability to attract, retain and motivate highly-skilled, talented employees. For example, the primary sources of revenue in our Private Client Services business are commissions and fees earned on customer accounts managed by our financial advisors, who are regularly recruited by other firms and are able to change firms and take their client relationships with them. We have found that the market downturn and speculation regarding our future have increased competition for our Private Client Services financial advisors, and we have recently experienced some attrition. Particularly, given the relatively small size of both our company and our employee base compared to some of our competitors and the geographic locations in which we operate, the performance of our business may be adversely affected to the extent we are unable to attract, retain and motivate our employees effectively.

Our underwriting and market-making activities may place our capital at risk.

        We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the anticipated price levels. In addition, as an underwriter, we are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings we underwrite. As a market maker, we may own large positions in specific securities. These undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

An inability to readily divest or transfer trading positions may result in financial losses to our business.

        Timely divestiture or transfer of our trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer in highly specialized or structured transactions to which we may be a party and changes in industry and government regulations. Our reliance on timely divestiture or transfer increases our vulnerability to price fluctuations, since we may be forced to remain in a position longer than we anticipated if, for example, trading volume in that security declines due to significant company specific, market or geo-political events. For a discussion of how we manage market risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Market Risk," included elsewhere in this information statement.

Use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure.

        Our Capital Markets business may use futures, options and swaps to hedge inventory. We do not use derivative instruments for speculative purposes. Our fixed income area manages a portfolio of interest rate swaps that hedge the residual cash flows resulting from a tender option bond program. See Note 16 to our audited combined financial statements, included elsewhere in this information statement, for further information on the tender option bond program. Our fixed income area also provides swaps and other interest rate hedging products to institutional investors. Derivative products provided to customers are hedged. However, there are risks inherent in our use of these products, including counterparty exposure and termination risk. Counterparty exposure refers to the risk that the amount of collateral in our possession on any given day may not be sufficient to fully cover the current value of the swaps if a counterparty were to suddenly default. This risk exists despite the fact that all of our swaps are collateralized. Termination risk refers to risks associated with swaps used in connection with the tender option bond program, where changes in the value of the swaps may not mirror changes in the value of the cash flows they are hedging. It is possible that losses may occur from our current exposure to derivative and interest rate hedging products and expected increasing use of these products in the future.

        We continue to refine our risk management techniques, strategies and assessment methods on an ongoing basis. However, our risk management techniques and strategies may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk, including risks that we fail to identify or anticipate. Some of our strategies for managing risk are based upon our use of observed historical market behavior. We apply statistical and other tools to these observations to quantify our risk exposure. Any failures in our risk management techniques and strategies to accurately quantify our risk exposure could limit our ability to manage risks. In addition, any risk management failures could cause our losses to be significantly greater than the historical measures indicate. Further, our quantified modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Management," included elsewhere in this information statement, for a more detailed discussion of the policies, procedures and methods we use to identify, monitor and manage our risks.

An inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition.

        Ready access to funds is essential to our business. We will be responsible for our own financing, and in the future we may need to incur debt or issue equity in order to fund our working capital requirements, as well as to make acquisitions and other investments. In addition to maintaining a cash position, we rely on bank financing as well as other funding sources such as the repurchase and securities lending markets for funds. We are currently in the process of arranging our financing in connection with the separation. While we believe the terms we have received to date are comparable to those we received from U.S. Bancorp, we cannot assure you that debt or equity financing will be available to us on similar or as favorable terms as those available to us when we were a part of U.S. Bancorp. Moreover, our access to funding sources could be hindered by many factors. Those factors that are specific to our business include the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses or if the level of our business activity decreased due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities took significant action against us, or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity.

Our data processing, financial and accounting systems are critical components of our operations and failure of those systems may disrupt our business, cause financial loss and constrain our growth.

        We typically transact thousands of securities trades on a daily basis across multiple markets. Our data processing, financial and accounting systems are essential to this task. A system malfunction impeding the processing of our clients' transactions could result in financial loss, liability to clients, regulatory intervention and constraints on our ability to grow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Operational Risk," included elsewhere in this information statement, for a discussion of how we mitigate and control this operational risk. We outsource a substantial portion of our critical data processing activities, including trade processing and back office data processing. For example, we have entered into contracts with Thomson Financial, Inc. pursuant to which Thomson Financial handles our trade and back office processing, and Unisys Corporation, pursuant to which Unisys supports our data center and network management technology needs. We also contract with other third parties for our market data services, which constantly broadcast news, quotes, analytics and other relevant information to our employees. We contract with other vendors to produce and mail our customer statements. In the event that any of these service providers fails to adequately perform such services or that the relationship between that service provider and us is terminated, we may experience a significant disruption in our operations, including our ability to timely and accurately process our clients' transactions or maintain complete and accurate records of those transactions.

Our business is subject to extensive regulation which limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company.

        As a participant in the financial services industry, we are subject to complex and extensive regulation of many aspects of our business by U.S. federal and state regulatory agencies, securities exchanges and other self-regulatory organizations and by foreign governmental agencies, regulatory bodies and securities exchanges. Generally, the requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. These requirements are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, through net capital, customer protection and market conduct requirements and restrictions on the businesses in which we may operate or invest. Compliance with many of these regulations entails a number of risks, particularly in areas where applicable regulations may be unclear. In addition, regulatory authorities in all jurisdictions in which we conduct business may intervene in our business and we and our employees could be prohibited from engaging in some of our business activities, fined or otherwise disciplined for violations.

        With the integrity of the financial markets being called into question, the current environment poses heightened risk of regulatory action, which could adversely affect our ability to conduct our business or could result in fines or reputational damage to our company. For example, regulatory authorities have recently focused intense scrutiny on research analysts' interaction with investment banking departments at securities firms. This scrutiny has led to increased restrictions on the interaction between research analysts and investment banking departments at securities firms. In addition, we and several other securities firms have reached settlement agreements with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into equity research and its relationship to investment banking. Certain of these restrictions could adversely impact our businesses, at least in the short-term. This issue and others that face the financial services industry are complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with them.

        Moreover, new laws or regulations or changes in the interpretation or enforcement of existing laws or regulations may also adversely affect our business. For example, the Sarbanes-Oxley Act and the rules and rule proposals, if adopted, by the SEC, the NYSE and the NASD necessitate significant changes to corporate governance and public disclosure. These provisions generally apply to companies with securities listed on U.S. securities exchanges and some provisions apply to non-U.S. issuers with securities traded on U.S. securities exchanges. To the extent that private companies forgo initial public offerings, non-U.S. issuers decline to list their securities in the United States or undertake merger or acquisition transactions, in order to avoid being listed in the United States and subject to these regulations, or companies fail to undertake merger or acquisition transactions due to such provisions, our business may be adversely affected.

Regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations.

        We are subject to the SEC's uniform net capital rule, Rule 15c3-1 and the net capital rule of the NYSE, which may limit our ability to make withdrawals of capital from Piper Jaffray & Co., our broker dealer subsidiary. The uniform net capital rule sets the minimum level of net capital a broker dealer must maintain and also requires that a portion of its assets be relatively liquid. The NYSE may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. Our London-based broker dealer subsidiary is also subject to similar limitations under United Kingdom laws. As Piper Jaffray Companies is a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund dividend payments, if any, and to fund all payments on our obligations, including any debt obligations. These regulatory restrictions may impede access to funds that Piper Jaffray Companies needs to make payments on obligations, including debt obligations, or dividend payments. In addition, underwriting commitments require a charge against net capital and, accordingly, our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the applicable net capital regulations. Piper Jaffray & Co. will also be subject to certain notification requirements related to withdrawals of excess net capital. See "Our Business—Regulation," included elsewhere in this information statement.

Our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward.

        We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms are increasing. These risks include potential liability under securities laws and regulations in connection with our investment banking and other corporate finance transactions. Further, companies in our industry are increasingly exposed to claims for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. Our experience has been that adversarial proceedings against financial services firms typically increase in a market downturn. We are also subject to claims from disputes with our employees and our former employees under various circumstances. In addition, legal or regulatory matters involving our directors, officers or employees in their individual capacities may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law. In addition, like other financial services companies, we may face the possibility of employee fraud or misconduct. The precautions we take to prevent and detect this activity may not be effective in all cases and we cannot assure you that we will be able to deter or prevent fraud or misconduct. Exposures from and expenses incurred related to any of the foregoing actions or proceedings could have a negative impact on our results of operations, financial condition and credit rating. For further information regarding pending legal proceedings, see "Our Business—Legal Proceedings," included elsewhere in this information statement.

We may suffer losses if our reputation is harmed.

        Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail to deal, or appear to fail to deal, with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines and penalties.

From the time after completion of the distribution, we expect to grant stock-based awards to our directors, officers and employees, which upon vesting and/or exercise, as applicable, will dilute the holdings of our other stockholders.

        We expect that from time to time after the distribution we will grant stock-based awards in our company with the first grant expected in connection with our annual grant of equity awards in February 2004. There are currently 2 million shares of our common stock authorized for grant under our long-term incentive plan. Assuming that all of these awards were granted immediately after the distribution, that all such awards were immediately exercisable and exercised and that no shares were used by employees to fund the purchase of our common stock, our officers, directors and employees would own approximately 9 percent of our outstanding common stock immediately after the distribution, based on our estimates as of, and assuming the distribution was completed on, November 30, 2003.

Risk Factors Relating to Securities Markets

Since U.S. Bancorp acquired our company in May 1998, there has not been a market for our common stock, and once our common stock begins trading, the market price of our shares may fluctuate widely.

        There has been no public market for our common stock since May 1998, when U.S. Bancorp acquired our predecessor company. On                  , 2003, in connection with the declaration by U.S. Bancorp of the record date for the distribution, our common stock began trading publicly on a "when issued" basis. We have not set an initial price for our common stock. The price for our common stock will be established by the public markets.

        We cannot predict the prices at which our common stock may trade after the distribution. Indeed, the combined market prices of our common stock and U.S. Bancorp common stock after the distribution may not equal or exceed the market value of U.S. Bancorp common stock immediately before the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

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  changes in expectations as to our future financial performance and the future performance of the financial services industry in general, including financial estimates and recommendations by securities analysts,

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  the potential that our business profile may not fit the investment objectives of U.S. Bancorp stockholders, causing them to sell our shares after the distribution as described below,

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  differences between our actual financial and operating results and those expected by investors and analysts,

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  strategic moves by us or our competitors, such as acquisitions or restructurings,

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  changes in the regulatory framework of the financial services industry and regulatory action, and

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  changes in general economic or market conditions.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Substantial sales of common stock may occur in connection with this distribution, which could cause our stock price to decline.

        The shares of our common stock that U.S. Bancorp distributes to its stockholders generally may be sold immediately in the public market. We believe it is probable that some U.S. Bancorp stockholders will sell our common stock received in the distribution, for reasons such as our business profile or market capitalization as an independent company not fitting their investment objectives. Moreover, index funds tied to the Standard & Poor's 500 Index, the Russell 1000 Index and other indices hold shares of U.S. Bancorp common stock. As our common stock will not be included in all of these indices, these index funds will likely be required to sell the shares of our common stock that they receive in the distribution. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

Provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock. We expect to adopt a rights agreement in connection with the distribution, which would impose a significant penalty on any person or group that acquires 15 percent or more of our outstanding common stock without the approval of our board of directors. We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this information statement, including the sections entitled "Summary," "Risk Factors," "The Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business," that are based on our management's current views and assumptions regarding future events, future business conditions and the outlook for us based on currently available information. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, achievements, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from or effects of our distribution from U.S. Bancorp, effects of competition and effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "forecast," "project," "predict," "potential," "is confident that," "will likely result," "continue," "may," "will," "should" or similar expressions or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in, or implied by, these forward-looking statements. For example, the risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time. We wish to caution readers not to rely on any of these forward-looking statements, which speak only as of the date made. We do not have any intention or obligation to update forward-looking statements after the date of this information statement.

THE DISTRIBUTION

Background of the Distribution

        U.S. Bancorp has informed us of the following with respect to the background of the distribution. On May 1, 1998, U.S. Bancorp acquired Piper Jaffray Companies Inc. to expand its asset management business, offer investment banking services, and enhance institutional and retail brokerage services to its customers. Piper Jaffray Companies Inc. was acquired for approximately $738 million and renamed U.S. Bancorp Piper Jaffray Companies Inc. Since 1998, certain components of U.S. Bancorp Piper Jaffray Companies Inc., primarily the asset management business, were integrated with other business lines of U.S. Bancorp. During this timeframe, the business activities of U.S. Bancorp Piper Jaffray Companies Inc. became the primary component of U.S. Bancorp's capital market business segment, focusing on investment banking and brokerage business and offering equity and fixed income financial advisory, capital-raising and trading execution services. Currently, these activities represent the core of our business.

        Since the acquisition of Piper Jaffray Companies Inc. by U.S. Bancorp in 1998, the strategic focus of U.S. Bancorp has changed. The merger of U.S. Bancorp and Firstar Corporation was completed in 2001, and since then U.S. Bancorp's management has focused on developing its retail and commercial banking, fiduciary and asset management services and payment processing business activities operations and on minimizing risks and related volatility of results of operations resulting from changes in the capital markets. Subsequent to the merger, our management raised with U.S. Bancorp the possibility of pursuing a management-led buyout of our business. U.S. Bancorp determined not to pursue this possible transaction due to risks and uncertainties associated with the ability to execute this approach such as the availability of financing, and because our management did not make a firm offer. After completing its integration activities, in the fourth quarter of 2002, U.S. Bancorp began exploring strategic alternatives with respect to its capital markets business, including a possible sale of the business, or a portion of the business, to a third party, an initial public offering, establishing a tracking stock and a tax-free distribution to existing stockholders. In January 2003, U.S. Bancorp retained financial advisors to assist in evaluating these strategic alternatives. While from time to time U.S. Bancorp was contacted about the possible acquisition of all or a part of our business, no formal discussions or negotiations were ever pursued in that regard, based on U.S. Bancorp's determination outlined below that a spin-off transaction was a preferable strategic option which preserved the value of our company for U.S. Bancorp stockholders in a tax free transaction with lower execution risk than would be entailed in a sale of our company.

        In evaluating each of the possible alternatives, U.S. Bancorp considered multiple factors, including the desire to separate the capital markets business from U.S. Bancorp, the extent of execution risk, the tax implications to U.S. Bancorp and the financial implications to U.S. Bancorp and its stockholders. For example, a tracking stock would not have addressed the desire for separation of the business from U.S. Bancorp, an initial public offering presented execution risk resulting from uncertain market conditions and a sale of the Piper Jaffray business or portions thereof at a gain would have been taxable to U.S. Bancorp and thereby would have reduced the value of the transaction to U.S. Bancorp's stockholders. In addition, U.S. Bancorp did not believe it was in the best interests of its stockholders to sell the capital markets business to a financial institution that would increase competition within U.S. Bancorp's footprint. After the distribution, U.S. Bancorp will continue to operate a retail brokerage business. This retail brokerage operation is currently part of U.S. Bancorp's consumer banking business line and offers investment products and brokerage services to customers that primarily utilize the retail branch network for their banking services. Additionally, through its banking subsidiaries, U.S. Bancorp provides an array of commercial and retail banking services to customers primarily through a banking network within 24 states. A sale of our business to another financial institution would increase competition of retail brokerage services within that footprint beyond that already offered by our company. It would also provide an opportunity for a buyer to solicit customers or potential customers of U.S. Bancorp for checking, savings, lending, cash management, and other ancillary retail and commercial banking services. U.S. Bancorp also considered the potential employee and management implications of each alternative. After consideration of these factors, U.S. Bancorp determined that the tax-free distribution was in the best interests of U.S. Bancorp and its stockholders, in light of the available alternatives. On February 19, 2003, the U.S. Bancorp board of directors announced its intention to effect the disposition of our company through the distribution to U.S. Bancorp's stockholders.

        On            , 2003, the U.S. Bancorp board of directors approved the distribution of all of U.S. Bancorp's shares of our common stock to holders of U.S. Bancorp common stock. To effect the distribution, the U.S. Bancorp board declared a dividend on U.S. Bancorp common stock consisting of all of the            shares of our common stock that U.S. Bancorp will own on the date of the distribution. These shares will represent 100 percent of our outstanding common stock immediately prior to the distribution. The dividend will be paid at 5:00 p.m., New York City time, on            , 2003, in the amount of one one-hundredth of a share of our common stock for each share outstanding of U.S. Bancorp common stock as described below.

        Please note that you will not be required to pay any cash or other consideration for the shares of our common stock distributed to you or to surrender or exchange your shares of U.S. Bancorp common stock to receive the dividend of our common stock.

Reasons for the Distribution

        U.S. Bancorp has advised us that the primary reason for the distribution is to resolve strategic business issues and related conflicts that arise from the continued operation of our business together with the other U.S. Bancorp business operations. Since the completion of the merger of U.S. Bancorp and Firstar Corporation in 2001, U.S. Bancorp's management has desired to focus on retail and commercial banking, fiduciary and asset management services and payment processing business activities and to reduce its focus on investment banking and trading activities that are subject to the volatility of the capital markets. As a focused securities firm, the Piper Jaffray business results of operations tend to be highly correlated not only to the overall strength of the economy but to a variety of more specific factors, including the volume and value of trading in securities, the volatility of the equity and fixed income markets, the level and shape of various yield curves and the demand for investment banking services as reflected by the number and size of public offerings and merger and acquisition transactions, particularly in our focus industries and sectors. These factors can fluctuate significantly, as witnessed by the adverse conditions in the financial markets from mid-2000 through early 2003 that followed several years of positive market conditions. While these factors affect elements of U.S. Bancorp's other businesses, the financial performance of the remainder of U.S. Bancorp, with its focus on retail and commercial banking, fiduciary and asset management services and payment processing business activities, is not as strongly correlated to these factors.

        U.S. Bancorp's change in strategic focus has resulted in a divergence in business strategies between the Piper Jaffray business and the rest of U.S. Bancorp. This divergence would likely result in reduced management and board of director attention by U.S. Bancorp to issues related to the capital markets business, lower capital investment or dedication of corporate resources, less focus on human capital critical to investment banking and financial advisory services, and a potential reduction in the long-term prospects of our business. Accordingly, U.S. Bancorp has determined it can best address this strategic conflict by separating our business from the rest of U.S. Bancorp's operations.

        U.S. Bancorp considered several alternatives to effect the separation of our business from U.S. Bancorp, including a sale of our business and other alternatives described above under "—Background of the Distribution." As discussed above, after consideration of these alternatives, a tax-free distribution was considered the most desirable alternative. In particular, U.S. Bancorp determined that a sale of the Piper Jaffray business would have undesirable tax implications. A sale also was rejected because it could increase competition for U.S. Bancorp's retail brokerage and other investment services within U.S. Bancorp's market more substantially than would be the case if the Piper Jaffray business functioned as a stand-alone entity. After the tax-free distribution, U.S. Bancorp will continue to operate a retail brokerage business. This retail brokerage operation is currently part of U.S. Bancorp's consumer banking business line and offers investment products and brokerage services to customers that primarily utilize the retail branch network for their banking services. Additionally, through its banking subsidiaries, U.S. Bancorp provides an array of commercial and retail banking services to customers primarily through a banking network within 24 states. A sale to another financial institution would increase competition of retail brokerage services within that footprint beyond that already offered by our business. It would also provide an opportunity for a buyer to solicit customers or potential customers of U.S. Bancorp for checking, savings, lending, cash management, and other ancillary retail and commercial banking services.

        We also believe that:

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  as a separate company with a board of directors and management team focused on our business, we will have enhanced strategic and operational flexibility and, as a result, will be better positioned to serve our customers and grow our business,

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  as a separate company, the benefits available to our employees through stock-based incentive compensation will be more closely tied to the performance of our business, since the stock-based awards will be based on Piper Jaffray common stock rather than U.S. Bancorp common stock. Incentive compensation is crucial in a human capital intensive business, and we believe this more direct link with company performance will enhance the value of these incentives to both our employees and our stockholders, and

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  the separation of our business from U.S. Bancorp will also offer a more focused investment opportunity in our company for investors whose objectives align more closely with our business.

Treatment of U.S. Bancorp Awards Held by Our Employees

        Many of our employees, officers and directors hold options to purchase shares of U.S. Bancorp common stock. As of November 30, 2003, our employees, officers and directors owned options to purchase approximately 13.9 million shares of U.S. Bancorp common stock and 174,019 shares of U.S. Bancorp restricted stock, representing approximately 0.8 percent of the outstanding shares of U.S. Bancorp common stock as of that date.

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  U.S. Bancorp 90-day options. One group of U.S. Bancorp options held by our employees consists of U.S. Bancorp 90-day options. Since the distribution will be deemed to be a termination of employment of our employees by U.S. Bancorp, these U.S. Bancorp 90-day options generally will expire either on the distribution date or within 90 days after the distribution date. As of November 30, 2003, options to purchase approximately 8.8 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp 90-day options.

    However, a portion of these U.S. Bancorp 90-day options will be vested and in-the-money prior to their expiration, and accordingly we expect that our employees will exercise these vested and in-the-money options prior to their expiration. As of November 30, 2003, options to purchase approximately 3.1 million shares of U.S. Bancorp common stock held by our employees were vested and in-the-money U.S. Bancorp 90-day options. In addition, U.S. Bancorp 90-day options held by our employees who have reached retiree status will not expire in connection with the distribution but rather will remain with U.S. Bancorp and will continue to vest in accordance with their terms as if no termination of employment had occurred as a result of the distribution. As of November 30, 2003, options to purchase approximately 1.7 million shares of U.S. Bancorp common stock were U.S. Bancorp 90-day options held by our employees who had reached retiree status.

    The remainder of the U.S. Bancorp 90-day options held by our employees, which consisted of options to purchase approximately 4.0 million shares of U.S. Bancorp common stock as of November 30, 2003, are expected to expire on or within 90 days of the distribution.

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  U.S. Bancorp term options. The other group of U.S. Bancorp options held by our employees consists of U.S. Bancorp term options. These U.S. Bancorp term options will remain with U.S. Bancorp after the distribution and will continue to vest in accordance with their terms, as provided in the applicable U.S. Bancorp stock incentive plans. As of November 30, 2003, options to purchase approximately 5.1 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp term options.

Like all other U.S. Bancorp options outstanding at the time of the distribution, all of the U.S. Bancorp options held by our employees that do not expire at the time of the distribution will be adjusted to reflect the change in the value of shares of U.S. Bancorp common stock due to the distribution. For a further discussion of the treatment of U.S. Bancorp options held by our employees, see "Management—Treatment of U.S. Bancorp Options Held by Our Employees."

        In addition, a portion of our employees hold shares of U.S. Bancorp restricted stock. The total amount of U.S. Bancorp restricted stock held by our employees as of November 30, 2003 was 174,019 shares. Approximately 25,781 of these shares of U.S. Bancorp restricted stock are expected to vest prior to the distribution in accordance with their terms. Since the distribution will be deemed to be a termination of employment of our employees under the terms of the applicable U.S. Bancorp stock incentive plans, approximately 76,325 shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution will be forfeited in connection with the distribution. The remaining shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution, totaling approximately 71,913 shares, have terms that permit these shares to continue to vest in accordance with their terms after a termination of employment such as that occurring in the distribution, and these shares will, accordingly, not be forfeited as a result of the distribution. In the distribution, these shares of U.S. Bancorp restricted stock will be entitled to receive the dividend of our common stock on the same terms as other outstanding shares of U.S. Bancorp common stock. For a further discussion of the treatment of U.S. Bancorp restricted stock held by our employees, see "Management—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees."

Employee Cash Awards in Connection with the Distribution

        Human capital is critical to a financial services business such as our company, and the success of our company is dependent upon our ability to retain highly skilled and motivated employees who embody our Guiding Principles. To aid our employee retention efforts, we intend to grant cash awards to a broad-based group of our employees, including all of our executive officers, shortly following the distribution. These cash awards will not be part of our regular compensation program for employees. The aggregate amount of these cash awards is subject to approval by our board of directors following the distribution. However, we expect that the aggregate amount of the awards will be $47.0 million and will be comprised of three separate components as described more fully below.

  Cash Awards Related to Certain Stock Option and Restricted Stock Grants

        In connection with the distribution, we are particularly concerned about retaining our employees who hold U.S. Bancorp 90-day options and restricted stock and will lose value as a result of the expiration or forfeiture of these awards within 90 days following the distribution. For more details regarding the expiration of U.S. Bancorp 90-day options and restricted stock as a result of the distribution, see "Management—Treatment of U.S. Bancorp Options Held by Our Employees" and "Management—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees." We believe that granting cash awards to these employees will help us retain these employees following the distribution and also will better provide them fair and equitable treatment in connection with the expiration or forfeiture of their U.S. Bancorp 90-day options and restricted stock as a result of the distribution.

        The aggregate amount of these cash awards will be $41.5 million. In determining the amount of the aggregate cash awards for this component, we and U.S. Bancorp considered several factors, including the following:

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  The extent to which our employees hold U.S. Bancorp 90-day options and U.S. Bancorp restricted stock that are expected to expire or be forfeited. Employees are expected to lose the full value of these stock-based awards. The value of an option at any point in time is made up of two basic components – intrinsic value and time value. Intrinsic value is the difference between the market value of the underlying stock at the date the value is being measured and the exercise price of the option. Time value reflects the option's potential for gain over some specified future time period and takes into account possibilities about how the stock price might move and the length of time the option will be outstanding. A significant portion of the value of an option is derived from the potential for appreciation in the market value of the underlying stock. The amount available for cash awards for this component considers only the value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.

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  The extent to which our employees hold vested in-the-money U.S. Bancorp 90-day options that are expected to be exercised by employees prior to the expiration of these U.S. Bancorp 90-day options within 90 days after the distribution and the time value associated with these U.S. Bancorp 90-day options that will be lost by our employees. Much of the value of a stock option is derived from the potential for appreciation in the market value of the underlying stock. When an option holder exercises an option prior to the end of its contractual term, the intrinsic value of the option as of the exercise date is realized and the remaining time value of the option as of that exercise date is foregone. The amount available for cash awards for this component considers only the time value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.

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  Transactions involving investment banking firms often use a stock-based or deferred cash bonus program to retain key employees.

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  We will not grant new stock-based awards to replace the forfeited or expired U.S. Bancorp awards held by our employees.

        We and U.S. Bancorp believe that the contractual value of these U.S. Bancorp awards that are expected to expire, be forfeited or for which time value will not be able to be retained by our employees is approximately $49.8 million. This amount was determined utilizing a Black-Scholes pricing model and pricing assumptions that include the options' exercise prices as outlined in the individual option agreements, a price per share of U.S. Bancorp common stock of $27.71 (the closing price on the most recent trading day prior to November 30, 2003), a term of the options equal to the remaining contractual life of the existing options, stock volatility based on historical U.S. Bancorp trading volatility applicable to the remaining contractual term utilized, and an estimated dividend yield on U.S. Bancorp shares of 3.0 percent. Our view of the contractual value of these U.S. Bancorp awards that are expected to expire or be forfeited by our employees as a result of the distribution is different from, and is not intended to be equal to, the estimated fair value of the U.S. Bancorp awards that would be required to be determined in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," had these awards been modified and replaced in connection with the distribution. Under SFAS 123, the remaining value of these options would be based on the remaining expected life of the options (that is, the original expected life of the options established at the date of original grant less the amount of time that has elapsed to date) whereas the contractual value of these options would be based on the remaining contractual life of the options (that is, the remaining contractual life of the options at the date of the distribution). As a result, the value of these options determined using the remaining expected life is significantly less than the value of these options to our employees determined using the remaining contractual life of these options, since in all cases the remaining expected life is shorter than the remaining contractual life. In addition, in some cases the remaining expected life of the options may be zero when in fact the employee still holds the option. As a result, in the context of assessing the value of the awards that our employees will lose in connection with the distribution, we and U.S. Bancorp believe that the $49.8 million estimated remaining contractual value of the options as determined above is a more appropriate reflection of the economic value of the awards, as it considers that the outstanding awards still have value even though the original expected life of the options, as determined as of the original grant date, may have significantly or completely elapsed.

        The $41.5 million available for cash awards in this component will be allocated to employees who have lost, or are expected to lose, value as a result of the expiration or forfeiture, in connection with the distribution, of U.S. Bancorp 90-day options and restricted stock as well as the time value associated with vested in-the-money 90-day options that are expected to be exercised by employees prior to the expiration of these options within 90 days after the distribution. The allocation will be based on only the value of those stock-based awards that were granted under plans that authorize such stock-based awards to be converted into cash in connection with the distribution. The cash awards will largely reflect the value lost by the employee under those plans. However, management has discretion to adjust the amount of the award based on the quality of the employee's historical performance, the role of the employee as it relates to the future success of our business, and whether the employee lost value by exercising U.S. Bancorp 90-day options or U.S. Bancorp term options at a time when we had proposed a plan to replace those options with options to purchase our common stock, which plan subsequently has been eliminated.

        We expect that all of our executive officers will receive these awards, subject to approval by the compensation committee of our board of directors following the distribution. The maximum award that may be paid to named executive officers from the $41.5 million pool is, for Mr. Duff, $4,663,000; for Mr. Grangaard, $277,000; for Mr. Nordstrand, $27,000; for Mr. Piper, $162,000; for Mr. Schnettler, $250,000; and, for all executive officers as a group (10 persons), $7,964,000. We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will be paid 50 percent of the award in cash within 120 days following the distribution, and the remainder of each award will be paid out in cash on each of the first four anniversaries of the initial payment date, subject to the conditions described below.

  Discretionary Cash Awards

        Another $3.0 million of the $47.0 million will be used to grant cash awards to employees who work in corporate support functions, including such functions as legal, compliance, technology, operations and finance, and who are rated grades 14 and above pursuant to our grading system for employees. A grade level represents a range of knowledge, skills and responsibilities that are sufficiently similar to warrant a common range of annual compensation. The $3.0 million will be allocated to these employees on a discretionary basis, taking into consideration the single factor of our assessment of the importance of the employee to the future success of our business. To allocate these awards we will establish a target award amount for each grade level. All support function employees rated grades 14 and above are eligible to receive a cash award, and management will have discretion to select the employees within each grade level to whom they will grant cash awards, based on the importance of the employee to the future success of our business. Our executive officers who manage these corporate support functions, and are themselves graded employees, will be eligible for these awards, subject to approval by our compensation committee. The maximum award that may be paid to these executive officers from the $3.0 million pool is, for Mr. Duff, $500,000, for Mr. Piper, $0, and, for each of the other executive officers who manages these corporate support functions, an individual award of $150,000. The maximum discretionary award to Mr. Duff, which was set by U.S. Bancorp, recognizes the significant role he has as our chairman and chief executive officer and considers the potential contribution he can make to the future success of our business. Mr. Piper will not receive a discretionary cash award as an employment arrangement has recently been established with him in connection with the distribution. See "Management—Employment Arrangement with Addison L. Piper." We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will receive 25 percent of the award within 120 days of the distribution and 25 percent on each of the next three anniversary dates of the initial payment, subject to the conditions described below.

  Uniform Cash Awards

        The remaining $2.5 million will be allocated among employees across our company who are rated grades 13 and below. Each employee in this group will receive a cash award, which will be $2,600 for exempt employees and $1,700 for non-exempt employees. Non-exempt employees are employees who are paid on an hourly basis. Exempt employees are employees who are paid on a salaried basis. We expect that the final award allocations for these employees will be determined within 30 days following the distribution. These employees will be paid 100 percent of their cash awards in a single payment within 120 days of the distribution.

  Other Award-Related Information

        Based on these payment schedules, we expect, in the aggregate, approximately $24.0 million to be paid out in cash within 120 days following the distribution, and the remaining $23.0 million to be paid out over the next four years. For retention purposes, under all of these cash awards, employees generally must be employed by us for the full calendar year preceding and continuing through each payment date in order to receive the award amount payable on that date. The awards will also be paid to the employees in accordance with the payment schedules described above, regardless of their continued employment, in the event of the applicable employee's death or disability, if the employee is retirement-eligible or if the employee's employment is terminated by us other than for cause during the 24-month period following a change in control of our company.

        Because these employee cash awards will reduce our regulatory capital as compensation expense is recognized, U.S. Bancorp intends to make a $23.5 million capital contribution to our company in the separation.

        Assuming the cash awards are allocated based on the maximum award, the aggregate amount that may be paid to our executive officers will be capped at $9.06 million, or 19 percent of the $47.0 million available for these awards. Of the $47.0 million, we expect to pay out to our employees excluding executive officers an aggregate amount of approximately $37.94 million, or 81 percent of the total amount available for these cash awards. The amounts of individual awards granted to our executive officers and the payout provisions applicable to such awards are subject to approval by our compensation committee following the distribution.

The Number of Shares You Will Receive

        For each share of U.S. Bancorp common stock that you owned at 5:00 p.m., New York City time, on            , 2003, the record date, you will receive that number of our shares equal to the quotient obtained by dividing the total number of shares of our common stock to be distributed in the distribution by the total number of shares of U.S. Bancorp common stock outstanding at 5:00 p.m., New York City time, on the record date. This calculation results in the distribution of one one-hundredth of a share of our common stock for each share of U.S. Bancorp common stock and is illustrated as follows:

Total number of shares of Piper Jaffray common stock to be distributed in the distribution
	=	=	0.01
Total number of shares of U.S. Bancorp common stock outstanding as of 5:00 p.m., New York City time, on the record date

        It is important to note that if you sell your shares of U.S. Bancorp common stock between the record date and the distribution date in the "regular way" market, you will be selling your right to receive the share dividend in the distribution. Please see "—Trading Between the Record Date and Distribution Date" in the following section.

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and the distribution date, there will be two markets in U.S. Bancorp common stock: a "regular way" market and an "ex-dividend" market. Shares of U.S. Bancorp common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade on the ex-dividend market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. Therefore, if you owned shares of U.S. Bancorp common stock at 5:00 p.m., New York City time, on the record date and sell those shares on the regular way market prior to the distribution date, you will also be trading the shares of our common stock that would have been distributed to you pursuant to the distribution. If you sell those shares of U.S. Bancorp common stock on the ex-dividend market prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you pursuant to your ownership of the shares of U.S. Bancorp common stock.

        Furthermore, beginning on or shortly before the record date and ending on the distribution date there will be a "when issued trading" market in our common stock. When issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when issued trading market will be a market for shares of our common stock that will be distributed to U.S. Bancorp stockholders on the distribution date. If you owned shares of U.S. Bancorp common stock at 5:00 p.m., New York City time, on the record date, then you are entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of U.S. Bancorp common stock you own, on the when issued trading market. On the first trading day following the distribution date, when issued trading with respect to our common stock will end and regular way trading will begin.

When and How You Will Receive the Dividend

        U.S. Bancorp will pay the dividend on            , 2003 by releasing its shares of our common stock to be distributed in the distribution to Mellon Investor Services LLC, our transfer agent. As part of the distribution, we will adopt a book-entry share transfer and registration system for our common stock. Instead of receiving physical share certificates, registered holders of U.S. Bancorp common stock entitled to the distribution will have their shares of our common stock distributed on the date of the distribution credited to book-entry accounts established for them by the transfer agent. The transfer agent will mail an account statement to each such registered holder stating the number of shares of our common stock credited to the holder's account. After the distribution, you may request:

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  a transfer of all or a portion of your shares of our common stock to a brokerage or other account, and

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  receipt of one or more physical share certificates representing your shares of our common stock.

        For those holders of U.S. Bancorp common stock who hold their shares through a broker, bank or other nominee, the transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with our common stock. We and U.S. Bancorp anticipate that brokers, banks and other nominees will generally credit their customers' accounts with our common stock within three to eight days of the distribution date.

        The transfer agent will not deliver any fractional shares of our common stock in connection with the distribution. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon after the date of the distribution as practicable. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale. Such cash payment will be made to the holders in the same account in which the underlying shares are held. If you physically hold U.S. Bancorp stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will follow separately. None of U.S. Bancorp, Piper Jaffray or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither we nor U.S. Bancorp will pay any interest on the proceeds from the sale of fractional shares.

Material Federal Income Tax Consequences of the Distribution

        The following discussion summarizes the material federal income tax consequences of the distribution. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury

Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change, possibly with retroactive effect.

        The following discussion is limited to holders of U.S. Bancorp common stock that are characterized as United States persons for federal income tax purposes and may not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules. In addition, this summary is limited to holders that hold their U.S. Bancorp common stock as a capital asset. Accordingly, each stockholder should consult his or her tax advisor as to the particular consequences of the distribution to such stockholder, including the application of state, local and foreign tax laws, and as to possible changes in tax laws that may affect the tax consequences described herein. This summary may not be applicable to stockholders who received their U.S. Bancorp common stock pursuant to the exercise of employee stock options, under an employee stock purchase plan or otherwise as compensation.

        It is a condition to the distribution that U.S. Bancorp receive an opinion from its special counsel, Wachtell, Lipton, Rosen & Katz, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the distribution will qualify as a distribution that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. It is assumed for purposes of the following discussion that the distribution will so qualify.

        Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, the principal federal income tax consequences of the distribution will be as follows:

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  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of U.S. Bancorp common stock solely as a result of the receipt of Piper Jaffray common stock in the distribution,

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  no gain or loss will be recognized by, and no amount will be includible in the income of, U.S. Bancorp as a result of the distribution, other than with respect to any "excess loss account" or "intercompany transaction" required to be taken into account under Treasury regulations relating to consolidated returns,

  •
  the holding period for the Piper Jaffray common stock received in the distribution will include the period during which the U.S. Bancorp common stock was held, and

  •
  the tax basis of U.S. Bancorp common stock held by a U.S. Bancorp stockholder immediately prior to the distribution will be apportioned, based upon relative fair market values at the time of the distribution, between such U.S. Bancorp common stock and the Piper Jaffray common stock received, including any fractional share of our common stock deemed received by such stockholder in the distribution.

        An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the Internal Revenue Service subsequently held our separation and distribution to be taxable, the above consequences would not apply and both U.S. Bancorp and our common stockholders could be subject to tax. Additionally, certain future events that may or may not be within the control of U.S. Bancorp or Piper Jaffray, including certain extraordinary purchases of U.S. Bancorp common stock or our common stock, could cause the distribution not to qualify as tax-free to U.S. Bancorp and/or holders of U.S. Bancorp common stock. For example, if one or more persons were to acquire a 50 percent or greater interest in our stock or in the stock of U.S. Bancorp as part of a plan or a series of related transactions of which the distribution is a part, the distribution would be taxable to U.S. Bancorp, although not necessarily to you. Depending on the event, Piper Jaffray may have to indemnify U.S. Bancorp for some or all of the taxes and losses resulting from the distribution not qualifying under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code as tax-free. See "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp—Tax Sharing Agreement," included elsewhere in this information statement. If the distribution were taxable, then:

  •
  each holder of U.S. Bancorp common stock who receives shares of our common stock in the distribution would be treated as if such stockholder received a taxable distribution equal to the full value of the shares of our common stock received, taxed as a dividend to the extent of such stockholder's pro rata share of U.S. Bancorp's current and accumulated earnings and profits (including the gain to U.S. Bancorp described in the following bullet point) and then treated as a non-taxable return of capital to the extent of the holder's basis in the U.S. Bancorp common stock and finally as capital gain,

  •
  the consolidated group of which U.S. Bancorp is the common parent would recognize a gain equal to the excess of the fair market value of Piper Jaffray common stock on the date of the distribution over U.S. Bancorp's tax basis therein, and

  •
  under certain circumstances, we will be required to indemnify U.S. Bancorp for taxes on the gain described in the immediately preceding bullet point and for related losses (including any applicable interest and penalties, all related accounting, legal and other professional fees, all related court costs and all costs, expenses and damages associated with related stockholder litigation or controversies and any amount paid in respect of the liability of stockholders).

        Under current law, individual citizens or residents of the United States are subject to U.S. federal income tax on dividends at a maximum rate of 15 percent (assuming certain holding period requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one year) at a maximum rate of 15 percent. Depending on the aggregate fair value of our stock at the date of distribution, we currently estimate that, in the event that the indemnification obligation is triggered, the amount of taxes on the gain that would be recognized by U.S. Bancorp and for which we are agreeing to indemnify U.S. Bancorp could range from $0 to $75 million. This estimate excludes any related losses such as applicable interest and penalties and other items as more fully described above.

  Cash in Lieu of Fractional Shares

        No fractional shares of our common stock will be issued in the distribution. All fractional shares resulting from the distribution will be aggregated and sold by the transfer agent, and the proceeds will be distributed to the owners of such fractional shares. A stockholder who receives cash instead of a fractional share of our common stock as a part of the distribution will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the stockholder's tax basis in the fractional share as described above. Any such capital gain or loss will be treated as a long-term or short-term gain or loss based on the stockholder's holding period for the U.S. Bancorp common stock with respect to which the stockholder received the distribution of our common stock. Payments of cash in lieu of a fractional share of our common stock made in connection with the distribution may, under certain circumstances, be subject to "backup withholding" at a rate of 30 percent unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a stockholder's federal income tax liability, provided that the required information is supplied to the Internal Revenue Service.

  Information Reporting

        Current Treasury regulations require each U.S. Bancorp stockholder who receives our common stock pursuant to the distribution to attach to his or her U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability to the distribution of Section 355 of the Internal Revenue Code of 1986, as amended. U.S. Bancorp will provide appropriate information to each holder of record of U.S. Bancorp common stock as of the record date.

CAPITALIZATION

        The following table presents our historical capitalization at September 30, 2003 and our pro forma capitalization at that date reflecting the distribution as if the distribution had occurred on September 30, 2003. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

        The capitalization table below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical combined financial statements, our unaudited combined financial statements and our unaudited pro forma combined financial statements and the notes to those financial statements, included elsewhere in this information statement.

Piper Jaffray Companies
Capitalization Table

	September 30, 2003
(Dollars in Thousands)	Historical	Pro Forma

Long-term debt (a)	$215,000	$180,000
Stockholders' equity:
Invested capital	634,402	—
Common stock, par value $.01 per share (b)	—	193
Additional paid-in-capital (b)(c)	—	657,309

Total stockholders' equity	634,402	657,502

Total capitalization	$849,402	$837,502

(a)
Our broker dealer subsidiary currently is party to a $215 million subordinated debt facility with U.S. Bancorp Piper Jaffray Companies Inc. as the lender, which facility has been approved by the NYSE for regulatory net capital purposes as allowable in our broker dealer subsidiary's net capital computation. As of September 30, 2003, the entire $215 million of principal amount was outstanding. Prior to the distribution, our broker dealer subsidiary intends to prepay this $215 million subordinated debt facility and to simultaneously enter into a new $180 million subordinated debt facility with a subsidiary of U.S. Bancorp, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in our broker dealer subsidiary's net capital computation. The interest rate on this subordinated debt facility is expected to be based on the three-month London Interbank Offered Rate and the entire amount outstanding would mature in 2008. As a result of these planned reductions in our subordinated debt facilities, our short-term borrowings will increase by $35 million.

(b)
The pro forma adjustments assume 19,271,108 shares of our common stock are issued and outstanding based on the distribution being effected by means of a dividend of one share of our common stock for every one hundred shares of U.S. Bancorp common stock outstanding as of November 30, 2003, excluding shares of U.S. Bancorp common stock held in treasury by U.S. Bancorp.

(c)
The pro forma adjustments include a planned capital contribution of $37.5 million by U.S. Bancorp or one of its subsidiaries on the date of distribution to provide regulatory capital to support ongoing business activities. Included in the planned capital contribution is $23.5 million related to cash awards that will be granted to our employees. In connection with the distribution, our company expects to grant cash awards to our employees in an aggregate amount of $47.0 million in an effort to retain our employees. In connection with these awards, approximately $24.0 million will be paid out in cash within 120 days following the distribution and the remaining $23.0 million will be paid out in increments of approximately $5.9 million over the next three years and approximately $5.3 million in the year thereafter. Because the employee cash award program will reduce our regulatory capital as compensation expense is recognized, U.S. Bancorp intends to make a $23.5 million capital contribution to our company on the date of the distribution. The pro forma adjustments also include the after tax impact of the $24.0 million charge related to the initial payment.

DIVIDEND POLICY

        We do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Our board of directors is free to change our dividend policy at any time and will make any such future determination regarding the payment of dividends based upon various factors then existing, including:

  •
  our financial condition, operating results and current and anticipated cash needs,

  •
  general economic and business conditions,

  •
  our strategic plans and business prospects,

  •
  legal, contractual and regulatory restrictions on our ability to pay dividends, and

  •
  other factors that our board of directors may consider to be relevant.

SELECTED COMBINED FINANCIAL DATA

        The following table presents our selected historical combined financial data for the periods and dates indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes to those statements included elsewhere in this information statement. The selected combined statements of operations for the years ended December 31, 2002, 2001 and 2000, and the other financial data as of December 31, 2002 and 2001, are derived from our audited combined financial statements, included elsewhere in this information statement. The selected combined statements of operations for the nine months ended September 30, 2003 and 2002, and the other financial data as of September 30, 2003, are derived from our unaudited combined financial statements included elsewhere in this information statement and are prepared on the same basis as the audited combined financial statements including all material adjustments that we believe are necessary to present fairly in all material respects our combined results of operations for the interim periods presented. The selected combined statements of operations for the years ended December 31, 1999 and 1998, and the other financial data as of September 30, 2002, December 31, 2000, 1999 and 1998, are derived from our unaudited combined financial statements that are not included in this information statement and are prepared on the same basis as the audited combined financial statements. U.S. Bancorp has operated the businesses it will transfer to us in the separation as internal units of U.S. Bancorp through various subsidiaries and divisions that generally have been operating substantially independent from U.S. Bancorp's other subsidiaries and divisions. Our combined financial statements have been carved out from the consolidated financial statements of U.S. Bancorp by taking the historical results of operations and historical basis of the assets and liabilities of these transferred subsidiaries and divisions. Substantially all of the revenue and expenses included in our combined financial statements represent revenue generated and expenses incurred directly by these subsidiaries and divisions being transferred to us.

        Our historical combined financial information does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many significant changes that will occur in the operations and funding of our company as a result of our separation and distribution from U.S. Bancorp, including changes in insurance coverage, changes in tax structure, other potential increased costs associated with reduced economies of scale and other increased costs associated with being a publicly traded, stand-alone entity. For further discussion of the reasons for this, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Basis of Presentation." The historical combined statement of financial condition data set forth below reflects the assets and liabilities that are expected to be transferred to our company in accordance with the separation and distribution agreement.

Piper Jaffray Companies
Selected Combined Financial Data

	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in Thousands)	2003	2002	2002	2001	2000	1999	1998
Revenue
Commissions and fees	$189,139	$209,780	$275,682	$302,289	$374,611	$337,171	$272,771
Profits on principal transactions	164,466	132,140	181,268	186,699	232,426	183,942	162,858
Investment banking	170,749	156,209	203,511	247,949	342,104	224,778	145,841
Interest	33,664	46,076	59,685	95,436	144,308	71,369	61,881
Other income	41,893	33,676	43,221	47,615	53,006	43,993	28,883

Total revenue	599,911	577,881	763,367	879,988	1,146,455	861,253	672,234
Interest expense	14,979	28,136	34,315	79,216	128,177	61,129	43,026

Net revenue	584,932	549,745	729,052	800,772	1,018,278	800,124	629,208
Non-interest expense
Compensation and benefits	365,431	344,503	449,329	513,623	662,592	516,431	425,970
Regulatory settlement	—	—	32,500	—	—	—	—
Amortization of acquisition-related compensation and goodwill	—	—	—	17,641	30,108	33,554	25,142
Merger and restructuring	—	1,490	7,976	65,697	8,889	8,316	3,049
Royalty fee	3,107	5,664	7,482	55,753	47,750	—	—
Other non-compensation and benefits	169,436	161,618	225,804	220,863	228,663	185,666	158,459

Income (loss) before income taxes	46,958	36,470	5,961	(72,805)	40,276	56,157	16,588
Income taxes (benefit)	17,613	13,139	5,855	(22,754)	19,568	24,981	9,007

Net income (loss)	$29,345	$23,331	$106	$(50,051)	$20,708	$31,176	$7,581

Other data
Total assets	$2,559,229	$2,095,626	$2,050,840	$2,745,536	$2,741,667	$2,609,407	$2,273,729
Long-term debt	$215,000	$195,000	$215,000	$475,000	$475,000	$375,000	$300,000
Invested capital	$634,402	$644,577	$609,857	$378,724	$362,331	$352,023	$323,791
Total employees	2,994	3,285	3,227	3,255	3,845	3,443	3,381
Total Private Client Services offices	98	106	103	107	112	107	101

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma financial information of our company presented below was derived from the application of pro forma adjustments to our combined financial statements and gives effect to the terms related to our separation and distribution from U.S. Bancorp. These unaudited pro forma combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the related notes included elsewhere in this information statement.

        The unaudited pro forma combined statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 have been prepared as if the distribution and our separation from U.S. Bancorp had occurred as of January 1, 2002. The unaudited pro forma combined statement of financial condition as of September 30, 2003 has been prepared as if the distribution and our separation from U.S. Bancorp had occurred as of September 30, 2003. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma combined statement of operations and statement of financial condition may not be indicative of what our operations or financial position would have been had the distribution and our separation from U.S. Bancorp taken place on the dates indicated in the notes below, because, for example, our historical combined financial statements have been carved out from the historical combined financial statements of U.S. Bancorp based on assumptions of and allocations by our management. For further discussion of this matter, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Basis of Presentation." Please see the notes to the unaudited pro forma combined financial statements for a further discussion of how these adjustments are presented in the pro forma combined financial statements.

Piper Jaffray Companies
Unaudited Pro Forma Combined Statement of Operations

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in Thousands, Except Per Share Amounts)	2002	Pro Forma Adjustments	2002 as Adjusted	2003	Pro Forma Adjustments	2003 as Adjusted
Revenues
Commissions and fees	$275,682	$—	$275,682	$189,139	$—	$189,139
Trading profits	181,268	—	181,268	164,466	—	164,466
Investment banking	203,511	—	203,511	170,749	—	170,749
Interest	59,685	—	59,685	33,664	—	33,664
Other income (a)	43,221	7,000	50,221	41,893	—	41,893

Total revenue	763,367	7,000	770,367	599,911	—	599,911
Interest expense (b)	34,315	(3,052)	31,263	14,979	(310)	14,669

Net revenue	729,052	10,052	739,104	584,932	310	585,242

Non-interest Expense
Compensation and benefits (c)	449,329	5,938	455,267	365,431	4,453	369,884
Occupancy and equipment	55,549	—	55,549	40,297	—	40,297
Communications	36,316	—	36,316	30,981	—	30,981
Floor brokerage and clearance	26,040	—	26,040	17,526	—	17,526
Marketing and business development	44,115	—	44,115	27,285	—	27,285
Outside services (d)	32,717	5,239	37,956	19,397	3,929	23,326
Regulatory settlement	32,500	—	32,500	—	—	—
Merger and restructuring	7,976	—	7,976	—	—	—
Royalty Fees (e)	7,482	(7,482)	—	3,107	(3,107)	—
Other operating expenses	31,067	—	31,067	33,950	—	33,950

Total non-interest expense	723,091	3,695	726,786	537,974	5,275	543,249

Income before taxes	5,961	6,357	12,318	46,958	(4,965)	41,993
Income tax expense	5,855	2,543	8,398	17,613	(1,986)	15,627

Net income	$106	$3,814	$3,920	29,345	$(2,979)	$26,366

Earnings per share:
Diluted (f)	$0.01		$0.21	$1.52		$1.38
Basic (g)	$0.01		$0.21	$1.52		$1.38

Piper Jaffray Companies

Notes to Unaudited Pro Forma Combined Statement of Operations

(a)
Reflects an $11.8 million increase in money market revenue offset in part by a $4.8 million reduction in mutual fund commissions and fees attributable to a new business arrangement previously entered into with U.S. Bancorp as a result of the proposed separation and distribution. Under this arrangement, we receive revenue share payments from U.S. Bancorp Asset Management for client accounts invested in the First American Funds that it manages. Prior to this arrangement, we received revenue share payments from U.S. Bancorp Asset Management related to our client accounts but under a different fee structure and/or at different rates. The pro forma adjustment to other income for the year ended December 31, 2002 represents the incremental revenue that would have been recognized by our company had the new arrangement and related rates been in place for all periods presented. The amount of the adjustment was determined assuming estimated average client fund balances of $8.5 billion multiplied by an estimated incremental weighted average revenue share rate of 8.19 basis points based upon the mix of the invested client balances and the agreed upon revenue share rates specified under the arrangement. The new revenue share rates under this business arrangement were effective January 1, 2003; therefore no adjustment was made for the nine months ending September 30, 2003. For additional information relating to our relationship with U.S. Bancorp and other services and arrangements between U.S. Bancorp and us following the distribution, see "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp—Business Alliance Agreement," included elsewhere in this information statement.

(b)
Reflects a $3.7 million and $0.7 million reduction in interest expense in 2002 and for the nine months ended September 30, 2003, respectively, giving effect to the planned reduction in principal amount of our subordinated debt from $215 million to $180 million at the time of the distribution, as if this had occurred on January 1, 2002. This reduction in interest expense was partially offset by additional interest expense of $0.7 million and $0.4 million in 2002 and for the nine months ended September 30, 2003, respectively, as a result of increased short-term borrowings of $35 million related to this reduction in subordinated debt. This planned reduction in subordinated debt is contingent on the distribution being completed, and as such may change or never occur.

(c)
In connection with the distribution, our company expects to grant cash awards to our employees in an aggregate amount of $47.0 million in an effort to retain certain employees. In connection with these awards, approximately $24.0 million will be paid out in cash within 120 days following the distribution and the remaining $23.0 million will be paid out in increments of approximately $5.9 million over the next three years and approximately $5.3 million in the year thereafter. Compensation expense excludes a nonrecurring charge of $24.0 million related to the initial payment that will occur shortly after the distribution. The pro forma adjustments for 2002 includes a $5.9 million charge to give effect to the vesting of these cash awards for a full year. The pro forma adjustment for the nine months ended September 30, 2003 includes a $4.5 million charge to give effect to the vesting of these cash awards for a nine month period. For additional information relating to these aggregate cash awards, see "Management—Employee Cash Awards in Connection with the Distribution" included elsewhere in this information statement.

(d)
Reflects additional public company costs we expect to incur subsequent to our separation, including audit and tax services, investor relations, board of directors costs and directors and officers insurance costs. These additional public company costs are contingent on the distribution, and as such may change or never occur.

(e)
Reflects the elimination of $7.5 million representing the total royalty fees paid to U.S. Bancorp for the use of company trade names in 2002 and $3.1 million paid in the nine months ending September 30, 2003. The comparable pro forma adjustments for 2001 and 2000 would be $55.8 million and $47.8 million, respectively. The planned elimination of royalty fees is contingent on the distribution. These plans may change and the actions may never occur.

(f)
Assumes no stock awards are issued and outstanding, since none are expected to be issued or outstanding immediately after the distribution. If all 2,000,000 shares authorized under our long-term incentive plan were granted as shares of our restricted stock to officers, directors and employees as of the distribution date, the pro forma diluted earnings per share for the year ended December 31, 2002 and the nine months ended September 30, 2003 would be approximately $(0.23) and $1.04, respectively. This assumes that the restricted stock vests ratably over a four-year period and the average stock price during the periods shown was 10% higher than an assumed market price of $27.71 (based on November 30, 2003 U.S. Bancorp stock price) on the grant date. The dilutive effect of restricted stock, if and when granted by our company, will depend on the vesting provisions and other terms of these awards and the actual average stock price of our common stock for the applicable periods for which earnings per share is presented.

(g)
Assumes 19,271,108 shares of our common stock are issued and outstanding based on the distribution being effected by means of a dividend of one share of our common stock for every one hundred shares of U.S. Bancorp common stock as of November 30, 2003, excluding shares of U.S. Bancorp common stock held in treasury by U.S. Bancorp.

Piper Jaffray Companies

Unaudited Pro Forma Combined Statement of Financial Condition

	As of September 30,
(Dollars in Thousands)	2003	Pro Forma Adjustments	2003 As Adjusted
Assets
Cash	$36,987	$—	$36,987
Receivables:
Customers	471,339	—	471,339
Brokers, dealers and clearing	301,431	—	301,431
Good faith and clearing organizations	88,121	—	88,121
Securities purchased under agreements to resell	279,654	—	279,654
Trading securities owned, at fair value	868,182	—	868,182
Fixed assets	67,187	—	67,187
Goodwill	305,635	—	305,635
Other receivables	58,890	—	58,890
Other assets (a)	81,803	9,600	91,403

Total assets	$2,559,229	$9,600	$2,568,829

Liabilities and Invested Capital
Short-term financing (b)	280,062	(2,500)	277,562
Payables:
Customers	172,066	—	172,066
Checks and drafts	46,796	—	46,796
Brokers, dealers and clearing organizations	314,653	—	314,653
Other	3,217	—	3,217
Securities sold under agreements to repurchase	214,697	—	214,697
Trading securities sold, but not yet purchased	416,575	—	416,575
Accrued compensation	115,335	—	115,335
Other liabilities and accrued expenses	146,426	24,000	170,426

Total Liabilities	1,709,827	21,500	1,731,327
Subordinated debt (c)	215,000	(35,000)	180,000
Invested capital (d)	634,402	(634,402)	—
Common stock, par value $.01 per share (d)	—	193	193
Additional paid in capital (d)	—	657,309	657,309

Total invested capital	634,402	23,100	657,502

Total liabilities and invested capital	$2,559,229	$9,600	$2,568,829

(a)
The pro forma adjustments include an increase in other assets for the deferred tax benefit related to the initial $24.0 million charge that will be incurred for cash awards expected to be granted to our employees in connection with the distribution as more fully discussed in note (d) below.

(b)
The decrease in short-term borrowings are the result of the reduction of subordinated debt of $35 million offset by an estimated additional capital contribution by U.S. Bancorp or one of its subsidiaries on the distribution date to meet ongoing regulatory capital requirements.

(c)
The $215 million subordinated debt agreement between U.S. Bancorp Piper Jaffray Companies Inc. and our broker dealer subsidiary is expected to be prepaid in full, and we expect to enter into a new $180 million subordinated debt facility with U.S. Bancorp or one of its subsidiaries in connection with the distribution.

(d)
The pro forma adjustments include a planned capital contribution of $37.5 million by U.S. Bancorp or one of its subsidiaries on the date of distribution to provide regulatory capital to support ongoing business activities. Included in the planned capital contribution is $23.5 million related to cash awards that will be granted to our employees. In connection with the distribution, our company expects to grant cash awards to our employees in an aggregate amount of $47.0 million in an effort to retain our employees. In connection with these awards, approximately $24.0 million will be paid out in cash within 120 days following the distribution and the remaining $23.0 million will be paid out in increments of approximately $5.9 million over the next three years and approximately $5.3 million in the year thereafter. Because the employee cash award program will reduce our regulatory capital as compensation expense is recognized, U.S. Bancorp intends to make a $23.5 million capital contribution to our company on the date of the distribution. The pro forma adjustments also include the after tax impact of the $24.0 million charge related to the initial payment of these cash awards and the conversion of the invested capital that will occur at the time of the distribution. The conversion of invested capital assumes that 19,271,108 shares of our common stock are issued and outstanding based on the distribution being effected by means of a dividend of one share of our common stock for every one hundred shares of U.S. Bancorp common stock as of November 30, 2003 excluding shares of U.S. Bancorp common stock held in treasury by U.S. Bancorp.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with the selected historical combined financial and operating data and the accompanying combined financial statements and related notes included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly in "Risk Factors" and "Special Note About Forward-Looking Statements."

Our Separation from U.S. Bancorp

        On February 19, 2003, U.S. Bancorp announced its intention to organize its capital markets business unit into a new company and to effect a tax-free distribution of its shares in that company to U.S. Bancorp's stockholders. On April 28, 2003, Piper Jaffray Companies was incorporated in Delaware as a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc., which is itself a wholly owned subsidiary of U.S. Bancorp, for the purpose of effecting the proposed distribution to U.S. Bancorp's stockholders. Further steps to complete the separation, which are planned to occur prior to the distribution, subject to the conditions set forth in the separation and distribution agreement, and described in further detail below, include the following:

  •
  U.S. Bancorp will effect the merger of U.S. Bancorp Investments, Inc. with U.S. Bancorp Piper Jaffray Companies Inc. The surviving corporation in the merger will be U.S. Bancorp Piper Jaffray Companies Inc. and will be renamed U.S. Bancorp Investments, Inc.

  •
  Pursuant to the separation and distribution agreement, U.S. Bancorp Investments, Inc. will contribute substantially all the assets and liabilities related to U.S. Bancorp's capital markets business unit, including its share holdings in the following entities to us, in exchange for shares of our common stock:

  —
  U.S. Bancorp Piper Jaffray Inc., which is our broker dealer subsidiary,

  —
  U.S. Bancorp Piper Jaffray Ventures Inc., which is a private equity venture capital firm investing in emerging growth companies,

  —
  U.S. Bancorp Piper Jaffray Capital Markets Ltd., which is a firm providing securities brokerage and investment banking services in Europe through an office located in London, England, and

  —
  U.S. Bancorp Piper Jaffray Financial Products Inc. and U.S. Bancorp Piper Jaffray Financial Products II Inc., two entities that facilitate our customer derivative transactions.

        As a result of the separation and until the distribution we will be an indirect, wholly owned subsidiary of U.S. Bancorp consisting of businesses that operate within the securities and financial services industries. After the distribution we will be an independent public company. U.S. Bancorp will not own any shares of our common stock, except that U.S. Bancorp may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of U.S. Bancorp common stock held in customer accounts and funds for which it or its affiliates act as a trustee, asset manager, investment advisor or in another fiduciary capacity. U.S. Bancorp has informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act.

        Following the separation of Piper Jaffray, U.S. Bancorp management will be able to focus its full efforts on and attention to its remaining businesses. U.S. Bancorp can focus on developing its retail and commercial banking, fiduciary and asset management services and payment processing business activities and reduce its focus on investment banking and trading activities that are subject to the volatility of the capital markets.

        As a separate company focused solely on our business, we believe that we will have enhanced strategic and operational flexibility and, as a result, will be better positioned to serve our clients and grow our business. The distribution also will offer a more focused investment opportunity in Piper Jaffray for investors whose objectives align more closely with our business than with other businesses operated by U.S. Bancorp. Finally, our incentive compensation will be more closely tied to our performance, since stock-based awards will be based on our common stock rather than U.S. Bancorp common stock, and this more direct link with our performance should enhance the value of these incentives to both our employees and our stockholders.

        Pursuant to the separation and distribution agreement to be entered into between U.S. Bancorp and us, U.S. Bancorp will generally be responsible for expenses directly incurred in connection with the transactions contemplated by the separation and distribution agreement, including costs related to the registration statement of which this information statement is a part. In addition, we expect to incur a charge of $24.0 million shortly after the distribution related to the granting of cash awards to a broad-based group of our employees, including all of our executive officers, in connection with the distribution that will be paid out in cash within 120 days following the distribution. We will also grant an additional $23.0 million in employee cash awards in connection with the distribution that will be paid out over four years subsequent to the distribution, which is expected to result in an annual charge of approximately $5.9 million in the first three years following the distribution and approximately $5.3 million in the year thereafter. For additional information relating to those cash awards, see "Management—Employee Cash Awards in Connection with the Distribution" included elsewhere in this information statement.

        After the distribution U.S. Bancorp will retain and continue to operate all of its businesses including its consumer banking, payment services, private client, trust and asset management and wholesale banking segments, other than the capital markets business being transferred to us and which we operated prior to the distribution. After the distribution, we will compete in two areas with U.S. Bancorp. First, our Private Client Services business segment will compete to a limited extent with U.S. Bancorp brokers in U.S. Bancorp's consumer banking segment to provide retail brokerage and investment services to private individuals. Private Client Services has substantially more brokers than does U.S. Bancorp, and we focus on individuals seeking a broader set of products and services including listed and over-the-counter corporate equity securities, margin lending, detailed financials plans, asset allocation models and investment management with third-party money managers. U.S. Bancorp's retail brokerage business focuses on individuals whose investment needs are generally less sophisticated and can be met primarily through investing in mutual funds and annuities. For the nine months ended September 30, 2003, our Private Client Services segment generated net revenue of $263.3 million. Second, our fixed income unit of our Capital Markets business segment will compete with U.S. Bancorp's wholesale banking segment to provide cash management services to corporate clients. For the nine months ended September 30, 2003, revenue derived from our corporate cash management services in our fixed income unit was $19.7 million. Since our acquisition in 1998 by U.S. Bancorp, we were able to marginally increase our client base by reason of our affiliation with U.S. Bancorp. We cannot assure you that the clients we gained as a result of being affiliated with U.S. Bancorp or our private individual and corporate clients seeking cash management services from our fixed income area will not move some or all of their existing business from us to U.S. Bancorp or another third party. Loss of a significant portion of these clients will negatively impact our results of operations. In addition, during our affiliation with U.S. Bancorp, we referred clients to U.S. Bancorp for certain services, including personal loans and asset management. Likewise, affiliates of U.S. Bancorp have referred their clients to us for services, including capital market services for their corporate clients. However, these referrals were made infrequently and never reached a volume that was material to our or U.S. Bancorp's businesses. Therefore, we do not expect the loss of access to U.S. Bancorp customers due to the separation to adversely impact our results of operations. After the separation we will have business arrangements with U.S. Bancorp for several types of services including access to certain mutual fund products through U.S. Bancorp Asset Management, Inc. For further discussion, see "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp—Business Alliance Agreement."

        In addition to the current $215 million subordinated debt facility provided by U.S. Bancorp, we have had access to additional capital in the form of temporary subordinated debt that may not have been available to us had we been operating on a stand alone basis and may not be available to us after the separation and distribution. This temporary subordinated debt benefits us as it can be included as regulatory capital in our broker dealer subsidiary's net capital computation. The lack of access to this additional capital from U.S. Bancorp after the separation and distribution may limit our ability to underwrite large non-public, unregistered securities and generate related revenue unless we are able to obtain temporary subordinated debt from a third-party lender. We believe that U.S. Bancorp historically provided this temporary subordinated debt at market rates. However, it is possible that obtaining this temporary subordinated debt from a third-party lender may require payment of a fee in addition to interest which would make the overall cost of this capital higher than that provided by U.S. Bancorp. We believe our capital will be adequate to meet our business needs following the separation given our infrequent involvement in the underwriting of large non-public, unregistered securities and based on the net capital position of our broker dealer subsidiary which was $198.9 million in excess of the minimum required by the uniform net capital rule under the federal securities laws as of September 30, 2003. We don't expect any significant change to our broker dealer subsidiary's net capital position as a result of the separation.

        Prior to the distribution, our broker dealer subsidiary intends to repay its $215 million subordinated debt facility and to simultaneously enter into a new subordinated debt facility with a subsidiary of U.S. Bancorp in a principal amount of $180 million, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in our broker dealer subsidiary's net capital computation. In addition, we have renegotiated our credit arrangements with U.S. Bancorp and its affiliates. We have agreed to enter into a $100 million discretionary secured line with U.S. Bank National Association, a subsidiary of U.S. Bancorp, which will be effective at the date of the distribution. In addition, we are in the process of completing the documentation necessary to finalize the agreements for an additional $550 million in discretionary financing with unaffiliated banks consisting of a $100 million unsecured facility and $450 million in secured facilities.

        Furthermore, after the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with U.S. Bancorp. Being a part of U.S. Bancorp, with its size and purchasing power, has benefited our business in connection with the procurement of insurance, employee benefits and technology-related services for our business. We expect our annual costs to increase in these areas by approximately $5.0 million due in part to our separation from U.S. Bancorp. This increase is also partly attributable to current conditions in the insurance industry related to increased claim activity for insurance carriers, which is increasing insurance premiums. In addition, we expect to incur approximately $5.2 million of additional public company costs on an annual basis, including additional tax services, investor relations, board of director costs and directors and officers insurance costs. While this reflects our current estimate of the extent of the increased costs due to our separation from U.S. Bancorp, there may be other costs that increase in the future beyond those in our current estimate.

        Many of our employees hold U.S. Bancorp options. As of November 30, 2003, these individuals held options to purchase an aggregate of approximately 13.9 million shares of U.S. Bancorp common stock.

  •
  U.S. Bancorp 90-day options. One group of U.S. Bancorp options held by our employees consists of U.S. Bancorp 90-day options. Since the distribution will be deemed to be a termination of employment of our employees by U.S. Bancorp, these U.S. Bancorp 90-day options generally will expire either on the distribution date or within 90 days after the distribution date. As of November 30, 2003, options to purchase approximately 8.8 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp 90-day options.

    However, a portion of these U.S. Bancorp 90-day options will be vested and in-the-money prior to their expiration, and accordingly we expect that our employees will exercise these vested and in-the-money options prior to their expiration. As of November 30, 2003, options to purchase approximately 3.1 million shares of U.S. Bancorp common stock held by our employees were vested and in-the-money U.S. Bancorp 90-day options. In addition, U.S. Bancorp 90-day options held by our employees who have reached retiree status will not expire in connection with the distribution but rather will remain with U.S. Bancorp and will continue to vest in accordance with their terms as if no termination of employment had occurred as a result of the distribution. As of November 30, 2003, options to purchase approximately 1.7 million shares of U.S. Bancorp common stock were U.S. Bancorp 90-day options held by our employees who had reached retiree status.

    The remainder of the U.S. Bancorp 90-day options held by our employees, which consisted of options to purchase approximately 4.0 million shares of U.S. Bancorp common stock as of November 30, 2003, are expected to expire on or within 90 days of the distribution.

  •
  U.S. Bancorp term options. The other group of U.S. Bancorp options held by our employees consists of U.S. Bancorp term options. These U.S. Bancorp term options will remain with U.S. Bancorp after the distribution and will continue to vest in accordance with their terms, as provided in the applicable U.S. Bancorp stock incentive plans. As of November 30, 2003, options to purchase approximately 5.1 million shares of U.S. Bancorp common stock held by our employees were U.S. Bancorp term options.

Like all other U.S. Bancorp options outstanding at the time of the distribution, all of the U.S. Bancorp options held by our employees that do not expire at the time of the distribution will be adjusted to reflect the change in the value of shares of U.S. Bancorp common stock due to the distribution. For a further discussion of the treatment of U.S. Bancorp options held by our employees, see "Management—Treatment of U.S. Bancorp Options Held by Our Employees."

        In addition, a portion of our employees hold shares of U.S. Bancorp restricted stock. The total amount of U.S. Bancorp restricted stock held by our employees as of November 30, 2003 was 174,019 shares. Approximately 25,781 of these shares of U.S. Bancorp restricted stock are expected to vest prior to the distribution in accordance with their terms. Since the distribution will be deemed to be a termination of employment of our employees under the terms of the applicable U.S. Bancorp stock incentive plans, approximately 76,325 shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution will be forfeited in connection with the distribution. The remaining shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution, totaling approximately 71,913 shares, have terms that permit these shares to continue to vest in accordance with their terms after a termination of employment such as that occurring in the distribution, and these shares will, accordingly, not be forfeited as a result of the distribution. In the distribution, shares of U.S. Bancorp restricted stock held by our employees on the record date for the distribution will be entitled to receive the dividend of our common stock on the same terms as other outstanding shares of U.S. Bancorp common stock. For further discussion, see "Management—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees," included elsewhere in this information statement.

        In the distribution, U.S. Bancorp Investments, Inc. will distribute its shares of our common stock to U.S. Bancorp, and U.S. Bancorp will distribute those shares of our common stock to U.S. Bancorp stockholders, on the terms and subject to the conditions set forth in the separation and distribution agreement, and described in further detail below.

        The conditions set forth in the separation and distribution agreement include the following:

  •
  the board of directors of U.S. Bancorp shall have given final approval of the separation and the distribution,

  •
  the Securities and Exchange Commission shall have declared effective the registration statement relating to the distribution, and no stop order shall be in effect with respect to that registration statement,

  •
  the actions and filings necessary or appropriate with state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted,

  •
  the NYSE shall have accepted for listing the shares of our common stock to be issued in the distribution,

  •
  no order by any court or other legal restraint preventing completion of the separation or the distribution shall be in effect,

  •
  U.S. Bancorp shall have received an opinion from its special counsel, Wachtell, Lipton, Rosen & Katz, satisfactory to the U.S. Bancorp board of directors to the effect that the distribution, consisting of the distribution of our shares from U.S. Bancorp Piper Jaffray Companies Inc. to U.S. Bancorp and then from U.S. Bancorp to its stockholders, will qualify as a distribution that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended,

  •
  the separation and distribution agreement shall not have been terminated,

  •
  each of the tax sharing agreement, the employee benefits agreement, the insurance matters agreement and the business alliance agreement shall have been entered into prior to the distribution in a form satisfactory to U.S. Bancorp in its sole and absolute discretion,

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  the merger of U.S. Bancorp Investments, Inc., a subsidiary of U.S. Bancorp, with and into U.S. Bancorp Piper Jaffray Companies Inc. shall have been consummated,

  •
  the formation of a new intermediate holding company under U.S. Bancorp for certain of its banking operations shall have been consummated, and

  •
  all third-party consents and governmental approvals required in connection with the separation and the distribution shall have been received, except where failure to obtain these consents or approvals would not have a material adverse effect on either (a) the ability of us and U.S. Bancorp to complete this separation from U.S. Bancorp prior to the distribution or (b) the business, assets, liabilities, financial condition or results of operations of us or U.S. Bancorp.

        U.S. Bancorp has advised us that it anticipates that the planned distribution of shares of our common stock to U.S. Bancorp's stockholders will occur by the end of 2003. U.S. Bancorp has advised us that the final determination as to the completion, timing, structure and terms of the distribution will be based on financial and business considerations and prevailing market conditions. Pursuant to the separation and distribution agreement, U.S. Bancorp has the sole discretion to determine whether or not to complete the distribution and, if it decides to complete the distribution, to determine the timing of the distribution.

        This discussion and analysis of financial condition and results of operations by our management reflects the combined activities of the Piper Jaffray business assuming the separation has been consummated.

Business Description

        We are principally engaged in providing securities brokerage, investment banking and related financial services to individuals, corporations, government and non-profit entities primarily in the

United States. We currently operate our business through three reportable segments: Capital Markets, Private Client Services and Corporate Support and Other. The organization of our business into these segments is based on factors including the services provided, the client base and the distribution channels used. We may offer products to clients through multiple distribution channels involving more than one business segment. We also have established an Investment Research group, which consists of equity and fixed income analysts, who provide research on over 450 companies as well as broad industry economic trends. The analysts in our Investment Research group provide investment ideas and analysis for our clients, through our Capital Markets institutional sales professionals and Private Client Services investment advisors. Along with certain other enterprise-wide functions, the costs of our Investment Research group are charged to our Capital Markets and Private Client Services segments.

    Capital Markets

        Our Capital Markets business consists of equity and fixed income institutional sales and trading and investment banking activities. Investment banking includes a range of services such as corporate and public finance underwritings, private placements, mergers and acquisitions and other financial advisory services. The primary sources of revenue for Capital Markets are commissions and sales credits earned on equity and fixed income transactions, fees earned on investment banking activities and net interest on securities inventories. While we maintain securities inventories primarily to facilitate customer transactions, the Capital Markets business also realizes profits and losses from trading activities related to these securities inventories.

    Private Client Services

        Our Private Client Services business provides financial advice and a wide range of financial products and services, including equity and fixed income securities, mutual funds and annuities, to individual investors through our branch distribution network. The primary sources of revenue for Private Client Services are commissions earned on equity and fixed income transactions, commissions earned for distribution of mutual funds and annuities, fees earned on fee-based investment management accounts and net interest from customers' margin loan balances. Commissions associated with underwritten offerings initiated in the Capital Markets segment are reported in this business segment when sold through our financial advisors.

  Corporate Support and Other

        Our Corporate Support and Other segment represents activities managed on a corporate basis including enterprise-wide administrative support functions, as well as the results of our venture capital subsidiary and our investments in limited partnerships that invest in venture capital funds. Through our venture capital business, we manage seven venture capital funds: four that invest in the medical technologies, biotechnology and health care services segments of the health care industry; two that invest in alternative asset categories for institutional and high net worth investors; and one that is focused on technology companies. We have invested in two of these funds.

Business Environment

    Economic and Market Conditions

        Performance in the financial services industry in which we operate is highly correlated to the overall strength of economic conditions and market activity. Our profitability is sensitive to a variety of factors including the volume and value of trading in securities, the volatility of the equity and fixed income markets, the level and shape of various yield curves and the demand for investment banking services as reflected by the number and size of public offerings and merger and acquisition transactions, particularly in our focus industries and sectors. For example, our investment banking revenue, in the form of underwriting discounts and financial advisory fees, is directly related to the volume and value of the transactions in which we are involved. Uncertain or unfavorable market or economic conditions, such as those that existed during the past three years, adversely affect our business. In such an environment, the volume and size of capital-raising transactions and acquisitions and dispositions typically decrease, thereby reducing the demand for our investment banking services and increasing price competition among financial services companies seeking such engagements. In addition, a downturn in the financial markets may result in a decline in the volume and value of trading transactions and, therefore, to a decline in the revenue we receive from commissions on the execution of trading transactions and, in respect of our market-making activities in a reduction in the value of our trading positions and commissions and spreads.

        Additionally, overall market conditions have been and may continue to be impacted by political events, legislative and regulatory developments and investor sentiments most recently caused by uncertainties about terrorist acts and corporate accounting restatements. Because many of these factors are unpredictable and beyond our control, our earnings may fluctuate significantly from year to year. As discussed more fully below, over the past several years, the major business environment factors affecting our business have been legal matters and regulatory proceedings, competition, weakness in the technology sector and geo-political events. We expect these factors will continue to be important factors affecting our business after the separation.

    Legal Proceedings and Indemnification

        We are involved in various pending and potential complaints, arbitrations, legal actions, investigations and regulatory proceedings related to our business. Some of these matters involve claims for amounts that could be substantial, including claims for punitive and other special damages. Given that damage claims are often unspecified or may have little correlation to actual damages, if any, the aggregate amount of claims for damages from pending legal proceedings is indeterminable by us. The number of these complaints, arbitrations, legal actions, investigations and regulatory proceedings has been increasing in recent years. We have recently settled a variety of legal proceedings including the regulatory settlement related to research conflicts of interest. The liability for this matter was previously established and included in our statement of financial condition as of December 31, 2002. We establish liabilities for estimated losses to the extent that claims are probable of loss and the amounts can be reasonably estimated. Excluding reserves established for the regulatory settlement related to research conflicts of interest, our legal-related reserves were $36.2 million, $30.4 million and $25.7 million at September 30, 2003 and December 31, 2002 and 2001, respectively. See "—Critical Accounting Policies—Contingencies," included elsewhere in this information statement. However, if during any period a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves or available indemnifications, our results of operations in that period could be materially and adversely affected.

        As is common for transactions like the separation, under the terms of the separation and distribution agreement and ancillary agreements, we will generally be responsible and will indemnify U.S. Bancorp for all liabilities regardless of amount that U.S. Bancorp and its affiliates may incur relating to our business, including those liabilities relating to our business while it was operated as a segment of U.S. Bancorp under the supervision of its management and board of directors and while our employees were employees of U.S. Bancorp servicing our business. Similarly, U.S. Bancorp will generally be responsible and will indemnify us for all liabilities regardless of amount that we and our affiliates may incur relating to the businesses U.S. Bancorp is retaining. In addition, U.S. Bancorp has agreed to indemnify us in an amount up to $17.5 million for losses resulting from third-party claims relating to research analyst independence and certain exercises of U.S. Bancorp options in connection with the distribution and from regulatory investigations regarding the allocation of IPO shares to directors and officers of existing or potential investment banking clients, mutual fund practices known as late trading or market timing and mutual fund marketing and compensation arrangements, which are liabilities of our business. We are currently party to several actions that relate to the subject matter of this $17.5 million indemnity from U.S. Bancorp. Given the uncertainty associated with claimed damage amounts generally, that the full extent of damage claims in these actions are not specified, and that in certain instances the amounts claimed relate only in part to the subject matter of the indemnity, we are not able to determine the aggregate amount of claims for damages from these pending actions that would be covered by this indemnity. U.S. Bancorp has the right to terminate this indemnification obligation in the event of a change in control of our company.

    Competition

        Competition is another significant factor that can impact our financial results. In addition to competition from firms traditionally engaged in the securities and investment banking business, there has been increased competition in recent years from other market participants including insurance companies, commercial banks, electronic communications networks, online brokerage firms, mutual fund sponsors and other companies offering financial services. Over the past several years there have been numerous acquisitions of securities firms by larger financial institutions. These larger financial institutions have greater financial resources, which allow them to engage in additional lending activities to businesses in connection with providing financial advisory services. In addition, these larger financial institutions have a broader product base and geographic reach, which may mitigate the effects on their businesses of a downturn in certain market conditions or a downturn in the economy in specific regions of the country. We expect our industry to continue to experience consolidation and convergence as competitors continue to broaden their offerings of investment products. However, we believe this consolidation has resulted in significant opportunities for our business, since we believe that middle-market companies, consisting of companies between $100 million and $5 billion in enterprise value, no longer receive consistent attention from some investment banking firms that have been acquired or have merged with other companies or have elected to target larger clients. In addition, we strive to provide levels of expertise, execution and service that are superior to our competitors by focusing on these targeted clients.

    Recent Trends

        Since mid-2000 through early 2003, challenging investment and economic conditions have negatively impacted the financial markets. The U.S. economy has struggled due in part to lower consumer confidence, higher unemployment and reduced spending in the business sector. These conditions improved somewhat during the second and third quarters of 2003. Technology spending has been curtailed dramatically since the pre-Y2K period, affecting corporate earnings in technology related sectors. Accordingly, technology related business opportunities and investments have been reduced substantially during this timeframe. Because the technology sector has been a focus industry for our company in prior years, these changes have adversely impacted our business results.

        The terrorist acts in September 2001 further weakened the economy as consumers and businesses reduced spending. These terrorist acts led to the closing of the financial markets for several days and, upon their reopening, equity index averages dropped dramatically in heavy trading volumes. The Federal Reserve Board moved aggressively to improve economic conditions with multiple interest rate reductions throughout the past three years, decreasing the Federal Funds target rate from 6.5 percent at December 31, 2000 to 1.75 percent, 1.25 percent and 1.00 percent by December 31, 2001, December 31, 2002 and September 30, 2003, respectively. Despite these interest rate reductions, the economy continued to show signs of weakness and recession throughout 2002 and into early 2003, driven by softness in corporate earnings, uncertainty caused by world political events and reduced confidence in the integrity of reported financial information by several high-profile corporations.

        Since mid-2000 through early 2003, the impact of these economic conditions has caused significant declines in equity returns for investors and a substantially lower number of investment banking transactions. The improvement of these economic conditions during the second and third quarters of 2003 has resulted in increased equity returns and a modest rise in the overall number of investment banking transactions. The following table provides a summary of equity market indices and numbers of merger and acquisition transactions, public equity offerings and managed municipal underwriting transactions for the past four calendar years and the nine months ended September 30, 2003 and 2002:

Market Trends

					Number of Transactions
	Equity Market Indices
					Mergers and Acquisitions (a)	Public Equity Offerings (b) (d)	Initial Public Offerings (b)	Managed Municipal Underwritings (c)
	Dow Jones Industrials	% Change	NASDAQ	% Change
Year ended December 31, (e)
1999	11,497	25.2%	4,069	85.5%	10,031	1,062	486	12,359
2000	10,787	(6.2)	2,471	(39.3)	9,814	982	381	10,598
2001	10,022	(7.1)	1,950	(21.1)	6,998	764	83	13,346
2002	8,342	(16.8)	1,336	(31.5)	6,451	608	75	14,056

Nine months ended September 30, (f)
2002	7,592	(24.2)	1,172	(39.9)	4,912	487	53	10,316
2003	9,275	11.2	1,787	33.8	5,033	556	29	10,793

(a)
Source: Securities Data Corporation.
(b)
Source: Dealogic (offerings with market reported value greater than $10 million).
(c)
Source: Thomson Financial.
(d)
Number of transactions includes convertible offerings.
(e)
Percent change is the change from the prior year-end.
(f)
Percent change is the change for the nine months ended September 30, 2003 and 2002, respectively.

        The adverse trend in equity returns over the past three years, has caused a "flight-to-quality" among many individual and institutional investors. During the past three years, investors have been seeking investments in federally insured deposits, government securities, municipal securities and, to a lesser extent, high-quality corporate debt securities. In addition, the impact of the economic conditions over the past three years has resulted in a decline in initial public offerings. As a result, since mid-2000 through early 2003 equity related revenue has declined. However, during the same timeframe, fixed income capital markets have experienced higher business volumes prompted by corporate and municipal issuers refunding existing debt or issuing new debt at lower interest rates. As such, fixed income underwriting and fixed income trading and sales activities during this declining interest rate environment have in part offset the negative impact of the declining equities markets. Over the past three fiscal years, approximately 50 percent of our aggregate revenue was attributable to equity products and services, and approximately 23 percent was attributable to fixed income products and services. Because our business has a relatively higher mix of equity investment banking and sales and trading activities, these overall market trends have adversely affected our financial results during 2001, 2002 and early 2003 through declining revenue and charges related to reducing our cost structure. In addition, many of our operating costs are relatively fixed and do not decline in the short term proportionately with reduced levels of business activities, and therefore our operating margin often declines during periods of adverse market trends.

Results of Operations

        U.S. Bancorp has operated the businesses it will transfer to us in the separation as internal units of U.S. Bancorp through various subsidiaries and divisions. These subsidiaries and divisions have been operating substantially independent from U.S. Bancorp's other subsidiaries and divisions since the time U.S. Bancorp acquired our predecessor company in 1998. While Piper Jaffray was an affiliate of U.S. Bancorp, our financial advisors have marketed and distributed products from other affiliates of U.S. Bancorp, including money market funds and certain retirement products from U.S. Bancorp's institutional trust and custody group. In addition, we have referred our clients to other U.S. Bancorp affiliates for services including asset management services and personal loans. Likewise, affiliates of U.S. Bancorp have referred their clients to us for certain services, including capital market services for their corporate clients. However, these referrals were made infrequently and never reached a volume that was material to our or U.S. Bancorp's businesses. Therefore, we do not expect the loss of access to U.S. Bancorp customers due to the separation to significantly impact our results of operations. After the separation we will have business arrangements with U.S. Bancorp for several types of services including access to certain mutual fund products through U.S. Bancorp Asset Management, Inc. For further discussion see "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp—Business Alliance Agreement."

  Basis of Presentation

        Our combined financial statements have been carved out from the consolidated financial statements of U.S. Bancorp by taking the historical results of operations and historical basis of the assets and liabilities of the transferred businesses. All of the revenue and substantially all of the expenses included in our combined financial statements represent revenue generated and expenses incurred directly by these independent subsidiaries and divisions being transferred to us. Certain expenses included in our combined financial statements are based on shared services provided by U.S. Bancorp or an affiliate. These shared-services expenses are not a significant component of the total expense included within our combined financial statements. These shared-services expenses primarily relate to providing certain employee-related services, technology services and corporate functions, including audit, tax and real estate management services. The costs of these shared services have been allocated to us and included in our combined financial statements based on actual costs related to our businesses or based on our proportionate usage of those services. Proportionate usage was determined based on the number of employees, actual hours used, square footage of office space or other similar methodologies. Additionally, in preparing the combined financial statements, the results of operations related to the fixed income capital markets division of U.S. Bancorp Investments, Inc. were determined based on direct revenues generated by customers that will continue to be serviced by our company. Expenses were allocated to the fixed income business based on specific compensation costs to support those business activities and a proportionate share of occupancy and other operational costs. Specific assets and liabilities related to providing fixed income brokerage services to these customers were included on the combined statement of financial condition. We believe that the allocation methods used in preparing the combined financial statements were reasonable and, in the case of allocations regarding our fixed income capital markets business, representative of the profitability of the fixed income business. For more information regarding these or other allocations made in connection with the preparation of our combined financial statements, see Note 1 and the other notes to those statements.

        The historical financial information presented herein does not reflect certain changes and increased costs that will occur in our cost structure, funding and operations due to our separation from U.S. Bancorp, including changes in insurance coverage, changes in tax structure, other potential increased costs associated with reduced economies of scale and other increased costs associated with being a publicly traded, stand-alone entity. As more fully described above in "Risk Factors—Risk Factors Relating to Establishing Our Company as Independent from U.S. Bancorp," after the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with U.S. Bancorp. For example, U.S. Bancorp's insurance policies provide our business with insurance coverage on favorable terms due to the size and consolidated purchasing power of U.S. Bancorp. Moreover, in connection with the distribution and as more fully described in "—Liquidity and Capital Resources" included elsewhere in this information statement, we also expect to renegotiate our credit arrangements with, and reduce our reliance for funding on, U.S. Bancorp and begin using other sources of funding. We expect to enter into a $100 million discretionary secured line with U.S. Bank National Association and an additional $550 million in discretionary financing with unaffiliated banks. In addition, as more fully described in the "Notes to Unaudited Pro Forma Combined Statement of Operations" included elsewhere in this information statement, we expect to incur approximately $5.2 million of additional public company costs subsequent to our separation, including audit and tax services, investor relations, board of directors costs and directors and officers insurance costs. Accordingly, the financial information presented herein may not be indicative of our combined financial position, operating results or cash flows in the future or what our combined financial position, operating results and cash flows would have been had we been a separate, standalone entity during the periods presented. For information relating to our relationship with U.S. Bancorp and services and arrangements between U.S. Bancorp and us following the distribution, see "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp," included elsewhere in this information statement.

        Certain expenses paid to affiliates would not have been incurred if we had operated as a stand-alone entity during the periods presented. As a subsidiary of U.S. Bancorp, we paid royalty fees for the use of U.S. Bancorp's tradenames in the amount of $3.1 million for the nine months ended September 30, 2003 and $7.5 million, $55.8 million and $47.8 million for 2002, 2001 and 2000, respectively. In addition, we incurred merger-related charges of $2.2 million, $0.5 million and $7.0 million, in 2002, 2001, and 2000, respectively, to integrate our business activities into U.S. Bancorp's operating models and systems. The merger-related charges in 2002 and 2001 were related to the U.S. Bancorp and Firstar Corporation merger, while the charges in 2000 were related to the acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp in 1998. Also, due to certain financial objectives of the U.S. Bancorp consolidated group, we were required to maintain higher levels of subordinated debt and incurred related interest expense that was not representative of a similar business operating on a stand-alone basis. In mid-2002, we recapitalized our balance sheet, reducing our subordinated debt by $260 million, and received a capital contribution of $250 million from U.S. Bancorp. At the distribution, the subordinated debt will be further reduced to $180 million. These actions are intended to make our capital structure more representative of similar companies in our industry.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting policies are those policies that management believes are the most important to the portrayal of our financial condition and results, and require management to make estimates that are difficult, subjective or complex. See "—Critical Accounting Policies" included elsewhere in this information statement for further discussion on the company's critical accounting policies.

    Outlook

        After completion of the distribution, we will operate as a separate, stand-alone public company. As a result, current arrangements and relationships with U.S. Bancorp will change and will impact our results of operations in future periods. We expect these changes to be as follows.

  •
  We will no longer incur expenses related to royalty fees paid to U.S. Bancorp for the use of their trade names.

  •
  Beginning in January 2003 we entered into a new business arrangement with U.S. Bancorp Asset Management Inc., which allows us to continue to offer various First American Funds to our clients. Under this new arrangement, which reflects current market based pricing, we receive a larger portion of the revenue generated from our clients' activity with First American Funds than under our previous arrangement. Our previous arrangement provided U.S. Bancorp Asset

    Management Inc. with a greater share of the revenue generated from our clients' activity with First American Funds. We expect this new arrangement will provide approximately $7.0 million of additional revenue annually based on current levels of First American assets under management and will have no significant impact on our expenses. The terms of this arrangement extend through the two full succeeding calendar years following the date of the distribution.

  •
  Prior to the distribution, our broker dealer subsidiary intends to prepay its $215 million subordinated debt facility and to simultaneously enter into a new subordinated debt facility with a subsidiary of U.S. Bancorp in a principal amount of $180 million, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in our broker dealer subsidiary's net capital computation. The interest rate on this subordinated debt facility is expected to be based on the three-month London Interbank Offer Rate and the entire amount outstanding would mature in 2008.

  •
  We have renegotiated our credit arrangements with U.S. Bancorp and its affiliates. We have agreed to enter into a $100 million discretionary secured line with U.S. Bank National Association which will be effective at the date of the distribution. In addition, we are in the process of completing the documentation necessary to finalize the agreements for an additional $550 million in discretionary financing with unaffiliated banks consisting of a $100 million unsecured facility and $450 million in secured facilities. We expect to have aggregate borrowings outstanding related to these various facilities of $200 million to $300 million, which may change based on business activity. In the future we may need to pay commitment fees in order to obtain financing which would impact our profitability.

  •
  After the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with U.S. Bancorp. Being a part of U.S. Bancorp, with its size and purchasing power, has benefited our business in connection with the procurement of insurance, employee benefits and technology-related services for our business. We expect our costs to increase in these areas by approximately $5.0 million due in part to our separation from U.S. Bancorp.

  •
  Based on current estimates, we expect to incur approximately $5.2 million of additional public company costs on an annual basis, including audit and tax services, investor relations, and board of directors costs and directors and officers insurance costs.

  •
  During our affiliation with U.S. Bancorp, we referred clients to U.S. Bancorp for certain services, including loans and asset management services. Likewise, affiliates of U.S. Bancorp have referred their clients to us for services, including capital market services for their corporate clients. However, these referrals were made infrequently and never reached a volume that was material to our or U.S. Bancorp's businesses. Therefore, the loss of access to U.S. Bancorp customers due to the separation and distribution should not significantly impact our results of operations.

  •
  We expect to incur a charge of $24.0 million shortly after the distribution related to the granting of cash awards to a broad based group of employees, including all of our executive officers, in connection with the distribution that will be paid out in cash within 120 days following the distribution. U.S. Bancorp has informed us that it intends to make a $23.5 million capital contribution to us to be used solely for paying these cash awards. We will also grant an additional $23.0 million in employee cash awards in connection with the distribution that will be paid out over four years subsequent to the distribution, which will result in an annual charge of approximately $5.9 million in the first three years following the distribution and approximately $5.3 million in the year thereafter. We expect to fund these cash awards using cash flow from operations. For additional information relating to these cash awards, see "Management—Employee Cash Awards in Connection with the Distribution" included elsewhere in this information statement.

        For information relating to all the above-mentioned changes, including the pro forma effects of certain of these changes, see "Relationship with U.S. Bancorp—Arrangements with U.S. Bancorp," "Notes to Unaudited Pro Forma Combined Statement of Operations" and "Liquidity and Capital Resources—Funding Sources" included elsewhere in this information statement.

        Declines in net revenue as experienced during 2001, 2002 and early 2003 adversely impact our profitability. Also, our occupancy and communication costs are relatively fixed and do not decline in the short-term with reduced levels of business activity and net revenue. Accordingly, continued periods of unfavorable market conditions similar to those experienced over the past three years are likely to adversely affect our profitability in future periods. In response to significant changes in the securities markets, we implemented a restructuring plan in 2001 and 2002 to realign our distribution network and improve business processes in our back office support function. In addition, these restructuring plans focused on areas that experienced significant declines in net revenue production. These restructuring plans included the termination of approximately 400 employees resulting from the closure of 5 branch offices, the reconfiguration of certain branch offices, the downsizing and consolidation of certain back office support functions and the downsizing of areas with declining revenue production. The impact of these restructuring plans on net revenue has not been significant, as the restructuring plans were focused on areas that had experienced significant declines in net revenue or areas where operating expenses were exceeding net revenues. If business activity increases substantially, we may not experience the full benefit of the operating expense reductions in future periods as we hire staff to compete for business and to meet customer demands. In addition, several other items may impact our profitability in future periods. In connection with the market downturn that began in 2000, the number of complaints, legal actions, investigations and regulatory proceedings has increased in recent years. We expect that this trend may continue, and we may continue to see increased litigation-related expenses. Another item that likely will impact future profitability is insurance costs. Based on current market conditions and increased claims activity for insurance carriers, insurance premiums continue to increase. We expect that this trend will continue and that we may see increased insurance-related expenses in future periods.

        Competition is another significant factor that can impact our financial results. Over the past several years there have been numerous acquisitions of securities firms by larger financial institutions. These larger financial institutions have greater financial resources, which allow them to engage in additional lending activities to businesses in connection with providing financial advisory services. In addition, these larger financial institutions have a broader product base and geographic reach, which may mitigate the effects on their businesses of a downturn in certain market conditions or a downturn in the economy in specific regions of the country. However, we believe this consolidation has resulted in opportunities for our business, since we believe that middle-market companies, consisting of companies between $100 million and $5 billion in enterprise value, no longer receive consistent attention from some investment banking firms that have been acquired or have merged with other companies or have elected to target larger clients. In addition, we strive to provide levels of expertise, execution and service that are superior to our competitors by focusing on these targeted clients. As a separate company focused solely on our business, we believe that we will have enhanced strategic and operational flexibility and, as a result, will be better positioned to serve our clients and grow our business. Finally, our incentive compensation will be more closely tied to our performance, since stock-based awards will be based on our common stock rather than U.S. Bancorp common stock, and this more direct link with our performance should enhance the value of these incentives to both our employees and our stockholders.

        We currently anticipate that we will join the Minnesota Keystone Program, a voluntary program for corporations that commit a portion of their pre-tax earnings to non-profit organizations. We expect to participate at the 5 percent giving level, meaning that we will contribute up to 5 percent of our pre-tax earnings. Contributions may consist of a combination of cash, in-kind services and employee volunteer hours.

  Financial Summary

        The overall trends and conditions of the financial markets, particularly within the United States, can materially affect our results of operations and financial position. Given the volatility of the capital markets and securities business, results of any individual period should not be considered indicative of future results. In addition, we operate in certain focus industries and sectors, the performance of which may not correlate to the overall market. Our Capital Markets business focuses primarily on the consumer, financial institutions, health care and technology industries within the corporate sector and health care, higher education, housing, and state and local government entities within the government/non-profit sector. Such industries may experience a downturn independently of general economic and market conditions, or may face market conditions that are disproportionately worse than those impacting the economy and markets generally, which may adversely affect our business. Moreover, our Private Client Services business primarily operates in the midwestern, mountain and western states in the U.S. An economic downturn that disproportionately impacts one or all of these regions would adversely affect our business compared with companies operating in other regions or more nationally or globally. This may make our results differ from the overall trends and conditions of the financial markets.

        The following tables provide a summary of market data and the results of our operations in relation to changes in the equity and fixed income markets for the periods indicated.

Market Data

	Nine Months Ended September 30,				Years Ended December 31,
	2003	2002	2003 v2002		2002	2001	2000	2002 v2001	2001 v2000
Dow Jones Industrials (a)	9,275	7,592	11.2	%(f)	8,342	10,022	10,787	(16.8)%	(7.1)%
NASDAQ (a)	1,787	1,172	33.8	(f)	1,336	1,950	2,471	(31.5)	(21.1)
NYSE Average Daily Value Traded ($ billions)	$38.0	$42.0	(9.5)		$40.9	$42.3	$43.9	(3.3)	(3.6)
NASDAQ Average Daily Value Traded ($ billions)	$26.7	$30.2	(11.6)		$28.8	$44.1	$80.9	(34.7)	(45.5)
Mergers and Acquisitions (number of transactions) (b)	5,033	4,912	2.5		6,451	6,998	9,814	(7.8)	(28.7)
Public Equity Offerings (number of transactions) (c) (g)	556	487	14.2		608	764	982	(20.4)	(22.2)
Initial Public Offerings (number of transactions) (c)	29	53	(45.3)		75	83	381	(9.6)	(78.2)
Managed Municipal Underwritings (number of transactions) (d)	10,793	10,316	4.6		14,056	13,346	10,598	5.3	25.9
Total Aggregate Debt Outstanding ($ billions) (a) (e)	$21,663	$19,770	9.6		$20,170	$18,565	$17,056	8.6	8.8
10-Year Treasuries Average Rate (a)	3.92%	4.81%	(15.0	) (f)	4.61%	5.02%	6.03%	(8.2)	(16.7)

(a)
Data provided is at period end.

(b)
Source: Securities Data Corporation.

(c)
Source: Dealogic (offerings with market reported value greater than $10 million).

(d)
Source: Thomson Financial.

(e)
Source: The Bond Market Association.

(f)
Represents percent change for the nine months ended September 30, 2003.

(g)
Number of transactions includes convertible offerings.

Results of Operations

	Nine Months Ended September 30,			Years Ended December 31,
	(unaudited)			(audited)
			2003 v2002				2002 v2001	2001 v2000
(Dollars in Thousands)	2003	2002		2002	2001	2000
Revenues
Commissions and fees	$189,139	$209,780	(9.8)%	$275,682	$302,289	$374,611	(8.8)%	(19.3)%
Principal transactions	164,466	132,140	24.5	181,268	186,699	232,426	(2.9)	(19.7)
Investment banking	170,749	156,209	9.3	203,511	247,949	342,104	(17.9)	(27.5)
Interest	33,664	46,076	(26.9)	59,685	95,436	144,308	(37.5)	(33.9)
Other income	41,893	33,676	24.4	43,221	47,615	53,006	(9.2)	(10.2)

Total revenue	599,911	577,881	3.8	763,367	879,988	1,146,455	(13.3)	(23.2)
Interest expense	(14,979)	(28,136)	(46.8)	(34,315)	(79,216)	(128,177)	(56.7)	(38.2)

Net revenue	584,932	549,745	6.4	729,052	800,772	1,018,278	(9.0)	(21.4)

Noninterest expenses
Compensation and benefits	365,431	344,503	6.1	449,329	513,623	662,592	(12.5)	(22.5)
Occupancy and equipment	40,297	42,986	(6.3)	55,549	60,121	55,693	(7.6)	8.0
Communications	30,981	27,861	11.2	36,316	41,786	35,784	(13.1)	16.8
Floor brokerage and clearance	17,526	19,474	(10.0)	26,040	22,092	19,869	17.9	11.2
Marketing and business development	27,285	34,376	(20.6)	44,115	49,706	58,910	(11.2)	(15.6)
Outside services	19,397	23,133	(16.2)	32,717	21,581	23,315	51.6	(7.4)
Regulatory settlement	—	—	—	32,500	—	—	—	—
Amortization of acquisition-related compensation and goodwill	—	—	—	—	17,641	30,108	(100.0)	(41.4)
Merger and restructuring charges	—	1,490	(100.0)	7,976	65,697	8,889	(87.9)	639.1
Royalty fees	3,107	5,664	(45.1)	7,482	55,753	47,750	(86.6)	16.8
Other operating expenses	33,950	13,788	146.2	31,067	25,577	35,092	21.5	(27.1)

Total non-interest expenses	537,974	513,275	4.8	723,091	873,577	978,002	(17.2)	(10.7)

Income (loss) before taxes	46,958	36,470	28.8	5,961	(72,805)	40,276	108.2	(280.8)
Income taxes (benefit)	17,613	13,139	34.1	5,855	(22,754)	19,568	(125.7)	216.3

Net income (loss)	$29,345	$23,331	25.8	$106	$(50,051)	$20,708	100.2	(341.7)

        Net revenue increased to $584.9 million for the nine months ended September 30, 2003 from $549.7 million for the nine months ended September 30, 2002, or 6.4 percent. Revenues from securities transactions, including commissions and fees decreased to $189.1 million for the nine months ended September 30, 2003 from $210.0 million for the nine months ended September 30, 2002, or 9.8 percent. Revenues from principal transactions increased to $164.5 million for the nine months ended September 30, 2003 from $132.1 million for the nine months ended September 30, 2002, or 24.5 percent. Investment banking revenues increased to $170.7 million for the nine months ended September 30, 2003 from $156.2 million for the nine months ended September 30, 2002, or 9.3 percent. Net interest revenue for the nine months ended September 30, 2003 increased to $18.7 million from $17.9 million for the nine months ended September 30, 2002.

        Non-interest expenses increased to $538.0 million for the nine months ended September 30, 2003 from $513.3 million for the nine months ended September 30, 2002. The increase in non-interest expenses was due to higher incentive compensation resulting from increased operating profits and higher communication costs and other operating expenses, primarily representing loan loss and litigation-related expenses. Our incentive expense is primarily a factor of operating income, which increased for the nine months ended September 30, 2003 over the same period in 2002. The increase in incentives, communication and other operating expenses was offset in part by reductions in royalty fees, marketing and business development costs, outside services, floor brokerage and clearance fees and occupancy costs.

        Net revenue declined to $729.1 million in 2002 from $800.8 million in 2001 and to $800.8 million in 2001 from $1,018.3 million in 2000, or 9.0 percent and 21.4 percent, respectively. Revenues from securities transactions, including commissions, fees and principal trading, decreased to $457.0 million in 2002 from $489.0 million in 2001, or 6.6 percent, and to $489.0 million in 2001 from $607.0 million in 2000, or 19.4 percent, reflecting equity market conditions. Investment banking revenues declined to

$203.5 million in 2002 from $247.9 million in 2001, or 17.9 percent, and to $247.9 million in 2001 from $342.1 million in 2000, or 27.5 percent. The declines reflect fewer merger and acquisition transactions and public offerings in 2002 and 2001 from the previous years. Net interest revenue increased to $25.4 million in 2002 from $16.2 million in 2001 due to lower interest expense on subordinated debt, offset in part by lower interest income on customer margin balances. Net interest revenue in 2001 of $16.2 million remained essentially unchanged versus 2000 as lower interest expense on subordinated debt was offset by reduced interest income on customer margin balances.

        Non-interest expenses declined to $723.1 million in 2002 from $873.6 million in 2001 and to $873.6 million in 2001 from $978.0 million in 2000, or 17.2 percent and 10.7 percent, respectively. The $150.5 million reduction in non-interest expenses in 2002 was driven by several factors including lower variable compensation associated with declining net revenues, the effect of adopting new accounting principles for amortization of goodwill, lower royalty fees paid to U.S. Bancorp for the use of tradenames and lower restructuring charges relative to 2001. These declines were offset in part by a $32.5 million settlement charge in connection with a regulatory investigation of equity research and its relationship to investment banking. The $104.4 million reduction in non-interest expenses in 2001 was due in part to reduced variable expenses including compensation, marketing and business development and transaction processing fees included in outside services, offset partially by restructuring charges taken in 2001 to resize the business. See "—Recent Accounting Developments," included elsewhere in this information statement, for further discussion of the impact of adopting new accounting principles.

        As net revenue decreased during 2001, 2002 and early 2003 due to unfavorable market conditions our profitability was significantly impacted during these same periods. In addition, our occupancy and communication costs are relatively fixed and do not decline in the short-term with reduced levels of business activity and net revenue. Accordingly, these costs adversely affect our profitability during sustained periods of declining revenue. In response to significant changes in the securities markets, including increased volatility, declines in equity valuations, lower sales volumes and an increasingly competitive environment, we implemented a restructuring plan in 2001 and 2002 to realign our distribution network and improve business processes in our back office support functions. In addition, these restructuring plans focused on areas that experienced significant declines in net revenue production. These restructuring plans included the termination of approximately 400 employees, which included approximately 140 employees from our Private Client Services segment, approximately 180 employees from our Capital Markets segment, approximately 50 employees from our Corporate Support and Other segment and approximately 30 employees from Investment Research. The termination of these employees was the result of the closure of 5 branch offices, which is approximately 5 percent of our branch offices, the reconfiguration of certain branch offices, the downsizing and consolidation of certain back office support functions and the downsizing of areas with declining revenue production. The areas impacted by employee terminations included primarily sales management and back office support personnel, investment banking and related support functions, trading and research analysts. These restructuring plans resulted in charges to operations of approximately $5.8 million and $50.8 million in 2002 and 2001, respectively. The total annual reduction in operating expense resulting from these initiatives was approximately $27.0 million. The impact of these restructuring plans on net revenue has not been significant, as the restructuring plans were focused on areas that had experienced significant declines in net revenue or areas where operating expenses were exceeding net revenue. If business activity increases substantially, we may not experience the full benefit of the operating expense reductions in future periods as we hire staff to meet business activity and customer demands. In 2000, merger related charges included $8.9 million primarily related to integration costs and severance related to the 1998 acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp. The following table provides an analysis of revenues, expenses and operating income, on a pre-tax basis, as percentages of net revenue.

Common-Size Results of Operations
as a Percentage of Net Revenue

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Revenues
Commissions and fees	32.3%	38.2%	37.8%	37.8%	36.8%
Principal transactions	28.1	24.0	24.9	23.3	22.8
Investment banking	29.2	28.4	27.9	31.0	33.6
Interest	5.8	8.4	8.2	11.9	14.2
Other income	7.2	6.1	5.9	5.9	5.2

Total revenue	102.6	105.1	104.7	109.9	112.6
Interest expense	(2.6)	(5.1)	(4.7)	(9.9)	(12.6)

Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Non-interest expenses
Compensation and benefits	62.5%	62.7%	61.6	64.1	65.1
Occupancy and equipment	6.9	7.8	7.6	7.5	5.5
Communications	5.3	5.1	5.0	5.2	3.5
Floor brokerage and clearance	3.0	3.5	3.6	2.8	1.9
Marketing and business development	4.7	6.3	6.0	6.2	5.8
Outside services	3.3	4.2	4.5	2.7	2.3
Regulatory settlement	—	—	4.5	—	—
Amortization of acquisition-related compensation and goodwill	—	—	—	2.2	2.9
Merger and restructuring charges	—	0.3	1.1	8.2	0.9
Royalty fees	0.3	1.0	1.0	7.0	4.7
Other operating expenses	5.8	2.5	4.3	3.2	3.4

Total non-interest expenses	92.0	93.4	99.2	109.1	96.0

Income (loss) before taxes	8.0	6.6	.8	(9.1)	4.0
Income taxes (benefit)	3.0	2.4	.8	(2.8)	1.9

Net income (loss)	5.0%	4.2%	0.0%	(6.3)%	2.1%

        Our total non-interest expenses were 92.0 percent of net revenue for the nine months ended September 30, 2003 compared with 93.4 percent of net revenue for the nine months ended September 30, 2002. The decrease in non-interest expenses as a percentage of net revenue was due in part to declines in marketing and business development, occupancy, outside services and floor brokerage and clearance as compared to the first nine months of 2002. These reductions in expenses as a percentage of net revenue were offset partially by higher litigation-related and loan loss expenses during the first nine months of 2003 as compared with the same period in 2002. Included in the first nine months of 2002 was a litigation-related net recovery recorded based on favorable outcomes and changes in certain legal claims outstanding at the time. During the first nine months of 2003, we increased our allowance for loan losses related to certain forgivable loans made to revenue-producing employees by $8.8 million, increasing other operating expenses by approximately 1.5 percent of net revenue.

        Our total non-interest expenses were 99.2 percent of net revenue in 2002 compared with 109.1 percent of net revenue in 2001. In 2001, we restructured our operations in response to adverse conditions in the securities markets, including increased volatility, declining sales volumes and an increasingly competitive environment. The restructuring was undertaken to improve the longer-term operating efficiency of the business by removing excess capacity from our branch system and by implementing more efficient business processes. The charge associated with this restructuring increased non-interest expenses by 6.3 percent of net revenue in 2001. In 2002, benefits of the restructuring were manifested in lower compensation costs and a reduction in certain fixed costs, including occupancy, equipment and communication charges.

        Both as a percentage of net revenue and as compared with prior years, the impact from these cost saving initiatives was offset by increases in certain expense categories. Floor brokerage and clearance costs were higher by 17.9 percent in 2002 due to increased usage of electronic communications networks to obtain trade execution. As a percentage of net revenue, these costs increased to 3.6 percent in 2002 compared with 2.8 percent in 2001. Outside services were 4.5 percent of net revenue in 2002 compared with 2.7 percent in 2001, or $11.1 million higher than 2001, primarily due to the impact of investments in technology made by us in 2000 and 2001, including outsourcing certain securities processing activities. Technology investments are expected to improve trade execution and service quality for customers. Other operating expenses increased to 4.3 percent of net revenue in 2002 compared with 3.2 percent in 2001 primarily due to litigation related expenses. In addition, non-interest expenses increased by 4.5 percent of net revenue in 2002 related to our regulatory settlement. Offsetting these increases in part were lower marketing and business development costs, as these tend to be more variable in nature and therefore more controllable during adverse conditions. Also reducing non-interest expenses in 2002 was a reduction in royalty fees. As a percentage of net revenue, these costs decreased to 1.0 percent in 2002 compared with 7.0 percent in 2001.

        In 2001, our total non-interest expenses were 109.1 percent of net revenue compared with 96.0 percent of net revenue in 2000. The increase in 2001 was primarily the result of merger and restructuring charges and royalty fees which increased in 2001. The increase was also the result of fixed costs, such as occupancy and communications, which negatively impact our operating margin during periods of declining revenue. These increases as a percentage of net revenue were somewhat offset by changes in other expenses which are more variable in nature and which adjust more readily to changes in net revenues, such as variable compensation.

        See "—Results of Operations—Combined Operating Expenses—Merger and Restructuring Related Charges, Regulatory Settlement and Royalty Fees," included elsewhere in this information statement, for further discussion of the impact of these charges over the past three years.

  Segment Performance

        We measure financial performance by business segment including Capital Markets, Private Client Services and Corporate Support and Other. The business segments are determined based upon factors such as the type of customers, the nature of products and services provided and the distribution channels used to provide those products and services. Segment pre-tax operating income (loss) and segment operating margin is used to evaluate and measure segment performance by our management team in deciding how to allocate resources and in assessing performance in relation to our competitors. Segment pre-tax operating income (loss) is derived from our business unit profitability reporting systems by specifically attributing customer relationships and their related revenues and expenses. Expenses directly managed by the business unit are accounted for within each segment's pre-tax operating income (loss). Investment research, operations and technology related costs are allocated based on the segment's use of these functions to support their business. General and administrative expenses incurred by centrally managed corporate support functions are included within Corporate Support and Other. To enhance the comparability of business segment results, goodwill amortization for periods prior to the adoption of SFAS 142 is no longer included in segment pre-tax operating income (loss). Also, merger and restructuring related charges, royalty fees assessed by affiliates, income taxes and certain infrequent regulatory settlement costs are not included in segment pre-tax operating income (loss). Designations, assignments and allocations may change from time to time as financial reporting systems are enhanced and methods of evaluating performance change or business segments are realigned to better respond to our customer base. The presentation reflects our current management structure and, accordingly, all periods are presented on a comparable basis. See Note 17 to our audited combined financial statements, included elsewhere in this information statement, for a further description of our basis for preparing segment financial information.

        Our primary revenue producing segments, Capital Markets and Private Client Services, have different compensation plans and non-compensation cost structures which impact operating margin of the two segments differently during periods of increasing or decreasing business activity and revenue. Compensation expense for Capital Markets is driven primarily by operating profit of the segment whereas compensation expense for Private Client Services is driven primarily by revenue. In addition, Capital Markets has a higher proportion of variable non-compensation expenses than Private Client Services. Capital Markets variable non-compensation expenses represent approximately 25 percent of their non-compensation expenses, compared with approximately 10 percent for Private Client Services. These differences in compensation plans and cost structure result in a more stable operating margin for Capital Markets and greater variability in operating margin for Private Client Services.

        The following table provides segment performance of Piper Jaffray for the periods presented:

Segment Performance

	Nine Months Ended September 30,			Years Ended December 31,
	(unaudited)
			2003 v2002				2002 v2001	2001 v2000
(Dollars in Thousands)	2003	2002		2002	2001	2000
Net revenue
Capital Markets	$319,614	$279,824	14.2%	$376,074	$422,235	$559,999	(10.9)%	(24.6)%
Private Client Services	263,293	274,067	(3.9)	357,155	392,447	475,416	(9.0)	(17.5)
Corporate Support and Other	2,025	(4,146)	148.8	(4,177)	(13,910)	(17,137)	70.0	18.8

Total	$584,932	$549,745	6.4	$729,052	$800,772	$1,018,278	(9.0)	(21.4)

Segment pre-tax operating income (loss) (a)
Capital Markets	$58,700	$44,920	30.7%	$65,655	$76,534	$97,244	(14.2)%	(21.3)%
Private Client Services	20,563	22,825	(9.9)	29,902	39,013	82,014	(23.4)	(52.4)
Corporate Support and Other	(29,198)	(24,121)	(21.0)	(41,638)	(49,261)	(52,235)	15.5	5.7

Total	$50,065	$43,624	14.8	$53,919	$66,286	$127,023	(18.7)	(47.8)

Segment operating margin
Capital Markets	18.4%	16.1%		17.5%	18.1%	17.4%
Private Client Services	7.8%	8.3%		8.4%	9.9%	17.3%
Total	8.6%	7.9%		7.4%	8.3%	12.5%
(a)
See reconciliation to total combined income (loss) before taxes for detail on expenses excluded from segment pre-tax operating income (loss).

Reconciliation to total combined income (loss) before taxes:
Segment pre-tax operating income (loss)	$50,065	$43,624	$53,919	$66,286	$127,023
Amortization of acquisition-related compensation and goodwill			—	17,641	30,108
Regulatory settlement			32,500	—	—
Royalty fees to affiliates	3,107	5,664	7,482	55,753	47,750
Merger and restructuring charges		1,490	7,976	65,697	8,889

Total combined income (loss) before taxes	$46,958	$36,470	$5,961	$(72,805)	$40,276

Capital Markets

	Nine Months Ended September 30,			Years ended December 31,
	(unaudited)
(Dollars in Thousands)	2003	2002	2003 v2002	2002	2001	2000	2002 v2001	2001 v2000
Net revenue
Commissions and trading	$157,488	$124,476	26.5%	$172,511	$180,873	$217,427	(4.6)%	(16.8)%
Investment banking	145,526	137,680	5.7	179,341	216,585	314,207	(17.2)	(31.1)
Net interest	14,311	14,592	(1.9)	20,827	23,392	26,855	(11.0)	(12.9)
Other income	2,289	3,076	(25.6)	3,395	1,385	1,510	145.1	(8.3)

Total net revenue	$319,614	$279,824	14.2	$376,074	$422,235	$559,999	(10.9)	(24.6)

Segment pre-tax operating income (loss)	$58,700	$44,920	30.7%	$65,655	$76,534	$97,244	(14.2)%	(21.3)%
Segment operating margin	18.4%	16.1%		17.5%	18.1%	17.4%

        Capital Markets net revenue increased to $319.6 million for the nine months ended September 30, 2003 from $279.8 million for the nine months ended September 30, 2002. Commissions and trading revenue increased to $157.5 million for the nine months ended September 30, 2003 compared with $124.5 million for the nine months ended September 30, 2002 as a result of reduced trading losses of $14.5 million and increased commissions of $18.5 million due to higher institutional trading volumes. Investment banking revenue increased to $145.5 million for the nine months ended September 30, 2003 compared with $137.7 million for the nine months ended September 30, 2002 due primarily to increased equity underwriting commissions of $5.5 million. Net interest revenue declined to $14.3 million for the nine months ended September 30, 2003 compared with $14.6 million for the nine months ended September 30, 2002.

        Segment operating margin for Capital Markets increased to 18.4 percent for the nine months ended September 30, 2003 compared with 16.1 percent for the nine months ended September 30, 2002. The increase in pre-tax operating margin is due primarily to the increase in net revenue with fixed expenses remaining essentially flat. In addition, pre-tax operating margin improved due to reductions in marketing and business development, occupancy and salary costs, offset in part by higher litigation-related expenses. The first quarter of 2002 included the impact of reductions to litigation-related accruals based on our ongoing analysis of outstanding exposures and related probable losses.

        Capital Markets net revenue decreased to $376.1 million in 2002 from $422.2 million in 2001 primarily due to weak equity market conditions. Commissions and trading revenue decreased to $172.5 million in 2002 from $180.9 million in 2001 due primarily to increased trading losses of $19.6 million, offset partially by increased commissions of $11.2 million due to higher institutional trading volumes. Investment banking revenue decreased to $179.3 million in 2002 from $216.6 million in 2001 due primarily to reduced equity underwritings and merger and acquisition advisory fees of $41.1 million, offset partially by increased municipal bond underwriting revenue of $3.8 million as issuers took advantage of the declining interest rate environment. Net interest revenue declined due to changes in interest rates and inventory levels.

        Segment operating margin for Capital Markets decreased to 17.5 percent in 2002 from 18.1 percent in 2001. This decline is primarily attributable to increases in outside services related to the outsourcing of securities processing activities and higher litigation-related expenses. Also contributing to the decline was increased floor brokerage and clearance expense due to increased use of electronic communications networks to obtain trade execution. Partially offsetting these declines in operating margin was the reduction in certain costs resulting from the restructuring activities taken in 2001 and our decision to no longer participate in the U.S. Bancorp Cash Balance Pension Plan during 2002. An employer discretionary profit sharing plan replaced participation in the U.S. Bancorp plan to more closely align retirement benefits for our employees with performance of the business. In 2002, no contribution was made to the profit sharing plan based on our operating results. In 2002, we also continued to implement cost control initiatives to reduce discretionary spending.

        Capital Markets net revenue decreased to $422.2 million in 2001 from $560.0 million in 2000 due primarily to the declines in equity markets that began in mid-2000. Commissions and trading decreased to $180.9 million in 2001 from $217.4 million in 2000 due to a decrease in equity commissions of $10.9 million and the incurrence of a net equity trading loss in 2001 of $33.2 million versus a net trading profit in 2000 of $7.6 million. This decrease was offset partially by an increase of $15.2 million in fixed income commissions and trading profits due to increased trading volumes related to a favorable interest rate environment. Investment banking revenue decreased to $216.6 million in 2001 from $314.2 million in 2000 due primarily to lower equity underwriting revenue and merger and acquisition advisory fees of $116.2 million, offset partially by increased municipal bond underwriting and advisory revenue of $18.6 million as declining interest rates resulted in more debt issuances. Net interest revenue declined $3.5 million primarily due to a reduction in our non-rated commercial paper inventory.

        Segment operating margin for Capital Markets increased to 18.1 percent in 2001 from 17.4 percent in 2000. This increase was primarily due to changes in business mix which decreased compensation as a percentage of revenue in 2001 resulting in an improved operating margin. In addition, the increase in operating margin was primarily the result of implementing cost control initiatives on discretionary spending, such as marketing and business development.

  Private Client Services

	(unaudited)
	Nine Months Ended September 30,			Year Ended December 31,
(Dollars in Thousands)	2003	2002	2003 v2002	2002	2001	2000	2002 v2001	2001 v2000
Net revenue
Commissions and fees	$254,334	$264,396	(3.8)%	$344,643	$378,925	$457,448	(9.0)%	(17.2)%
Net interest	8,959	9,671	(7.4)	12,512	13,522	17,968	(7.5)	(24.7)

Total net revenue	$263,293	$274,067	(3.9)	$357,155	$392,447	$475,416	(9.0)	(17.5)

Segment pre-tax operating income (loss)	$20,563	$22,825	(9.9)%	$29,902	$39,013	$82,014	(23.4)%	(52.4)%
Segment operating margin	7.8%	8.3%		8.4%	9.9%	17.3%
Number of financial advisors (period end)	865	1,009	(14.3)%	975	1,061	1,161	(8.1)%	(8.6)%

        Private Client Services net revenue decreased to $263.3 million for the nine months ended September 30, 2003 compared with $274.1 million for the nine months ended September 30, 2002 due primarily to reduced mutual fund commissions of $11.1 million, lower account fees of $5.6 million and reduced investment management account fees of $3.3 million. These reductions were offset partially by increased revenue share payments of $6.9 million and increased annuity commissions of $1.9 million. Net interest revenue decreased to $9.0 million for the nine months ended September 30, 2003 from $9.7 million for the nine months ended September 30, 2002. Additionally, the number of financial advisors declined 14.3 percent as of September 30, 2003 compared with September 30, 2002, which also contributed to the decline in net revenue.

        Segment operating margin for Private Client Services decreased to 7.8 percent for the nine months ended September 30, 2003 compared with 8.3 percent for the nine months ended September 30, 2002. This decline is primarily attributable to increased loan losses related to forgivable loans made to our financial advisors. We increased our allowance for loan losses related to certain forgivable loans made to revenue-producing employees by $7.6 million. These loans are typically made in connection with recruitment and are forgivable based on continued employment. We amortize the loans using the straight-line method over the terms of the loans, which generally range from three to five years. Forgivable loan recipients who leave us prior to full forgiveness of their loan balance are obligated to repay unforgiven balances. However, historical collection efforts have been difficult as we hold no employee assets as collateral for these loans. Given these facts, a loan loss reserve is established when employees with unforgiven balances terminate and it is probable that the loans will not be collectible. During the first and second quarters of 2003, we communicated to employees certain changes to our production-based compensation plans that were effective in the third quarter of 2003. These compensation changes reflect a shift from a product-based payout to a production-based payout. This change more closely aligns our new compensation plan to those of our competitors. Subsequent to these communications, we have experienced attrition with respect to impacted revenue-producing employees. We expect this trend to continue and based on historical collection efforts, result in loan losses. Accordingly, we have increased our allowance for our exposure to forgivable loan losses. Also contributing to this decline in operating margin are increased litigation-related expenses during the first nine months of 2003 as compared with the first nine months of 2002 reflecting an increase in the number of complaints, legal actions, investigations and regulatory proceedings. We expect that this trend will continue for the foreseeable future. In addition, Private Client Services' fixed costs, such as occupancy and communications, negatively impacted pre-tax operating margin as net revenues declined due to market conditions. Partially offsetting these declines to Private Client Services' operating margin is a reduction in fixed and variable compensation expense for the nine months ended September 30, 2003 compared with the same period in 2002.

        Net revenue for Private Client Services decreased to $357.2 million in 2002 from $392.4 million in 2001 primarily due to reduced equity commissions of $22.0 million, reduced mutual fund commissions of $3.7 million and reduced annuity commissions of $5.7 million, offset partially by increased fixed income commissions of $3.4 million due to higher trading volumes. Net interest revenue decreased as customer margin balances declined, offset in part by competitive pricing changes. Contributing to the lower revenues were planned reductions in under-performing financial advisors in connection with our restructuring activities as well as unplanned attrition of financial advisors. The number of financial advisors decreased 8.1 percent between December 31, 2001 and December 31, 2002.

        Segment operating margin for Private Client Services decreased to 8.4 percent in 2002 from 9.9 percent in 2001. This decline is primarily attributable to Private Client Services' fixed costs, such as occupancy and communication, which negatively impacted pre-tax operating margin as net revenues declined due to market conditions. The impact of these fixed costs on operating margin in 2002 was mitigated somewhat by our restructuring activities taken in 2001 and cost control initiatives undertaken related to discretionary expenses. Also contributing to the decline in operating margin was the increase in outside services related to outsourcing certain securities processing activities and litigation-related expenses. Although a significant portion of compensation is variable, certain components are relatively fixed, such as salaries and benefits, which have a negative impact on our operating margin during periods of declining revenue. Partially offsetting these fixed components of compensation was the reduction of other costs resulting from the restructuring activities taken in 2001 and our decision to no longer participate in the U.S. Bancorp pension plan effective January 1, 2002. An employer discretionary profit sharing plan replaced participation in the U.S. Bancorp plan to more closely align retirement benefits for our employees with performance of the business. In 2002, no contribution was made to the profit sharing plan based on our operating results.

        Net revenue for Private Client Services decreased to $392.4 million in 2001 from $475.4 million in 2000 due primarily to reduced equity and mutual fund commissions of $77.8 million and $14.1 million, respectively, as a result of lower trading volumes, offset partially by increased fixed income commissions of $12.6 million from higher trading volumes. The decline in net interest revenue resulted primarily from decreased customer margin balances. A reduction in the number of financial advisors of 8.6 percent during 2001 also contributed to the decreasing revenue.

        Segment operating margin for Private Client Services decreased to 9.9 percent in 2001 from 17.3 percent in 2000. This decline is primarily attributable to higher levels of guaranteed compensation related to financial advisor recruiting activities and certain components of compensation which are relatively fixed, such as salaries and benefits. Also contributing to the operating margin decline is Private Client Services' fixed costs, such as occupancy and communications, which negatively impacted pre-tax operating margin as net revenues declined due to market conditions. In response to these declining operating margins and to improve the operating efficiency of the business, we restructured our branch network in 2001.

      Corporate Support and Other

        Corporate Support and Other includes certain revenues not attributable to the Capital Markets or Private Client Services business segments. These revenues are primarily from our venture capital subsidiary and our investments in limited partnerships that invest in venture capital funds. This segment also includes interest expense on subordinated debt, which is recorded in net revenue. Net revenue increased to $2.0 million for the nine months ended September 30, 2003 compared with ($4.1) million for the nine months ended September 30, 2002. This change was due primarily to a reduction in interest expense on our subordinated debt and increased management fees.

        Net revenue improved to ($4.2) million in 2002 from ($13.9) million in 2001. This change was due primarily to a reduction in interest expense on subordinated debt due to the recapitalization in July 2002. Net revenue was ($13.9) million in 2001 compared with ($17.1) million in 2000. This change was due primarily to reduced interest expense on our subordinated debt of $8.0 million as a result of lower interest rates. This change was offset partially by lower equity valuations due primarily to the overall declines in the equity markets and related write-downs of investments in venture capital funds of $3.5 million. These write-downs were primarily related to our limited partnership investment in a technology fund that was more significantly impacted by overall market conditions than our investment in the other venture capital fund. In addition, management fees declined by $0.8 million.

  Combined Operating Expenses

        We continue to focus on cost control initiatives to reduce our compensation and non-compensation expenses, including communications, marketing and business development, and occupancy and equipment. In both 2002 and 2001, we undertook plans to restructure our operations in response to significant changes in the securities markets, including increased market volatility, declines in equity valuations and an increasingly competitive environment for the securities industry. The restructuring was designed to improve the operating efficiency of the business by removing excess capacity from the product distribution network and by implementing more effective business processes. The total annual reduction in operating expense resulting from these restructuring initiatives was approximately $27 million. In addition to cost control initiatives, we intend to selectively invest our capital in areas that support our client-focused strategy.

      Compensation and Benefits

        Compensation and benefits increased to $365.4 million for the nine months ended September 30, 2003 from $344.5 million for the nine months ended September 30, 2002. A substantial portion of compensation expense represents variable incentive arrangements and commissions, the amounts of which fluctuate in proportion to the level of business activity. Other compensation costs, primarily base salaries and benefits, are more fixed in nature. The increase in compensation and benefits expense is due primarily to increases in the variable portion of our compensation as a result of increased revenue and operating profits. Compensation and benefits was 62.5 percent and 62.7 percent of net revenue for the nine months ended September 30, 2003 and September 30, 2002, respectively.

        Compensation and benefits decreased to $449.3 million in 2002 from $513.6 million in 2001 and was 61.6 percent and 64.1 percent of net revenue in each year, respectively. The decrease in compensation in 2002 is primarily attributable to lower variable compensation as a result of reduced revenue and lower operating profits. In addition, reductions in headcount and the impact of restructuring certain administrative and support functions in 2001 to improve our operating efficiencies resulted in a decrease in compensation expense of approximately $18.7 million in 2002. The other significant contributor to the decline included our decision to no longer participate in the U.S. Bancorp pension plan effective January 1, 2002. An employer discretionary profit sharing plan replaced the U.S. Bancorp pension plan to more closely align retirement benefits for our employees with performance of the business. In 2002, no contribution was made to the profit sharing plan based on our operating results. In 2001, the expense related to the U.S. Bancorp pension plan was $21.0 million.

        Compensation expense decreased to $513.6 million in 2001 from $662.6 million in 2000 and was 64.1 percent and 65.1 percent of net revenue in 2001 and 2000, respectively. This decrease primarily resulted from lower variable compensation as a result of reduced revenue and lower operating profits, and also reflects the impact of the 2001 restructuring activities.

      Occupancy and Equipment

        Occupancy and equipment expenses were $40.3 million for the nine months ended September 30, 2003 compared with $43.0 million for the nine months ended September 30, 2002. This decrease was due primarily to reduced depreciation on furniture and equipment.

        Occupancy and equipment expenses were $55.5 million in 2002 compared with $60.1 million in 2001 and $55.7 million in 2000. The 7.6 percent decline in 2002 resulted from savings from restructuring our distribution network and sales offices in 2001. The increase of $4.4 million or 8.0 percent in 2001 compared with 2000 was primarily due to changes in leases for office facilities.

      Communications

        Communication expenses include costs for telecommunication and data communication, primarily from third-party market information providers. Communication expenses were $31.0 million for the nine months ended September 30, 2003 compared with $27.9 million for the nine months ended September 30, 2002. This increase was due primarily to higher market data services expenses.

        Communication expenses were $36.3 million in 2002 compared with $41.8 million in 2001 and $35.8 million in 2000. Restructuring activities in 2001 as well as cost containment efforts drove the 13.1 percent decline in 2002. The increase of $6.0 million or 16.8 percent in 2001 compared with 2000 relates to branch reconfigurations, new technology products and new market data services introduced during 2001 to support future growth in the business.

      Floor Brokerage and Clearance

        Floor brokerage and clearance expenses were $17.5 million for the nine months ended September 30, 2003 compared with $19.5 million for the nine months ended September 30, 2002. This decrease is due to reduced fees for accessing electronic communications networks. As a percentage of net revenues, floor brokerage and clearance expenses was reduced to 3.0 percent from 3.5 percent for the nine months ended September 30, 2003 and 2002, respectively.

        Floor brokerage and clearance expenses increased to $26.0 million in 2002 compared with $22.1 million in 2001 and $19.9 million in 2000. As a percentage of net revenues, floor brokerage and clearance expenses were 3.6 percent, 2.8 percent and 1.9 percent in 2002, 2001 and 2000, respectively.

The increase in these costs primarily reflects increased usage of electronic communications networks to obtain trade execution.

      Marketing and Business Development

        Marketing and business development expenses include travel and entertainment, postage, supplies and promotional and advertising costs. Marketing and business development expenses were $27.3 million for the nine months ended September 30, 2003 compared with $34.4 million for the nine months ended September 30, 2002, a decline of 20.6 percent. The decrease in these costs is primarily attributable to our efforts to reduce discretionary spending on travel and advertising. Travel, advertising and supplies expenses decreased by $2.4 million, $2.1 million, and $1.8 million, respectively.

        Marketing and business development expenses were $44.1 million in 2002 compared with $49.7 million in 2001 and $58.9 million in 2000, declines of 11.2 percent and 15.6 percent in 2002 and 2001, respectively. The decrease in these costs is primarily attributable to our efforts to reduce discretionary spending on travel and advertising as business activity has declined. As a result, travel expenses declined by $3.1 million and $4.8 million in 2002 and 2001, respectively, and advertising expenses declined by $0.6 million and $1.2 million in 2002 and 2001, respectively.

      Outside Services

        Outside services expense includes securities processing expenses and professional fees. Outside services expense decreased to $19.4 million for the nine months ended September 30, 2003 compared with $23.1 million for the nine months ended September 30, 2002, or 16.2 percent. This reduction primarily resulted from lower computer consulting expenses of $3.0 million incurred during the first nine months of 2003 due to the completion in early 2002 of our project to outsource certain securities processing activities.

        Outside services expense increased to $32.7 million in 2002 compared with $21.6 million in 2001 and $23.3 million in 2000. The 51.6 percent increase in outside services in 2002 is primarily due to investments in and changes to technology we made during 2001 to support future growth in the business, which included outsourcing certain securities processing activities. The outsourced securities processing charges include a fixed component plus a variable component based on trade volumes. As a percentage of net revenue, the cost of outside services increased from 2.7 percent in 2001 to 4.5 percent in 2002 due, in part, to the fixed nature of a portion of these costs. In 2001 outside services expense declined to $21.6 million from $23.3 million in 2000 due primarily to reduced recruiting expenses.

      Regulatory Settlement—Research Conflicts of Interest

        In connection with an industry-wide investigation of equity research and its relationship to investment banking, we recognized a $32.5 million settlement charge in 2002. The charge was predicated on a settlement with certain federal, state and industry regulatory agencies of $12.5 million for fines and penalties, $12.5 million for a distribution fund primarily representing the disgorgement of profits and $7.5 million for funding independent research to be provided to investors. The terms of this settlement were finalized effective April 28, 2003.

        In connection with the research settlement, we have made a number of changes to our business designed to redefine the role of equity research and its relationship to investment banking and to separate our research group from our investment banking group. We have combined our equity, fixed income and private client research groups into a single Investment Research group and have hired additional staff who will be dedicated to this group. The determination of the budget for our Investment Research group, as well as compensation of our research analysts, will be made without regard to specific Investment Banking revenues or results and without input from Investment Banking.

Moreover, with respect to research analyst compensation, we have developed and implemented a performance matrix to evaluate and compensate research analysts. We have formed a research oversight committee, which will provide oversight and ratification for all fundamental research coverage initiations and discontinuations, as well as fundamental research opinion changes. We have significantly revised our policies and procedures to require a Compliance group chaperone for otherwise permissible meetings or communications between Investment Banking and Investment Research. We also have significantly revised our policies and procedures to ensure generally the independence of our research analysts. Finally, we have implemented appropriate firewalls to block communications (e.g., e-mail) and shared network directory access between Investment Research and Investment Banking.

        We are reallocating internal technology resources in order to implement the firewalls and other technology changes required to fulfill our obligations under the regulatory settlement. As a result, we have fewer technology resources available to our business lines for business initiatives. We expect this reallocation of resources to continue in 2004.

        The ongoing costs associated with the other changes to our business being made in connection with the regulatory settlement will be reflected in our results of operations in future periods and are not currently determinable.

      Amortization of Acquisition-related Compensation and Goodwill

        Amortization expenses in prior periods consisted of deferred compensation for certain employees and goodwill directly related to the 1998 acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp.

        On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, entitled "Goodwill and Other Intangible Assets." SFAS 142 addresses the accounting for goodwill and intangibles subsequent to their acquisition. The most significant changes made by SFAS 142 are that goodwill and indefinite-lived assets are no longer amortized and are tested for impairment at least annually. As of January 1, 2002, we discontinued the amortization of goodwill. We completed an initial impairment assessment and concluded that no impairment existed at the time of adoption. Given existing market conditions, recent regulatory actions and declining revenues and profitability in the securities industry, management completed an assessment during the fourth quarter of 2002 of the fair value of its business segments and validated its determination through an independent third party. Based on this analysis we believe that no impairment existed as of December 31, 2002. Prior to the adoption of SFAS 142, goodwill amortization was $14.4 million in 2001 and $15.1 million in 2000.

        Deferred compensation costs were $3.2 million in 2001 and $15 million in 2000 based on the vesting schedule established at the time of the acquisition in 1998 of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp. These deferred costs were fully vested and amortized by May of 2001.

      Merger and Restructuring Related Charges

        Merger and restructuring related charges were $8.0 million in 2002 compared with $65.7 million in 2001 and $8.9 million in 2000. In 2002, restructuring charges were taken in response to continued weakness in the equity market and included $5.3 million for severance, other benefits and outplacement costs associated with the termination of employees and $0.5 million for asset write-downs and lease terminations for branch closings. In addition, we incurred $2.2 million of charges related to integrating the fixed income division of U.S. Bancorp Investments, Inc. into U.S. Bancorp's capital markets business unit in connection with the integration plan associated with the merger of U.S. Bancorp and Firstar Corporation.

        In 2001, merger and restructuring related charges included costs associated with the restructuring of our business of $50.8 million and costs associated with the U.S. Bancorp and Firstar Corporation merger of $14.9 million. In response to significant changes in the securities markets, including increased volatility, declines in equity valuations, lower sales volumes and an increasingly competitive environment, we implemented a restructuring plan to realign our distribution network and improve business processes. The business restructuring charges included $29.3 million in severance, other benefits and outplacement costs associated with the termination of approximately 300 employees. Approximately $12.4 million of charges were taken for asset write-downs and lease terminations related to redundant office space and branches that were vacated as part of the restructuring plan. The remaining $9.1 million of business restructuring charges in 2001 was primarily from the write-down of intangibles related to the 1999 acquisition of the investment banking division of The John Nuveen Company that were impaired as a direct result of decisions to terminate certain employees and close offices in connection with the overall restructuring plan. Costs associated with the U.S. Bancorp and Firstar Corporation merger included approximately $14.0 million in accelerated vesting of restricted stock that occurred at the time of that merger.

        In 2000, merger related charges included $8.9 million in severance and integration costs related to the 1998 acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp.

      Royalty Fees

        In connection with the 1998 acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp, tradenames and trademarks were established for use by us. These tradenames and trademarks were valued based on estimated marketing, customer and business development benefits that we would achieve using the brand names and having access to customers across U.S. Bancorp's marketing footprint. The amount of the royalty fees was established as a percentage of net revenue and determined based on analysis of comparable royalty fee arrangements of other companies. In 2000, we began making royalty payments to U.S. Bancorp. The royalty rate was adjusted periodically to reflect changes in the expected benefits from the use of the tradenames and trademarks. At the time of the distribution, the U.S. Bancorp Piper Jaffray tradename and trademark will no longer be used and, accordingly, these payments will be discontinued.

        Royalty fees were $3.1 million for the nine months ended September 30, 2003, compared with $5.7 million for the nine months ended September 30, 2002. As a result of the proposed distribution, the expected benefits from use of the tradenames declined, which resulted in a reduced royalty charge in the first nine months of 2003 as compared with the first nine months of 2002.

        Royalty fees decreased to $7.5 million in 2002, compared with $55.8 million in 2001 and $47.8 million in 2000. In connection with the merger of U.S. Bancorp and Firstar Corporation and changes in our strategic direction relative to the consolidated group, a determination was made that the expected benefits from use of the tradenames had declined substantially. Accordingly, the royalty fees were reduced in 2002.

      Other Operating Expenses

        Other operating expenses include loan losses, service charges from affiliates for corporate support and litigation-related costs, other than the $32.5 million regulatory settlement in 2002 described above. Other operating expenses increased to $34.0 million for the nine months ended September 30, 2003, compared with $13.8 million for the nine months ended September 30, 2002. This increase relates primarily to increased loan losses related to forgivable loans made to certain employees. We increased our allowance for loan losses related to certain forgivable loans made to revenue-producing employees by $8.8 million. These loans are typically made in connection with recruitment and are forgivable based on continued employment. We amortize the loans using the straight-line method over the terms of the loans, which generally range from three to five years. Forgivable loan recipients who leave us prior to full forgiveness of their loan balance are obligated to repay unforgiven balances. However, historical collection efforts have been difficult as we hold no employee assets as collateral for these loans. Given these facts, a loan loss reserve is established when employees with unforgiven balances terminate and it is probable that the loans are not collectible. During the first and second quarters of 2003, we communicated to employees certain changes to our production-based compensation plans that were effective in the third quarter of 2003. These compensation changes reflect a shift from a product-based payout to a production-based payout. This change more closely aligns our new compensation plan to those of our competitors. Subsequent to these communications, we have experienced attrition with respect to impacted revenue-producing employees. We expect this trend to continue and, based on historical collection efforts, result in loan losses. Accordingly, we have increased our allowance for our exposure to forgivable loan losses. Also contributing to the increase in other expense is an increase in litigation-related expenses during the first nine months of 2003 as compared with the first nine months of 2002. Litigation-related expenses were $9.3 million for the first nine months of 2003 as compared with $1.0 million in the first nine months of 2002. During the first nine months of 2002, we reduced litigation-related reserves and related expenses as a result of favorable outcomes and changes in certain legal claims outstanding at the time.

        Other operating expenses were $31.1 million in 2002 compared with $25.6 million in 2001 and $35.1 million in 2000. The increase of $5.5 million or 21.5 percent in 2002 compared with 2001 relates primarily to allocated costs from an affiliate for technology related support and litigation-related expenses net of recoveries, which were not significant, of $10.9 million in 2002 compared with $8.6 million in 2001. The decrease in other operating expenses of $9.5 million or 27.1 percent in 2001 compared with 2000 relates to adjustments to litigation-related accruals based on our ongoing analysis of outstanding exposures and related probable losses and reductions in various other expenses of a variable nature as business activities declined. Our litigation-related expenses net of recoveries decreased to $8.6 million in 2001 from $11.5 million in 2000.

      Income Taxes

        The provision for income taxes was $17.6 million, an effective tax rate of 37.5 percent, for the nine months ended September 30, 2003 compared with $13.1 million, an effective tax rate of 36.0 percent, for the nine months ended September 30, 2002.

        The provision for income taxes was $5.9 million, an effective tax rate of 98.2 percent, in 2002 compared with ($22.8) million, an effective tax rate of 31.3 percent, in 2001 and $19.6 million, an effective rate of 48.6 percent, in 2000. The nondeductibility of the regulatory fine in 2002 was the primary factor in the increase in the effective rate in 2002, compared with 2001, offset somewhat by the impact of new accounting principles for the amortization of goodwill. The effective rate decreased in 2001 compared with 2000 due to the impact of restructuring costs that generated pre-tax losses in 2001. For further information on income taxes, see Note 18 to the audited combined financial statements, included elsewhere in this information statement.

Recent Accounting Developments

  Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, entitled "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of SFAS 150 did not have a material impact on our financial statements.

  Derivative Instruments and Hedging Activities

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, entitled "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains financing components. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. Our adoption of SFAS 149 did not have a material impact on our financial statements.

  Consolidation of Variable Interest Entities

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, entitled "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, entitled "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with this interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities and results of operating activities must consolidate the entity in its financial statements. Prior to the issuance of this interpretation, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain variable interest entities that are qualified special purpose entities subject to the reporting requirements of Statement of Financial Accounting Standards No. 140, entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of this interpretation. The consolidation provisions of this interpretation apply to variable interest entities created or entered into after January 31, 2003. In October 2003, the Financial Accounting Standards Board issued FASB Staff Position No. FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities," which deferred the effective date of applying the provisions of FIN 46 for variable interest entities created before February 1, 2003, to the first reporting period ending after December 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, this interpretation expands the disclosure requirements for the primary beneficiary of a significant portion or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities.

        We have investments in and advances to approximately 30 limited partnerships established for the purpose of investing in emerging growth companies. We have investments in or act as the managing general partner of these partnerships. These partnerships are funded with capital contributions or debt financing from related parties and third parties. We account for these investments under the equity method of accounting, recording our share of the net income or loss based upon the terms of the partnership agreement. Through investments in the limited partnerships or by acting as managing general partner we may have the ability to exercise significant influence over operating and financial policies. At September 30, 2003, our aggregate net investment in these partnerships totaled $9.7 million. Our remaining commitments as of September 30, 2003 for these partnerships were $1.7 million. We have evaluated the effects of the issuance of FIN 46 on the accounting for our ownership interests in the limited partnerships and do not believe that the adoption of FIN 46 will have a material impact on our financial statements.

        Also, we engage in transactions with qualified special purpose entities to securitize fixed rate municipal bonds. We do not believe these securitizations will require consolidation in our financial statements. See Note 16 to the audited combined financial statements, included elsewhere in this information statement, for additional information on securitization transactions that we undertake.

  Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, entitled "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of Statement of Financial Accounting Standards No. 123, entitled "Accounting for Stock-Based Compensation." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 requires prominent disclosures in interim as well as annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported net income. SFAS 148 is effective for fiscal years ending after December 15, 2002. Effective at the date of the proposed distribution transaction, we plan to account for stock-based employee compensation, on a prospective basis, using the fair value based method as prescribed by SFAS 123 as amended by SFAS 148.

  Guarantees

        In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, entitled "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or a group of similar guarantees, even if the likelihood of the guarantors having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on our financial statements.

  Goodwill

        We adopted Statement of Financial Accounting Standards No. 142, entitled "Goodwill and Other Intangible Assets," on January 1, 2002. SFAS 142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by SFAS 142 are that goodwill and indefinite-lived intangible assets are no longer amortized and are to be tested for impairment at least annually. In management's opinion, no impairment existed as of December 31, 2002 or at September 30, 2003. Because 100 percent of goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on our broker dealer subsidiary's net capital would not be significant, but could adversely impact our results of operations.

Critical Accounting Policies

        Our accounting and reporting policies comply with accounting principles generally accepted in the United States of America and conform to practices within the securities industry. The preparation of financial statements requires management to make estimates and assumptions that could materially affect reported amounts in the financial statements. Critical accounting policies are those policies that management believes are the most important to the portrayal of our financial condition and results, and require management to make estimates that are difficult, subjective or complex. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical including, among others, whether the estimates are significant to the financial statements taken as a whole, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or independent pricing sources, the sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be used under accounting principles generally accepted in the United States of America.

        Significant accounting policies are discussed in Note 2 to the audited combined financial statements, included elsewhere in this information statement. We believe that of our significant policies, the following are our critical accounting policies.

  Valuation of Financial Instruments

        Substantially all of our financial instruments are carried in the combined financial statements at fair value or amounts that approximate fair value. Cash, good faith and clearing deposits, securities purchased under agreements to resell, trading securities owned, trading securities sold but not yet purchased and securities sold under agreements to repurchase on the combined statement of financial condition are types of financial instruments. Unrealized gains and losses related to these financial instruments are reflected in the combined statement of operations. Where available, we use prices from independent sources such as listed market prices or dealer price quotations.

        For investments in illiquid or privately held securities that do not have readily determinable fair values, the determination of fair value requires management to estimate the value of the securities using the best information available. Among the factors considered by management in determining the fair value of financial instruments are the cost, terms and liquidity of the investment, the financial condition and operating results of the issuer, quoted market price of publicly traded securities with similar quality and yield and other factors generally pertinent to the valuation of investments. In instances where a security is subject to transfer restrictions, the value of the security is based primarily on the quoted price of a similar security without restriction but may be reduced by an amount estimated to reflect such restrictions. In addition, even where the value of a security is derived from an independent source, certain assumptions may be required to determine the security's fair value. For instance, we generally assume that the size of positions in securities that we hold would not be large enough to affect the quoted price of the securities if we sell them, and that any such sale would happen in an orderly manner. The actual value realized upon disposition could be different from the currently estimated fair value.

  Intangible Assets and Goodwill

        We record all assets and liabilities acquired in purchase acquisitions, including goodwill and intangibles, at fair value as required by Statement of Financial Accounting Standards No. 141, entitled "Business Combinations." At December 31, 2002, we had goodwill of $305.6 million as a result of the 1998 acquisition of Piper Jaffray Companies Inc. and its subsidiaries by U.S. Bancorp. We had no recorded indefinite-lived assets or other intangibles as of that date.

        The initial recognition of intangible assets and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired assets or businesses will perform in the future using valuation methods including discounted cash flow analysis. Additionally, estimated cash flows may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, changes in revenue growth trends, cost structures and technology, changes in discount rates and market conditions. In determining the reasonableness of cash flow estimates, management reviews historical performance of the underlying assets or similar assets in an effort to assess and validate assumptions used in its estimates.

        In assessing the fair value of business segments, the volatile nature of the securities markets and our industry requires our management to consider the business and market cycle and assess the stage of the cycle in estimating the timing and extent of future cash flows. In addition to estimating the fair value of a business segment based on discounted cash flows, management considers other information to validate the reasonableness of its valuations including public market comparables, multiples of recent mergers and acquisitions of similar businesses and third-party assessments. Valuation multiples may be based on revenues, price-to-earnings and tangible capital ratios of comparable public companies and business segments. These multiples may be adjusted to consider competitive differences including size, operating leverage, and other factors. We determine the carrying amount of an operating segment based on the capital required to support the business segment's activities including its tangible and intangible assets. The determination of a segment's capital allocation requires management judgment and considers many factors, including the regulatory capital requirements and tangible capital ratios of comparable public companies in relevant industry sectors. In certain circumstances, management may engage a third party to independently validate its assessment of the fair value of its business segments.

        During the second quarter, management completed the annual assessment of the fair value of its business segments based on the methods described above. Based on this assessment, no goodwill impairment required recognition at this time. Given existing market conditions, recent regulatory actions and the pending distribution, we will continue to assess whether or not an interim impairment test is required. During the second and third quarters of 2003, capital market conditions improved somewhat, reducing the likelihood of any goodwill impairment being recognized. Because 100 percent of goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any future impairment on our net capital would not be significant, but could adversely impact our results of operations.

  Stock-Based Compensation

        As part of our compensation of employees, we may use stock-based compensation, including stock options, restricted stock and other stock-based awards. These awards may be for key management employees or in connection with sales and production based incentives. Compensation related to restricted stock and other stock-based awards is amortized over the vesting period of the award, which is generally three to five years, and is included in our results of operations as compensation. Accounting principles generally accepted in the United States allow alternative methods of accounting for stock options, including an "intrinsic value" method and a "fair value" method. The intrinsic value method is intended to reflect the impact of stock options on stockholders based on the appreciation in the stock option over time, generally driven by financial performance. The fair value method requires an estimate of the value of stock options to be recognized as compensation over the vesting period of the awards. Currently, we use the intrinsic value method and do not recognize the impact of these awards as compensation expense. Accordingly, we provide disclosure of the impact of the estimated fair value of stock options on our compensation and reported income in the notes to the combined financial statements. In determining the estimated fair value of stock options, we use the Black-Scholes option-pricing model, which requires judgment regarding certain assumptions, including the expected life of the options granted, dividend yields and stock volatility. Certain of these assumptions are based on the stock performance of U.S. Bancorp and may not be reflective of assumptions that would be used by us as a stand-alone entity. Also, employee stock options have characteristics that are significantly different from those of traded options, including vesting provisions and trading limitations that impact their liquidity. Therefore, the existing option-pricing models, including Black-Scholes, do not necessarily provide a reliable measure of the fair value of employee stock options. Effective at the date of the proposed distribution transaction, we plan to account on a prospective basis for stock-based employee compensation under the fair value based method, as prescribed by SFAS 123 and amended by SFAS 148. See Note 15 to the audited combined financial statements for pro forma disclosure of the estimated impact of stock options, included elsewhere in this information statement.

  Contingencies

        We are involved in various pending and potential complaints, arbitrations, legal actions, investigations and proceedings related to our business. Some of these matters involve claims for substantial amounts, including claims for punitive and other special damages. The number of these complaints, legal actions, investigations and regulatory proceedings has been increasing in recent years. We have, after consultation with counsel and consideration of facts currently known by management, recorded estimated losses in accordance with Statement of Financial Accounting Standards No. 5, entitled "Accounting for Contingencies," to the extent that claims are probable of loss and the amount of the loss can be reasonably estimated. The determination of these reserve amounts requires significant judgment on the part of management. In making these determinations, management considers many factors, including, but not limited to, the loss and damages sought by the plaintiff or claimant, the basis and validity of the claim, the likelihood of successful defense against the claim, and the potential for, and magnitude of, damages or settlements from such pending and potential complaints, legal actions, arbitrations, investigations and proceedings, and fines and penalties or orders from regulatory agencies. In addition to the established reserves, U.S. Bancorp has agreed to indemnify us in an amount of up to $17.5 million for losses resulting from third-party claims relating to research analyst independence and certain exercises of U.S. Bancorp options in connection with the distribution and from regulatory investigations regarding the allocation of IPO shares to directors and officers of existing or potential investment banking clients, mutual fund practices known as late trading or market timing and mutual fund marketing and compensation arrangements. U.S. Bancorp has the right to terminate this indemnification obligation in the event of a change in control of our company. Subject to the foregoing, we believe, based on current knowledge, after consultation with counsel and after taking into account our established reserves and the U.S. Bancorp indemnity agreement, that pending legal actions, investigations and proceedings will be resolved with no material adverse effect on our financial condition. However, if, during any period, a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves and indemnification, the results of operations in that period could be materially affected.

Liquidity and Capital Resources

        We have a liquid balance sheet. Most of our assets consist of cash and assets readily convertible into cash. Securities inventories are stated at market value and are generally readily marketable. Customers' margin loans are collateralized by securities and have floating interest rates. Other receivables and payables with customers and other brokers and dealers usually settle within a few days. Our assets are financed by our equity capital, bank lines of credit, subordinated debt, proceeds from securities lending and securities sold under agreements to repurchase, in addition to non-interest bearing liabilities, such as checks and drafts payable, payables to customers and employee compensation payable. The fluctuations in cash flows from financing activities are directly related to daily operating activities from our various businesses.

  Cash Flows for the Nine Months Ended September 2003

        Cash increased $4.4 million for the nine months ended September 30, 2003 to $37.0 million at September 30, 2003. Operating activities used cash of $8.6 million. Cash of $12.2 million was used for investing activities. Cash of $25.2 million was provided by financing activities, including an increase in short-term borrowings of $30.0 million, net of a capital distribution of $4.8 million to U.S. Bancorp.

  Cash Flows for the Year Ended December 2002

        Cash increased $4.9 million in 2002 to $32.6 million at December 31, 2002. Operating activities provided cash of $297.3 million. Cash of $5.8 million was used for investing activities. Cash of $286.6 million was used for financing activities, including the reduction of short-term borrowings of

$257.6 million and subordinated debt of $260.0 million, net of $231.0 million in capital contribution from U.S. Bancorp.

  Cash Flows for the Year Ended December 2001

        Cash decreased $50.0 million to $27.7 million at December 31, 2001. Operating activities provided cash of $11.6 million. Cash of $41.0 million was used for investing activities. Cash of $20.6 million was used for financing activities, including the reduction of short-term borrowings of $87.1 million and a capital distribution of $8.5 million to U.S. Bancorp, offset partially by a $75.0 million capital contribution from U.S. Bancorp to ensure adequate levels of capital through significant system conversions.

  Cash Flows for the Year Ended December 2000

        Cash increased $30.8 million to $77.7 million at December 31, 2000. Operating activities provided cash of $232.8 million. Cash of $42.8 million was used for investing activities. Cash of $159.2 million was used for financing activities, including the reduction of short-term borrowings of $248.8 million and a capital distribution of $10.4 million to U.S. Bancorp, offset partially by a $100.0 million capital contribution from U.S. Bancorp.

  Funding Sources

        As of September 30, 2003, we had a $700 million secured credit line from U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp, an unsecured line of $400 million from U.S. Bancorp and an uncommitted credit agreement with an unaffiliated bank for $100 million, resulting in total credit agreements of $1.2 billion. All three credit lines bear interest at rates based on the federal funds rate. At September 30, 2003, the outstanding borrowings of $280.1 million under those facilities consisted of $266.0 million on the U.S. Bank National Association line and $14.1 million on the U.S. Bancorp line. In connection with the proposed distribution, we expect to renegotiate the credit arrangements with U.S. Bancorp and begin using other sources of funding, thereby reducing our reliance on U.S. Bancorp and its affiliates. We expect to enter into a $100 million discretionary secured line with U.S. Bank National Association and an additional $550 million in discretionary financing, consisting of a $100 million unsecured facility and $450 million in secured facilities, with unaffiliated banks. We have also established an arrangement with our clearing bank to obtain financing using our securities held by it at the end of each day as collateral. Based on 2002 levels, we expect this arrangement to provide up to approximately $400 million of daily financing on average. In addition, we will use repurchase agreements as a source of financing and continue to use securities lending as a source of funding.

        In addition to the $1.2 billion of financing commitments described above, at September 30, 2003, our broker dealer subsidiary was party to a $215 million subordinated debt facility with U.S. Bancorp Piper Jaffray Companies Inc. as the lender, which facility has been approved by the NYSE for regulatory net capital purposes as allowable in our broker dealer subsidiary's net capital computation. As of the date hereof, the entire $215 million of principal amount is outstanding. The interest on the subordinated debt facility is based on the three-month London Interbank Offer Rate. Prior to the distribution, our broker dealer subsidiary intends to prepay this $215 million subordinated debt facility and to simultaneously enter into a new subordinated debt facility with a subsidiary of U.S. Bancorp in a principal amount of $180 million, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in our broker dealer subsidiary's net capital computation. The interest rate on this subordinated debt facility is expected to be based on the three-month London Interbank Offer Rate and the entire amount outstanding would mature in 2008.

        The following table provides a summary of contractual obligations of Piper Jaffray as of September 30, 2003:

(Dollars in Millions)	2003	2004 Through 2005	2006 Through 2007	2008 and Thereafter	Total
Long-term borrowings (a)	$—	$—	$215.0	$—	$215.0
Short-term borrowings (b)	280.1				280.1
Operating leases	6.7	47.2	32.7	89.0	175.6
Venture fund commitments (c)	—	—	—	—	1.7
Technology contracts	1.8	18.4	13.9	5.3	39.4
Regulatory settlement	20.4	3.0	3.0	—	26.4

Total	$309.0	$68.6	$264.6	$94.3	$738.2

(a)
As of September 30, 2003, long-term borrowings represented the $215.0 million subordinated debt arrangement with U.S. Bancorp Piper Jaffray Companies Inc. that has a maturity date in 2006. In connection with the distribution, we expect to prepay the $215 million subordinated debt facility and to enter into a new $180 million subordinated debt facility that will mature in 2008.

(b)
Represents short-term borrowings with U.S. Bancorp which are expected to be terminated in connection with the distribution. We expect to replace the financing source with repurchase agreements and through our arrangement with our clearing bank.

(c)
The venture fund commitments have no specified call dates. The timing of capital calls is based on market conditions and investment opportunities.

        As of September 30, 2003, our long-term borrowings were $215.0 million due in January 2006 and our short-term borrowings were $280.1 million. Our minimum lease commitments for noncancelable office space and equipment leases were $175.6 million. Certain leases have renewal options and clauses for escalation and operating cost adjustments. We have commitments to invest an additional $1.7 million in venture capital funds and commitments for technology contracts for $39.4 million. The regulatory settlement for $26.4 million represents a settlement with certain federal, state and industry regulatory agencies that includes remaining fines and penalties of $6.4 million, $12.5 million to fund a distribution fund, primarily representing the disgorgement of profits, both expected to be paid in 2003, and $7.5 million for funding independent research to be provided to investors, expected to be paid over the next five years.

  Capital Requirements

        As a registered broker dealer and member firm of the NYSE, our broker dealer subsidiary is subject to the uniform net capital rule of the SEC and the net capital rule of the NYSE. We have elected to use the alternative method permitted by the uniform net capital rule, which requires that we maintain minimum net capital of the greater of $1.0 million or 2 percent of aggregate debit balances arising from customer transactions. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be less than 5 percent of aggregate debit balances. Advances to affiliates, repayment of subordinated liabilities, dividend payments and other equity withdrawals are subject to certain notification and other provisions of the uniform net capital rule and the net capital rule of the NYSE. We expect these provisions will not impact our ability to meet current and future obligations. In addition, we are subject to certain notification requirements related to withdrawals of excess net capital from our broker dealer subsidiary. Our broker dealer subsidiary is also registered with the Commodity Futures Trading Commission and therefore is subject to CFTC regulations. U.S. Bancorp Piper Jaffray Capital Markets Ltd., our registered United Kingdom broker dealer subsidiary, is subject to the capital requirements of the Financial Services Authority.

Risk Management

        Risk is an inherent part of our business. Market risk, credit risk, operational risk and legal, regulatory and compliance risk are the principal risks in our business activities, and we seek to identify, assess and monitor each risk in accordance with defined policies and procedures. The extent to which we properly and effectively manage each of the various types of risk involved in our activities is critical to our financial condition and profitability.

        Risk management begins with the managers in each department. Our senior managers in each department have knowledge of the specialized products, markets and activities in which they do business. Their experience and insight are supplemented by risk management procedures that monitor and evaluate our risk profile.

        With respect to market risk and credit risk, the cornerstone of our risk management process is daily communication between traders, trading department management and senior management concerning our inventory positions and overall market risk profile. Our risk management department supplements this communication process by providing its independent perspective on our market and credit risk profile on a daily basis through a series of reports, the primary one being a daily value-at-risk statement which covers all trading activities. The broader goals of our risk management department are to understand the market risk profile of each trading area, to consolidate risk monitoring company-wide, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to ensure accurate mark-to-market pricing.

        In addition to supporting daily risk management processes on the trading desks, our risk management department supports the market and institutional risk committee with monthly summary reports of trading profits and losses, revenue to risk ratios and average inventory levels. The market and institutional risk committee is composed of our chief executive officer, chief financial officer, chief legal officer, the head of fixed income, the head of equities and investment banking and representatives of our risk management department. The committee oversees all of our risk management practices, including defining acceptable risk tolerances and developing risk management policies.

        In addition to our risk management department, other departments, including treasury, operations, compliance, finance and legal, support and enforce our policies and procedures with a focus on market and credit risk.

        The following discussion of our risk management procedures for our principal risks and the estimated amounts of our market risk exposure generated by our statistical analyses contains forward-looking statements. The analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which we operate and certain other factors as described herein. See "Risk Factors," included elsewhere in this information statement, for a discussion of factors that may affect our business.

  Market Risk

        Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk can be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market-making and investment activities. Market risk is inherent to both cash and derivative financial instruments. The scope of our market risk management policies and procedures includes all market-sensitive financial instruments.

        We trade in U.S. government securities, agency securities, investment-grade corporate debt, non-investment-grade corporate debt, municipal debt, mortgage-backed securities and other fixed income securities. In addition, we are also an active participant in both listed and over-the-counter equity markets and the convertible debt market. We typically maintain securities in inventory to ensure availability for our investors and to facilitate customer order flow.

        We use a variety of risk management techniques and hedging strategies, including establishing position limits by product type and industry sector, closely monitoring inventory turnover, maintaining long and short positions in related securities, and using interest rate swaps, exchange-traded interest rate futures and options, exchange-traded equity options and other derivative instruments. We do not use derivatives for speculative purposes.

        Trading desk management, senior management and risk management also review the age and composition of proprietary accounts and review risk reports appropriate to the risk profile of each trading activity. Typically, market conditions are evaluated, certain transactions are reviewed and quantitative methods, such as value-at-risk and stress testing, are employed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters. We believe that an understanding of how our positions generate profit or loss on a daily basis is crucial to managing risk. Our accounting department is actively involved in ensuring the integrity and clarity of the daily profit and loss statements. Activities include daily and monthly price verification procedures, position reconciliation, reviewing pricing models and reviewing booking of complex transactions. We believe that these procedures, which stress timely communication between traders, trading department management and senior management, are important elements of the risk management process.

    Interest Rate Risk

        Interest rate risk represents the potential loss from adverse changes in market interest rates. We are exposed to interest rate risk arising from changes in the level and volatility of interest rates, changes in the shape of the yield curve, and the rate of mortgage prepayment. Interest rate risk is managed through the use of short positions in U.S. government and corporate debt securities, interest rate swaps, options, futures and forward contracts. We utilize interest rate swap contracts to hedge a portion of our debt inventory, hedge residual cash flows from our tender option bond program and for institutional client transactions. These interest rate swap contracts are recorded at fair value with the changes in fair value recognized in earnings.

    Equity Price Risk

        Equity price risk represents the potential loss in value due to adverse changes in the level or volatility of equity prices. We are exposed to equity price risk through our trading activities in both listed and over-the-counter equity markets. We attempt to reduce the risk of loss inherent in our inventory of equity securities by establishing position limits, monitoring inventory turnover and entering into hedging transactions, including equity options and futures, designed to mitigate our market risk profile.

    Value-at-Risk

        Value-at-risk is the maximum expected loss, for a given level of confidence, which could occur over a specified time period for a portfolio of securities. We use a 99 percent confidence level over a 10-day holding period, adjusted for liquidity considerations, for our value-at-risk calculations. This means that there is a 1 in 100 chance that losses over any 10-day period will be at least as large as the reported value-at-risk. Interest rate and credit spread risk are modeled by mapping positions to their 10-year equivalent values and then applying a 2.326 standard deviation (i.e., 99 percent confidence level) "shock" to the curve.

        We perform a daily value-at-risk analysis of substantially all our trading positions, including fixed income, equities, convertible bonds and all associated hedges. We use a value-at-risk model because it provides a common metric for assessing market risk, credit risk and liquidity risk. We regularly evaluate our value-at-risk model in an effort to more accurately measure the risk of loss.

        The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While we believe that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating value-at-risk, and different assumptions and approximations could produce different value-at-risk estimates.

        Value-at-risk has inherent limitations, including reliance on historical data, which may not accurately predict future market risk, and the quantitative risk information generated is limited by the parameters established in creating the models. There can be no assurance that actual losses occurring over any 10-day period arising from changes in market conditions will not exceed the value-at-risk amounts shown below or that such losses will not occur more than once in one hundred 10-day periods. However, we believe value-at-risk models are an appropriate methodology for comparing risk profiles across different risk types, different business lines, and different companies in the financial services industry.

        The following table provides a quantification of the estimated value-at-risk for each component of market risk for the periods presented:

	At September 30,
		At December 31,
(Dollars in Thousands)
	2003	2002	2001
Interest Rate Risk	$4,124	$2,961	$3,580
Equity Price Risk	1,918	880	853

Aggregate Value-at-Risk	$6,042	$3,841	$4,433

        The table below illustrates the high, low and average value-at-risk calculated on a daily basis for each component of market risk during the first nine months of 2003 and calendar years 2002 and 2001:

(Dollars in Thousands)
For the Nine Months Ended September 30, 2003	High	Low	Average
Interest Rate Risk	$5,122	$2,433	$3,818
Equity Price Risk	3,810	561	1,782
Aggregate Value-at-Risk	7,956	3,733	5,600
For the Year Ended December 31, 2002	High	Low	Average
Interest Rate Risk	$5,088	$1,848	$3,857
Equity Price Risk	1,092	564	781
Aggregate Value-at-Risk	5,961	2,466	4,638
For the Year Ended December 31, 2001	High	Low	Average
Interest Rate Risk	$4,643	$2,049	$3,077
Equity Price Risk	1,891	181	641
Aggregate Value-at-Risk	5,262	2,422	3,718

  Stress Testing

        Stress testing, also referred to as scenario analysis, measures the risk of loss over a variety of extreme market conditions that are defined in advance. Stress testing is a key methodology used in the management of market risk, as well as counterparty credit risk. Stress tests are calculated at the company-wide level, for particular trading books, for particular customer accounts and for particular individual positions. Stress tests are performed on a regular basis, as well as on an ad hoc basis, as deemed appropriate. The ongoing evaluation of trading risks, as well as the consideration of new trading positions, commonly incorporates an ad hoc discussion of "what-if" stressed market conditions and their impact on profitability. This analysis varies in its degree of formality based on the judgment of our trading department management and our risk management department. While we recognize that no methodology can perfectly predict future market conditions, we believe that these tools are an important supplement to our risk management process. We expect to continue to develop and refine our formal stress testing methodologies.

  Credit Risk

        Credit risk in our Capital Markets business arises from potential non-performance by counterparties, customers, borrowers or debt security issuers. We are exposed to credit risk in our role as a trading counterparty to dealers and customers, as a holder of securities and as a member of exchanges and clearing organizations. Our client activities involve the execution, settlement and financing of various transactions. Client activities are transacted on a cash, delivery versus payment or margin basis. Our credit exposure to institutional client business is mitigated by the use of industry standard delivery versus payment through depositories and clearing banks.

        Credit exposure associated with our Private Client Services business consists primarily of customer margin accounts, which are monitored daily and are collateralized. The treasury and credit services department, in conjunction with our credit committee, establishes and reviews appropriate credit limits for our Private Client Services customers. Our credit committee is composed of our chief financial officer, treasurer, director of compliance, representatives from risk management and senior representatives from operations, equities and investment banking and Private Client Services. Our credit committee establishes policies and guidelines and reviews large exposures identified through internal monitoring. Credit committee meetings are scheduled weekly to address ongoing credit issues, and the credit committee reviews our overall credit risk monthly.

        The credit committee reviews Private Client Services customer margin accounts that meet identified risk criteria of concentration, illiquidity and low collateral. Stress tests are performed on accounts over certain thresholds to assess the potential exposure. The credit committee evaluates risk arising from concentrations across accounts and securities involving margin exposure. As of December 31, 2002, higher risk loans represented approximately 2 percent of our total margin loan portfolio and no single loan exceeded 3.5 percent of the total margin loan portfolio. Credit policies restrict exposure to volatile, low-priced and illiquid securities across all margin accounts. Further credit limits and equity requirements are established on accounts that exceed identified risk parameters.

        Our credit committee also reviews risk associated with institutional counterparties with whom we hold repurchase and resale agreement facilities, stock borrow or loan facilities and other documented counterparty agreements that may give rise to credit exposure. Counterparty levels are established relative to the level of counterparty capital.

        We are subject to credit concentration risk if we hold large individual securities positions, execute large transactions with individual counterparties or groups of related counterparties, extend large loans to individual borrowers or make substantial underwriting commitments. Concentration risk can occur by industry, geographic area or type of client. Client receivables and payables and stock borrowing and lending activities are conducted with a large number of clients and counterparties. Potential credit concentration risk is carefully monitored. We seek to limit concentration risk through careful review of the underlying counterparty or borrower and the use of credit limits established by senior management, our credit committee and the market and institutional risk committee.

        We are also exposed to the risk of loss related to changes in the credit spreads of debt instruments. Credit spread risk arises from potential changes in an issuer's credit rating or the market's perception of the issuer's credit worthiness. Credit spread risk is managed through offsetting long or short positions in various related securities.

    Operational Risk

        Operational risk refers to the risk of direct or indirect loss resulting from inadequate or failed internal processes, people and systems or from external events. We rely on the ability of our employees, our internal systems and processes and systems at computer centers operated by third parties to process a large number of transactions. These transactions may cross multiple markets. In the event of a breakdown or improper operation of our systems or processes or improper action by our employees or third-party vendors, we could suffer financial loss, regulatory sanctions and damage to our reputation. We have disaster recovery plans in place that we believe will cover critical systems on a company-wide basis, and redundancies are built into the systems as we have deemed appropriate. We also use periodic self-assessments and internal audit reviews as a further check on operational risk.

        In order to mitigate and control operational risk, we have developed and continue to enhance specific policies and procedures that are designed to identify, measure, control and manage operational risk at levels we believe are appropriate throughout the organization and within such departments as accounting, operations, technology, legal and compliance. These control mechanisms attempt to ensure that operations policies and procedures are being followed and that our various businesses are operating within established corporate policies and limits.

    Legal, Regulatory and Compliance Risk

        Legal, regulatory and compliance risk includes the risk of non-compliance with applicable legal and regulatory requirements and the risk that a counterparty's performance obligations will be unenforceable. We are generally subject to extensive regulation in the various jurisdictions in which we conduct our business. We have established procedures that are designed to ensure compliance with applicable statutory and regulatory requirements, including those relating to, among others, regulatory net capital requirements, sales and trading practices, use and safekeeping of customer funds and securities, credit extension, money-laundering, privacy and record-keeping. We have also established procedures that are designed to ensure that internal policies relating to conduct, ethics and business practices are followed.

Effects of Inflation

        Because our assets are liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects our expenses, such as employee compensation, office space leasing costs and communications charges, which may not be readily recoverable in the price of services offered by us. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect our financial position and results of operations.

OUR BUSINESS

Overview

        Originally founded in 1895 and headquartered in Minneapolis, Minnesota, we are a client-focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within targeted sectors of the financial services marketplace. Our employees apply their expertise to seek to provide value to our clients for the purpose of building long-term relationships with our clients. We compete nationally in serving corporations, government and non-profit entities, and institutional investors. We compete predominantly across the western half of the United States in serving the financial advisory needs of private individuals. Our goals are to be a primary financial advisor to our investment banking and individual investor clients and to be a leading provider of advice, research and trading execution capabilities to institutional investors. We market our products and services under a single name—Piper Jaffray—which gives us a consistent brand across our businesses.

        We operate through three reportable segments: Capital Markets, Private Client Services and Corporate Support and Other. For the twelve months ended December 31, 2002, the three segments contributed approximately 52 percent, or $376.1 million, approximately 49 percent, or $357.2 million, and approximately -1 percent, or ($4.2) million, of our total net revenue, respectively. Separate from both Capital Markets and Private Client Services, we have established an Investment Research group that provides products and services to the clients of those business segments but reports directly to our chief executive officer. Along with certain other enterprise-wide functions, the costs of our Investment Research group are allocated for financial reporting purposes to our Capital Markets and Private Client Services segments. All remaining enterprise-wide functions and other business activities are included in our Corporate Support and Other reporting segment.

Our Guiding Principles

        We have established a set of core values to guide our interactions with our clients and each other. These values are contained in our statement of "Guiding Principles," set forth below:

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  We create and implement superior financial solutions for our clients. Serving them is our fundamental purpose.

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  We earn our clients' trust by delivering the best guidance and service.

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  Great people are our competitive advantage.

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  As we serve, we are committed to these core values:

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  Always place our clients' interests first,

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  Conduct ourselves with integrity and respect,

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  Work in partnership with our clients and each other,

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  Maintain a high-quality environment that attracts, retains and develops the best people, and

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  Contribute our talents and resources to serve the communities in which we live and work.

        We currently anticipate that we will join the Minnesota Keystone Program, a voluntary program promoting corporate support for communities by recognizing companies that contribute a portion of their pre-tax earnings to address community needs. We expect to participate at the 5 percent giving level, and contributions may consist of a combination of cash, in-kind services and employee volunteer hours.

Our Strategies

        To achieve our goals, we developed the following principal, fundamental strategies, which we have pursued in the past and intend to continue to pursue across our entire firm:

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  Focused securities firm. We believe that the acquisition and integration of securities firms by large financial institutions over the past several years, as well as the decisions by many of our industry competitors to focus on the larger end of the client spectrum, have resulted in significant opportunities for us to expand our business. For example, we have found that middle-market companies, typically consisting of companies of between $100 million and $5 billion in enterprise value, no longer receive consistent attention from some investment banking firms that have been acquired or have elected to target larger clients. Similarly, many of the bulge-bracket investment banks have reduced their resources focused on fixed income trading with mid-tier institutional clients, which we define as institutions with investable assets ranging from $100 million to $10 billion. Offering highly integrated, comprehensive financial services to private individuals has been difficult for larger financial institutions to execute, in our observation. Thus, we intend to continue to strive to offer our clients the advantages of a focused securities firm.

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  Target client groups. Each of our businesses focuses on client groups that we have identified as possessing significant growth opportunities for our business. A focus on these target client groups and application of our expertise allows us to establish a consistent presence in these groups and supports our efforts to build long-term relationships.

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  Specialized expertise and superior execution. To achieve and maintain a leadership position with clients in each of our businesses, we strive to provide levels of expertise, execution and service that are superior to our competitors. Within each of our businesses, we strive to gain an understanding of our clients' needs and opportunities and to apply our products and expertise to deliver tailored solutions with high-quality execution.

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  Partnership culture. Our employees are our most valuable assets. We believe that employee ownership strengthens the spirit of partnership within our firm, providing us with a competitive advantage. We expect that the ability to have an ownership stake in our company will be an effective tool in retaining and recruiting skilled employees, which will benefit our clients with more consistent relationships and service. Ownership also creates incentives to work across our businesses to deliver our full capabilities to our clients.

Capital Markets

        Our Capital Markets business principally consists of equity and fixed income institutional sales and trading and investment banking activities in the United States that are primarily conducted through our network of offices. We offer public and private corporations, public entities, non-profit clients and institutional investors both equity and fixed income financial advisory, capital-raising and trading execution services. We raise capital through equity and debt offerings for our corporate clients in four focus industries, namely the consumer, financial institutions, health care and technology industries. In addition, we provide financial advisory services relating to mergers and acquisitions to clients in these focus industries, as well as companies in other industries. For our government and non-profit clients, we underwrite debt issuances and provide financial advisory and risk management services. Integral to our capital markets efforts, we have equity sales and trading relationships with United States and European institutional investors who invest in our focus industries. Our fixed income sales and trading professionals have expertise in corporate, mortgage, agency and municipal securities and cover a range of institutional investors.

        For the nine months ended September 30, 2003, our Capital Markets segment generated net revenue of $319.6 million, contributed pre-tax operating income excluding certain expenses of $58.7 million and had assets of approximately $1,758.9 million. For the twelve months ended December 31, 2002, 2001 and 2000, our Capital Markets business generated net revenue of $376.1 million, $422.2 million and $560 million, respectively and contributed pre-tax operating income excluding certain expenses of $65.7 million, $76.5 million and $97.2 million, respectively. At December 31, 2002 and 2001, the segment had assets of approximately $1,213.5 million and $1,668.6 million, respectively. Approximately 17.4 percent of net revenue was provided by institutional public equity underwriting transactions for the twelve months ended December 31, 2000. Net revenue provided by institutional public equity underwriting transactions for the twelve months ended December 31, 2002 and 2001 was less than 10 percent. Approximately 21.9 percent, 19.4 percent and 16.9 percent of net revenue was provided by institutional equity commissions for the twelve months ended December 31, 2002, 2001, and 2000, respectively. As of November 30, 2003, our Capital Markets business had over 650 employees in approximately 24 offices in the United States and in London, England. The map below shows the locations of our Capital Markets offices.

  Capital Markets Strategy

        Our Capital Markets strategy consists of four key elements, described below. We have pursued these strategies in the past and intend to continue to pursue them in the future.

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  Develop our expertise in focus industries. Since the late 1980's, we have pursued a strategy of focusing our resources on selected industries and sectors. Consequently, we have developed expertise in these focus industries and sectors throughout our Capital Markets organization. We target clients within the focus industries and sectors which we believe will benefit from our specialized expertise and institutional investors that invest in those industries and sectors. The focus industries and sectors we currently serve are:

Corporate	Government/Non-profit
• Consumer	• Health Care
• Financial Institutions	• Higher Education
• Health Care	• Housing
• Technology	• State and Local Government Entities
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  Target middle-market clients. We seek to build on our industry expertise to establish a leadership position in serving select middle-market issuer clients. For our equities business, middle-market clients typically consist of companies of between $100 million and $5 billion in enterprise value. A majority of our equity origination revenue comes from these clients. We define the middle-market in the tax-exempt issuance market as those entities that issue bonds with par amounts of up to $500 million. A majority of our fixed income origination revenue comes from these clients. While we also build and maintain relationships with many of the large-capitalization companies and larger tax-exempt issuers within our focus areas, we specifically target clients within the middle-market for whom we believe we can be a primary financial advisor or investment banker.

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  Leverage trading execution strength. We believe a high service level, cost-effective trading execution capability is critical to building our business with institutional investors. Our sales and trading professionals use their focused expertise and our research product to build relationships with our institutional clients. If we execute trades for these clients in a responsive, cost-effective manner, employing our capital where appropriate, we believe we can grow our business with them significantly.

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  Build primary client relationships. In 2002, over 70 percent of our investment banking and public finance fees were generated in transactions where we served as the lead manager or financial advisor. Acting in this lead capacity allows us greater influence over the success of the transaction, greater economics from the transaction and a better opportunity to build long-term relationships with the client. We seek to expand the number of clients for which we serve as the lead manager or financial advisor by using our industry expertise and demonstrated transaction execution capabilities. We do not believe that our separation from U.S. Bancorp will negatively affect our efforts to expand our primary client relationships in any material respect.

        The business units and the capabilities that comprise our Capital Markets business are illustrated and described below.

  Equities

        Our equities business unit is comprised primarily of investment banking, sales and trading and equity capital markets. Investment banking professionals provide financial advisory and capital-raising services predominantly to middle-market growth clients, typically consisting of companies of between $100 million and $5 billion in enterprise value, within our four focus industries. Our sales and trading professionals provide sales coverage and trading execution services for institutional investors, as well as distribution for our public equity and equity-linked underwriting transactions.

  Investment Banking

        Investment banking focuses its efforts primarily on four specific industries. Accordingly, we have organized investment banking into industry coverage groups, enabling individual investment bankers to develop specific expertise in particular industries and markets. Our investment banking professionals seek to develop and maintain long-term relationships primarily with middle-market corporate clients located throughout the United States. Through these relationships, we gain a more complete understanding of our clients' businesses and specific needs. Industry coverage groups include consumer, financial institutions, health care and technology. Where appropriate, specialists from investment banking and capital markets with expertise in strategic advisory, fixed income, convertible securities and private placements are integrated into industry teams to provide our clients with the expertise they require. In addition to the industry coverage groups, we have built a substantial mergers and acquisitions group that provides financial advisory services primarily to private equity groups and private companies.

        Our investment banking activities are divided into two categories: financial advisory and capital raising.

  Financial Advisory

        Financial advisory includes a broad range of advisory assignments, such as mergers, acquisitions, fairness opinions, divestitures, corporate defense activities, restructurings and corporate partnerships. Our investment bankers provide these services to clients in our focus industries. In addition, we have a mergers and acquisitions group with investment banking professionals working to build relationships with leveraged buyout and venture capital firms nationwide. As a result of these relationships, we are increasingly representing these financial sponsor clients as they seek to sell their portfolio companies or grow their portfolio companies through acquisitions. The portfolios of these financial sponsor groups may also overlap with our focus industries.

        According to Mergerstat, we were the fifteenth most active advisor in 2002 based on 42 completed transactions, which had an aggregate transaction value of approximately $4.6 billion. In 2001 and 2000, we were ranked fifteenth and sixteenth, respectively, based on 45 completed transactions ($6.6 billion transaction value) and 62 completed transactions ($6.0 billion transaction value), respectively. From 2000 to 2002 the number and value of transactions that we completed declined due to the unfavorable economic and market conditions that existed over the time period, which decreased the overall number of merger and acquisition transactions. However, our ranking relative to competitors remained consistent. For the year 2000, we were named "Middle-Market Mergers and Acquisitions Bank of the Year" by Mergers & Acquisitions magazine's annual "Best in M&A Awards."

  Capital Raising

        We underwrite a wide range of securities, including equity securities, convertible securities, corporate debt, preferred stock and trust preferred securities. Our public equity underwriting transactions include initial public offerings, follow-on offerings and shelf take-downs. We also privately place equity and fixed income securities and arrange private investments in public companies on behalf of our corporate clients.

        Our capital-raising activities are concentrated within our four focus industries, where our strategy has been to initially penetrate specific industry subsectors and over time create a broad presence in the industry. For example, our health care investment banking business started as an effort to penetrate the medical products subsector in the late 1980's and now has a presence across the health care industry. In addition to 27 medical products offerings, in the last three years, we lead or co-managed 31 biotechnology equity offerings and 9 health care services offerings. We have also sought to add resources to our industry teams to grow our presence. For example, for the consumer business, the primary component of which is our retailing and restaurants industry, in 2001 we lead or co-managed 5 offerings and ranked seventh (tied) according to Dealogic. In 2002 we lead or co-managed 11 offerings and improved to second (tied) in this industry after adding key individuals to the group. For all equity offerings for 2001 and 2002, we ranked sixteenth in both years. Rankings are based on the number of lead and co-managed transactions.

        Our focus on middle-market growth companies leads us to be active in the market for initial public offerings. According to Dealogic, in 2002 we completed 12 IPOs and were the eleventh (tied) ranked underwriter of initial public equity offerings in the U.S. based on the number of completed offerings. In 2001, we lead or co-managed 8 IPOs and were ranked sixteenth (tied) and in 2000, we lead or co-managed 67 IPOs and were ranked fifth. Our number of offerings and our ranking dropped in 2001 due to unfavorable economic and market conditions and the related weakness in the overall initial public offering market, and more specifically, in our four focus industries, particularly the technology sector. In 2002, our ranking increased as we experienced some improvement in the initial public offering market in our four focus industries, primarily the consumer industry. We managed or co-managed one of every six IPOs completed in 2002 compared to one of every 10 IPOs completed in 2001 and one in every 6 IPOs in 2000.

        Our goal is to be a primary financial advisor or underwriter for our investment banking clients. During 2002, over 65 percent of our investment banking fees were generated from engagements where we served as the lead financial advisor or lead underwriter (defined as a book runner or co-book runner).

  Sales and Trading

        Our sales and trading professionals cover more than 500 institutional accounts in the United States and Europe. We use our industry-focused Investment Research product to build relationships with institutional accounts which invest in these industries. We seek to combine timely sales coverage and responsive, cost-effective trading execution with this research product to assist our clients in meeting their performance objectives, allowing us to expand our business with this institutional client base. We are continuously identifying and targeting new accounts that can use our sales and trading capabilities. We employ a team approach to sales and trading designed to provide consistent coverage to our clients. Our equity sales and trading professionals are currently located in Minneapolis, New York, San Francisco and London.

        We act as a market maker for over 400 common stocks authorized for trading on the National Association of Securities Dealers automated quotation system. We currently act as a principal in the trading of approximately 300 listed stocks. We have recently expanded our convertible securities sales and trading group and now actively trade more than 100 convertible debt and convertible preferred securities. As a market maker, we generally maintain for our own account a long or short inventory position with respect to such securities and stand ready to effect purchase or sale transactions with clients and other dealers.

        Acting as a market maker provides liquidity for our clients. As a market maker we may own large positions in specific securities. These undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

  Equity Capital Markets

        In addition to investment banking and sales and trading, we maintain an equity capital markets desk, which evaluates, structures, markets and prices public offerings of equity and equity-linked securities and block trading of restricted stocks. The group also provides liquidity to venture capital firms for their restricted stock holdings.

        In connection with the regulatory settlement regarding research conflicts of interest, we have joined other leading securities firms involved in the settlement in a voluntary initiative that generally will prohibit the allocation of IPO shares to directors and officers of existing or potential investment banking clients.

  Equities Growth Initiatives

        We have begun several new initiatives within the equities business that we believe will allow our equities professionals to better serve our clients while increasing our growth prospects. Two of the most significant initiatives are:

  •
  Convertible securities. To provide our clients with a broader product offering, we recently hired a group of professionals to join our convertibles business in San Francisco. This addition significantly expanded our convertible securities sales and trading capabilities and our originating and restructuring capability. We intend to continue to grow our convertible securities business in the future.

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  Middle-market institutional sales coverage. Most of our institutional sales and trading resources historically have been focused on larger accounts, those with assets under management greater than $1 billion. We believe there are many smaller institutional investors that are interested in our sales coverage and trading capabilities. We have begun to develop an additional group of sales and trading professionals that will seek to identify and do business with these "middle-market" institutional accounts.

  Fixed Income

        Our fixed income business unit is comprised primarily of public finance and sales and trading. Our public finance professionals originate and underwrite various types of debt instruments for governments and non-profit entities. Our fixed income sales and trading professionals underwrite and trade debt securities for corporations, governments, municipalities and agencies, high-yield debt securities, preferred stock, trust preferred securities and mortgage-backed securities. Our fixed income business unit created its core franchise by building long-term relationships with our clients and focusing on developing the expertise these clients require.

  Public Finance

        Our public finance professionals, along with our municipal sales and trading professionals, provide underwriting, financial advisory and other related investment banking services to government and non-profit entities. The products that we provide to our public finance clients include:

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  fixed and variable rate debt underwritings primarily in the form of tax-exempt bonds,

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  financial advisory services in connection with debt issuances,

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  ongoing remarketing services for variable rate municipal debt with put features and auction rate municipal debt,

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  structured bond reinvestment products, and

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  interest rate hedging products, such as interest rate swaps.

        We have pursued a strategy focused on specific client sectors and geographies. We expect to expand our franchise by building upon the client relationships we have developed to generate financings and gain access to additional issuers in our areas of focus. Government clients represent the largest overall portion of our public finance business, based on revenue. We focus on government and non-profit clients in the following sectors:

Government	Non-profit
• Cities and Counties	• Health Care
• School and Special Districts	• Higher Education
• States and State Agencies	• Housing

        The table below shows our ranking in tax-exempt underwriting activity in government and non-profit focus sectors over the past five years:

Tax-Exempt Bond Underwriting Rankings by Number of Issues

	1998	1999		2000		2001		2002
Upper Midwest Tax-Exempt Bond Underwriting(a)(b)	1	1		1		1		1
National Tax-Exempt Bond Underwriting(a)	4	1		2		4		4
National Health Care Underwriting(a)	5	5	*	5	*	3		4
National Higher Education Underwriting(a)	5	4		7	*	8	*	2	*
National Managed Housing Underwriting(a)	4	3		4	*	5		4

*	Tied ranking
(a)	Full credit attributed to lead manager
(b)	Upper Midwest as defined by Thomson Financial includes Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota.
Source: Thomson Financial

Tax-Exempt Bond Underwriting Rankings by Aggregate Principal Amount

	1998	1999	2000	2001	2002
Upper Midwest Tax-Exempt Bond Underwriting*(a)	1	1	1	1	2
National Tax-Exempt Bond Underwriting*	12	11	12	10	12
National Health Care Underwriting*	9	12	14	9	8
National Higher Education Underwriting*	13	8	17	10	12
National Managed Housing Underwriting*	9	9	10	11	11

*	Full credit attributed to lead manager
(a)	Upper Midwest as defined by Thomson Financial includes Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota.
Source: Thomson Financial

        Our public finance results exemplify the primary role we play in advising clients. In 2002, approximately 91 percent of our public finance revenue was earned as the lead manager or financial advisor. In the same year, we acted as a lead managing underwriter on 611 transactions totaling $6.3 billion, as a co-managing underwriter on 210 transactions totaling $17.9 billion and as a financial advisor on 165 transactions totaling $2.7 billion in par value.

  Sales and Trading

        Our fixed income institutional sales professionals have developed long-term relationships with institutional bond investors. Supported by our trading professionals and using our Investment Research expertise, our fixed income sales professionals seek to gain an understanding of our clients' investment objectives and to design strategies to help them achieve their goals.

        Our fixed income traders provide trade execution and market-making capabilities. We maintain inventories of corporate debt securities, preferred stocks, municipal securities, government securities, government agency securities and mortgage securities. These inventories are maintained to facilitate trading activity for our clients.

        We seek to differentiate ourselves from competitors through a specialization strategy that we believe allows our sales and trading professionals to develop greater expertise in providing solutions for clients. Each fixed income salesperson focuses on one of our product or client specialties.

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  Product Specialties. Clients of our fixed income product specialists tend to be mid- and large-sized institutions. They seek our services for expertise in a particular product niche.

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  Corporate Bonds. With proprietary expertise in specific sectors, such as aircraft finance, real estate investment trusts and utilities, our fixed income team provides trading and execution for corporate bond investors.

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  Mortgage Securities. Our sales and trading professionals focus on secondary trading in collateralized mortgage obligations, and specified mortgage pools.

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  Municipal Securities. Our municipal sales and trading platform works with our public finance group in placing proprietary new issue products. Our traders have specific expertise in pricing new issues and trading in the secondary market, enabling us to be a significant underwriter of competitively bid municipal bonds in the markets we serve.

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  Client Specialties. Clients in our focused industries tend to use our services due to our expertise in their industries and their specific needs.

    •
    Corporations. We assist corporations by providing sales and trading services that seek to maximize returns through active daily cash management.

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    Financial Institutions. We work with depository institutions in managing their investment portfolios and assist in providing asset and liability strategies.

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    Public Entities. We assist local governments in cash forecasting and investment management.

        In support of these client specialties, our agency trading desk has experienced success in underwriting securities desired by our clients. In 2002, we underwrote 378 issues for par value of $9.8 billion and ranked number two in the Federal Home Loan Bank, TAP program according to Bloomberg. The TAP program enables the Federal Home Loan Bank to continually "tap" the market.

  Debt Capital Markets

        In addition to sales and trading, we maintain a debt capital markets team that originates and facilitates the issuance of new debt securities. Our debt capital markets team also provides a special situations focus, designed to provide our clients with a greater execution capability for distressed and complex transactions in the secondary market.

  Fixed Income Growth Initiatives

        We have begun two new initiatives within fixed income to increase our product breadth. We believe these new initiatives will allow fixed income professionals to serve their clients better while increasing our growth prospects.

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  Derivatives. In 2002, we facilitated derivatives transactions for our clients by acting in an agent capacity. To meet our clients' needs and seek to profitably grow revenue, we have taken steps to act as a principal in derivatives transactions in 2003, primarily involving municipal hedging products.

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  Mortgage Securities. According to the Bond Market Association, the U.S. mortgage securities market has grown from $3.0 trillion in 1998 to over $4.7 trillion in 2002. Mortgages, along with asset-backed securities, have been the fastest growing portion of the fixed income market since 2000. To capitalize on this opportunity, we started a mortgage securities sales and trading desk in New York City in 2002. We are focused on the secondary trading of collateralized mortgage obligations and specified mortgage pools. We intend to continue to grow our mortgage securities sales force through external hires.

  Competition Affecting Capital Markets

        We are subject to intense competition in all of the markets for our principal financial services products and services in the United States. The industry is dominated by multiple large Wall Street and foreign firms. On a local level, we also compete with regional broker dealers and in some cases with small boutique firms. In addition, we compete with alternative trading systems via the Internet and other mediums through which securities and futures transactions are effected. Competition is principally based on price, quality of service, reputation and financial resources. Many of our large competitors have greater financial resources and may be more willing to engage in lending activities to businesses in connection with the provision of financial advisory services than our company. We believe that scale is not as significant a factor in serving middle market issuer clients and that there are fewer competitors focused primarily on this segment.

        In addition, there is competition within the capital markets industry in obtaining and retaining the services of qualified employees. Because of the importance of our employees in the performance of our business, our ability to compete effectively is dependent upon attracting, retaining and motivating qualified individuals. Our ability to attract, retain and motivate such persons depends, among other things, on geographical location, work environment, culture and compensation. We believe that our separation from U.S. Bancorp will allow us to compete more effectively for qualified employees. We will be able to more directly reinforce our distinctive culture, the hallmarks of which are an entrepreneurial environment and a commitment to giving back to our communities through corporate giving and employee volunteerism. In addition, our incentive compensation will be more closely tied to our performance, since stock-based awards will be based on our common stock rather than U.S. Bancorp common stock. This more direct link with our performance should enhance the value of these incentives to both employees and prospective employees.

        Finally, after the distribution, we will compete with U.S. Bancorp only with respect to middle market sales clients we both serviced prior to the distribution. Since U.S. Bancorp acquired our predecessor company in 1998, we generally operated independently of U.S. Bancorp's other operations in respect of client services. Accordingly, we do not expect our clients to experience any significant disruption in services as a result of the separation and distribution. However, we were able to marginally increase our client base by reason of our affiliation with U.S. Bancorp. Moreover, both U.S. Bancorp and we will provide services to corporate clients in the middle market sales fixed income area after the distribution and we both will compete for clients and business in this area and possibly others. We cannot assure you that the clients we gained as a result of being affiliated with U.S. Bancorp or our corporate clients in the middle market sales fixed income area will not move some or all of their existing business from us to U.S. Bancorp or another third party. Loss of a significant portion of these clients will negatively impact our results of operations.

Private Client Services

        Through our branch distribution network in the midwestern, mountain and western United States, our Private Client Services business principally provides financial advice and investment products and services, including equity and fixed income securities, mutual funds and annuities, primarily to individual investors. Our financial advisors strive to apply the approach of listening to our clients, understanding their needs and delivering specific advice designed to help them achieve their long-term financial goals. Our financial advisors use a suite of financial planning, portfolio performance reporting and fixed income portfolio management software tools to help clients with wealth management, retirement planning, education funding, tax-advantaged investing and estate planning strategies. To execute these strategies, we offer our clients financial advisory services and investment products, including:

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  detailed financial plans,

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  asset allocation models,

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  listed and over-the-counter corporate equity securities,

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  corporate, municipal, government and agency fixed income securities,

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  underwritten securities originated by our Capital Markets business,

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  third-party mutual funds,

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  checking, credit card and other banking services through our asset management account product,

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  investment management with third-party money managers,

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  margin lending,

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  fixed and variable annuities,

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  insurance products, and

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  publicly traded options.

        As of November 30, 2003 our Private Client Services business had approximately 840 financial advisors located in 96 branches in 18 midwestern, mountain and western states. As of November 30, 2003 these financial advisors managed accounts for approximately 250,000 households and these accounts included approximately $49 billion in assets. For the nine months ended September 30, 2003, our Private Client Services segment generated net revenue of $263.3 million, contributed pre-tax operating income excluding certain expenses of $20.6 million and had assets of approximately $636.4 million. For the twelve months ended December 31, 2002, 2001 and 2000, our Private Client Services business generated net revenue of $357.2 million, $392.4 million and $475.4 million, respectively, and contributed pre-tax operating income excluding certain expenses of $29.9 million, $39 million and $82 million, respectively. At December 31, 2002 and 2001, our Private Client Services segment had assets of approximately $634.6 million and $867.1 million, respectively. The primary sources of revenue for Private Client Services are commissions earned on equity and fixed income transactions, commissions earned for distribution of mutual funds and annuities, fees earned on fee-based investment management accounts and net interest from customers' margin loan balances.

        The map below indicates the locations of our Private Client Services branches as of November 30, 2003.

  Private Client Services Strategy

        In 2003, Private Client Services developed a new strategy for becoming the primary financial advisor to our private individual clients in our chosen geographical areas. The key components of the strategy are described below, the first three of which are all efforts that we have pursued in the past and believe will continue to be critical to our new primary financial advisor strategy. We more recently initiated the last two components, which we believe are also critical to becoming our clients' primary financial advisor.

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  Commitment to Client Relationships. We continue to believe that understanding a client's specific needs is essential to gaining the client's trust and to providing our best advice for the long-term. We believe our clients expect their financial advisor to work closely with them to define and achieve their financial goals. To help our financial advisors meet these expectations, we have introduced the Journey Plan®, which is a financial planning software program that analyzes aspects of the client's current personal and financial situation and outlines steps the client can take to reach his or her financial destination. As of September 2003, approximately 700 of our financial advisors were using this program. These customized plans may include retirement and estate planning, education funding, insurance protection and asset allocation tailored to the client's risk management and wealth-enhancement objectives.

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  Retain, Attract and Develop Highly-Skilled Financial Advisors. We believe the quality of our employees drives the success of our Private Client Services business. We believe our firm's smaller size and 108 year old history help make our culture distinctive and are significant factors in retention and recruiting efforts. For example, according to the Securities Industry Association, during 2002 the turnover rate for firms with between 100 and 1,000 financial advisors was 26.1 percent and for firms with 1,000 or more financial advisors the turnover rate was 20.3 percent compared to approximately 15.5 percent at our Private Client Services business. Furthermore, we have recently altered our commission structure for our financial advisors to enhance retention and recruiting. The main objectives of the changes were to provide competitive compensation at all levels of production and better align financial advisors' business decisions with the firm's operating strategies and Guiding Principles. We also offer a spectrum of learning and development opportunities, including programs for certification as a Certified Financial Planner and Certified Investment Management Analyst.

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  Provide a Broad Range of Investment Products. We believe that it is critical that we offer a broad range of investment products to meet our clients' needs. In addition, we believe the broad product offerings assist us in attracting and retaining highly-skilled financial advisors by enabling them to meet more of their clients' needs. This year, in order to further broaden our offerings, we intend to provide access to additional alternative investment products, including a fund of hedge funds and managed futures. Since early 2002, we have reorganized and expanded our product specialist team to increase our capacity to assist our financial advisors and our clients with enhanced financial planning and wealth management.

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  Focus on Client Relationship Planning. In 2002, we initiated a more formal annual relationship planning discipline to help financial advisors focus their energies and the firm's resources. The purpose of the planning is to highlight clients with whom we believe we can build a more comprehensive relationship and to outline the specific steps toward achieving that enhanced relationship. Through changes in our compensation plan, client focus efforts and financial advisor education, we are reducing the number of smaller and less profitable client relationships to enable advisors to focus on better serving our target clients and cultivating new relationships with similar opportunities. Through September 2003, we had reduced the number of accounts with assets less than $100,000 by approximately 20 percent from 2002.

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  Build a Distinctive Brand Image. Beginning in 2002, we launched a new branding and marketing campaign in Private Client Services highlighting our "Guides for the Journey" theme. Consistent with our Guiding Principles, we believe that this theme portrays our financial advisors as guides for our private investor clients in pursuing the clients' financial goals.

  Private Client Services Growth Initiatives

  Increase Our Presence Within Our Existing Geographic Areas

        Our financial advisors are concentrated in 20 midwestern, mountain and western states. According to IXI Corporation, a market data service company, as of December 2002, we were ranked first in the Minneapolis-St. Paul, Minnesota area with 21.6 percent of assets in individual accounts, as reported by participating members of the IXI Corporation. In twelve other areas in the Upper Midwest, we were ranked in the top three with at least 15 percent of assets in individual accounts in each such area. We believe we have significant growth opportunities in our existing geography. We plan to expand our business in each of these states through improved retention and recruiting of successful financial advisors, which we expect will be supported by our being an independent, focused securities firm and by our offering equity ownership in our company as a part of our compensation package.

  Increase Assets Under Management

        Our various financial planning resources, including the Journey Plan® financial planning tool that we introduced earlier this year, are designed to facilitate a comprehensive discussion between client and financial advisor about the client's resources, needs and objectives. We expect these discussions to lead to increased business opportunities and to help us become the primary financial advisor to our Private Client Services clients. Our expanded financial advisor annual business planning discipline and our expanded investment product specialist team are parts of our increased focus on affluent clients and their needs. We expect that this more intense focus will lead to an increase in the assets we manage.

  Leverage Capital Markets' Proprietary Products with Affluent Clients

        We believe the availability of new issue securities underwritten by our Capital Markets business is attractive to many of our individual investor clients. We will expand the training of our financial advisors about these products and provide enhanced access to both equity and debt new issue securities as client needs demand. For example, we believe that our leadership position in underwriting tax-exempt fixed income securities in our geographic markets provides us with a major advantage in implementing the asset allocation strategies of affluent investors.

  Competition Affecting Private Client Services

        We are subject to intense competition in our Private Client Services business. Our primary competition is against national full-service firms and against regional broker dealers in local geographic markets. We also compete for individual clients with discount brokerage services and online financial services firms, which typically provide lower levels of service. In addition, we compete against investment advisors and, increasingly, newer entrants such as insurance companies, commercial banks, savings and loan associations and other firms offering financial services. Competition is principally based on quality of service, reputation and price.

        While we are not able to offer the one-stop financial solution offered by some of our competitors, offering highly integrated, comprehensive financial services to private individuals has been a difficult task for larger financial institutions, in our observation. After our separation from U.S. Bancorp, we believe we will still be able to compete effectively. Although we will not be able to offer certain loan products, which some of our competitors provide, we will continue to offer banking services through our Prime Account product and provide mortgages to our clients through third-party relationships. In addition, as a separate company focused solely on our business, we believe that we will have enhanced strategic and operational flexibility and, as a result, will be better positioned to serve our clients, grow our business and more effectively compete in the industry.

        In addition, there is competition within the industry for obtaining and retaining the services of qualified employees. Because of the importance of our employees in the performance of our business, our ability to compete effectively is dependent upon attracting, retaining and motivating qualified individuals. Our ability to attract, retain and motivate such persons depends, among other things, on geographical location, work environment, culture and compensation. We believe that our separation from U.S. Bancorp will allow us to compete more effectively for qualified employees. We will be able to more directly reinforce our distinctive culture, the hallmarks of which are an entrepreneurial environment and a commitment to giving back to our communities through corporate giving and employee volunteerism. In addition, our incentive compensation will be more closely tied to our performance, since stock-based awards will be based on our common stock rather than U.S. Bancorp common stock, and this more direct link with our performance should enhance the value of these incentives to both employees and prospective employees.

        Finally, after the distribution, we will compete with U.S. Bancorp with respect to clients we both serviced prior to the distribution. Since U.S. Bancorp's acquisition of our predecessor company in 1998, we generally have operated independently of U.S. Bancorp's other operations in respect of client services. For example, a client of U.S. Bancorp would not be entitled to receive our services unless he or she also opened an account with us, and vice versa. Accordingly, we do not expect our clients to experience any significant disruption in services as a result of the separation and distribution. However, we were able to marginally increase our client base by reason of our affiliation with U.S. Bancorp. Moreover, both U.S. Bancorp and we will provide services to private individuals after the distribution, and we both will compete for clients and business in this area and possibly others. We cannot assure you that the clients we gained as a result of being affiliated with U.S. Bancorp or our private individual clients will not move some or all of their existing business from us to U.S. Bancorp or another third party. Loss of a significant portion of these clients will negatively impact our results of operations.

Investment Research

        We believe that independent, high-quality investment research is critical to serving the needs of our clients and differentiating ourselves in the marketplace. Employing their expertise in the sectors they cover, our investment research analysts focus on producing research analysis and investment ideas to benefit our institutional and individual investor clients.

  Regulatory Settlement—Research Conflicts of Interest

        Earlier this year, without admitting or denying the allegations, we reached a final settlement of a complaint filed by the SEC in U.S. District Court for the Southern District of New York, which included charges that we violated a number of different NASD and NYSE rules with respect to certain of our research practices, as well as a charge that we violated Section 17(b) of the Securities Act of 1933. Section 17(b) prohibits any person from publishing any research report with respect to a particular security in exchange for consideration received from an issuer, underwriter or dealer, without fully disclosing the receipt and the amount of such consideration. The essence of the SEC complaint was that during the period from June 1999 through 2001, we engaged in certain acts and practices that created or maintained inappropriate influence by our investment banking employees over our equity research analysts, which created conflicts of interest for our research analysts that we failed to manage in an appropriate manner. We reached this final settlement with the SEC at the same time that nine other securities firms reached similar settlements with federal and state securities regulators with regard to allegations similar to those that comprised the essence of the SEC complaint. As part of this regulatory settlement, the regulators and the settling firms, including our company, agreed upon a number of reforms that redefine the role of equity research and its relationship to investment banking. We are obligated to fulfill these reforms within time periods prescribed by the Court, and our failure to do so may be grounds for the Court to take action against us.

        We intend to comply fully with this settlement and support these reforms, which include various measures designed to separate research from investment banking. In particular, we and the other settling firms have agreed that research and investment banking will be physically separated, analysts' compensation will not be based directly or indirectly upon investment banking revenue and investment banking will not participate in the analyst evaluation process. We have also agreed that investment banking will have no role in determining companies covered in research, research analysts will be prohibited from participating in efforts to solicit investment banking business and our investment banking group and Investment Research will generally be prohibited from communicating with each other without intermediation, research reports will disclose whether we do or are seeking to do business with the issuer, and, upon termination of coverage, we will issue a final research report discussing the reasons for the termination. Research will have its own legal and compliance staff. Additionally, we will publish on our website certain information regarding our research to facilitate analysis of our analysts' performance and we will retain an independent monitor to conduct a review of our compliance with the agreed upon structural reforms.

        In connection with this settlement, we have also agreed to pay $12.5 million for fines and penalties, $12.5 million for a distribution fund primarily representing the disgorgement of profits, and $7.5 million for funding independent research to be provided to investors. For a further discussion of this settlement, please refer to "Legal Proceedings—Capital Markets—Regulatory Settlement—Research Conflicts of Interest."

        Prior to the research settlement, we did not restrict interactions between our research analysts and our investment banking group, and our equity research analysts worked closely with our investment bankers. Members of our investment banking group work in teams organized by focus industry, and prior to the settlement, equity research analysts also served on these teams. In connection with the settlement, we have implemented required reforms to separate research from investment banking and also have undertaken a number of our own initiatives designed to further separate research from investment banking, as described in the following paragraphs.

        From a structural standpoint, we have consolidated our equity, fixed income and private client research functions into a single Investment Research group, under a single management team that reports directly to our chief executive officer. The determination of the budget for our Investment Research group, as well as compensation of our research analysts, will be made without regard to specific Investment Banking revenues or results and without input from Investment Banking. Moreover, with respect to research analyst compensation, we have developed and implemented a performance matrix to evaluate and compensate research analysts. We also have formed a research oversight committee to provide oversight for and ratification of all fundamental research coverage initiations and discontinuations, as well as fundamental research opinion changes. A detailed description of this committee is found below in the discussion of our Investment Research strategy.

        From an operating standpoint, we have significantly revised our policies and procedures to ensure generally the independence of our research analysts. For example, we prohibit our research analysts from owning the securities of companies they cover. We also prohibit Investment Banking from dictating or influencing company-specific coverage decisions. Coverage initiation and termination decisions are reviewed and approved by Investment Research management and communicated to the subject company directly by Investment Research. We prohibit our research analysts from participating in the solicitation of investment banking business from a corporate client by restricting their participation with respect to any potential transaction to certain vetting and due diligence activities. Finally, we significantly restrict the manner and type of participation that our research analysts may have with respect to the marketing of an Investment Banking transaction.

        From a communications and information-sharing standpoint, we have implemented appropriate firewalls to block communications (e.g., e-mail) and shared network directory access between

Investment Research and Investment Banking. We have also revised our policies and procedures to require a chaperone from our Compliance group for otherwise permissible meetings or communications between Investment Banking and Investment Research.

        We believe that the requirements of the regulatory settlement, together with our additional initiatives, will help to reinforce the autonomy and independence of our Investment Research products and services within our company.

  Investment Research Strategy

        Continuous improvements in our people, product and distribution capabilities are critical to serving our institutional and individual investor clients with high-quality research. We believe the following initiatives, which we have pursued in the past and intend to continue to pursue, are important elements of our strategy to continuously improve our product quality:

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  Hire and develop analysts with industry experience. We believe deep industry knowledge is an important factor in providing insightful analysis and recommendations for our investing clients. Accordingly, we seek to hire and develop analysts with relevant educational and industry experiences and offer our analysts training regarding a variety of financial, regulatory and best practices topics.

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  Ensure independent analysis and product quality. To help ensure independent analysis and product quality, we created the research oversight committee. The research oversight committee is responsible for reviewing the research product for overall quality, with a specific focus on objectivity, independence and analytical rigor. Composed of supervisory analysts, compliance personnel and research and institutional sales management, the research oversight committee meets regularly to review all stock ratings changes, coverage discontinuations and new research products. In addition, an integral part of the research oversight committee's role is to review new coverage initiations in order to screen and challenge the analysis for quality, independence, completeness and depth of thinking.

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  Distribute quality research product broadly and in a timely fashion. We believe that our investor clients value timely information flow. Thus, the prompt production, review, approval and distribution of quality research product is critical to our business. We have developed a web-based system that allows analysts to input research product from remote sites and have the product edited and reviewed by staff in any of our offices. As research product moves through the system electronically, supervisory analysts, in coordination with compliance, review and approve the reports. The reports are then distributed automatically to our clients via email, First Call and other systems.

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  Expand research coverage platform. We continually seek to expand our research coverage in order to serve our investor clients with greater breadth of coverage and depth of analysis. During the past two years, we have added research coverage in hardline retailing, leisure and entertainment, real estate investment trusts, specialty pharmaceuticals, software security and design, analog/mixed signal semiconductors and aircraft asset-backed securities.

        Our primary offices for Investment Research are located in Minneapolis, New York City, Menlo Park and San Francisco. Investment Research consists of over 90 research professionals providing equity, fixed income, technical, fundamental and private client research.

  Equity Research

        Our equity research analysts provide fundamental research on over 450 companies in our focus industries. The specific sectors covered within the focus industries include:

Consumer		Financial		Health Care		Technology
•	Broadline and specialty retailing	•	Large-cap banks and investment banks	•	Biotechnology	•	Analog/mixed signal semiconductors
•	Food processing and distribution	•	Financial technologies and services	•	Drug discovery	•	Business services
•	Hardline retailing	•	Real estate investment trusts	•	Diagnostics and blood management and safety	•	Computer hardware and semiconductors
•	Leisure and entertainment	•	Specialty finance	•	Health care services	•	Defense electronics and homeland security
•	Restaurants	•	Small- and mid-cap banks	•	Information-driven health care	•	Internet media and marketing
•	Softline retailing			•	Medical technology	•	Learning services
				•	Specialty pharmaceuticals	•	Semiconductor capital equipment
						•	Software applications
						•	Software security and design
						•	Wireless communications equipment
						•	Wireline communications infrastructure

        In general, an equity analyst team covering a specific industry sector provides fundamental research on approximately 15 to 25 companies. To make their financial forecasts and formulate their independent investment opinions, analysts go through a number of processes, including examining a company's financial condition using company financial statements and regulatory filings; creating proprietary financial and business-specific models; interviewing customers, suppliers, and competitors; analyzing company and competitor products, services, and market conditions; and conducting surveys about company products.

  Fixed Income Research

        Our fixed income analysts focus on specific sectors and use a proprietary and consistent methodology across these sectors to forecast credit metrics and their potential volatility. Our fixed income research is focused on two areas:

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  structured products research, and

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  sector research.

        Our structured products research focuses on segments of the fixed income markets where a complete understanding of underlying assets is key to analyzing securities. This research is more security-specific than company-specific. Within structured products research, we cover more than 200 tranches in the enhanced equipment trust certificate market, more than 50 tranches in the aircraft asset-backed securities market and the debt of nine publicly traded real estate investment trusts. We also provide research strategy on the mortgage and agency markets, including market, sector and security-specific analysis.

        In our sector research we currently cover electric utilities, gas utilities and airlines. Within utilities we focus on middle-tier credits where we can develop and use specific knowledge of the companies to seek to bring unique insights to investors. Our airline sector research provides support for our enhanced equipment trust and aircraft asset-backed securities research.

  Technical, Fundamental and Private Client Research

        We have research professionals focused on technical and fundamental market, sector and individual company analyses, providing overall portfolio strategies and recommendations to institutional and individual clients. Recommendations include, but are not limited to, companies and debt securities followed by our equity and fixed income analysts and recommended asset allocation models.

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  Technical Analysis. Our technical analysts provide timely information on sector and individual company trends, designed for professional investment managers. Our technical analysts provide market strategy, timing data, model portfolios and relative strength trends, derived primarily from our analysis of approximately 500 groups within various industries.

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  Fundamental Analysis. Our fundamental analysts focus on both specific and macro trends within industry groups, sectors and market indices. Emphasis is placed on assisting investment managers to effectively manage their portfolios through the early identification of trends and themes with primary consideration given to the focus industries and sectors of capital markets. Our fundamental analysis allows us to further leverage the products and services offered to both institutional and individual investors.

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  Private Client Research. Our private client research professionals have developed long-term relationships with our Private Client Services financial advisors. These private client strategies professionals are dedicated to educating and assisting advisors and individual investors with portfolio research and recommendations, supported by the ideas and perspectives of our equity, fixed income, fundamental and technical analysts as well as those from our national research correspondents.

Corporate Support and Other

        Our Corporate Support and Other segment principally represents business activities managed on a corporate basis, including enterprise-wide administrative support functions. This segment also includes our venture capital business and our company's investments in limited partnerships that invest in venture capital funds. For the nine months ended September 30, 2003 this segment generated net revenue of $2.0 million, contributed pre-tax operating income excluding certain expenses of ($29.2) million and had assets of approximately $164.0 million. For the twelve months ended December 31, 2002, 2001 and 2000 this segment generated net revenue of ($4.2) million, ($13.9) million and ($17.1) million, respectively and contributed pre-tax operating income excluding certain expenses of ($41.6) million, ($49.3) million and ($52.2) million, respectively. At December 31, 2002 and 2001, the segment had assets of approximately $202.7 million and $209.8 million, respectively.

        We have committed to invest capital in various internally and externally managed funds. Our total commitment to these funds is $1.7 million at September 30, 2003. Through our venture capital business, we manage seven venture capital funds: four that invest in the medical technologies, biotechnology and health care services segments of the health care industry; two that invest in alternative asset categories for institutional and high net worth investors; and one that is focused on technology companies. We have invested in two of these funds.

Financial Information About Geographic Areas

        We are principally engaged in providing securities brokerage, investment banking and related financial services to individuals, corporations, government and non-profit entities in the United States. To a lesser extent, we provide sales trading and investment banking services to selected companies in foreign jurisdictions, primarily in Europe through U.S. Bancorp Piper Jaffray Capital Markets Ltd., our broker dealer subsidiary domiciled in London, England. Net revenue and long-lived assets, primarily representing premises and equipment, attributable to domestic and foreign operations are summarized as follows:

Geographical Information

(Dollars in Thousands)	2002	2001	2000

Net Revenue:
Domestic	$720,830	$794,220	$1,012,144
Foreign	8,222	6,552	6,134

Total	$729,052	$800,772	$1,018,278

Long-Lived Assets(a):
Domestic	$68,248	$83,212	$63,519
Foreign	811	917	191

Total	$69,059	$84,129	$63,710

(a)
Premises and equipment represent our primary long-lived assets that relate to foreign operations.

Employees

        As of November 30, 2003, we had approximately 2,990 employees, of which approximately 1,024 were registered with the National Association of Securities Dealers as investment executives involved in our retail and institutional sales activities.

Regulation

        As a participant in the financial services industry, we are subject to complex and extensive regulation of most aspects of our business by U.S. federal and state regulatory agencies, self-regulatory agencies, securities exchanges and by foreign governmental agencies, regulatory bodies and securities exchanges. The regulatory framework of the financial services industry is designed primarily to safeguard the integrity of the capital markets and protect customers, not creditors or stockholders. The laws, rules and regulations comprising such regulatory framework are constantly changing, as are the interpretation and enforcement of existing laws, rules and regulations. The effect of any such changes cannot be predicted and may direct the manner of operation and profitability of our company.

        Our broker dealer subsidiary is subject to regulations governing every aspect of the securities business, including the effecting of securities transactions, its capital requirements, its record-keeping and reporting procedures, relationships with customers, including the handling of cash and margin accounts, the experience and training requirements for certain employees and business procedures with firms that are not members of these regulatory bodies.

        Our broker dealer subsidiary is registered as a securities broker dealer and as an investment advisor with the SEC as well as a futures commission merchant under the Commodity Exchange Act with the Commodity Futures Trading Commission. The exchanges, the NASD and the National Futures Association are voluntary, self-regulatory bodies composed of members such as our broker dealer subsidiary which have agreed to abide by the respective bodies' rules and regulations. Each of these organizations may expel, fine and otherwise discipline member firms and their employees. Our broker dealer subsidiary is also licensed as a broker dealer in each of the 50 states, requiring us to comply with the laws, rules and regulations of each state. Each state may revoke the license to conduct a securities business, fine and otherwise discipline broker dealers and their employees.

        Our broker dealer subsidiary is also subject to the SEC's uniform net capital rule, Rule 15c3-1 and the net capital rule of the NYSE, which may limit our ability to make withdrawals of capital from our broker dealer subsidiary. The uniform net capital rule sets the minimum level of net capital a broker dealer must maintain and also requires that a portion of its assets be relatively liquid. The NYSE may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. In addition, our broker dealer subsidiary is subject to certain notification requirements related to withdrawals of excess net capital. See Note 13 to the audited combined financial statements, included elsewhere in this information statement.

        Our broker dealer subsidiary is also subject to several recent and imminent changes in law and regulation. The USA Patriot Act of 2001 has imposed new obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and other compliance policies and procedures. Additional obligations under the USA Patriot Act regarding procedures for customer verification became effective on October 1, 2003. The conduct of research analysts is also the subject of recent rule-making by the SEC, NYSE, NASD and the federal government through the Sarbanes-Oxley Act. These regulations require certain disclosures by, and restrict the activities of, research analysts and broker dealers. Failure to comply with these new requirements may result in monetary, regulatory and, in the case of the USA Patriot Act, criminal penalties.

        Our broker dealer subsidiary is the subject of a recent enforcement action by the SEC, NYSE, NASD, the New York State Attorney General and other states concerning equity research and its relationship to investment banking. The settlement of the action was finalized on April 28, 2003 and includes a significant monetary penalty and requires various changes to our research and investment banking operations. See "—Legal Proceedings—Capital Markets—Equity Research and Its Relationship to Investment Banking," included elsewhere in this information statement, for more information regarding the settlement.

        Our broker dealer subsidiary has seven insurance agency subsidiaries that are allowed under certain states' laws to conduct insurance business in those states. Each state imposes certain requirements on firms conducting insurance business in the state and may discipline insurance agencies, including the imposition of fines and the revocation of the license of insurance agencies and their employees.

        Certain Piper Jaffray Ventures funds are small business investment companies and are governed in accordance with the Small Business Investment Act of 1958, as amended. In addition, these funds are subject to Rule 13 CFR, Parts 107 and 121, Small Business Investment Companies and Small Business Size Regulations, respectively. Failure to adhere to these regulations could result in the funds being prohibited from accessing additional capital, being restricted from making certain investments, losing their status as small business investment companies and other restrictions.

        U.S. Bancorp Piper Jaffray Capital Markets Ltd., our United Kingdom brokerage and investment banking subsidiary, is registered under the laws of England and Wales and is authorized and regulated by the U.K. Financial Services Authority. As such, U.S. Bancorp Piper Jaffray Capital Markets Ltd. is subject to regulations regarding, among other things, capital adequacy, customer protection and business conduct.

Properties

        As of November 30, 2003 we conducted our operations through over 117 offices, of which 96 included Private Client Services operations and 24 included Capital Markets operations, in 23 states and London, England. All of our offices are leased. Our principal executive offices are located at 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota and, as of November 30, 2003, comprise approximately 319,584 square feet of leased space. Our broker dealer subsidiary has entered into a sublease arrangement with U.S. Bancorp, as lessee, for our offices at 800 Nicollet Mall, the term of which sublease will expire on May 29, 2014.

Legal Proceedings

        We are involved in a number of complaints, legal actions, arbitrations, investigations and proceedings, including those described below, concerning matters arising in connection with our business. Some of these actions have been brought on behalf of various classes of plaintiffs and seek substantial or indeterminate damages. These matters include legal proceedings relating to our business that we assumed pursuant to the separation and distribution agreement as a result of our separation from U.S. Bancorp. As a result, although U.S. Bancorp may remain as a named defendant in certain proceedings, we will manage the litigation and indemnify U.S. Bancorp for the costs, expenses and judgments in such litigation.

        We are also involved, from time to time, in investigations and proceedings by governmental agencies and self-regulatory organizations, which can result in fines or other disciplinary action being imposed on us. The number of these investigations has also increased in recent years. Consequently, we believe that the increase in such matters will result in higher professional fees and litigation-related expenses than we have incurred in the past.

        We are named as defendants in various judicial, regulatory and arbitration proceedings in addition to the matters described below. Additionally, legal proceedings may be brought from time to time in the future. Although there can be no assurance as to the ultimate outcome of a particular matter, we have generally denied, or believe that we have meritorious defenses and will deny, liability in all significant actions pending against us and we intend to vigorously defend such actions. In view of the inherent difficulty of predicting the outcome of legal proceedings, particularly where the plaintiffs seek substantial or indeterminate damages or where novel legal theories or a large number of parties are involved, we cannot state with confidence what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be. Subject to the foregoing caveat, we believe, based upon our current knowledge, after appropriate consultation with legal counsel and taking into account the legal reserves and the U.S. Bancorp indemnity agreement described in the notes to our combined financial statements included elsewhere in this information statement, that pending judicial, regulatory and arbitration proceedings will be resolved with no material adverse effect on our financial condition, although the outcome of a particular matter may be material to our operating results for any particular period, depending, in part, upon the operating results for that period.

  Capital Markets

  Antigenics Litigation

        We have been named, along with certain present and former employees of our business, in an action entitled Antigenics, Inc. v. U.S. Bancorp Piper Jaffray Inc., Scott Beardsley and Peter Ginsberg, No. 03 Civ. 971 (RCC), U.S. District Court for the Southern District of New York, that was filed on February 14, 2003. The complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and various common law claims, including breach of fiduciary duty, interference with economic relations, libel, injurious falsehood, breach of contract, unfair and deceptive trade practice, and tort, in connection with the discontinuation of research coverage of Antigenics on or about January 4, 2002 and seeks unspecified damages. Defendants filed a motion to dismiss this action on May 2, 2003. The motion to dismiss has been fully briefed and is currently pending before the Court.

  Regulatory Settlement—Research Conflicts of Interest

        On April 28, 2003, without admitting or denying the allegations, we reached a final settlement of a complaint filed by the SEC in U.S. District Court for the Southern District of New York, which included charges that we violated a number of different NASD and NYSE rules with respect to certain of our research practices, as well as a charge that we violated Section 17(b) of the Securities Act of 1933. Section 17(b) prohibits any person from publishing any research report with respect to a particular security in exchange for consideration received from an issuer, underwriter or dealer, without fully disclosing the receipt and the amount of such consideration. The essence of the SEC complaint was that during the period from June 1999 through 2001 we engaged in certain acts and practices that created or maintained inappropriate influence by our investment banking employees over our equity research analysts, which created conflicts of interest for our research analysts that we failed to manage in an appropriate manner. We reached this final settlement with the SEC at the same time that we reached similar settlements with the NASD, NYSE and state securities regulators concerning allegations similar to those that comprised the essence of the SEC complaint. As part of this regulatory settlement, we agreed upon a number of reforms that redefine the role of equity research and its relationship to investment banking. The reforms include various measures designed to further separate research from investment banking.

        In its complaint, the SEC made a number of specific allegations. First, the SEC alleged generally that our structure and procedures encouraged research analysts to contribute to investment banking revenues, thereby creating conflicts of interest. Second, the SEC alleged that we issued equity research on two companies that lacked a reasonable basis or was imbalanced in violation of the NASD and NYSE advertising rules. Third, the SEC alleged that we threatened to drop research coverage of one company if it did not award us with a lead manager role in an upcoming offering. Fourth, the SEC alleged that we received payments from proceeds of certain underwritten offerings, in part, to publish research regarding the issuer. Fifth, the SEC alleged that we failed to ensure public disclosure of payments that we made from the proceeds of certain underwritten offerings to other brokerage firms to issue research coverage on the companies making such offerings.

        Pursuant to the settlement, we have agreed to pay an aggregate of $32.5 million, consisting of $12.5 million in fines and penalties to be paid to the states, $12.5 million to be paid to the SEC, NASD and NYSE for a distribution fund primarily representing disgorgement of profits and $7.5 million to fund independent third-party research to clients over the next five years. We also are required to adopt structural reforms relating to our equity research and investment banking operations. To implement these reforms, we have made a number of structural, operational and other changes to our business. The ongoing costs associated with these changes are not determinable. The required reforms and the changes we have undertaken are described in detail in "Investment Research—Regulatory Settlement—Research Conflicts of Interest." The cost of the retrospective relief and independent research has previously been provided for in our financial statements. See Note 9 to the audited combined financial statements, included elsewhere in this information statement, for information concerning charges related to the settlement and reserves for, and indemnification relating to, pending and potential litigation.

        With respect to structural reforms, we and the other settling firms have agreed that research and investment banking will be physically separated, research analysts' compensation will not be based directly or indirectly on investment banking revenues, investment banking will not participate in the analyst evaluation process, investment banking will have no role in determining companies covered in research, research analysts will be prohibited from participating in efforts to solicit investment banking business (including pitches and roadshows), research reports will disclose whether we do or are seeking to do business with the issuer, and upon termination of coverage we will issue a final research report discussing the reasons for the termination. Additionally, we will publish on our website certain information regarding our research to facilitate analysis of our analysts' performance, and we will retain an independent monitor to conduct a review of our compliance with the agreed upon structural reforms. As part of the settlement, we will be subject to a final judgment entered in federal district court ordering us to comply with the terms of the settlement and enjoining us from violating certain securities laws and NASD and NYSE rules in the future. Failure to comply with the injunction could result in us being held in contempt of the court's order and subject to sanctions. On October 31, 2003, the Court approved and entered the final judgment in the SEC action. Moreover, the settlements with the NYSE, NASD and approximately 33 states are final. We presently anticipate that approval of the settlement will be sought from the remaining states over the next several months. In connection with this settlement, we have joined the other leading securities firms that are part of the settlement in an initiative that generally will prohibit the allocation of shares in initial public offerings to executives and directors of public companies.

        Following the settlement we have, together with the other firms involved in the investigations, received subpoenas and information requests from the SEC and NASD in connection with an investigation of conduct by officers and employees relating to the alleged violations of the federal securities laws and NASD and NYSE rules. We are cooperating fully with this investigation.

  Litigation Regarding Equity Research Conflicts of Interest

        Together with the other firms involved in the equity research conflicts of interest settlement, we have been named as a defendant in a pending lawsuit based, in part, on allegations substantially similar to those in the SEC action described above regarding violations of a number of different NASD and NYSE rules and Section 17(b) of the Securities Act. This action, entitled State of West Virginia v. Bear, Stearns & Company, Inc., et al., Case No. 03-C-133M, Circuit Court of Marshall County, West Virginia, seeks unspecified civil penalties under the West Virginia Consumer Protection Act, and the defendants have filed a motion to dismiss all claims. We did not settle any other litigation regarding equity research conflicts of interest as part of the research settlement with securities regulators.

  Initial Public Offering Allocation Litigation

        We have been named, along with other leading securities firms, as a defendant in many putative class actions filed in 2001 and 2002 in the U.S. District Court for the Southern District of New York involving the allocation of securities in certain initial public offerings. The Court's order, dated August 8, 2001, transferred all related class action complaints for coordination and pretrial purposes as In re Initial Public Offering Allocation Securities Litigation, Master File No. 21 MC 92 (SAS). These complaints assert claims pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The claims are based, in part, upon allegations that between 1998 and 2000, in connection with acting as an underwriter of certain initial public offerings of technology and Internet-related companies, we obtained excessive compensation by allocating shares in these initial public offerings to preferred customers who, in return, purportedly agreed to pay additional compensation to us in the form of excess commissions that we failed to disclose. The complaints also allege that our customers who received favorable allocations of shares in initial public offerings agreed to purchase additional shares of the same issuer in the secondary market at pre-determined prices. These complaints seek unspecified damages. The defendants' motions to dismiss the complaints were filed on July 1, 2002, and oral argument on the motions to dismiss was heard on November 14, 2002. The Court entered its order largely denying the motions to dismiss on February 19, 2003. A status conference was held with the Court on July 11, 2003 for purposes of establishing a case management plan setting forth discovery deadlines, selecting focus cases and briefing class certification. Discovery is proceeding at this time. With respect to certain claims, we and the other underwriter defendants have now submitted our request that the Court set a schedule for filing motion for reconsideration or motion for judgment on the pleadings based upon the argument that the complaints fail to sufficiently allege loss causation as recently articulated by the Second Circuit Court of Appeals.

  Initial Public Offering Fee Antitrust Litigation

        We have been named, along with other leading securities firms, as a defendant in several putative class actions filed in the U.S. District Court for the Southern District of New York in 1998. The Court's order, dated February 11, 1999, consolidated these purported class actions for all purposes as In re Public Offering Fee Antitrust Litigation, Case No. 98 CV 7890 (LMM). The consolidated amended complaint seeks unspecified compensatory damages, treble damages and injunctive relief. The consolidated amended complaint was filed on behalf of purchasers of shares issued in certain initial public offerings for U.S. companies and alleges that defendants conspired in offerings of an amount between $20 and $80 million to fix the underwriters' discount at 7.0 percent of the offering amount in violation of Section 1 of the Sherman Act. The Court dismissed this consolidated action with prejudice and denied plaintiffs' motion to amend the complaint and include an issuer plaintiff. The Court stated that its decision did not affect any class actions filed on behalf of issuer plaintiffs. The Second Circuit Court of Appeals reversed the district court's decision on December 13, 2002 and remanded the action to the district court. A motion to dismiss was filed with the district court on March 26, 2003 seeking dismissal of this action and the issuer plaintiff action described below in their entirety, based upon the argument that the determination of underwriting fees is implicitly immune from the antitrust laws because of the extensive federal regulation of the securities markets. Plaintiffs filed their opposition to the motion to dismiss on April 25, 2003. The underwriter defendants filed a motion for leave to file a supplemental memorandum of law in further support of their motion to dismiss on June 10, 2003. The Court denied the motion to dismiss based upon implied immunity in its memorandum and order dated June 26, 2003. A supplemental memorandum in support of motion to dismiss, applicable only to this action because the purported class consists of indirect purchasers, was filed on June 24, 2003 and seeks dismissal based upon the argument that the proposed class members cannot state claims upon which relief can be granted. Plaintiffs filed a supplemental memorandum in opposition to defendants' motion to dismiss on July 9, 2003. Defendants filed a reply in further support of the motion to dismiss on July 25, 2003. A decision on the motion to dismiss is currently pending. Discovery is proceeding at this time.

        Similar purported class actions have also been filed against us in the U.S. District Court for the Southern District of New York on behalf of issuer plaintiffs asserting substantially similar antitrust claims based upon allegations that 7.0 percent underwriters' discounts violate the Sherman Act. These purported class actions were consolidated by the district court as In re Issuer Plaintiff Initial Public Offering Fee Antitrust Litigation, Case No. 00 CV 7804 (LMM) on May 23, 2001. These complaints also seek unspecified compensatory damages, treble damages and injunctive relief. Plaintiffs filed a consolidated class action complaint on July 6, 2001. The district court denied defendants' motion to dismiss the complaint on September 30, 2002. Defendants filed a motion to certify the order for interlocutory appeal on October 15, 2002. On March 26, 2003, the motion to dismiss based upon implied immunity was also filed in connection with this action. The Court denied the motion to dismiss on June 26, 2003, and discovery is proceeding at this time.

  Investigations

        We are currently involved in an investigation by the NASD relating to the allocation of IPO shares to directors and officers of existing or potential investment banking clients. We have been advised that the NASD staff has preliminarily determined to recommend the initiation of an enforcement proceeding against us. We are contesting this preliminary determination and maintain that no such proceeding is warranted. Discussions with NASD staff regarding this matter are continuing.

  Private Client Services

  Mutual Fund Regulatory Matters

        Various regulators, including the SEC, the NASD and state securities regulators and attorneys general, are conducting industry-wide investigations of certain practices relating to mutual funds. These investigations, which have been highly publicized, have involved mutual fund companies, broker-dealers, hedge fund investors and others. Among the subjects being reviewed are breakpoint discounts, late trading, market timing, and marketing and compensation arrangements.

        With respect to breakpoint discounts, regulators are reviewing the extent to which brokerage firms may have failed to provide appropriate discounts on front-end sales charges available to customers who invest significant amounts in front-end load mutual funds. As part of this review we participated in an industry-wide self-assessment of breakpoint compliance and reported the results to the NASD. Based on those results, the NASD has directed us to undertake certain steps, including notifying customers and reviewing certain transactions to determine whether customers are entitled to a refund, and then reporting the results of the refund program to the NASD. The NASD has advised us that it does not intend to institute formal disciplinary proceedings against us based on any failures to provide appropriate breakpoint discounts, provided that we undertake the corrective measures outlined by the NASD. Based on information currently available to us, we do not believe that the breakpoint refund program will be material to our financial condition or results of operations.

        Late trading involves the practice of allowing investors to submit or cancel trades for mutual fund shares after the market close but at the closing price, thereby taking advantage of post-close information. Market timing involves rapid trading in mutual fund shares in an attempt to exploit discrepancies between fund share prices and the value of underlying fund assets, typically in international funds. In connection with the industry-wide investigation into late trading and market timing, the SEC and the NASD have requested information from various parties, including many broker-dealers. We have received requests for information from the SEC and NASD related to late trading and market timing and will continue to provide responsive documents and information. Additionally, we are conducting our own internal review of our policies, procedures and practices on these subjects and are taking remedial and other actions where we believe to be appropriate. Based on the information we have provided to regulators and our own internal review to date, at this time we are not aware of any instances of late trading involving the firm or its employees, or, with respect to market timing, any instances where customers or employees entered into arrangements with any mutual fund to allow a customer to engage in market timing contrary to policies of the mutual fund. We are, however, aware of three situations in which firm customers appear to have been engaged in a market timing investment strategy, and on our own initiative we have taken disciplinary action against two employees related to one such situation. Based on our review of the facts involved in the other two instances, we did not believe that disciplinary action was necessary under the circumstances.

        We are aware that regulators are reviewing various industry practices relating to the marketing of mutual funds and compensation arrangements between fund companies and brokerage firms, including "directed brokerage" arrangements whereby fund companies direct trading business to broker-dealers as part of a broader relationship in which the broker-dealers distribute mutual funds of those companies. Specifically, we are aware that the SEC and the NASD are investigating approximately 12 brokerage firms with a view to possible violations of rules requiring adequate disclosure of compensation arrangements between fund companies and brokerage firms and prohibiting favoring the sale of mutual fund shares on the basis of trading commissions received or expected. While we are not currently among the firms being investigated, we have undertaken our own internal review of our policies, procedures and practices related to mutual fund marketing and compensation arrangements and are taking remedial and other actions where we believe to be appropriate. In this regard we have voluntarily disclosed to the NASD facts related to a limited number of compensation arrangements and two directed brokerage arrangements between our firm and certain mutual fund companies. Although we believe that such arrangements were not uncommon within the industry, aspects of our arrangements may have been inconsistent with SEC or NASD rules, and we intend to work in cooperation with the NASD and other regulators to resolve any potential issues.

  Raul F.L. Pupo Arbitration

        We were served with a statement of claim commencing an arbitration proceeding entitled Raul F.L. Pupo v. U.S. Bancorp Piper Jaffray Inc. NASD-DR Arbitration No. 03-2519 on April 22, 2003. The statement of claim asserts purported claims for breach of third-party contract, breach of contract, negligence and gross negligence, negligent failure to train and supervise, violation of federal securities law, breach of implied contract/unjust enrichment, common law fraud and breach of fiduciary duty. These claims are based upon the alleged mishandling of the claimant's accounts. The claimant seeks actual damages in excess of $74 million and interest, punitive damages and costs. The claimant filed an Amended Statement of Claim on June 5, 2003. We filed our answer and affirmative defenses on July 2, 2003. At that time we also filed a motion to conduct the arbitration hearing in Omaha, Nebraska rather than Boca Raton, Florida, as preliminarily determined by NASD Dispute Resolution, Inc. The request to hold the arbitration hearing in Omaha, Nebraska was preliminarily denied by NASD Dispute Resolution, Inc. on August 5, 2003. The initial pre-hearing conference in this matter was held on September 3, 2003 for purposes of setting hearing dates and establishing certain pre-hearing deadlines. Hearing dates and pre-hearing deadlines were not set at the pre-hearing conference because the parties asserted challenges for cause with respect to two arbitrators. The parties are presently in the process of selecting a new arbitration panel.

  Investigations

        The NASD and SEC are investigating the activities of one former financial advisor in our Butte, Montana branch office. The NASD recently brought an enforcement action against this individual alleging that he engaged in certain sales practice violations prior to the termination of his employment in March 2001. These investigations also relate, in part, to our supervision of this former employee. We are cooperating fully with these investigations and have responded to requests for documents and information.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information as of September 30, 2003, regarding individuals who are expected to serve as our directors and executive officers following the distribution, including their anticipated positions with our company following the distribution. After the distribution, none of these individuals will continue to be employees of U.S. Bancorp. Following the completion of the distribution, our board of directors may nominate one to two additional individuals in 2004 to serve as directors of our company.

        All of our executive officers, as well as our Chairman and Vice Chairman of the Board, currently are officers and employees of U.S. Bancorp Piper Jaffray Inc., an indirect wholly owned subsidiary of U.S. Bancorp, and were elected to their positions by the board of directors of U.S. Bancorp Piper Jaffray Inc. Mr. Duff also is an executive officer of U.S. Bancorp and was elected to this position by the board of directors of U.S. Bancorp. U.S. Bancorp selected Mr. Duff, who is currently a Vice Chairman of U.S. Bancorp, to serve as our Chairman and Chief Executive Officer after the distribution. Our other executive officers were selected by our Chairman and Chief Executive Officer in consultation with U.S. Bancorp. Our Chairman and Chief Executive Officer and Vice Chairman selected our director nominees with the assistance of an external director search firm and in consultation with U.S. Bancorp while we were a wholly owned subsidiary of U.S. Bancorp. The nominees will be presented to our sole stockholder, U.S. Bancorp Piper Jaffray Companies Inc., for election effective as of the distribution date. The management of our sole stockholder is composed of our executive officers, including our Chairman and Chief Executive Officer and our Vice Chairman, and its sole director is an employee of another subsidiary of U.S. Bancorp. Our new directors may be elected for terms of up to three years, as described in more detail under "—Board Structure."

Name	Age	Position(s)
Andrew S. Duff	45	Chairman of the Board and Chief Executive Officer
Addison L. Piper	56	Vice Chairman of the Board
Michael R. Francis	40	Director nominee
B. Kristine Johnson	51	Director nominee
Samuel L. Kaplan	67	Director nominee
Frank L. Sims	52	Director nominee
Richard A. Zona	58	Director nominee
Pamela L. Clayton	56	Head of Human Resources
James L. Chosy	39	General Counsel
Michael D. Duffy	53	Chief Information Officer
Paul D. Grangaard	45	Head of Private Client Services
Barry J. Nordstrand	41	Head of Fixed Income
Robert W. Peterson	35	Head of Investment Research
Thomas P. Schnettler	46	Head of Equities and Investment Banking
Sandra G. Sponem	45	Chief Financial Officer

        Andrew S. Duff will be our Chairman of the Board and Chief Executive Officer. Mr. Duff is currently Vice Chairman of U.S. Bancorp, a position he has held since November 2001. From 1999 until that time, he served as Vice Chairman of U.S. Bancorp responsible for Wealth Management and Capital Markets. He is also currently President and Chief Executive Officer of U.S. Bancorp Piper Jaffray Inc., a position he has served in since 2000. From 1996 until 1999, he served as President of Piper Jaffray Companies Inc., which U.S. Bancorp acquired in December of 1998. Mr. Duff currently serves on the boards of directors of the Securities Industry Association, the Minneapolis Foundation and the Walker Art Center.

        Addison L. Piper will be our Vice Chairman of the Board. Mr. Piper is currently the Chairman of the Board of U.S. Bancorp Piper Jaffray Inc., a position he has held since 1998. Since 1998, Mr. Piper has also had responsibility for our venture and private capital fund activities. From 1987 until 1998, he was Chairman of Piper Jaffray Companies Inc., from 1983 to 1998 served as Chief Executive Officer of Piper Jaffray Companies Inc. and from 1998 to 1999 was Chief Executive Officer of U.S. Bancorp Piper Jaffray Companies Inc. He also currently serves as a member of the board of directors of Renaissance Learning Corporation, Minnesota Public Radio and American Public Media Group. He also serves as a trustee of Abbott Northwestern Hospital Foundation and as a regent of St. Olaf College.

        Michael R. Francis is one of our director nominees. Mr. Francis is currently Executive Vice President, Marketing for Target Corporation, an operator of large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, and a direct mail and on-line business. Mr. Francis began his career with Marshall Field's department stores in 1985 and has been with Target Corporation since its acquisition of Marshall Field's in 1990. He previously served Target Corporation as Senior Vice President, Marketing from 2001 to 2003 and as Senior Vice President, Marketing and Visual Presentation of the department store division from 1995 to 2001. Prior to that, he held a variety of positions within Target Corporation's advertising division. Mr. Francis also is a member of the board of directors of Department 56, Inc.

        B. Kristine Johnson is one of our director nominees. Since 2000, Ms. Johnson has been President and Managing Partner of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States. Ms. Johnson served as a consultant to Affinity Capital Management in 1999. Prior to that, she was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as Senior Vice President and Chief Administrative Officer from 1998 to 1999. Her experience at Medtronic also includes service as President of the vascular business and President of the tachyarrhythmia management business, among other roles. Ms. Johnson also is a member of the board of directors of ADC Telecommunications, Inc.

        Samuel L. Kaplan is one of our director nominees. Mr. Kaplan is currently a partner with the law firm of Kaplan, Strangis and Kaplan, P.A. Mr. Kaplan is a founding member of the firm, which was established in 1978, and has served as its President continuously since that time. Mr. Kaplan also is a member of the board of directors of Vyyo Inc.

        Frank L. Sims is one of our director nominees. Mr. Sims is currently Corporate Vice President, Transportation and Product Assurance for Cargill, Inc., a marketer and distributor of agricultural and industrial products and services. Mr. Sims joined Cargill in 1972 and served in various roles before attaining his current position in 2001. Most recently, he was President of Cargill's North American Grain Division from 1998 to 2000. Mr. Sims is also a member of the boards of directors of the Federal Reserve Bank of Minneapolis and Tennant Company.

        Richard A. Zona is one of our director nominees. Since 2000, Mr. Zona has been Chairman and Chief Executive Officer of Zona Financial LLC, a business that provides financial advisory services, including strategic alternatives, capital planning, and mergers and acquisitions. Mr. Zona is the former Vice Chairman, Wholesale Banking and Wealth Management of U.S. Bancorp, a position he held from 1996 to 2000. From 1989 to 1996, Mr. Zona was Chief Financial Officer of U.S. Bancorp's predecessor, First Bank System, Inc. Prior to that, Mr. Zona spent 19 years with the accounting firm of Ernst & Young LLP. Mr. Zona also serves on the boards of directors of New Century Financial Corporation, Polaris Industries, Inc. and Shopko Stores, Inc.

        Pamela L. Clayton will be our Head of Human Resources. Ms. Clayton has served as Head of Human Resources of U.S. Bancorp Piper Jaffray Inc. since May of 2002. During 2001 and early 2002, she was employed by U.S. Bancorp in the position of Line of Business Director—Piper Jaffray. From 1998 until 2001, she was Senior Vice President of Human Resources at U.S. Bancorp.

        James L. Chosy will be our General Counsel. Mr. Chosy joined U.S. Bancorp Piper Jaffray Inc. in March of 2001 as General Counsel. From 1995 until joining U.S. Bancorp Piper Jaffray Inc., he was Vice President, Associate General Counsel of U.S. Bancorp. He also served as Assistant Secretary of U.S. Bancorp from 1995 through 2000 and as Secretary as of 2001 and until his move to U.S. Bancorp Piper Jaffray Inc. in March of 2001. Prior to that he was Assistant Secretary of U.S. Bancorp.

        Michael D. Duffy will be our Chief Information Officer. From 1999 to 2002, Mr. Duffy served as Director of Operations of U.S. Bancorp Piper Jaffray Inc. and from 1998 to 1999 in the same position at Piper Jaffray Companies Inc. From 1996 to 1998, he held the position of Manager of System Technologies of Piper Jaffray Companies Inc. Mr. Duffy currently serves as a member of the board of directors of Junior Achievement® of the Upper Midwest.

        Paul D. Grangaard will be our Head of Private Client Services. Since October 2001, Mr. Grangaard has been Head of Private Advisory Services of U.S. Bancorp Piper Jaffray Inc. From 1999 until October of 2001, he was head of the investment banking department of U.S. Bancorp Piper Jaffray Inc. and served in the same position at Piper Jaffray Companies Inc. from 1995 until 1999. He currently serves on the board of directors of the Minnesota Orchestra and its executive committee.

        Barry J. Nordstrand will be our Head of Fixed Income. He has served as Head of Fixed Income of U.S. Bancorp Piper Jaffray Inc. since May of 2002. From 2001 to 2002 he held the position of Sales and Trading Managing Director—Fixed Income Capital Markets of U.S. Bancorp Piper Jaffray Inc. He served as Institutional Coverage Trader from 1998 to 1999. From 1987 to 1998, he served in various product management, trading management and trading roles in the Fixed Income Capital Markets division of Piper Jaffray Companies Inc. Mr. Nordstrand currently serves as a member of the board of directors of Solutran Customized Payment Solutions.

        Robert W. Peterson will be our Head of Investment Research. Mr. Peterson has served as Head of Investment Research of U.S. Bancorp Piper Jaffray Inc. since April of 2003. From November of 2000 until April of 2003, Mr. Peterson served as Head of Equity Research of U.S. Bancorp Piper Jaffray Inc. From May of 2000 until November of 2000, he held the position of Co-Head of Equity Research, and from 1995 until May of 2000 he held the position of Senior Research Analyst of U.S. Bancorp Piper Jaffray Inc.

        Thomas P. Schnettler will be our Head of Equities and Investment Banking. Mr. Schnettler has served as our Head of Equities and Investment Banking since April of 2003. Mr. Schnettler had served previously as Head of Equity Capital Markets of U.S. Bancorp Piper Jaffray Inc. since June of 2002. He served as Co-Head of the investment banking department of U.S. Bancorp Piper Jaffray Inc. from 2000 to October of 2001, and Head from October of 2001 to June of 2002. From 1988 to 2000, he held the position of Managing Director, Investment Banking of U.S. Bancorp Piper Jaffray Inc.

        Sandra G. Sponem will be our Chief Financial Officer. Ms. Sponem joined Piper Jaffray Companies Inc. in 1992 as Accounting Manager and was promoted to Controller in 1995. She became Chief Financial Officer of U.S. Bancorp Piper Jaffray Inc. in 1999, the position she currently holds. She currently serves as a member of the board of directors of Target Receivables Corporation, Westbury Holding Company and the Illusion Theater.

        Each of our executive officers will be a member of our management committee. Our management committee is composed of business line and department heads who report directly to our chief executive officer. Our management committee meets regularly to discuss matters of interest to its respective members and to review firm-wide strategy and other issues. Our initial board members have been or will be elected by our sole stockholder prior to the distribution.

Board Structure

        At the distribution, we expect that our board of directors will consist of seven directors, two of whom will be our employees. Our board of directors will be divided into three classes. The term of the first class of directors will expire at our 2004 annual meeting of stockholders, the term of the second class of directors will expire at our 2005 annual meeting of stockholders and the term of the third class of directors will expire at our 2006 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, our directors may only be removed for cause. In general, at least two annual meetings of stockholders will be necessary to effect a change in a majority of the members of the board of directors.

        It is anticipated that our board of directors will meet at least quarterly.

        We expect that the classes of our board of directors will be composed as follows:

        Class I: Andrew S. Duff, Samuel L. Kaplan and Frank L. Sims

        Class II: B. Kristine Johnson and Addison L. Piper

        Class III: Michael R. Francis and Richard A. Zona

  Committees

        Our board of directors will establish several standing committees in connection with the discharge of its responsibilities. These committees will include an audit committee, a compensation committee and a nominating and governance committee. The board of directors will also establish such other committees as it deems appropriate, in accordance with applicable law and our certificate of incorporation and bylaws.

  Audit Committee

        We expect that the members of the audit committee will be appointed promptly following the distribution. All of the members of the audit committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The audit committee will assist our board of directors in monitoring the integrity of the financial statements, the independent auditor's qualifications and independence, the performance of our company's internal audit function and independent auditors and compliance by our company with legal and regulatory requirements.

  Compensation Committee

        We expect that the members of the compensation committee will be appointed promptly following the distribution. All of the members of the compensation committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The compensation committee will have overall responsibility for evaluating and approving the executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs of our company. The compensation committee will also be responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

  Nominating and Governance Committee

        We expect that the members of the nominating and governance committee will be appointed promptly following the distribution. All of the members of the nominating and governance committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The nominating and governance committee's purpose is to assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices.

        In furtherance of this purpose, the nominating and governance committee will assist our board of directors by identifying individuals qualified to become board members and recommend to our board of directors the director nominees for the next annual meeting of stockholders. It will also review the qualifications and independence of the members of our board of directors and its various committees on a regular basis and make any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our board of directors and its committees. The nominating and governance committee will also recommend to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to our company and review such guidelines and standards and the provisions of the nominating and governance committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. The nominating and governance committee will also monitor our board of directors and our company's compliance with any commitments made to our company's regulators or otherwise regarding changes in corporate governance practices and lead our board of directors in its annual review of our board of directors' performance.

Board of Directors' Compensation and Relationships

  Compensation Program for Non-Employee Directors

        We presently anticipate that directors who are not Piper Jaffray employees will receive an annual retainer of $40,000 in cash for service on our board of directors, inclusive of meeting fees. We also anticipate that the chairman of the audit committee will receive an additional annual retainer of $4,000 in cash, the chairman of the compensation committee will receive an additional annual retainer of $2,500 in cash, and the chairman of the governance and nominating committee will receive an additional annual retainer of $2,500 in cash.

        In addition, we presently anticipate that each non-employee director will be granted, pursuant to our 2003 Long-Term Incentive Plan, an annual equity award, the fair value of which will be approximately equal to the director's annual retainer. If the equity award takes the form of a stock option, the fair value will be determined using the Black-Scholes pricing model. The options will have a 10-year term and an exercise price equal to the fair market value of our common stock on the date the option is granted. We plan to award directors who retire or join our board of directors during the year with pro rata annual retainers and equity awards based on the number of months in which they serve as directors during the year.

  Other Compensation

        Employees of Piper Jaffray who also serve as directors will receive compensation for their services as employees, but they will not receive any additional compensation for their service as directors. No other remuneration will be paid to our board members in their capacity as directors. Non-employee directors will not participate in our employee benefit plans.

Compensation and Governance Committee Interlocks and Insider Participation

        We do not anticipate any interlocking relationships between any member of our compensation committee or our nominating and governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Stock Ownership of Directors and Executive Officers

        All of our outstanding shares of common stock are currently owned by U.S. Bancorp through its wholly owned subsidiary, U.S. Bancorp Piper Jaffray Companies Inc. Upon completion of the distribution, U.S. Bancorp will not beneficially own any shares of our common stock, except that U.S. Bancorp may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of U.S. Bancorp common stock held in customer accounts and funds for which it or its affiliates act as a trustee, asset manager or investment advisor or in another fiduciary capacity. U.S. Bancorp has informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act. None of our directors, director nominees or executive officers currently owns any shares of our common stock, but those who own shares of U.S. Bancorp will be treated on the same terms as other holders of U.S. Bancorp common stock in any distribution by U.S. Bancorp and, accordingly, will receive shares of our common stock in the distribution.

        The following table sets forth the U.S. Bancorp common stock and options to purchase U.S. Bancorp common stock held by our directors, director nominees and executive officers, as of November 30, 2003:

Name	Shares of U.S. Bancorp Common Stock Beneficially Owned		Shares of U.S. Bancorp Common Stock Underlying Options(9)	Percent of Class
Andrew S. Duff	877,629	(1)	815,628	*
Michael R. Francis	—		—	—
Paul D. Grangaard	89,900	(2)	76,931	*
B. Kristine Johnson	—		—	—
Samuel L. Kaplan	4,376	(3)	—	*
Barry J. Nordstrand	39,732	(4)	47,939	*
Addison L. Piper	312,651	(5)	287,218	*
Thomas P. Schnettler	92,083	(6)	90,985	*
Frank L. Sims	—		—	—
Richard A. Zona	581,714	(7)	572,783	*
All directors, director nominees and executive officers as a group (15 persons)(8):	2,453,225		2,410,575	*

*
Indicates less than 1 percent of outstanding U.S. Bancorp common stock.

(1)
Includes 97,048 shares of U.S. Bancorp restricted common stock, of which 25,654 vest on December 18, 2003, 11,435 vest on January 18, 2004, 12,827 vest on December 18, 2004, 34,305 vest on January 18, 2005, and the remaining 12,827 shares vest on December 18, 2005; 730,628 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; and 49,953 shares of U.S. Bancorp common stock held directly by Mr. Duff.

(2)
Includes 16,915 shares of U.S. Bancorp restricted common stock, which vest on February 27, 2004; 60,942 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; 1,163 shares of U.S. Bancorp common stock held in the U.S. Bancorp 401(k) savings plan; and 10,880 shares of U.S. Bancorp common stock held directly by Mr. Grangaard.

(3)
Consists of 4,376 shares of U.S. Bancorp common stock held directly by Mr. Kaplan.

(4)
Includes 21,790 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; and 17,942 shares of U.S. Bancorp common stock held in the U.S. Bancorp 401(k) savings plan held by Mr. Nordstrand.

(5)
Includes 274,718 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; and 37,933 shares held directly by Mr. Piper.

(6)
Includes 10,234 shares of U.S. Bancorp restricted common stock, which vest on February 27, 2004; and 75,356 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; and 6,493 shares of U.S. Bancorp common stock held directly by Mr. Schnettler.

(7)
Includes 572,783 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; and 8,931 shares of U.S. Bancorp common stock held directly by Mr. Zona.

(8)
Includes 131,607 shares of U.S. Bancorp restricted common stock, subject to future vesting conditions; 2,114,279 shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options that are exercisable within 60 days; 54,583 shares held in the U.S. Bancorp 401(k) savings plan for the accounts of certain executive officers; and 135,260 shares of U.S. Bancorp common stock held directly by this group.

(9)
Includes shares of U.S. Bancorp common stock underlying options that are exercisable within 60 days and disclosed in this table under both the column entitled "Shares of U.S. Bancorp

  Common Stock Beneficially Owned" and the column entitled "Shares of U.S. Bancorp Common Stock Underlying Options."

        The following table sets forth the shares of our common stock that will be held by our directors, director nominees and executive officers immediately upon completion of the distribution, assuming there are no changes in each person's holdings of U.S. Bancorp common stock since November 30, 2003 and based on our estimates as of November 30, 2003:

Name	Shares of Piper Jaffray Common Stock
Andrew S. Duff	500	*
Michael R. Francis	—
Paul D. Grangaard	120
B. Kristine Johnson	—
Samuel L. Kaplan	44
Barry J. Nordstrand	179
Addison L. Piper	379
Thomas P. Schnettler	65
Frank L. Sims	—
Richard A. Zona	89
All directors, director nominees and executive officers as a group (15 persons)	2,073

*
Mr. Duff's holdings will increase by approximately 256 shares if the distribution date occurs on or after December 18, 2003, as he holds 25,654 shares of U.S. Bancorp restricted stock that will vest on that date.

Historical Compensation of Piper Jaffray Executive Officers

        The following table contains compensation information for our chief executive officer and four of our other executive officers who, based on employment with U.S. Bancorp and its subsidiaries, were the most highly compensated for the year ended December 31, 2002. All of the information included in this table reflects compensation earned by the individuals for services with U.S. Bancorp and its subsidiaries. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by U.S. Bancorp. Such amounts do not necessarily reflect the compensation such persons will receive following the distribution, which could be higher or lower, since historical compensation was determined by U.S. Bancorp and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our compensation committee. We expect, however, that as a result of our new employment arrangement with Mr. Piper described below, the aggregate compensation of Mr. Piper will increase relative to his historical compensation in 2002 and 2001. In addition, we currently expect that all of our executive officers will receive cash awards in connection with the distribution. See "—Employee Cash Awards in Connection with the Distribution." Although the amounts payable to individual executive officers have not been determined, our management has capped the aggregate amount that may be paid to our executive officers at $9.06 million or 19 percent of the $47 million available for these awards. This limit on awards granted to our executive officers is subject to approval by the compensation committee of our board of directors following the distribution as well as by the compensation committee of U.S. Bancorp's board. These awards will increase the aggregate compensation payable to Messrs. Duff and Piper and likely our other named executive officers in 2004 and possibly future affected periods compared to recent historical compensation. Cash awards paid to individual executive officers are subject to approval by our compensation committee.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
					Awards			Payouts
	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Award ($)(1)		Number of Securities Underlying Options/SARS	LTIP Payouts $	All Other Compensation $ (3)
Andrew S. Duff	2002 2001 2000	378,200 375,000 350,000	225,000 275,000 825,000	— 558 666	— 1,004,610 1,000,006	(2)	— 170,000 253,000	—	— — —
Paul D. Grangaard(4)	2002 2001 2000	203,200 200,000 200,000	650,000 2,360,000 5,200,000	— — —	— 1,190,017 917,051		12,825 12,740 —	— — —	8,000 6,800 6,800
Barry J. Nordstrand	2002 2001 2000	178,200 175,000 160,000	1,025,000 875,000 182,500	— — —	— — 13,671		24,485 15,570 2,530	— —	8,000 6,800 6,800
Addison L. Piper	2002 2001 2000	248,200 245,000 245,000	200,000 418,333 1,255,000	— — —	— — —		— 25,000 —	— — —	— — —
Thomas P. Schnettler(5)	2002 2001 2000	163,200 190,000 200,000	1,200,000 2,460,000 3,320,000	— — —	— 720,009 101,204		12,345 12,740 18,709	— — —	8,000 6,800 6,800

(1)
Award amount determined by multiplying the market value of U.S. Bancorp common stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have the right to vote, shares of U.S. Bancorp restricted stock. As of December 31, 2002, Mr. Duff held 97,048 shares valued at $2,059,358 as of that date. Mr. Duff was granted 57,175 shares of U.S. Bancorp restricted stock on January 18, 2000, of which 11,435 shares have vested, 11,435 shares will vest January 18, 2004 and the remaining 34,305 shares will vest January 18, 2005. As of December 31, 2002, Mr. Grangaard held 16,915 shares valued at $358,936 as of that date. Mr. Grangaard was granted two grants in the amount of 42,250 and 5,241 shares of U.S. Bancorp restricted stock on February 15, 2000, both of which have fully vested, and was granted 50,747 shares of U.S. Bancorp restricted stock on February 27, 2001, of which 33,832 shares have vested, and the remaining 16,915 will vest on February 27, 2004. As of December 31, 2002, Mr. Nordstrand held no shares of restricted stock. Mr. Nordstrand was granted 708 shares of U.S. Bancorp restricted stock on February 15, 2000, all of which have fully vested. On December 31, 2002, Mr. Schnettler held 10,234 shares valued at $217,165 as of that date. Mr. Schnettler was granted 5,241 shares of U.S. Bancorp restricted stock on February 15, 2000, all of which have fully vested, and was granted 30,704 shares of U.S. Bancorp restricted stock on February 27, 2001, of which 20,470 shares have vested, and the remaining 10,234 will vest on February 27, 2004. For further details regarding the treatment of U.S. Bancorp restricted stock in the distribution, see "—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees" included elsewhere in this information statement.

(2)
The number of restricted stock shares issued to Mr. Andrew Duff in 2001 was determined by dividing $1,000,000 by the average closing price of U.S. Bancorp common stock for the 10 consecutive trading days prior to the date of grant. The 10-trading-day average closing price of USB common stock on December 17, 2001 was $19.49. Mr. Duff was granted 51,308 shares of U.S. Bancorp restricted stock on December 18, 2001, of which 25,654 shares will vest December 18, 2003, 12,827 shares will vest December 18, 2004 and the remaining 12,827 shares will vest December 18, 2005 or on his death, disability or terminal illness, or his termination.

(3)
Consists of matching contributions made under U.S. Bancorp 401(k) Savings Plan to the named executive officers.

(4)
During 2000 and until October 2001, when he became head of Private Client Services, Mr. Grangaard served as head of our equity investment banking department. Bonuses for 2000 and 2001 reflect his service in such capacity.

(5)
During 2000 and 2001, Mr. Schnettler served as co-head and then head of our equity investment banking department. Bonuses for 2000 and 2001 reflect his service in such capacity.

Option Grants of U.S. Bancorp Common Stock to Executive Officers

        The following table discloses information regarding stock options with respect to shares of U.S. Bancorp common stock granted in the fiscal year ended December 31, 2002 to our executive officers named in the summary compensation table. These options were granted under the U.S. Bancorp 2001 Stock Incentive Plan.

	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
Andrew S. Duff	—	—	—	—	—
Paul D. Grangaard	12,825	0.0	22.85	04/16/12	93,499
Barry J. Nordstrand	24,485	0.1	22.85	04/16/12	178,505
Addison L. Piper	—	—	—	—	—
Thomas P. Schnettler	12,345	0.0	22.85	04/16/12	90,000

(1)
Options become exercisable in four equal, annual installments, the first installment having vested on April 16, 2003 and the remaining three installments vesting on April 16, 2004, 2005 and 2006.

(2)
Based on total options granted to U.S. Bancorp employees. If this percentage were calculated as a percentage of the total grant of U.S. Bancorp options to persons who would have become our employees had the distribution occurred on January 1, 2002, Mr. Duff would have received 0.0 percent, Mr. Schnettler would have received 0.4 percent, Mr. Nordstrand would have received 0.8 percent, Mr. Grangaard would have received 0.4 percent, and Mr. Piper would have received 0.0 percent of that total grant.

(3)
The Black-Scholes option-pricing model was used to estimate the grant date value of the options in this table. The same model was applied by U.S. Bancorp in its 2003 proxy statement disclosure of option grants to U.S. Bancorp executive officers in the last fiscal year. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option models require predictions about the future movement of the stock price. The following assumptions were used to develop the grant date valuations: risk-free rate of return of 3.89 percent, dividend rate of 2.89 percent, volatility rate of 39.73 percent, quarterly reinvestment of dividends and an average life of seven years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of options in this table will depend on the actual performance of U.S. Bancorp common stock during the applicable period and the fair market value of U.S. Bancorp common stock on the date the options are exercised.

Aggregated U.S. Bancorp Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table discloses information regarding the aggregate number of U.S. Bancorp options that our executive officers named in the summary compensation table exercised in the fiscal year ended December 31, 2002 and the value of remaining U.S. Bancorp options held by those executives on December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew S. Duff	—	—	628,851	211,834	1,258,970	314,565
Paul D. Grangaard	—	—	54,551	22,380	—	—
Barry J. Nordstrand	—	—	11,776	36,163	28,823	—
Addison L. Piper	6,400	56,256	308,746	18,750	963,565	—
Thomas P. Schnettler	—	—	69,085	21,900	111,318	—

(1)
Value was determined by subtracting the exercise price per share from the market value per share of U.S. Bancorp common stock as of the last day of fiscal year 2002.

Retirement Plans

        Currently, our employees participate in a non-contributory profit sharing plan that was established in 2002. This profit sharing plan is a defined contribution plan, which will have contributions made on the employee's behalf in years where we achieve certain financial performance. Prior to 2002, our employees participated in the U.S. Bancorp Cash Balance Pension Plan. The cash balance pension plan is a career average pay defined benefit pension plan and essentially all full-time employees of U.S. Bancorp and its subsidiaries were eligible to participate. Under the terms of the cash balance pension plan, a separate notational account balance is maintained for each participating employee. U.S. Bancorp also maintained an unfunded nonqualified retirement plan known as the defined benefit excess plan, which provides retirement benefits that would have been provided under the cash balance pension plan but for certain limitations established under the Internal Revenue Code and the voluntary deferral of compensation. In 2002, upon establishing our profit sharing plan, U.S. Bancorp Piper Jaffray Companies Inc. withdrew as a participating employer in the cash balance pension plan which had merged with the Firstar Employees' Pension Plan and was renamed the U.S. Bancorp Pension Plan. At the same time, U.S. Bancorp Piper Jaffray Companies Inc. withdrew as a participating employer in the defined benefit excess plan.

        Although no new benefits will be accrued by our employees under the U.S. Bancorp pension programs, any benefits previously earned under those plans have been preserved and will be part of a retiree's total retirement benefit. Employees will continue to receive investment credits on their cash balance account in accordance with the terms of the plan. Upon completion of the distribution, our employees with vested benefits will be able to request distributions from the cash balance pension plan. The liability for any retirement benefits earned under the cash balance pension plan remains with U.S. Bancorp. We will assume U.S. Bancorp's liability for nonqualified benefits accrued under the defined benefit excess plan.

        The aggregate benefits accrued as of December 31, 2002 under the U.S. Bancorp retirement programs to our named executive officers are as follows: to Mr. Duff, $368,666; to Mr. Grangaard, $925,762; to Mr. Nordstrand, $108,539; to Mr. Piper, $459,117 and to Mr. Schnettler, $597,946. For each named executive officer, the qualified portion of the benefit is $30,832 and the remainder is the nonqualified excess pension benefit. The qualified portion of the benefit will be subject to withdrawal at the time of our separation and distribution, at the employee's request. The nonqualified portion of the benefit will not be payable at the time of our separation and distribution, but upon subsequent retirement or termination of employment.

        We expect that our employees will participate in the U.S. Bancorp 401(k) Savings Plan through the date of our separation and distribution. After the distribution, we plan on offering our employees an integrated retirement plan, which includes a new 401(k) savings plan and the continuation of our non-contributory profit sharing plan. We expect that our integrated plan will be a qualified plan that will allow contributions on eligible compensation up to the qualified plan limit, under applicable rules of the Internal Revenue Service. Existing balances in the 401(k) savings plan and the cash balance pension plan will remain at U.S. Bancorp. In accordance with the terms of these plans, employees have several distribution options regarding these balances, including lump-sum distributions, fixed-term or lifetime annuities and account rollovers, as applicable.

Treatment of U.S. Bancorp Options Held by Our Employees

        Since U.S. Bancorp acquired our predecessor company in 1998, our employees have been granted U.S. Bancorp stock options as part of U.S. Bancorp's compensation programs. As of November 30, 2003, our employees held options to purchase an aggregate of approximately 13.9 million shares of U.S. Bancorp common stock. We do not intend to replace any of these U.S. Bancorp options with our stock-based equity awards. The U.S. Bancorp options held by our employees will be treated in accordance with the terms applicable to such awards under the relevant U.S. Bancorp stock incentive plans. The terms of the U.S. Bancorp options held by our employees, and the impact of the separation and distribution on these U.S. Bancorp options under the terms of the applicable U.S. Bancorp stock incentive plans, are described more fully below.

  •
  U.S. Bancorp Term Options. U.S. Bancorp term options continue to vest in accordance with their original vesting schedule and remain outstanding for their full term after an option holder's employment with U.S. Bancorp is terminated by U.S. Bancorp without cause, subject to the option holder's compliance with a non-competition covenant. As the distribution will constitute a termination of employment by U.S. Bancorp without cause for all of our employees under the applicable U.S. Bancorp option plans, all U.S. Bancorp term options will continue to be U.S. Bancorp options, will continue to vest in accordance with their original vesting schedule and will remain outstanding following the separation and distribution for their full term, subject to the option holder's compliance with the non-competition restriction.

  •
  U.S. Bancorp 90-Day Options. Generally, vested U.S. Bancorp 90-day options expire 90 days after an option holder's employment with U.S. Bancorp is terminated by U.S. Bancorp without cause. Generally, unvested U.S. Bancorp 90-day options expire immediately upon an option holder's termination of employment by U.S. Bancorp without cause. As the separation and the distribution will constitute a termination of employment by U.S. Bancorp without cause for all of our employees under the applicable U.S. Bancorp stock incentive plans, all U.S. Bancorp 90-day options held by our employees that are vested as of the distribution would expire within 90 days after the distribution, and all U.S. Bancorp 90-day options held by our employees that are unvested as of the distribution would expire immediately upon the distribution. However, a portion of the vested U.S. Bancorp 90-day options will be in-the-money prior to their expiration, and accordingly we expect that our employees will exercise these vested and in-the-money options prior to their expiration. In addition, U.S. Bancorp 90-day options held by our employees and our former employees who have attained retiree status under the terms of the applicable plan through satisfying certain age and service criteria will not expire within 90 days of the distribution but rather will continue to vest and otherwise remain unchanged in accordance with their terms as if the distribution did not constitute a termination of employment.

        Like all other U.S. Bancorp options outstanding at the time of the distribution, all of the U.S. Bancorp options held by our employees that do not expire at the time of the distribution will be adjusted to reflect the change in the value of shares of U.S. Bancorp common stock due to the distribution.

        The following table provides additional information regarding our employees' U.S. Bancorp options as of November 30, 2003. The closing price price per share of U.S. Bancorp on the most recent trading day prior to such date was $27.71.

	Vested		Unvested		Total
Type	#	Weighted Avg. Strike Price	#	Weighted Avg. Strike Price	#	Weighted Avg. Strike Price
Term	2,731,088	$21.97	2,366,896	$23.12	5,097,984	$22.51
90-Day(a)	5,235,427	$25.73	3,556,093	$24.93	8,791,520	$25.41

Total	7,966,515	$24.44	5,922,989	$24.21	13,889,504	$24.34

(a)
Approximately 1.7 million U.S. Bancorp 90-day options have met retiree status as of November 30, 2003.

        Based on the provisions of the U.S. Bancorp stock incentive plans, the number of options outstanding as of November 30, 2003 and a U.S. Bancorp market price immediately prior to the distribution of $27.71, which was U.S. Bancorp's closing market price on the most recent trading day prior to November 30, 2003, we expect the following treatment for U.S. Bancorp options held by our employees assuming the distribution were completed as of November 30, 2003.

  U.S. Bancorp Term Options:

  •
  Approximately 5.1 million of these U.S. Bancorp options would be vested and unvested U.S. Bancorp term options, which will remain as U.S. Bancorp options. These options will continue to be held by our employees after the distribution date and will continue to vest in accordance with their terms.

  U.S. Bancorp 90-Day Options:

  •
  Approximately 3.1 million of these U.S. Bancorp options would be vested in-the-money U.S. Bancorp 90-day options which would expire within 90 days after the distribution date but could be exercised by our employees prior to the expiration date to avoid forfeiting these options. If the market price of U.S. Bancorp decreases such that all or a portion of these options are out-of-the-money, it is unlikely employees would exercise such options, and they would lose the value associated with them when they expire. When we refer to an "in-the-money" option, we mean an option with a per share exercise price that is less than the market price per share of U.S. Bancorp common stock. When we refer to an "out-of-the-money" option, we mean an option with a per share exercise price that is more than the market price per share of U.S. Bancorp common stock. When we refer to an "at-the-money" option, we mean an option with a per share exercise price that is equal to the market price per share of U.S. Bancorp common stock.

  •
  Approximately 1.3 million of these U.S. Bancorp options would be vested out-of-the money U.S. Bancorp 90-day options which will expire within 90 days after the distribution date. If the market price of U.S. Bancorp common stock increases between the distribution date and the expiration date such that all or a portion of these options become in-the-money, these options could be exercised by our employees prior to the expiration date to avoid forfeiting these options. However, if the market price of U.S. Bancorp common stock remains the same or decreases during this same time period, the employees would be unlikely to exercise these options and would lose the value associated with these options when they expire.

  •
  Approximately 2.7 million of these U.S. Bancorp options would be unvested U.S. Bancorp 90-day options which will expire immediately on the distribution date, and, accordingly, employees will lose the value associated with these options when they expire.

  •
  Approximately 1.7 million of these U.S. Bancorp options would be vested or unvested U.S. Bancorp 90-day options held by employees who have attained retiree status, and, accordingly, the options would not expire within 90 days of distribution but rather will continue to vest and otherwise remain unchanged in accordance with their terms as if the distribution did not constitute a termination of employment of such shares.

        The following table discloses information regarding the aggregate number of U.S. Bancorp options held by our executive officers and the treatment of those options based on options outstanding as of November 30, 2003 and a price per share of U.S. Bancorp common stock of $27.71, which is the closing market price on the most recent trading day prior to November 30, 2003, and assuming the distribution were completed as of November 30, 2003:

			Treatment at Distribution
						Expire if Not Exercised Within 90 Days			Remain as U.S. Bancorp Options
			Expire Immediately
	Options Held
			# of options	Contractual Value*	SFAS 123 Value	# of options	Contractual Value*	SFAS 123 Value	# of options		Contractual Value*	SFAS 123 Value
	Vested	Unvested
Andrew S. Duff
Term options	253,000	—	—	—	—	—	—	—	253,000		$3,055,967	$2,514,712
90-day options:
In-the-money	129,378	85,000	85,000	$851,018	$653,962	129,378	$1,512,391	$1,340,147	—		—	—
Out-of-the-money	348,250	—	—	—	—	348,250	$2,760,086	—	—		—	—
Paul D. Grangaard
Term options	17,721	15,989	—	—	—	—	—	—	33,710		$331,304	$274,691
90-day options:
In-the-money	43,221	—	—	—	—	43,221	$392,840	$210,637	—		—	—
Out-of-the-money	—	—	—	—	—	—	—	—	—		—	—
Barry J. Nordstrand
Term options	16,436	26,149	—	—	—	—	—	—	42,585		$436,880	$415,471
90-day options:
In-the-money	5,354	—	—	—	—	5,354	$58,616	$41,702	—		—	—
Out-of-the-money	—	—	—	—	—	—	—	—	—		—	—
Addison L. Piper
Term options	—	—	—	—	—	—	—	—	—		—	—
90-day options:
In-the-money	91,550	12,500	12,500	$125,150	$96,171	91,550	$1,231,216	$1,231,216	—		—	—
Out-of-the-money	183,168	—	—	—	—	25,043	$157,826	—	158,125	**	$1,268,336	—
Thomas P. Schnettler
Term options	36,352	15,629	—	—	—	—	—	—	51,981		$571,183	$488,904
90-day options:
In-the-money	39,004	—	—	—	—	39,004	$354,512	$190,085	—		—	—
Out-of-the-money	—	—	—	—	—	—	—	—	—		—	—
All executive officers, directors and director nominees as a group (15 persons)
Term options	350,519	73,396	—	—	—	—	—	—	423,915		$4,853,183	$4,090,802
90-day options:
In-the-money	910,996	222,900	207,900	$2,117,735	$1,766,163	461,295	$4,994,352	$3,957,913	464,701	***	$3,092,909	$855,341
Out-of-the-money	852,764	—	—	—	—	501,625	$3,910,555	$361,748	351,139	***	$2,277,465	$101,884

*
Contractual value was determined utilizing a Black-Scholes pricing model and pricing assumptions that include option exercise prices as outlined in the individual option agreements, a U.S. Bancorp market price of $27.71 (the closing market price on the most recent trading day prior to November 30, 2003), a term of the options equal to the remaining contractual life of the existing options, stock volatility based on historical U.S. Bancorp trading volatility applicable to the remaining contractual term utilized, and an estimated dividend yield on U.S. Bancorp shares of 3.0 percent.

**
Represents options with retiree status.

***
Includes 15,081 in-the-money options and 227,976 out-of-the-money options held by executive officers, directors and director nominees with retiree status which would otherwise expire within 90 days of the distribution had this retiree status not been met.

Treatment of U.S. Bancorp Restricted Stock Held by Our Employees

        Since U.S. Bancorp acquired our predecessor company in 1998, some of our employees have been granted shares of U.S. Bancorp restricted stock as part of U.S. Bancorp's compensation programs. As of November 30, 2003, our employees held approximately 174,019 shares of U.S. Bancorp restricted stock. Approximately 25,781 of these shares of U.S. Bancorp restricted stock are expected to vest prior to the distribution in accordance with their terms, including 25,654 shares held by our Chairman and Chief Executive Officer. Since the distribution will be deemed to be a termination of employment of our employees under the terms of the applicable U.S. Bancorp stock incentive plans, approximately 76,325 shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution will be forfeited in connection with the distribution, including 71,394 shares held by our Chairman and Chief Executive Officer. The remaining shares of U.S. Bancorp restricted stock expected to be held by our employees at the time of the distribution, totaling approximately 71,913 shares, have terms that permit these shares to continue to vest in accordance with their terms after a termination of employment such as that occurring in the distribution, subject to compliance with a non-competition covenant, and these shares will, accordingly, not be forfeited as a result of the distribution. Of these 71,913 shares of U.S. Bancorp restricted stock, Mr. Grangaard owns 16,915 shares, Mr. Schnettler owns 10,234 shares and Mr. Duff, Mr. Nordstrand and Mr. Piper own none.

        As part of the distribution, these shares of U.S. Bancorp restricted stock held by our employees on the record date for the distribution will be entitled to receive to receive one one-hundredth of a share of our common stock for each share of U.S. Bancorp restricted stock they hold just like other outstanding shares of U.S. Bancorp common stock. Shares of our common stock received by holders of U.S. Bancorp restricted stock pursuant to the distribution will be unrestricted and freely tradable.

The Piper Jaffray Companies Long-Term Incentive Plan

        We have adopted the Piper Jaffray Companies 2003 Long-Term Incentive Plan. Our long-term incentive plan has been approved by our sole stockholder, U.S. Bancorp Piper Jaffray Companies Inc., the compensation committee of the U.S. Bancorp board of directors and by our board of directors. Accordingly, we are not required after the distribution to seek public stockholder approval of our long-term incentive under the rules of the New York Stock Exchange.

  Purpose

        The purpose of our long-term incentive plan is to promote the interests of our company and our stockholders by giving us a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants, to offer these persons incentives directly linked to the profitability of our businesses and increases in our shareholder value, and to provide these persons an opportunity to acquire a proprietary interest in Piper Jaffray.

  Eligible Individuals

        Our directors, officers, employees and consultants and prospective directors, officers, employees and consultants, as well as those of our affiliates, are eligible to participate in our long-term incentive plan. As of November 30, 2003 there were approximately 3,000 persons eligible to participate in our long-term incentive plan, assuming it would have been effective on that date.

  Administration

        Our long-term incentive plan will be administered by the compensation committee of our board of directors, except with respect to grants to non-employee directors, which will be administered by the nominating and governance committee. The committee administering our long-term incentive plan will be referred to in this description as the "committee." The committee is authorized to delegate certain administrative responsibilities to individuals selected at its discretion. The committee will determine the eligible individuals to whom and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the life of any award and any other terms and conditions of the grant, in addition to those contained in our long-term incentive plan. Each grant under our long-term incentive plan will be confirmed by and subject to the terms of an award agreement.

  Authorized Shares

        The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under our long-term incentive plan will be 2 million shares. The 2 million share amount is expected to cover award grants to employees and directors over the next 12 to 15 months, with the first grant expected in connection with our annual grant of equity awards in February 2004. With respect to employees, we expect these grants to be based on performance and retention objectives, in addition to any other objectives that our compensation committee may determine to be relevant. We do not currently have any arrangements or understandings with our officers and employees regarding specific amounts to be granted under our long-term incentive plan. With respect to our directors, these grants will be compensatory, as described above under "—Board of Directors' Compensation and Relationships." At our 2004 annual stockholders meeting, we intend to seek stockholder approval to increase the authorized share number to cover future grants beyond the next 12 to 15 months.

        Shares that may be issued under the plan may be authorized but unissued shares or shares re-acquired and held in treasury. The number of shares available for granting incentive stock options under the plan may not exceed 500,000 and (ii) the number of shares available for granting restricted stock and restricted stock units may not exceed 2 million. No more than 1 million shares of common stock may be subject to "qualified performance-based awards" granted to any eligible individual in any fiscal year of the company.

        If an award entitles the holder to receive or purchase shares, the number of shares covered by the award or to which the award relates will be counted on the date of grant of the award against the aggregate number of shares available for granting awards under the plan. Any shares that are used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards (other than incentive stock options) under the plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the plan to the extent of any such forfeiture or termination will again be available for granting awards under the plan.

        In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, liquidations, reorganizations or other distributions of stock or property of our company including an extraordinary stock or cash dividend, the committee or our board of directors may make adjustments in the aggregate number and kind of shares reserved for issuance under our long-term incentive plan, in the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and exercise price or strike price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under our long-term incentive plan and any other equitable substitutions or adjustments that the committee or our board of directors determines to be appropriate in its sole discretion.

  Stock Options

        The committee may grant stock options, which may be non-qualified stock options or incentive stock options (ISOs) to eligible individuals. The exercise price per share purchasable under a stock option will be determined by the committee, but, unless otherwise determined by the committee, the exercise price will not be less than 100 percent of the fair market value of a share on the date of grant. The term of each stock option will be fixed by the committee at the time of grant, but in no event may it be more than 10 years from the date of grant. The committee will determine the time or times at which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price may be made or deemed to have been made. Any ISO authorized under the plan will contain such provisions as the committee deems advisable, but will contain all provisions required in order to qualify the stock option as an ISO.

  Stock Appreciation Rights

        The committee may grant stock appreciation rights to eligible individuals subject to the terms of the plan. Each stock appreciation right granted under the plan will confer on the holder upon exercise the right to receive, as determined by the committee, cash or a number of shares equal to the excess of (A) the fair market value of one share on the date of exercise (or, if the committee determines, at any time during a specified period before or after the date of exercise) over (B) the grant price of the stock appreciation right as determined by the committee, which grant price will not be less than 100 percent of the fair market value of one share on the date of grant of the stock appreciation right, unless otherwise determined by the committee. Subject to the terms of the plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any stock appreciation right will be as determined by the committee, but in no event may the term of a stock appreciation right be longer than ten years.

  Restricted Stock and Restricted Stock Units

        Shares of restricted stock and restricted stock units (RSUs) will be subject to restrictions as the committee may impose, which may lapse separately or in combination at such time or times, in installments or otherwise as the committee may deem appropriate. The grant or vesting of restricted stock and RSUs may be performance-based or time-based or both. Restricted stock and RSUs may be "qualified performance-based awards," in which event the grant or vesting, as applicable, of such restricted stock or RSUs will be conditioned upon the attainment of performance goals. Except as otherwise determined by the committee, upon a participant's termination of employment (as determined under criteria established by the committee) during the restriction period, all shares of restricted stock and RSUs subject to restriction will be forfeited and reacquired by the company, except that the committee may waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock or RSUs. If the grant is intended to be a "qualified performance-based award," these goals must be based on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total stockholder return; improvement in or attainment of expense levels; or improvement in or attainment of working capital levels. These goals may be established on a company-wide basis or with respect to one or more business units, divisions or subsidiaries and can be on an absolute or relative basis. A "qualified performance-based award" is a grant of restricted stock or RSUs designated as such by the committee at the time of grant based upon a determination that (1) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which we would expect to be able to claim a tax deduction with respect to such restricted stock unit awards and (2) the committee wishes such grant to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The committee will specify the performance goals to which any "qualified performance-based award" will be subject.

        The provisions of restricted stock and RSUs including any applicable performance goals need not be the same with respect to each participant. During the restriction period, the committee may require that stock certificates evidencing restricted shares be held by us. Other than these restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

  Performance Awards

        The committee may grant performance awards to eligible individuals subject to the terms of the plan. A performance award (i) may be denominated or payable in cash, shares, other securities, other awards or other property and (ii) will provide the holder with the right to receive payments, in whole or in part, upon the achievement of performance goals as the committee establishes. Subject to the terms of the plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the committee. The committee may, prior to or at the time of the grant, designate performance awards as "qualified performance-based awards," in which event it will condition the settlement of the awards upon the attainment of performance goals. Performance awards denominated in cash that are payable to any individual participant with respect to any calendar year will be limited to a maximum of $5 million.

  Other Stock-Based Awards

        Other awards of common stock and other awards that are valued by reference to, or otherwise based upon common stock, including without limitation dividend equivalents and convertible debentures, may also be granted under our long-term incentive plan, either alone or in conjunction with other awards.

  Transferability of Awards

        Awards are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the committee, nonqualified stock options may be transferred to members of the holder's immediate family. The transfer may be made directly or indirectly or by means of a trust, partnership or otherwise. Stock options and stock appreciation rights may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

  Change in Control

        Notwithstanding any other provision of the plan to the contrary, unless otherwise provided by the committee in any award agreement, in the event of a change in control any stock options and stock appreciation rights outstanding as of the date of such change in control, and which are not then exercisable and vested, will become fully exercisable and vested; the restrictions and deferral limitations applicable to any restricted stock and restricted stock units will lapse, and such restricted stock and restricted stock units will become free of all restrictions and become fully vested; all performance awards will be considered to be earned and payable in full; and any deferral or other restriction will lapse and such performance awards will be settled in cash or shares, as determined by the committee, as promptly as is practicable. All restrictions on other awards will lapse and such awards will become free of all restrictions and fully vested.

  Amendments and Termination

        Our board of directors may at any time amend, alter or discontinue our long-term incentive plan but no amendment may be made without the approval of our stockholders to the extent such approval is required by applicable law or stock exchange rules, and no amendment may be made that can increase the number of shares granted under the plan or would cause us not to be able to grant ISOs, without stockholder approval. The committee may amend the terms of any outstanding stock option or other award but no such amendment may cause a "qualified performance-based award" to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder's consent.

        In the event an award is granted to an individual who is employed outside the United States and who is not compensated from a payroll maintained in the United States, the committee may, in its sole discretion, modify the provisions of the grant as they pertain to such individual to achieve the purposes of our long-term incentive plan.

  Term of the Plan

        The plan will terminate on the tenth anniversary of the date that it is approved by our sole stockholder or any earlier date of discontinuation or termination.

  Registration

        We intend to register the securities to be issued under our long-term incentive plan on a registration statement on Form S-8 in connection with the distribution.

  Tax Consequences of Stock Options

        The tax consequences of options granted under the plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the plan, under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Internal Revenue Code, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local, or foreign tax consequences nor does it discuss the effect of gift, estate, or inheritance taxes—except with respect to transferred options.

        No later than the date as of which an amount first becomes includible in the gross income of a participant for federal income tax purposes with respect to any award under the plan, the participant must pay us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Our obligations under the plan are conditional on such payment or arrangements, and will, to the extent permitted by law, be entitled to take such action and establish such procedures as we deem appropriate to withhold or collect all applicable payroll, withholding, income or other taxes from a participant. In order to assist a participant in paying all or a portion of the federal, state, local and foreign taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to an award, the committee may permit a participant to satisfy tax obligations by (i) electing to have us withhold a portion of the shares or other property otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) an award with a fair market value equal to the amount of such taxes or (ii) delivering to us shares or other property other than shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such award with a fair market value equal to the amount of such taxes. Any such election must be made on or before the date that the amount of tax to be withheld is determined.

        A participant will not recognize any taxable income and we will not be entitled to a deduction when a non-qualified option is granted. When a non-qualified option is exercised, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price will be taxable to a participant as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the participant, subject to certain limitations. When a participant sells his or her shares of stock, the participant generally will have a capital gain (or loss), depending on the difference between the sale price and the fair market value of the stock on the date the participant exercised his or her option. The capital gain (or loss) is considered "long term" or "short term" depending on how long the participant has held such stock.

        A participant will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will be includible in alternative minimum taxable income, and, thereby, may subject the participant to the alternative minimum tax. Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the participant (the "ISO Holding Period"), the participant will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if a participant disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Employee Cash Awards in Connection with the Distribution

        Human capital is critical to a financial services business such as our company, and the success of our company is dependent upon our ability to retain highly skilled and motivated employees who embody our Guiding Principles. To aid our employee retention efforts, we intend to grant cash awards to a broad-based group of our employees, including all of our executive officers, shortly following the distribution. These cash awards will not be part of our regular compensation program for employees. The aggregate amount of these cash awards is subject to approval by our board of directors following the distribution. However, we expect that the aggregate amount of the awards will be $47.0 million and will be comprised of three separate components as described more fully below.

  Cash Awards Related to Certain Stock Option and Restricted Stock Grants

        In connection with the distribution, we are particularly concerned about retaining our employees who hold U.S. Bancorp 90-day options and restricted stock and will lose value as a result of the expiration or forfeiture of these awards within 90 days following the distribution. For more details regarding the expiration of U.S. Bancorp 90-day options and restricted stock as a result of the distribution, see "—Treatment of U.S. Bancorp Options Held by Our Employees" and "—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees." We believe that granting cash awards to these employees will help us retain these employees following the distribution and also will better provide them fair and equitable treatment in connection with the expiration or forfeiture of their U.S. Bancorp 90-day options and restricted stock as a result of the distribution.

        The aggregate amount of these cash awards will be $41.5 million. In determining the amount of the aggregate cash awards for this component, we and U.S. Bancorp considered several factors, including the following:

  •
  The extent to which our employees hold U.S. Bancorp 90-day options and U.S. Bancorp restricted stock that are expected to expire or be forfeited. Employees are expected to lose the full value of these stock-based awards. The value of an option at any point in time is made up of two basic components – intrinsic value and time value. Intrinsic value is the difference between the market value of the underlying stock at the date the value is being measured and the exercise price of the option. Time value reflects the option's potential for gain over some specified future time period and takes into account possibilities about how the stock price might move and the length of time the option will be outstanding. A significant portion of the value of an option is derived from the potential for appreciation in the market value of the underlying stock. The amount available for cash awards for this component considers only the value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.

  •
  The extent to which our employees hold vested in-the-money U.S. Bancorp 90-day options that are expected to be exercised by employees prior to the expiration of these U.S. Bancorp 90-day options within 90 days after the distribution and the time value associated with these U.S. Bancorp 90-day options that will be lost by our employees. Much of the value of a stock option is derived from the potential for appreciation in the market value of the underlying stock. When an option holder exercises an option prior to the end of its contractual term, the intrinsic value of the option as of the exercise date is realized and the remaining time value of the option as of that exercise date is foregone. The amount available for cash awards for this component considers only the time value of those stock-based awards that were granted under plans that would authorize the conversion of such stock-based awards into cash in connection with the distribution.

  •
  Transactions involving investment banking firms often use a stock-based or deferred cash bonus program to retain key employees.

  •
  We will not grant new stock-based awards to replace the forfeited or expired U.S. Bancorp awards held by our employees.

        We and U.S. Bancorp believe that the contractual value of these U.S. Bancorp awards that are expected to expire, be forfeited or for which time value will not be able to be retained by our employees is approximately $49.8 million. This amount was determined utilizing a Black-Scholes pricing model and pricing assumptions that include the options' exercise prices as outlined in the individual option agreements, a price per share of U.S. Bancorp common stock of $27.71 (the closing price on the most recent trading day prior to November 30, 2003), a term of the options equal to the remaining contractual life of the existing options, stock volatility based on historical U.S. Bancorp trading volatility applicable to the remaining contractual term utilized, and an estimated dividend yield on U.S. Bancorp shares of 3.0 percent. Our view of the contractual value of these U.S. Bancorp awards that are expected to expire or be forfeited by our employees as a result of the distribution is different from, and is not intended to be equal to, the estimated fair value of the U.S. Bancorp awards that would be required to be determined in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," had these awards been modified and replaced in connection with the distribution. Under SFAS 123, the remaining value of these options would be based on the remaining expected life of the options (that is, the original expected life of the options established at the date of original grant less the amount of time that has elapsed to date) whereas the contractual value of these options would be based on the remaining contractual life of the options (that is, the remaining contractual life of the options at the date of the distribution). As a result, the value of these options determined using the remaining expected life is significantly less than the value of these options to our employees determined using the remaining contractual life of these options, since in all cases the remaining expected life is shorter than the remaining contractual life. In addition, in some cases the remaining expected life of the options may be zero when in fact the employee still holds the option. As a result, in the context of assessing the value of the awards that our employees will lose in connection with the distribution, we and U.S. Bancorp believe that the

$49.8 million estimated remaining contractual value of the options as determined above is a more appropriate reflection of the economic value of the awards, as it considers that the outstanding awards still have value even though the original expected life of the options, as determined as of the original grant date, may have significantly or completely elapsed.

        The $41.5 million available for cash awards in this component will be allocated to employees who have lost, or are expected to lose, value as a result of the expiration or forfeiture, in connection with the distribution, of U.S. Bancorp 90-day options and restricted stock as well as the time value associated with vested in-the-money 90-day options that are expected to be exercised by employees prior to the expiration of these options within 90 days after the distribution. The allocation will be based on only the value of those stock-based awards that were granted under plans that authorize such stock-based awards to be converted into cash in connection with the distribution. The cash awards will largely reflect the value lost by the employee under those plans. However, management has discretion to adjust the amount of the award based on the quality of the employee's historical performance, the role of the employee as it relates to the future success of our business, and whether the employee lost value by exercising U.S. Bancorp 90-day options or U.S. Bancorp term options at a time when we had proposed a plan to replace those options with options to purchase our common stock, which plan subsequently has been eliminated.

        We expect that all of our executive officers will receive these awards, subject to approval by the compensation committee of our board of directors following the distribution. The maximum award that may be paid to named executive officers from the $41.5 million pool is, for Mr. Duff, $4,663,000; for Mr. Grangaard, $277,000; for Mr. Nordstrand, $27,000; for Mr. Piper, $162,000; for Mr. Schnettler, $250,000; and, for all executive officers as a group (10 persons), $7,964,000. We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will be paid 50 percent of the award in cash within 120 days following the distribution, and the remainder of each award will be paid out in cash on each of the first four anniversaries of the initial payment date, subject to the conditions described below.

  Discretionary Cash Awards

        Another $3.0 million of the $47.0 million will be used to grant cash awards to employees who work in corporate support functions, including such functions as legal, compliance, technology, operations and finance, and who are rated grades 14 and above pursuant to our grading system for employees. A grade level represents a range of knowledge, skills and responsibilities that are sufficiently similar to warrant a common range of annual compensation. The $3.0 million will be allocated to these employees on a discretionary basis, taking into consideration the single factor of our assessment of the importance of the employee to the future success of our business. To allocate these awards we will establish a target award amount for each grade level. All support function employees rated grades 14 and above are eligible to receive a cash award, and management will have discretion to select the employees within each grade level to whom they will grant cash awards, based on the importance of the employee to the future success of our business. Our executive officers who manage these corporate support functions, and are themselves graded employees, will be eligible for these awards, subject to approval by our compensation committee. The maximum award that may be paid to these executive officers from the $3.0 million pool is, for Mr. Duff, $500,000, for Mr. Piper, $0, and, for each of the other executive officers who manages these corporate support functions, an individual award of $150,000. The maximum discretionary award to Mr. Duff, which was set by U.S. Bancorp, recognizes the significant role he has as our chairman and chief executive officer and considers the potential contribution he can make to the future success of our business. Mr. Piper will not receive a discretionary cash award as an employment arrangement has recently been established with him in connection with the distribution. See "—Employment Arrangement with Addison L. Piper." We expect that the final award allocations will be determined within 30 days following the distribution. Employees who receive these awards will receive 25 percent of the award within 120 days of the distribution and

25 percent on each of the next three anniversary dates of the initial payment, subject to the conditions described below.

  Uniform Cash Awards

        The remaining $2.5 million will be allocated among employees across our company who are rated grades 13 and below. Each employee in this group will receive a cash award, which will be $2,600 for exempt employees and $1,700 for non-exempt employees. Non-exempt employees are employees who are paid on an hourly basis. Exempt employees are employees who are paid on a salaried basis. We expect that the final award allocations for these employees will be determined within 30 days following the distribution. These employees will be paid 100 percent of their cash awards in a single payment within 120 days of the distribution.

  Other Award-Related Information

        Based on these payment schedules, we expect, in the aggregate, approximately $24.0 million to be paid out in cash within 120 days following the distribution, and the remaining $23.0 million to be paid out over the next four years. For retention purposes, under all of these cash awards, employees generally must be employed by us for the full calendar year preceding and continuing through each payment date in order to receive the award amount payable on that date. The awards will also be paid to the employees in accordance with the payment schedules described above, regardless of their continued employment, in the event of the applicable employee's death or disability, if the employee is retirement-eligible or if the employee's employment is terminated by us other than for cause during the 24-month period following a change in control of our company.

        Because these employee cash awards will reduce our regulatory capital as compensation expense is recognized, U.S. Bancorp intends to make a $23.5 million capital contribution to our company in the separation.

        Assuming the cash awards are allocated based on the maximum award, the aggregate amount that may be paid to our executive officers will be capped at $9.06 million, or 19 percent of the $47.0 million available for these awards. Of the $47.0 million, we expect to pay out to our employees excluding executive officers an aggregate amount of approximately $37.94 million, or 81 percent of the total amount available for these cash awards. The amounts of individual awards granted to our executive officers and the payout provisions applicable to such awards are subject to approval by our compensation committee following the distribution.

        The following table discloses the aggregate amount of the cash awards we expect to pay to our named executive officers and executive officers as a group, subject in each case to the approval of each award by our compensation committee following the distribution. The amounts shown represent the maximum amount that may be allocated to the indicated executive officer.

Name	Discretionary Award ($)		Award Related to Options and Restricted Stock ($)		Total Award Amount ($)
Andrew S. Duff	500,000	(1)	4,663,000	(2)	5,163,000
Paul D. Grangaard(3)	0		277,000		277,000
Barry J. Nordstrand(3)	0		27,000		27,000
Addison L. Piper(4)	0		162,000		162,000
Thomas P. Schnettler(3)	0		250,000		250,000
All executive officers as a group (10 persons)(5)	1,100,000		7,964,000		9,064,000

(1)
The maximum discretionary award to Mr. Duff, which was set by U.S. Bancorp, recognizes the significant role he has as our chairman and chief executive officer and considers the potential contribution he can make to the future success of our business.

(2)
Includes a cash award not to exceed $2,727,000 in respect of U.S. Bancorp 90-day options that are expected to expire as a result of the distribution and a cash award not to exceed $1,936,000 in respect of U.S. Bancorp restricted stock that is expected to be forfeited in connection with the distribution. Mr. Duff is the only executive officer that will forfeit restricted stock as a result of the distribution. See "—Treatment of U.S. Bancorp Restricted Stock Held by Our Employees."

(3)
As these executive officers do not work in corporate support functions, they will not be eligible to receive the discretionary cash award.

(4)
Mr. Piper will not receive a discretionary cash award as an employment arrangement has recently been established with him in connection with the distribution. See "—Employment Arrangement with Addison L. Piper."

(5)
No director nominees will be granted a cash award.

Termination and Change-in-Control Arrangements

        Other than Mr. Duff, our executive officers do not currently have any executive severance agreements that would provide them with benefits in the event of specified terminations of employment following a change in control of U.S. Bancorp. We do not intend to enter into any such agreements addressing a change of control of our company with our executive officers in connection with the distribution. After the distribution, we intend to establish a company-wide severance plan in which executive officers will participate in respect to elimination of their positions. The terms of this company-wide severance plan are not currently known, and the implementation of this plan, including the terms thereof, will be subject to the approval of our compensation committee.

        The change-in-control agreement between U.S. Bancorp and Mr. Duff provides that if he is terminated within 24 months after a change in control of U.S. Bancorp as defined in the agreement other than a termination for cause or disability, or by him for good reason as each such term is defined in the agreement, then he will be entitled to a lump-sum payment consisting of (a) his prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for him for that year and (b) a severance payment equal to three times the sum of his highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years and the highest bonus earned by him with respect to any single year over the past five years. In addition, U.S. Bancorp will pay him an additional payment such that after payment of any excise taxes on any payment or benefit to him under the agreement or otherwise, and any income and excise taxes on the excise tax payments, he will be placed in the same after-tax position as if no excise tax had been imposed. As Mr. Duff's employment with U.S. Bancorp will terminate as of the distribution, the change-in-control agreement between U.S. Bancorp and Mr. Duff will terminate and be of no further force and effect in accordance with its terms.

Certain Relationships and Related Transactions

  Loans and Banking Relationships with Our Directors and Executive Officers

        During fiscal year 2002, U.S. Bancorp had outstanding loans with some of our directors and executive officers. U.S. Bancorp loaned some of these directors and executive officers amounts to invest in the U.S. Bancorp Piper Jaffray ECM Fund I and the U.S. Bancorp Piper Jaffray ECM Fund II. For ECM Fund I, terms of the loans required annual interest payments, commencing on December 31, 2001, on the principal balance outstanding from time to time at the rate of 7.0 percent per year, with maturity at December 31, 2007. For ECM Fund II, terms of the loans required annual interest payments, commencing December 31, 2002, on the principal balance outstanding from time to time at an annual rate of 2.25 basis points over the one-month London interbank offer rate, with maturity at December 31, 2008. In addition, U.S. Bancorp had an outstanding loan to James L. Chosy, our General Counsel, under its stock option loan program. The proceeds of the loan were used to exercise vested stock options and the shares acquired serve as collateral on the loan. The terms of the stock option loan program did not require annual interest payments. The entire principal and accrued interest was due at maturity. The interest rate was based on IRS regulations and was fixed for the term of the loan. The rate on the loan to Mr. Chosy was 4.46 percent and the loan was due November 4, 2004.

        The following table lists the balances of ECM Fund loans and stock option exercise loans to our directors and executive officers from U.S. Bancorp outstanding as of September 30, 2003.

	Largest aggregate amount of loan outstanding at any time during 2002	Amount outstanding as of September 30, 2003
ECM Fund I Loans
Andrew S. Duff	$181,545	—
Addison L. Piper	242,060	—
Thomas P. Schnettler	715,773	—
Paul D. Graangard	357,887	—
Robert W. Peterson	223,679	—
EMC Fund II Loans
Robert W. Peterson	17,800	—
Stock Option Exercise Loans
James L. Chosy	$62,079	$—

        During 2002, U.S. Bancorp's banking subsidiaries as well as our broker dealer subsidiary engaged in the ordinary course of business in transactions with our executive officers and directors, including in respect of credit cards and margin loans and other banking services. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, at those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Other than as permitted under the Sarbanes-Oxley Act, we will not enter into new loans with our executive officers or directors or make any modification to any term of, or renew, any loan with our executive officers or directors.

  Related Transactions Involving Our Directors and Executive Officers

        Tad W. Piper is the son of Addison L. Piper, one of our officers and directors, and is employed by us as a senior research analyst and was paid compensation in excess of $60,000 for such services in 2002.

        Paul V. Olson is the brother of B. Kristine Johnson, one of our director nominees, and is employed by us as a financial advisor in the private client services segment and was paid compensation in excess of $60,000 for such services in 2002.

  Transactions Involving Employees Other than Directors and Executive Officers

        U.S. Bancorp and its subsidiaries have engaged in the ordinary course of business in transactions, such as loans, credit cards and other banking services, with employees of our company who are not our directors or executive officers. In addition, during fiscal year 2002, U.S. Bancorp had outstanding loans with certain of these employees for amounts invested in the U.S. Bancorp Piper Jaffray ECM Fund I and U.S. Bancorp Piper Jaffray ECM Fund II. We expect that any of these ECM Fund loans that remain outstanding after the distribution will be on arms length terms between U.S. Bancorp and the relevant employee.

Employment Arrangement with Addison L. Piper

        Addison L. Piper is currently the chairman of the board of our broker dealer subsidiary and has responsibility for our venture and private capital fund activities. In anticipation of our separation from U.S. Bancorp and emergence as an independent, public company, we have established an employment arrangement with Mr. Piper pursuant to which, following the distribution, Mr. Piper will be promoted to the position of vice chairman of the board and member of the management committee of our company, which will be the new public company operating the entire Piper Jaffray business. The employment arrangement provides that Mr. Piper will be a full-time employee of our company subject to the policies generally applicable to other executive officers and will be paid an annual base salary of $250,000 and a minimum annual bonus of $500,000 for serving in these positions. The bonus amount will be paid in a combination of cash and equity of our company. The percentage of Mr. Piper's bonus that is to be paid in equity in any given year will be determined in the same manner used to determine the percentage of bonus to be paid in equity for our other executive officers in accordance with then-applicable compensation plans and programs.

RELATIONSHIP WITH U.S. BANCORP

The Separation from U.S. Bancorp

        We were incorporated in Delaware on April 28, 2003, in preparation for our separation from U.S. Bancorp through the distribution. We are currently a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc., which is a wholly owned subsidiary of U.S. Bancorp. Our separation from U.S. Bancorp will be accomplished as follows: U.S. Bancorp intends to merge one of its wholly owned subsidiaries, U.S. Bancorp Investments, Inc., with U.S. Bancorp Piper Jaffray Companies Inc. The surviving corporation in that merger will be renamed U.S. Bancorp Investments, Inc. Thereafter, pursuant to the separation and distribution agreement and prior to the distribution, U.S. Bancorp will cause U.S. Bancorp Investments, Inc. to contribute or otherwise transfer to us generally all of the assets and liabilities, including stockholdings in certain entities, comprising the Piper Jaffray business, as described in "—Arrangements with U.S. Bancorp," included elsewhere in this information statement, and we will accept those assets and assume those liabilities and in exchange therefor issue shares of our common stock to U.S. Bancorp Investments, Inc. We call this transfer of assets, issuance of shares and assumption of liabilities the "separation."

        The information included in this information statement, including our combined historical financial statements, assumes the completion of all of these transactions. Use in this information statement of the terms:

  •
  "Our broker dealer subsidiary" refers to U.S. Bancorp Piper Jaffray Inc., a broker dealer and investment banking subsidiary of U.S. Bancorp that will be transferred to us and renamed Piper Jaffray & Co. in connection with the separation.

  •
  "Piper Jaffray," "we," "us" and "our" refer to Piper Jaffray Companies and the subsidiaries and other assets of U.S. Bancorp that will be transferred to Piper Jaffray Companies pursuant to the separation and distribution agreement.

  •
  "Piper Jaffray business" and "our business" refer to the business and operations of the capital markets businesses of U.S. Bancorp Piper Jaffray Companies Inc. and its subsidiaries that will be transferred to us pursuant to the separation and distribution agreement.

  •
  "U.S. Bancorp" refers to U.S. Bancorp, a Delaware corporation, and its consolidated subsidiaries.

The Distribution from U.S. Bancorp

        The distribution will be accomplished in two steps. First, U.S. Bancorp Investments, Inc. will distribute to U.S. Bancorp all shares of our common stock that it holds after the completion of the separation. Second, U.S. Bancorp will distribute all of its shares of our common stock to holders of U.S. Bancorp common stock entitled to such distribution, as described in "The Distribution" section, included elsewhere in this information statement, completion of the distribution will be subject to satisfaction or waiver by U.S. Bancorp of the conditions to the separation and distribution described below under "—Arrangements with U.S. Bancorp—Separation and Distribution Agreement."

Arrangements with U.S. Bancorp

        We have provided below a summary description of the separation and distribution agreement and the key related agreements we will enter into with U.S. Bancorp. These agreements effect the separation and distribution and also provide a framework for our ongoing relationship with U.S. Bancorp. This description, which summarizes the material terms of these agreements, is not complete.

You should read the full text of these agreements, which will be filed with the SEC as exhibits to the registration statement of which this information statement is a part.

  Conflicts of Interest

        Because the distribution involves the separation of U.S. Bancorp's existing businesses into two independent companies, we negotiated these agreements with U.S. Bancorp while we were a wholly owned subsidiary of U.S. Bancorp. Accordingly, during this time our officers and directors, including our future Chairman and Chief Executive Officer, were employees and officers of U.S. Bancorp, and as such had an obligation to serve the interests of U.S. Bancorp. Moreover, our officers, including our future Chairman and Chief Executive Officer, negotiated the amount and terms of the employee cash awards while serving as officers and employees of U.S. Bancorp. As we were negotiating the separation of our two businesses, our interests at times differed from and were in conflict with the interests of U.S. Bancorp on issues such as the allocation of liabilities and indemnification. We believe our officers and officers of U.S. Bancorp negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation. In addition, our management determined the allocation of our employee awards among our officers and employees, with such allocations subject to the approval of our compensation committee after the distribution.

  Separation and Distribution Agreement

        The separation and distribution agreement will contain the key provisions relating to the separation of our business from that of U.S. Bancorp and the distribution. The separation and distribution agreement will identify the assets to be transferred and contracts to be assigned to us by U.S. Bancorp in the separation and describe when and how these transfers and assignments will occur. It will also contain the conditions that must be satisfied, or waived by U.S. Bancorp, prior to the separation and the completion of the distribution. In addition, we will enter into ancillary agreements with U.S. Bancorp governing various interim and ongoing relationships between U.S. Bancorp and us following the distribution date. These other agreements include:

  •
  the tax sharing agreement,

  •
  the employee benefits agreement,

  •
  the insurance matters agreement, and

  •
  the business alliance agreement.

U.S. Bancorp and we intend to execute the separation and distribution agreement and ancillary agreements before the distribution.

  Separation

        The separation and distribution agreement will provide that prior to the distribution, U.S. Bancorp will cause its wholly owned subsidiary U.S. Bancorp Piper Jaffray Companies Inc. to merge with another wholly owned subsidiary of U.S. Bancorp, U.S. Bancorp Investments, Inc., pursuant to which merger the surviving corporation will be renamed U.S. Bancorp Investments, Inc. Thereafter, U.S. Bancorp will cause U.S. Bancorp Investments, Inc. to contribute to our company all of the shares of the U.S. Bancorp Piper Jaffray entities that it holds, consisting of U.S. Bancorp Piper Jaffray Inc., U.S. Bancorp Piper Jaffray Capital Markets Ltd. and U.S. Bancorp Piper Jaffray Ventures Inc., as well as certain other U.S. Bancorp Piper Jaffray subsidiaries. In addition, U.S. Bancorp will cause U.S. Bancorp Investments, Inc. to assign to us, and we will assume, certain contracts relating to our business, and U.S. Bancorp will assign, or cause to be assigned, certain intellectual property rights regarding the Piper Jaffray name to us. Finally, U.S. Bancorp will contribute to our company an amount of cash equal to $23.5 million to fund a portion of our employee cash awards.

  Further Actions

        The separation and distribution agreement will provide that U.S. Bancorp and we will cooperate to effect any contributions or assumptions not completed on the closing date of the distribution, due to approval or consent issues, as promptly following that date as is practicable. Until these contributions or assumptions can be completed, the party retaining the shares or contracts to be contributed or assumed will act as a custodian and trustee on behalf of the other party with respect to those shares or contracts. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the contributions or assumptions occurred at the time contemplated by the separation and distribution agreement. The separation and distribution agreement provides that the benefits derived or expenses incurred from those shares or contracts will be passed on to the party that would have received the shares or contracts if the contributions or assumptions had occurred as contemplated.

  Conditions to the Separation and the Distribution

        The separation and distribution agreement will provide that the separation and the completion of the distribution are subject to several conditions that must be satisfied, or waived by U.S. Bancorp, including:

  •
  the board of directors of U.S. Bancorp shall have given final approval of the separation and the distribution, which approval the board of directors of U.S. Bancorp may give in its sole and absolute discretion,

  •
  the SEC shall have declared effective the registration statement relating to the distribution, and no stop order shall be in effect with respect to that registration statement,

  •
  the actions and filings necessary or appropriate with state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted,

  •
  the NYSE shall have accepted for listing the shares of our common stock to be issued in the distribution,

  •
  no order by any court or other legal restraint preventing completion of the separation or the distribution shall be in effect,

  •
  U.S. Bancorp shall have received an opinion from its special counsel, Wachtell, Lipton, Rosen & Katz, satisfactory to the U.S. Bancorp board of directors to the effect that the distribution, consisting of the distribution of our shares from U.S. Bancorp Piper Jaffray Companies Inc. to U.S. Bancorp and then from U.S. Bancorp to its stockholders, will qualify as a distribution that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended,

  •
  the separation and distribution agreement shall not have been terminated,

  •
  each of the tax sharing agreement, the employee benefits agreement, the insurance matters agreement and the business alliance agreement shall have been entered into prior to the distribution in a form satisfactory to U.S. Bancorp in its sole and absolute discretion,

  •
  the merger of U.S. Bancorp Investments, Inc., a subsidiary of U.S. Bancorp, with and into U.S. Bancorp Piper Jaffray Companies Inc. shall have been consummated,

  •
  the formation of a new intermediate holding company under U.S. Bancorp for certain of its banking operations shall have been consummated, and

  •
  all third-party consents and governmental approvals required in connection with the separation and the distribution shall have been received, except where failure to obtain these consents or approvals would not have a material adverse effect on either (a) the ability of us and U.S. Bancorp to complete this separation from U.S. Bancorp or the distribution or (b) the business, assets, liabilities, financial condition or results of operations of us or U.S. Bancorp.

  Assumption of Liabilities and Indemnification

        In general, under the separation and distribution agreement, we will assume and indemnify U.S. Bancorp and its representatives and affiliates against all liabilities to the extent resulting from or arising from the business conducted by the U.S. Bancorp Piper Jaffray entities (including their predecessor entities and businesses) and all liabilities that U.S. Bancorp or its representatives or affiliates incur arising out of or due to our breach of the separation and distribution agreement. We will also indemnify U.S. Bancorp for any and all losses arising out of or based upon any untrue statement of a material fact or material omission in this information statement or in any similar documents relating to the distribution.

        In general, U.S. Bancorp will retain, and indemnify us and our representatives and affiliates against, all liabilities to the extent resulting from or arising out of the U.S. Bancorp businesses that U.S. Bancorp retains under the separation and distribution agreement. In addition, U.S. Bancorp will indemnify us and our representatives and affiliates against all liabilities that we or our representatives or affiliates incur arising out of or due to U.S. Bancorp's breach of the separation and distribution agreement. U.S. Bancorp will provide us with additional indemnification that will cover our losses resulting from third-party claims relating to research analyst independence and certain exercises of U.S. Bancorp options in connection with the distribution and from regulatory investigations regarding the allocation of IPO shares to directors and officers of existing or potential investment banking clients, mutual fund practices known as late trading or market timing and mutual fund marketing and compensation arrangements. U.S. Bancorp's indemnification obligation with respect to these specified matters will be capped at $17.5 million, and U.S. Bancorp has the right to terminate this indemnification obligation in the event of a change in control of our company. U.S. Bancorp will indemnify us for any losses arising out of or based on any untrue statement of a material fact or material omission in this information statement or in any similar documents relating to the distribution to the extent such fact or omission relates to information regarding U.S. Bancorp. Indemnification with respect to taxes will be governed by the tax sharing agreement.

  Access to Information

        Under the separation and distribution agreement, the following terms govern access to information:

  •
  on or prior to the closing date of the distribution, U.S. Bancorp will deliver to us all corporate books and records related to our business,

  •
  before and after the distribution, subject to applicable confidentiality provisions and other restrictions, we and U.S. Bancorp will each give the other any information within that company's possession that the requesting party reasonably needs (a) to comply with requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding or to satisfy audit, accounting, tax or similar requirements or (c) to comply with its obligations under the separation and distribution agreement or the ancillary agreements,

  •
  after the closing date of the distribution, we will provide to U.S. Bancorp, at no charge, all financial and other data and information that U.S. Bancorp determines are necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority,

  •
  after the closing date of the distribution, U.S. Bancorp will provide us access to its suspicious activity reporting system to the extent necessary for us to view and print historical reports,

  •
  after the closing date of the distribution, we and U.S. Bancorp will each use reasonable best efforts to provide assistance to the other for litigation support and to make available to the other directors, officers, other employees and agents as witnesses in legal, administrative or other proceedings, and will cooperate and consult to the extent reasonably necessary with respect to any litigation,

  •
  the company providing information, consultant or witness services under the separation and distribution agreement will be entitled to reimbursement from the other for reasonable expenses,

  •
  we and U.S. Bancorp will each retain all proprietary information in its possession relating to the other's business for a period of time, and, if the information is to be destroyed, the destroying company will give the other company the opportunity to receive the information, and

  •
  from and after the distribution, we and U.S. Bancorp will agree to hold in strict confidence all information concerning or belonging to the other obtained prior to the closing date of the distribution or furnished pursuant to the separation and distribution agreement or any ancillary agreement, subject to applicable law.

Additional information sharing provisions with respect to taxes will be addressed by the tax sharing agreement.

  No Representations and Warranties

        Pursuant to the separation and distribution agreement, we understand and agree that U.S. Bancorp will not represent or warrant to us as to the shares and contracts to be contributed and assigned to us, our business or the former Piper Jaffray business, capital markets business or private client services business of U.S. Bancorp. We will take all assets "as is, where is" and bear the economic and legal risk relating to conveyance of, and title to, the shares and other assets.

  Termination

        The separation and distribution agreement may be terminated at any time prior to the distribution by U.S. Bancorp.

  Expenses

        U.S. Bancorp will generally be responsible for costs directly incurred in connection with the transactions contemplated by the separation and distribution agreement, including costs related to the registration statement of which this information statement is a part.

  Tax Sharing Agreement

        Until the distribution occurs, we will be included in U.S. Bancorp's U.S. federal consolidated income tax group, and our tax liability thus will be included in the consolidated federal income tax liability of U.S. Bancorp and its subsidiaries. We also will be included with U.S. Bancorp or certain U.S. Bancorp subsidiaries in consolidated combined or unitary income tax groups for state and local tax purposes until the distribution occurs.

        We will enter into a tax sharing agreement with U.S. Bancorp. Pursuant to this agreement, with respect to taxable periods or portions thereof ending on or before the distribution date, we generally will be required to make payments to U.S. Bancorp of all federal and applicable state income taxes attributable to the Piper Jaffray business. The federal income tax attributable to the Piper Jaffray business for the taxable period (or portion thereof) ending on the distribution date will be determined as though Piper Jaffray were to file a separate federal income tax return as the common parent of an affiliated group of corporations filing a consolidated federal income tax return rather than a consolidated subsidiary of U.S. Bancorp. Federal income tax benefits generated by us will reduce the amount we owe U.S. Bancorp and U.S. Bancorp will compensate us for certain excess federal income tax benefits generated by us whether or not they could be used by Piper Jaffray on a separate return basis. In determining the amount of federal income tax attributable to the Piper Jaffray business for the taxable period (or portion thereof) ending on the distribution date, U.S. Bancorp will prepare and provide to Piper Jaffray a pro forma consolidated return for Piper Jaffray that reflects the same positions and elections used by U.S. Bancorp in preparing the returns for the U.S. Bancorp consolidated group. In addition, the agreement will provide for certain payments between the parties to settle certain tax assets and tax liabilities reflected on the general ledger of Piper Jaffray.

        U.S. Bancorp will prepare and file the federal consolidated return, and any other income tax returns that include or are required to be filed by our company with respect to any taxable period ending on or prior to, or including, the distribution date with the appropriate tax authorities and will pay any taxes relating thereto to the relevant tax authority. We will prepare and file all income tax returns for our company and its subsidiaries, and pay all income taxes due with respect to such tax returns for all taxable periods that begin after the distribution date. In addition, we will prepare and file all non-income tax returns for our company and its subsidiaries (other than non-income tax returns that include U.S. Bancorp or its subsidiaries), and pay all taxes due with respect to such tax returns for all taxable periods. In general, U.S. Bancorp is responsible for any increase (and will receive the benefit of any decrease) in the income tax of any entity that is or was a member of the U.S. Bancorp group for periods ending on or prior to, or including, the distribution date that results from an audit by a tax authority (or other tax adjustment) and U.S. Bancorp controls all audits and administrative matters relating to such periods.

        We generally (i) may not take (or fail to take) any action that would cause any representations, information or covenants in the separation documents or documents relating to the opinion to be untrue, (ii) may not take (or fail to take) any action that would cause the distribution to lose its tax-free status, (iii) may not sell, issue, redeem or otherwise acquire any of our equity securities (or equity securities of members of our group) except in certain specified transactions for a period of two years following the distribution, and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of our assets, liquidate, merge or consolidate with any other person for a period of two years following the distribution. During that two-year period, we may take certain actions prohibited by the covenants if we provide U.S. Bancorp with an Internal Revenue Service ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the distribution, in each case satisfactory to U.S. Bancorp in its sole and absolute discretion. Notwithstanding the receipt of any such Internal Revenue Service ruling or opinion, we must indemnify U.S. Bancorp for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of equity securities or assets of Piper Jaffray or any member of its group, and (iii) any breach by Piper Jaffray or any member of its group of certain representations in the separation documents between us and U.S. Bancorp or the documents relating to the opinion.

        In addition, the tax sharing agreement will provide for cooperation and information sharing with respect to taxes.

  Employee Benefits Agreement

        We will enter into an employee benefits agreement with U.S. Bancorp prior to the distribution that will govern our compensation and employee benefit obligations with respect to our active and former employees. Under the employee benefits agreement, other than liabilities under U.S. Bancorp's cash balance pension plan, retiree medical program and health care reimbursement accounts, any obligations of U.S. Bancorp with respect to current or former employees of Piper Jaffray and our subsidiaries will generally be assumed by Piper Jaffray after the distribution date.

  Benefit Plans

        Until the distribution date, employees and former employees of Piper Jaffray and our subsidiaries will generally continue to participate in U.S. Bancorp's 401(k) savings plan and other employee benefit plans, except that Piper Jaffray employees will continue to participate in U.S. Bancorp's health and welfare plans until January 1, 2004. Effective prior to the distribution date, we will establish our own employee benefit plans. Effective as of the distribution date, Piper Jaffray and its subsidiaries will generally cease to be participating companies in the employee benefit plans of U.S. Bancorp.

        Our plans will generally provide that for those plans or benefits in which service is taken into account or recognized, our employees and our former employees will be given credit for purposes of eligibility, vesting and determination of benefit accruals under our plans for service and compensation since their most recent hire date with U.S. Bancorp. However, there will be no duplication of benefits payable by U.S. Bancorp.

  Retirement Plans

        We plan to establish the Piper Jaffray 401(k) and Profit Sharing Plan effective as of the distribution date. Following the establishment of the plan and trust, Piper Jaffray employees will be able to elect a transfer of their U.S. Bancorp 401(k) savings plan account balances (including any outstanding loan balances) to the Piper Jaffray savings plan and trust in cash or such other assets (other than U.S. Bancorp common stock) as mutually agreed by U.S. Bancorp and Piper Jaffray. The Piper Jaffray savings plan will assume and be solely responsible for all liabilities under the Piper Jaffray savings plan to, or relating to, Piper Jaffray employees who elect a transfer of their accounts. As soon as practicable following the distribution date, U.S. Bancorp will contribute to the U.S. Bancorp 401(k) savings plan a pro rata portion of the matching contribution that would have been made for the year ending 2003 with respect to all Piper Jaffray employees who participated in the U.S. Bancorp savings plan immediately prior to the distribution date.

        As previously noted, Piper Jaffray and its subsidiaries ceased to be participating companies in the U.S. Bancorp cash balance pension plan during 2002. However, benefits earned under this plan and employees who were participants in the plan and are vested in their benefits as of the distribution date will be eligible to request distribution of their benefits at the distribution date. Participating employees with unvested balances in the U.S. Bancorp cash balance pension plan will be given vesting credit for their future service with Piper Jaffray and can become vested in their accrued benefits when their eligible service with both U.S. Bancorp and Piper Jaffray aggregates five years of 1,000 hours of service in each year. At that time, the employee would be able to request a distribution from the plan. The liability for payment of these qualified benefits and any plan assets will remain with U.S. Bancorp.

  Insurance Matters Agreement

        We are currently insured under certain of U.S. Bancorp's property and casualty insurance policies that provide coverage to U.S. Bancorp and its other subsidiaries and affiliates. Prior to the distribution date, U.S. Bancorp and we intend to enter into an insurance matters agreement. The insurance matters agreement, subject to its terms, assigns to our company all rights to insurance coverage for our liabilities under U.S. Bancorp's policies in accordance with the terms of such policies and applicable law, with certain exceptions identified in the agreement. U.S. Bancorp is retaining all rights to insurance coverage under such policies for its liabilities. The insurance matters agreement includes provisions establishing the manner in which U.S. Bancorp and us will cooperate with each other in seeking insurance for our respective liabilities under policies that provide coverage to both companies.

        The insurance matters agreement also includes provisions concerning the allocation between U.S. Bancorp and us of any insurance recoveries that are obtained with respect to certain specified liabilities incurred in connection with certain third-party claims. To the extent that insurance proceeds are obtained with respect to these costs, each party will first be entitled to be reimbursed for certain defense costs incurred in connection with these matters. The disposition of the remainder of the proceeds will depend on the total amount of losses and settlement payments incurred in connection with these matters. If the aggregate of these amounts incurred in the future does not exceed $17.5 million (which is the amount of U.S. Bancorp's indemnity obligation to us for such specified liabilities under the separation and distribution agreement), U.S. Bancorp will receive all of the insurance proceeds. In the event the amounts exceed $17.5 million, then we will first receive the amount of any excess out of any insurance proceeds, and any remainder will go to reimburse U.S. Bancorp for payments made under its indemnity obligation to us or for prior contributions that it has made to us in connection with these losses.

        In addition, with respect to the type of coverage afforded under U.S. Bancorp policies currently in effect that also insure our company, we will use commercially reasonable efforts to obtain separate replacement policies that provide substantially equivalent coverage with commercially appropriate limits for the period commencing with the distribution date.

  Business Alliance Agreement

        We intend to enter into a business alliance agreement that will govern the referral of selected business, and the marketing and distribution of certain financial products and services, between U.S. Bancorp and us as well as the continued joint provision of services by both U.S. Bancorp and us to certain of our shared customers. The business alliance agreement will include the products and services described below and is intended to reflect current market pricing.

        The business alliance agreement will provide that our clients will use various money market funds currently managed by U.S. Bancorp's asset management subsidiary on behalf of First American Funds. We will receive revenue based on average daily net assets of our clients invested in these money market funds. Our financial advisors will also market and sell First American's long-term funds, managed by U.S. Bancorp's asset management subsidiary.

        U.S. Bancorp will agree to recommend us as a preferred provider of capital market services to their corporate clients. The services provided by our Capital Markets business within this agreement include both capital market transactions and investment account services. These arrangements contemplate that if a U.S. Bancorp corporate client uses any of the preferred provider services that result in net profit to us, U.S. Bancorp would receive referral fees from us.

        The business alliance agreement will further provide that U.S. Bancorp's asset management institutional advisory group will pay us, to the extent permissible under the federal securities laws, a referral fee for the referral of clients to that group. In addition, U.S. Bancorp's asset management institutional advisory group will continue to assist our private capital group with the distribution of certain products to qualifying U.S. Bancorp clients in exchange for a fee.

        Pursuant to the business alliance agreement, we will also continue our current partnership with U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp, to offer our premier portfolio trust product. This product enables us to act as investment manager with U.S. Bank National Association, while U.S. Bank, a subsidiary of U.S. Bancorp, acts as the trustee. The individual component fees charged to clients by each of us appear as a single fee and vary according to many factors including complexity of trusts, services requirements and the securities held in trust. These fees will be evaluated on a regular basis by both companies.

        The business alliance agreement will also provide for several other services and arrangements, with associated fees where applicable, between U.S. Bancorp and us, including:

  •
  the marketing and selling by our financial advisors of retirement products from U.S. Bancorp's institutional trust and custody group marketed under the names Solution and Solution Online,

  •
  safekeeping services, commercial paper, bankers' acceptances and same-day automated clearing house settlement, which usage is expected to decline over the course of the agreement as we transition customers to alternative settlement services, from U.S. Bank National Association to our corporate cash management business clients,

  •
  U.S. Bank National Association providing data containing customer information, account status, balances and transactions, where such customers have given consent for such information to be shared, and

  •
  our fixed income trading desk will provide services to U.S. Bank National Association and U.S. Bancorp Investments, Inc., wholly owned subsidiaries of U.S. Bancorp.

        The obligations of U.S. Bancorp and us under this business alliance agreement generally will expire between 12 and 24 months after the separation, subject to renewal or renegotiation.

  Subordinated Debt Facilities

        Our broker dealer subsidiary is currently the borrower under a $215 million subordinated debt facility with U.S. Bancorp Piper Jaffray Companies Inc. as the lender, which facility has been approved by the NYSE for regulatory net capital purposes as allowable in our broker dealer subsidiary's net capital computation. As of the date hereof, the entire $215 million of principal amount is outstanding. Prior to the distribution, our broker dealer subsidiary intends to prepay this subordinated debt facility in full and to enter into a subordinated debt facility with U.S. Bancorp or one of its subsidiaries, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in its net capital computation. This subordinated debt facility is expected to have an aggregate principal amount of $180 million, an interest rate of 150 basis points above the three-month London Interbank Offer Rate and a maturity date in October of 2008.

  Discretionary Credit Line

        We have agreed to enter into a $100 million discretionary secured line of credit with U.S. Bank National Association, a subsidiary of U.S. Bancorp, which is expected to be effective at the date of the distribution. This line is expected to have an interest rate spread of 42 basis points above the effective federal funds rate and be subject to no material adverse change occurring in financial condition of our company.

  Sublease Agreement

        U.S. Bancorp subleases space at 800 Nicollet Mall, Minneapolis, Minnesota to our broker dealer subsidiary pursuant to a sublease agreement dated September 18, 2003.

Related Party Transactions

        U.S. Bancorp has historically operated the businesses it transferred to us in the separation as internal units of U.S. Bancorp through various divisions and subsidiaries or through investments in unconsolidated affiliates. After the distribution, we will be an independent, publicly owned company. For a discussion of transactions and arrangements between U.S. Bancorp and us, see "—Arrangements with U.S. Bancorp" and Note 12 to the audited combined financial statements, included elsewhere in this information statement. In addition, we may continue to use banking and financial services provided by U.S. Bank or other U.S. Bancorp subsidiaries in the ordinary course of their business to third-party entities on terms and conditions we believe will be similar to those we could obtain from other financial institutions. Such services may include treasury management services such as deposit services, wire transfers, balance reporting and controlled disbursement accounts, and corporate card services.

PRINCIPAL STOCKHOLDERS

        As of the date hereof, all of the outstanding shares of our common stock are owned by U.S. Bancorp through its wholly owned subsidiary, U.S. Bancorp Piper Jaffray Companies Inc. After the distribution, U.S. Bancorp will own none of our common stock, except that U.S. Bancorp may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of U.S. Bancorp common stock held in customer accounts and funds for which it or its affiliates act as a trustee, asset manager or investment advisor or in another fiduciary capacity. U.S. Bancorp informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act. We are not aware of any person or group that will beneficially own more than 5 percent of our outstanding shares of common stock following the distribution. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of U.S. Bancorp common stock will be treated on the same terms as other holders of U.S. Bancorp common stock in the distribution by U.S. Bancorp. See "Management—Stock Ownership of Directors and Executive Officers," included elsewhere in this information statement, for a description of the ownership of U.S. Bancorp stock by our directors and executive officers.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue            shares of our common stock, $0.01 par value, and                        shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this information statement is a part and by the provisions of applicable Delaware law.

Common Stock

        As of the date of this information statement, there are 100 shares of our common stock issued and outstanding, all of which are held of record by U.S. Bancorp Piper Jaffray Companies Inc., a wholly owned subsidiary of U.S. Bancorp. Immediately after the separation and prior to the distribution, there will be            shares of our common stock issued and outstanding, all of which will be held of record by U.S. Bancorp Piper Jaffray Companies Inc. See "Relationship with U.S. Bancorp—The Separation from U.S. Bancorp," included elsewhere in this information statement.

        The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. See "Dividend Policy," included elsewhere in this information statement. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

        Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on our common stock,

  •
  diluting the voting power of our common stock,

  •
  impairing the liquidation rights of our common stock, or

  •
  delaying or preventing a change in control of our company without further action by our stockholders.

        At the closing of the distribution, no shares of our preferred stock will be outstanding and, other than shares of our preferred stock that may become issuable pursuant to the rights agreement that we anticipate adopting after the distribution, we have no present plans to issue any shares of our preferred stock. See "—Rights Agreement," included elsewhere in this information statement.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer,

  •
  acquisition of us by means of a proxy contest or otherwise, or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

  Election and Removal of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2004 annual meeting of stockholders, the term of the second class of directors expires at our 2005 annual meeting of stockholders and the term of the third class of directors expires at our 2006 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, our directors may only be removed for cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

  Size of Board and Vacancies

        Our certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

  Elimination of Stockholder Action by Written Consent

        Our certificate of incorporation eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our certificate of incorporation and bylaws, only our chairman and our board of directors may call special meetings of our stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Delaware Anti-takeover Law

        Upon the distribution, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own,15 percent or more of a corporation's voting stock. Section 203 is not applicable to business combinations with U.S. Bancorp. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

  Supermajority Voting

        Our certificate of incorporation and bylaws provide that amendments to provisions involving special meetings of stockholders, stockholder action by written consent, general powers of the board of directors, the number and tenure of directors, removal of directors, election of directors by means other than written ballot, vacancies on the board and the supermajority amendment provision of the certificate of incorporation and bylaws shall require an affirmative vote of the holders of not less than 80 percent of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

  No Cumulative Voting

        Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Rights Agreement

        Prior to the distribution, we expect to adopt a rights agreement. The rights agreement is intended to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, the rights agreement we anticipate adopting works by imposing a significant penalty upon any person or group that acquires 15 percent or more of our outstanding common stock without the approval of our board of directors.

        The terms of the rights agreement we expect to adopt are summarized below. Please note that this description is only a summary, is not complete, is based on a proposed form of rights agreement and should be read together with the entire form of rights agreement, which will be publicly filed with the SEC as an exhibit to the registration statement of which this information statement is a part. We encourage you to read any such registration statement and the rights agreement attached thereto carefully.

  The Rights

        In the event that we adopt the rights agreement, one preferred share purchase right will be issued for each outstanding share of our common stock on the record date for the distribution of the rights. The rights initially will trade with, and will be inseparable from, our common stock. The rights will be evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of common stock we issue after the record date until the date on which the rights are distributed as described below.

  Exercise Price

        Each of the rights will allow its holder to purchase from us one one-hundredth of a share of a new series of junior participating preferred stock to be designated for such purpose, once the rights become exercisable. The exercise price to purchase such a fraction of a share of junior participating preferred stock will be determined in connection with the adoption of the rights agreement. This portion of the junior participating preferred stock will give our stockholders approximately the same dividend, voting and liquidation rights as would one share of our common stock. Prior to exercise, a right will not give its holder any dividend, voting or liquidation rights.

  Exercisability

        After their distribution, the rights will not be exercisable until:

  •
  ten days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15 percent or more of our outstanding common stock, or, if earlier,

  •
  ten business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in such person or group becoming an acquiring person.

        From the record date for the distribution of the rights until the date the rights become exercisable, our common stock certificates will also evidence the rights and any transfer of shares of our common stock will constitute a transfer of the rights. After that date, the rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of the rights held by an acquiring person will be void and may not be exercised.

  Consequences of a Person or Group Becoming an Acquiring Person

  •
  Flip In. If a person or group becomes an acquiring person, all holders of the rights except the acquiring person may, for the exercise price, purchase shares of our common stock with a market value of two times the exercise price, based on the market price of our common stock prior to such acquisition.

  •
  Flip Over. If we are later acquired in a merger or similar transaction after the date the rights become exercisable, all holders of the rights except the acquiring person may, for the exercise price, purchase shares of the acquiring corporation with a market value of two times the exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

  Our Preferred Share Provisions

        Each one one-hundredth of a share of the junior participating preferred stock, if issued:

  •
  will not be redeemable,

  •
  will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of our common stock, whichever is greater,

  •
  will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of our common stock, whichever is greater,

  •
  will have the same voting power as one share of our common stock, and

  •
  if shares of our common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of our common stock.

        The value of one one-hundredth interest in a share of the junior participating preferred stock should approximate the value of one share of our common stock.

  Expiration

        The rights are expected to expire on the tenth anniversary of the date on which the rights are first distributed to holders of our common stock.

  Redemption

        Our board of directors will be able to redeem the rights for $0.01 per right at any time before any person or group becomes an acquiring person. If our board of directors redeems any of the rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of the rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

  Exchange

        After a person or group becomes an acquiring person, but before an acquiring person owns 50 percent or more of our outstanding common stock, our board of directors will be able to extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

  Anti-dilution Provisions

        After the adoption of the rights agreement, our board of directors may adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of the junior participating preferred stock of less than 1 percent will be made.

  Amendments

        After the adoption of the rights agreement, the terms of the rights agreement may generally be amended by our board of directors without the consent of the holders of the rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of the rights.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

New York Stock Exchange Listing

        We have been authorized by the NYSE to have our shares listed on the exchange under the ticker symbol "PJC."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

          A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

        The separation and distribution agreement is expected to provide for indemnification by us of U.S. Bancorp and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, related to filings in connection with the distribution.

        We intend to procure directors and officers liability insurance for the benefit of our directors and officers.

CHANGE IN ACCOUNTANTS

        As previously reported by U.S. Bancorp, in view of recent regulatory developments, including the Sarbanes-Oxley Act, U.S. Bancorp's board of directors determined on November 8, 2002 to segregate the internal and external auditing functions historically performed for U.S. Bancorp by PricewaterhouseCoopers LLP and to appoint Ernst & Young LLP as external auditors for the fiscal year 2003 audit. In connection therewith, on February 28, 2003, Ernst & Young LLP was appointed by U.S. Bancorp's board of directors as our external auditor for the year ending December 31, 2003. On April 30, 2003, PricewaterhouseCoopers LLP completed its audit of our combined financial statements for the year ended December 31, 2002, included elsewhere in this information statement, whereupon PricewaterhouseCoopers LLP was dismissed as our independent auditor and Ernst & Young LLP's appointment took effect. PricewaterhouseCoopers LLP continues to provide internal audit services to U.S. Bancorp and in that capacity may continue to perform internal audit work at U.S. Bancorp's direction related to our company until the distribution occurs.

        No report of PricewaterhouseCoopers LLP on our combined financial statements or the financial statements of our wholly owned subsidiary U.S. Bancorp Piper Jaffray Inc. for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and any subsequent interim period preceding April 30, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years. During the two most recent fiscal years and any subsequent interim period preceding April 30, 2003, there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

        During our two most recent fiscal years and through February 28, 2003, neither we nor anyone, including U.S. Bancorp, acting on our behalf, consulted with Ernst & Young LLP on any items regarding the application of accounting principles, the type of audit opinion that might be rendered on our financial statements or the subject matter of a disagreement or reportable event as described in Regulation S-K Item 304(a)(2), except as follows in respect of the application of accounting principles. Beginning in February of 2003, U.S. Bancorp consulted with Ernst & Young LLP, which U.S. Bancorp had appointed on November 8, 2002 and formally engaged on February 28, 2003 as its independent auditor for fiscal year 2003, regarding the application of accounting principles, including the planned adoption by our company of Statement of Financial Accounting Standards No. 123, entitled "Accounting for Stock-based Compensation," to the proposed treatment of U.S. Bancorp options and restricted stock held by our employees in the distribution. We plan to adopt SFAS 123 for fiscal year 2003 under the prospective method outlined in Statement of Financial Accounting Standards No. 148, entitled "Accounting for Stock-based Compensation—Transition and Disclosure, an amendment to SFAS 123." Accordingly, Ernst & Young LLP has advised us that we must apply the provisions of SFAS 123, as amended, to all employee awards granted, modified, or settled after January 1, 2003. Ernst & Young LLP issued no written report in regard to these consultations. PricewaterhouseCoopers LLP was not consulted in this matter. Ernst & Young LLP was provided the opportunity to review the above statements, and Ernst & Young LLP orally informed us that they agreed with those statements.

        A copy of a letter from PricewaterhouseCoopers LLP to the SEC, dated October 17, 2003, stating whether or not it agrees with the above statements, is included as an exhibit to the registration statement on Form 10 of our company, of which this information statement is a part.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that U.S. Bancorp stockholders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference.

        After the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing combined financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

        We maintain an Internet site at http://www.piperjaffray.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement.

Piper Jaffray Companies

Index to Financial Information

Piper Jaffray Companies

Index to Unaudited Combined Financial Statements

Page
Combined Financial Statements:
Combined Statement of Financial Condition	F-3
Combined Statement of Operations	F-4
Combined Statement of Cash Flows	F-5
Notes to Combined Financial Statements	F-6

Piper Jaffray Companies

Combined Statement of Financial Condition

	September 30, 2003	December 31, 2002
(Unaudited) (Dollars in Thousands)
Assets
Cash and cash equivalents	$36,987	$32,615
Receivables:
Customers (net of allowance of $9,106 and $8,728, respectively)	471,339	474,051
Brokers, dealers and clearing organizations	301,431	217,408
Good faith and clearing deposits	88,121	46,075
Securities purchased under agreements to resell	279,654	240,014
Trading securities owned, at fair value	868,182	473,684
Fixed assets, at cost (net of accumulated depreciation and amortization of $100,453 and $88,969, respectively)	67,187	69,059
Goodwill (net of accumulated amortization of $52,531)	305,635	305,635
Other receivables	58,890	80,907
Other assets	81,803	111,392

Total assets	$2,559,229	$2,050,840

Liabilities and Invested Capital
Short-term financing	$280,062	$250,040
Payables:
Customers	172,066	143,580
Checks and drafts	46,796	57,919
Brokers, dealers and clearing organizations	314,653	216,675
Other, net	3,217	3,462
Securities sold under agreements to repurchase	214,697	115,791
Trading securities sold, but not yet purchased, at fair value	416,575	171,999
Accrued compensation	115,335	124,760
Other liabilities and accrued expenses	146,426	141,757

Total liabilities	1,709,827	1,225,983
Subordinated debt—affiliate	215,000	215,000

Commitments and contingencies (Note 7)
Invested capital	634,402	609,857

Total liabilities and invested capital	$2,559,229	$2,050,840

See Notes to Combined Financial Statements

Piper Jaffray Companies

Combined Statement of Operations

	Nine Months Ended September 30,
	2003	2002
(Unaudited) (Dollars in Thousands)

Revenues:
Commissions and fees	$189,139	$209,780
Trading profits	164,466	132,140
Investment banking	170,749	156,209
Interest	33,664	46,076
Other income	41,893	33,676

Total revenue	599,911	577,881
Interest expense	14,979	28,136

Net revenue	584,932	549,745

Non-interest expenses:
Compensation and benefits	365,431	344,503
Occupancy and equipment	40,297	42,986
Communications	30,981	27,861
Floor brokerage and clearance	17,526	19,474
Marketing and business development	27,285	34,376
Outside services	19,397	23,133
Merger and restructuring	—	1,490
Royalty fee	3,107	5,664
Other operating expenses	33,950	13,788

Total non-interest expenses	537,974	513,275

Income before income tax expense	46,958	36,470
Income tax expense	17,613	13,139

Net income	$29,345	$23,331

See Notes to Combined Financial Statements

Piper Jaffray Companies

Combined Statement of Cash Flows

	Nine Months Ended September 30,
	2003	2002
(Unaudited) (Dollars in Thousands)

Operating Activities:
Net income	$29,345	$23,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,940	16,929
Provision for deferred income taxes	(6,935)	—
Loss on disposal of fixed assets	134	31
Restricted stock amortization	2,907	2,893
Forgivable loan reserve	8,442	—
Decrease (increase) in operating assets:
Receivables:
Customers	2,712	149,094
Brokers, dealers and clearing organizations	(84,023)	332,647
Good faith and clearing deposits	(42,046)	(26,718)
Securities purchased under agreements to resell	(39,640)	84,131
Net trading securities owned	(149,922)	26,534
Other receivables	13,575	19,257
Other assets	33,617	84,198
Increase (decrease) in operating liabilities:
Payables:
Customers	28,486	(136,823)
Checks and drafts	(11,123)	(45,507)
Brokers, dealers and clearing organizations	97,978	(55,736)
Other, net	(245)	(8,904)
Securities sold under agreements to repurchase	98,906	(87,422)
Accrued compensation	(9,425)	(40,170)
Other liabilities and accrued expenses	4,669	(72,486)

Net cash (used in) provided by operating activities	(8,648)	265,279

Investing Activities:
Purchases of fixed assets	(12,202)	(4,326)

Net cash used in investing activities	(12,202)	(4,326)

Financing Activities:
Increase (decrease) in short-term financing	30,022	(218,091)
Decrease in subordinated debt	—	(280,000)
Capital contribution from U.S. Bancorp	—	250,000
Capital distribution to U.S. Bancorp	(4,800)	(7,478)

Net cash (used in) provided by financing activities	25,222	(255,569)

Net increase (decrease) in cash and cash equivalents	4,372	5,384
Cash and cash equivalents at beginning of period	32,615	27,709

Cash and cash equivalents at end of period	$36,987	$33,093

See Notes to Combined Financial Statements

Piper Jaffray Companies

Notes to Combined Financial Statements

(Unaudited)

Note 1. Organization and Basis of Presentation

Organization

        The accompanying combined financial statements include the accounts of Piper Jaffray Companies, certain affiliated entities of U.S. Bancorp ("USB") and certain assets, liabilities and operations of USB affiliated entities (collectively herein referred to as the "Company"). The Company is being organized in connection with USB's proposed distribution of its capital markets business unit. The distribution would be effected through a dividend of 100 percent of USB's ownership interests in the capital markets business, subject to certain conditions including Securities and Exchange Commission ("SEC") registration, regulatory review and approval and a determination that the distribution will be tax-free to USB, its stockholders and the Company. While expected to be completed by the end of 2003, USB has no obligation to consummate the distribution, whether or not these conditions are satisfied.

        Piper Jaffray Companies was incorporated on April 28, 2003 in Delaware as a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc. ("PJC"), a wholly owned subsidiary of USB, for the purpose of effecting the proposed distribution to USB stockholders. The Company includes the combined operations of Piper Jaffray Companies; U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), a self-clearing securities broker dealer and investment banking firm; U.S. Bancorp Piper Jaffray Ventures Inc. ("Piper Jaffray Ventures"), a private equity venture capital firm investing in emerging growth companies; Piper Jaffray Financial Products Inc. ("PJFP") and Piper Jaffray Financial Products II Inc. ("PJFP II"), two entities facilitating customer derivative transactions; and U.S. Bancorp Piper Jaffray Capital Markets Ltd. ("Piper Jaffray Capital Markets"), an entity providing securities brokerage and investment banking services in Europe through an office located in London, England. The Company also includes certain other assets, liabilities and selected operations of PJC and the fixed income capital markets division of U.S. Bancorp Investments, Inc. ("USBI"). All entities comprising the combined group operate within or are related to the securities industry. At the time of the proposed distribution, USB plans to contribute its investment in these operations to Piper Jaffray Companies, whereby Piper Jaffray Companies will effectively become the parent company of the combined capital markets business being distributed to USB stockholders.

Basis of Presentation

        The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America and include the adjustments necessary to reflect the Company's operations as if its planned organizational changes had been consummated prior to the proposed distribution. The combined financial statements have been derived from the financial statements and accounting records of USB using the historical results of operations and historical basis of the assets and liabilities of the Company's business. However, the combined financial statements included herein may not necessarily be indicative of the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented.

        Generally, the combined results include revenues generated and expenses incurred based on customer relationships and related business activities. In certain situations, affiliated entities may provide services to the Company. Included in the results of operations are revenues for asset management services that are based on a revenue-sharing arrangement with an affiliate. Refer to Note 8 for further discussion of this arrangement. Certain expenses of the Company are based on shared services provided by USB or an affiliate. These expenses primarily relate to providing employee-related services and benefits, technology and data processing services, and corporate functions including audit, tax and real estate management services. Costs included in the combined financial statements for shared services were determined based on actual costs to the affiliated entity and allocated based on the Company's proportionate usage of those services. Proportionate usage was determined based on the number of employees, actual hours used, square footage of office space or other similar methodologies. Management believes that the assumptions underlying the combined financial statements are reasonable. Refer to Note 8 for further discussion of related party transactions.

        Additionally, in preparing the combined financial statements, the results of operations related to the fixed income capital markets division of USBI were determined based on direct revenues generated by customers that will continue to be serviced by the Company. Expenses were allocated to the fixed income business based on specific compensation costs to support those business activities and a proportionate share of occupancy and other operational costs. Specific assets and liabilities related to providing fixed income brokerage services to these customers were included on the Combined Statement of Financial Condition. Management believes that the allocation methods used in preparing the combined financial statements were reasonable and representative of the profitability of the fixed income business.

        In the combined financial statements, income taxes were determined on a separate return basis as if the Company had not been eligible to be included in the consolidated income tax return of USB and its affiliates. However, USB was managing its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone entity.

        The combined financial statements have been prepared in accordance with the rules and regulations of the SEC and reflect all material adjustments that management believes are necessary to present fairly, in all material respects the combined results for the interim periods presented. In accordance with such rules and regulations, certain disclosures that are normally included in annual financial statements have been omitted. These financial statements should be read in conjunction with the Company's Registration of Securities Form 10 filing for the year ended December 31, 2002, filed by the Company under the Securities Exchange Act of 1934.

Note 2. Recent Accounting Pronouncements

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The Company's adoption of SFAS 150 did not have a material impact on the Company's financial statements.

Derivative Instruments and Hedging Activities

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," ("SFAS 133") which amends and clarifies accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The Company's adoption of SFAS 149 did not have a material impact on the Company's financial statements.

Consolidation of Variable Interest Entities

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with this interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operating activities must consolidate the entity in its financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are QSPEs subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs created or entered into after January 31, 2003. In October 2003, the Financial Accounting Standards Board issued FASB Staff Position No. FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" which deferred the effective date of applying the provisions of FIN 46 for VIEs created before February 1, 2003, to the first reporting period ending after December 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the primary beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities.

        The Company has investments in and advances to approximately 30 limited partnerships established for the purpose of investing in emerging growth companies. The Company has investments in or acts as the managing general partner of these partnerships. Through investments in the limited partnerships or by acting as managing general partner, the Company may have the ability to exercise control over major operating and financial policies. These partnerships are funded with capital contributions or debt financing from related parties and third parties. The Company accounts for these investments on the equity method of accounting or consolidates the entire partnership based upon the Company's ability to exercise control over major operating and financial policies.

        At September 30, 2003, the Company's aggregate net investment in these partnerships totaled $9.7 million and its remaining commitment to these partnerships was $1.7 million. The Company has evaluated the effects of the issuance of FIN 46 on the accounting for its ownership interests in the limited partnerships and does not believe that the adoption of FIN 46 will have a material impact on the Company's financial statements.

        Also, the Company engages in transactions with QSPEs to securitize fixed rate municipal bonds. The Company does not believe these securitizations will require consolidation in its financial statements. Refer to Note 16 of the notes to the audited combined financial statements for additional information on securitizations.

Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 requires prominent disclosures in interim as well as annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported net income. SFAS 148 is effective for fiscal years ending after December 15, 2002.

Guarantees

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantors having to make any payments under the guarantee is remote. The disclosure provisions are effective for interim and annual financial statements for the first reporting period ending after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. The Company adopted the initial recognition and measurement provisions effective January 1, 2003, which did not have a material impact on the Company's financial statements.

Note 3. Trading Securities Owned and Trading Securities Sold, But Not Yet Purchased

        At September 30, 2003 and December 31, 2002, trading securities owned and trading securities sold, but not yet purchased are as follows:

(Dollars in Thousands)	September 30, 2003	December 31, 2002

Owned:
Corporate securities:
Equities and convertible securities	$56,863	$56,625
Fixed income securities	136,026	103,199
Mortgage-backed securities	231,276	98,950
Government securities	242,283	95,041
Municipal securities	201,734	119,869

	$868,182	$473,684

Sold, but not yet purchased:
Corporate securities:
Equities and convertible securities	$39,305	$17,285
Fixed income securities	8,923	40,996
Mortgage-backed securities	120,796	15,573
Government securities	247,489	96,749
Municipal securities	62	1,396

	$416,575	$171,999

        At September 30, 2003 and December 31, 2002, trading securities owned in the amounts of $277.7 million and $276.1 million, respectively, have been pledged to creditors. Securities pledged represent proprietary positions that have been pledged as collateral to counterparties on terms that permit the counterparty to sell or repledge the securities to others.

        Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, thereby creating a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk, as the Company's ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount reflected on the Combined Statement of Financial Condition.

Note 4. Derivative Activities

        Derivative contracts are financial instruments such as forwards, futures, swaps or option contracts that derive their value from underlying assets, reference rates, indices or a combination of these factors. A derivative contract generally represents future commitments to purchase or sell financial instruments at specified terms on a specified date or to exchange currency or interest payment streams based on the contract or notional amount.

        Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments that derive their values or contractually required cash flows from the price of some other security or index.

        Derivatives are often referred to as off-balance sheet instruments since neither their notional amounts nor the underlying instruments are reflected as assets or liabilities of the Company. Instead, the market values related to the derivative contract transactions are reported in the Combined Statement of Financial Condition. The Company uses derivatives in its trading activities to facilitate customer transactions and as a means to manage the Company's interest rate and market value risk associated with inventories. As of September 30, 2003 and December 31, 2002, the fair value of these contracts was not material.

Note 5. Goodwill

        The following table reflects the changes in the carrying value of goodwill by reportable segments for the nine months ended September 30, 2003:

(Dollars in Thousands)	Capital Markets	Private Client Services	Corporate Support and Other	Consolidated Company
Balance at December 31, 2002	$220,035	$85,600	$—	$305,635
Goodwill acquired	—	—	—	—
Impairment losses	—	—	—	—

Balance at September 30, 2003	$220,035	$85,600	$—	$305,635

        The Company had no other indefinite-lived or other intangible assets at September 30, 2003 or December 31, 2002.

Note 6. Borrowings

        The Company borrows from banks and affiliated entities under various committed and uncommitted lines of credit. At September 30, 2003, the Company had uncommitted credit agreements with affiliates totaling $1.1 billion composed of a $700 million secured line from U.S. Bank National Association ("USBNA") and an unsecured line totaling $400 million from USB. In addition, the Company had an uncommitted credit agreement from an unaffiliated bank totaling $100 million. The following table provides a breakdown of borrowings outstanding:

(Dollars in Thousands)	September 30, 2003	December 31, 2002
Unsecured borrowings	$14,062	$50,040
Secured borrowings	266,000	200,000

	$280,062	$250,040

        The secured borrowings were collateralized with $277.7 million and $276.1 million of trading securities owned at September 30, 2003 and December 31, 2002, respectively. There were no advances from unaffiliated banks as of September 30, 2003 and December 31, 2002.

        Piper Jaffray has executed a $215 million subordinated debt agreement with PJC, a subsidiary of USB, which satisfies provisions of Appendix D of Securities and Exchange Commission Rule 15c3-1 and has been approved by the New York Stock Exchange, Inc. ("NYSE") and is therefore allowable in Piper Jaffray's net capital computation. The liability is due January 31, 2006 and includes an automatic annual rollover provision.

        Prior to the distribution, Piper Jaffray intends to prepay the $215 million subordinated debt facility and to simultaneously enter into a new $180 million subordinated debt facility with USB or one of its subsidiaries, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in Piper Jaffray's net capital computation. The interest rate on this subordinated debt facility is expected to be based on the three-month London Interbank Offered Rate ("LIBOR") and the entire amount outstanding would mature in 2008.

        The Company's outstanding borrowings bear interest at rates based on the LIBOR or federal funds rates. At September 30, 2003 and December 31, 2002, the weighted average interest rate on borrowings was 2.04 percent and 2.40 percent, respectively. At September 30, 2003 and December 31, 2002, no formal compensating balance agreements existed, and the Company was in compliance with all debt covenants related to these facilities. The Company recognized and paid to affiliates $7.3 million and $15.1 million of interest expense related to borrowings for the nine months ended September 30, 2003 and 2002, respectively.

Note 7. Litigation

        The Company has been the subject of customer complaints and has also been named as a defendant in various legal actions arising primarily from securities brokerage and investment banking activities, including certain class actions which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. Also, the Company is involved from time to time in investigations and proceedings by governmental agencies and self-regulatory organizations. Included among these is an industry-wide investigation by the SEC, the National Association of Securities Dealers ("NASD"), the NYSE, the New York Attorney General and other state securities regulators of research practices of certain brokerage firms, including Piper Jaffray. In April 2003, Piper Jaffray entered into a final settlement agreement with these regulatory agencies to resolve the investigation concerning research practices. The agreement requires, among other things, that Piper Jaffray pay $12.5 million as a penalty, contribute $12.5 million to a distribution fund for the benefit of investors and pay $7.5 million for the procurement of independent research. The charges are included separately as regulatory settlement on the Company's 2002 Combined Statement of Operations.

        The Company has established reserves for potential losses, which are probable and reasonably estimable, that may result from pending and potential complaints, legal actions, investigations and proceedings, including private litigation-related to the matters that were the subject of the final settlement referred to above. The Company's reserves totaled $62.6 million and $62.9 million at

September 30, 2003 and December 31, 2002, respectively, and are included within other liabilities and accrued expenses on the Combined Statement of Financial Condition. These reserves include $26.4 million and $32.5 million at September 30, 2003 and December 31, 2002, respectively, to be paid as part of the industry-wide regulatory settlement related to research conflicts of interest. In addition to the established reserves, USB has agreed to indemnify Piper Jaffray in an amount up to $17.5 million for certain matters, principally third-party claims related to research analyst independence, and USB has the right to terminate this indemnification obligation in the event of a change in control of the Company. Given the uncertainties of the commencement, timing, size, volume and outcome of pending and potential litigation and other factors, the reserve is difficult to determine and of necessity subject to future revisions. Subject to the foregoing, management of the Company believes, based on its current knowledge, after consultation with counsel and after taking into account its established reserves and the USB indemnity agreement, that pending legal actions, investigations and proceedings will be resolved with no material adverse effect on the financial condition of the Company. However, if during any period a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves and indemnification, the results of operations in that period could be materially affected.

        Litigation-related expenses charged to operations included within other operating expenses were $9.3 million and $1.0 million for the nine months ended September 30, 2003 and 2002, respectively.

Note 8. Related Party Transactions

        In the ordinary course of business, the Company enters into transactions with USB and its affiliates. These transactions could be either charges or reimbursements to the Company and include fees for referrals, fees for the underwriting and selling of USB affiliated mutual funds, costs for occupancy, technology support and general and administrative services. The Company received $21.2 million, and $16.9 million for the nine months ended September 30, 2003 and 2002, respectively, for referral fees and selling USB affiliated mutual funds. Amounts paid for occupancy, technology support and general and administrative services were not material for the nine months ended September 30, 2003 and 2002. Royalty fees for the use of the USB brand name and other trademarks of $3.1 million and $5.7 million were paid to affiliates for the nine months ended September 30, 2003 and 2002, respectively. In connection with the proposed distribution transaction, the Company anticipates that most services currently provided by affiliates will be performed by the Company or by other third parties and royalty fees will no longer be assessed. USB or its affiliates will continue to provide asset management services under a negotiated market-based fee arrangement.

        The Company began entering into certain interest rate swap contracts during 2002 with USBNA as counterparty. The fair value of such contracts as of September 30, 2003 was approximately $8.9 million and is recorded in other liabilities on the Combined Statement of Financial Condition.

        Short-term financing represents borrowings from USBNA and USB that are primarily used to finance the Company's trading and margin loan activity. Short-term borrowings from USBNA are collateralized by trading securities and customers' excess margin securities, and short-term borrowings from USB are unsecured. The Company pays interest on these borrowings at market interest rates based on a spread over federal funds rates.

        The Company made capital distributions of $4.8 million and $7.5 million to USB for the nine months ended September 30, 2003 and 2002, respectively.

Note 9. Net Capital Requirements and Other Regulatory Matters

        As a registered broker dealer and member firm of the NYSE, Piper Jaffray is subject to the Uniform Net Capital Rule (the "Rule") of the SEC and the net capital rule of the NYSE. Piper Jaffray has elected to use the alternative method permitted by the Rule, which requires that it maintain minimum net capital of the greater of $1.0 million or 2 percent of aggregate debit balances arising from customer transactions. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be less than 5 percent of aggregate debit balances. In addition, Piper Jaffray is subject to certain notification requirements related to withdrawals of excess net capital. Piper Jaffray is also registered with the Commodity Futures Trading Commission ("CFTC") and therefore is subject to the CFTC regulations.

        At September 30, 2003, net capital under the Rule was $209.3 million or 40.3 percent of aggregate debit balances, and $198.9 million in excess of the minimum required net capital.

        Advances to affiliates, repayment of subordinated liabilities, dividend payments and other equity withdrawals are subject to certain notification and other provisions of the net capital rule of the SEC and regulatory bodies.

        Piper Jaffray Capital Markets, a registered United Kingdom broker dealer, is subject to the capital requirements of the Financial Services Authority ("FSA"). As of September 30, 2003, Piper Jaffray Capital Markets was in compliance with the requirements of the FSA.

Note 10. Stock-Based Compensation

        The following table shows pro forma compensation expense and net income adjusted for the impact of applying the fair value method of accounting for stock-based compensation.

	Nine Months Ended September 30,
(Dollars in Thousands)	2003	2002
Reported compensation expense	$365,431	$344,503
Stock-based compensation	16,065	20,302

Pro forma compensation expense	$381,496	$364,805

Reported net income	$29,345	$23,331
Stock-based compensation, net of tax	(9,639)	(12,181)

Pro forma net income	$19,706	$11,150

        In connection with the proposed distribution transaction, the Company expects to establish stock incentive compensation plans including stock option, restricted stock, and other stock-based awards.

Note 11. Business Segments

        Within the Company, financial performance is measured by lines of business. The Company's reportable business segments include Capital Markets, Private Clients Services and Corporate Support and Other. The business segments are determined based upon factors such as the type of customers, the nature of products and services provided and the distribution channels used to provide those products and services. Certain services that the Company offers are provided to clients through more than one of our business segments. These business segments are components of the Company about which financial information is available and is evaluated on a regular basis in deciding how to allocate resources and assess performance relative to competitors.

Basis for Presentations

        Segment pre-tax operating income (loss) is derived from the Company's financial reporting systems by specifically attributing customer relationships and their related revenues and expenses. Revenue-sharing of sales credits associated with underwritten offerings is based on the distribution channel generating the sales. Expenses directly managed by the business line, including salaries, commissions, incentives, employee benefits, occupancy, marketing and business development and other direct expenses are accounted for within each segment's pre-tax operating income (loss) in a manner similar to the combined financial results. Research, operations, technology and compliance related costs are allocated based on the segment's use of these areas to support their businesses. General and administrative expenses incurred by centrally managed corporate support functions are not allocated. Merger and restructuring related charges, royalty fees assessed by affiliates, income taxes and certain infrequent litigation costs are not included in segment pre-tax operating income (loss). The financial management of balance sheet assets, liabilities and capital is performed on an enterprise-wide basis. Revenues from the Company's non-U.S. operations are not material.

        Designations, assignments and allocations may change from time to time as financial reporting systems are enhanced and methods of evaluating performance change or business segments are realigned to better respond to customers of the Company. Accordingly, prior periods are restated and presented on a comparable basis.

Capital Markets ("CM")

        CM includes institutional sales and trading services with an emphasis on the sale of U.S. equities and fixed income products to institutions. This segment also includes management of and participation in underwritings, merger and acquisition services and public finance activities. Additionally, CM includes earnings on investments acquired in connection with its business activities and net interest revenue on trading securities held in inventory.

Private Client Services ("PCS")

        PCS provides securities brokerage services including the sale of equities, mutual funds, fixed income products and insurance to its individual investor clients. The segment also includes net interest earnings on client margin loans. PCS has approximately 865 financial advisers operating in 98 branch offices in 20 Midwest, Mountain, Southwest and Pacific Coast states.

Corporate Support and Other

        Corporate Support and Other consists of the Company's investment portfolios and venture capital business. It also includes business activities managed on a corporate basis, including enterprise-wide administrative support functions.

        Reportable segment financial results are as follows for the nine months ended September 30, 2003 and 2002, respectively:

	Capital Markets		Private Client Services		Corporate Support and Other		Combined Company
(Dollars in Thousands)	2003	2002	2003	2002	2003	2002	2003	2002

Net revenue	$319,614	$279,824	$263,293	$274,067	$2,025	$(4,146)	$584,932	$549,745
Direct operating expenses	242,836	215,885	217,998	224,735	31,223	19,975	492,057	460,595

Direct contribution	76,778	63,939	45,295	49,332	(29,198)	(24,121)	92,875	89,150
Support cost	18,078	19,019	24,732	26,507	—	—	42,810	45,526

Segment pre-tax operating income (loss)	$58,700	$44,920	$20,563	$22,825	$(29,198)	$(24,121)	50,065	43,624

Royalty fee							3,107	5,664
Merger and restructuring							—	1,490

Combined income before income tax expense							$46,958	$36,470

Piper Jaffray Companies

Index to Audited Combined Financial Statements

Report of Independent Accountants

To the Board of Directors and Stockholder of Piper Jaffray Companies:

In our opinion, the accompanying combined statement of financial condition and the related combined statements of operations, changes in invested capital, and cash flows present fairly, in all material respects, the combined financial position of Piper Jaffray Companies (the "Company") at December 31, 2002 and 2001, and the combined results of its operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7 of the notes to the combined financial statements, in 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 30, 2003

Piper Jaffray Companies

Combined Statement of Financial Condition

	At December 31,
(Dollars in Thousands)	2002	2001
Assets
Cash and cash equivalents	$32,615	$27,709
Receivables:
Customers (net of allowance of $8,728 and $10,940, respectively)	474,051	661,496
Brokers, dealers and clearing organizations	217,408	440,330
Good faith and clearing deposits	46,075	14,658
Securities purchased under agreements to resell	240,014	372,137
Trading securities owned, at fair value	473,684	518,158
Fixed assets, at cost (net of accumulated depreciation and amortization of $88,969 and $73,374, respectively)	69,059	84,129
Goodwill (net of accumulated amortization of $52,531 in 2002 and 2001)	305,635	305,635
Other receivables	80,907	118,164
Other assets	111,392	203,120

Total assets	$2,050,840	$2,745,536

Liabilities and Invested Capital
Short-term financing from affiliates	$250,040	$507,692
Payables:
Customers	143,580	257,007
Checks and drafts	57,919	94,923
Brokers, dealers and clearing organizations	216,675	308,072
Other, net	3,462	11,888
Securities sold under agreements to repurchase	115,791	203,213
Trading securities sold, but not yet purchased, at fair value	171,999	185,430
Accrued compensation	124,760	142,111
Other liabilities and accrued expenses	141,757	181,476

Total liabilities	1,225,983	1,891,812
Subordinated debt—affiliate	215,000	475,000

Commitments and contingencies (Note 9)
Invested capital	609,857	378,724

Total liabilities and invested capital	$2,050,840	$2,745,536

See Notes to Combined Financial Statements

Piper Jaffray Companies

Combined Statement of Operations

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000

Revenues:
Commissions and fees	$275,682	$302,289	$374,611
Trading profits	181,268	186,699	232,426
Investment banking	203,511	247,949	342,104
Interest	59,685	95,436	144,308
Other income	43,221	47,615	53,006

Total revenue	763,367	879,988	1,146,455
Interest expense	34,315	79,216	128,177

Net revenue	729,052	800,772	1,018,278

Non-interest expenses:
Compensation and benefits	449,329	513,623	662,592
Occupancy and equipment	55,549	60,121	55,693
Communications	36,316	41,786	35,784
Floor brokerage and clearance	26,040	22,092	19,869
Marketing and business development	44,115	49,706	58,910
Outside services	32,717	21,581	23,315
Regulatory settlement	32,500	—	—
Amortization of acquisition-related compensation and goodwill	—	17,641	30,108
Merger and restructuring	7,976	65,697	8,889
Royalty fee	7,482	55,753	47,750
Other operating expenses	31,067	25,577	35,092

Total non-interest expenses	723,091	873,577	978,002

Income (loss) before income tax expense (benefit)	5,961	(72,805)	40,276
Income tax expense (benefit)	5,855	(22,754)	19,568

Net income (loss)	$106	$(50,051)	$20,708

See Notes to Combined Financial Statements

Piper Jaffray Companies

Combined Statement of Changes in Invested Capital

(Dollars in Thousands)	Invested Capital
Balance at December 31, 1999	$352,023
Distribution to U.S. Bancorp	(10,400)
Net income	20,708

Balance at December 31, 2000	$362,331
Capital contribution from U.S. Bancorp	75,000
Distribution to U.S. Bancorp	(8,556)
Net loss	(50,051)

Balance at December 31, 2001	$378,724
Capital contribution from U.S. Bancorp	250,000
Distribution to U.S. Bancorp	(18,973)
Net income	106

Balance at December 31, 2002	$609,857

See Notes to Combined Financial Statements

Piper Jaffray Companies

Combined Statement of Cash Flows

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Operating Activities:
Net income (loss)	$106	$(50,051)	$20,708
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,787	20,428	20,084
Provision for deferred income taxes	(11,386)	783	(19,957)
Loss on disposal of fixed assets	83	116	65
Restricted stock amortization	3,861	14,903	14,987
Goodwill amortization or impairment charges	—	23,542	15,121
Decrease (increase) in operating assets:
Receivables:
Customers	187,445	256,766	(39,536)
Brokers, dealers and clearing organizations	222,922	(258,342)	116,156
Good faith and clearing deposits	(31,417)	46,277	(30,604)
Securities purchased under agreements to resell	132,123	(22,851)	(25,276)
Net trading securities owned	31,043	35,514	12,854
Other receivables	37,257	(48,790)	(27,007)
Other assets	99,253	(21,632)	(53,716)
Increase (decrease) in operating liabilities:
Payables:
Customers	(113,427)	53,621	(24,610)
Checks and drafts	(37,004)	(7,203)	19,905
Brokers, dealers and clearing organizations	(91,397)	33,277	153,691
Other, net	(8,426)	2,117	5,559
Securities sold under agreements to repurchase	(87,422)	(63,127)	6,267
Accrued compensation	(17,351)	(105,764)	66,456
Other liabilities and accrued expenses	(39,719)	102,028	1,678

Net cash provided by operating activities	297,331	11,612	232,825

Investing Activities:
Purchases of fixed assets	(5,800)	(40,963)	(42,795)

Net cash used in investing activities	(5,800)	(40,963)	(42,795)

Financing Activities:
Decrease in short-term financing	(257,652)	(87,092)	(248,815)
Capital contribution from U.S. Bancorp	250,000	75,000	—
Capital distribution to U.S. Bancorp	(18,973)	(8,556)	(10,400)
Net increase (decrease) in subordinated debt	(260,000)	—	100,000

Net cash used in financing activities	(286,625)	(20,648)	(159,215)

Net increase (decrease) in cash and cash equivalents	4,906	(49,999)	30,815
Cash and cash equivalents at beginning of year	27,709	77,708	46,893

Cash and cash equivalents at end of year	$32,615	$27,709	$77,708

Supplemental disclosure of cash flow information—
Cash paid (received) during the year for:
Interest	$36,001	$82,977	$126,624
Income taxes	$1,311	$(4,190)	$49,881

See Notes to Combined Financial Statements

Piper Jaffray Companies

Notes to Combined Financial Statements

Note 1. Organization and Basis of Presentation

Organization

        The accompanying combined financial statements include the accounts of Piper Jaffray Companies, certain affiliated entities of U.S. Bancorp ("USB") and certain assets, liabilities and operations of USB affiliated entities (collectively herein referred to as the "Company"). The Company is being organized in connection with USB's proposed distribution of its capital markets business unit. The distribution would be effected through a dividend of 100 percent of USB's ownership interests in the capital markets business, subject to certain conditions including Securities and Exchange Commission ("SEC") registration, regulatory review and approval and a determination that the distribution will be tax-free to USB, its stockholders and the Company. While expected to be completed by the end of 2003, USB has no obligation to consummate the distribution, whether or not these conditions are satisfied.

        Piper Jaffray Companies was incorporated on April 28, 2003 in Delaware as a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc. ("PJC"), a wholly owned subsidiary of USB, for the purpose of effecting the proposed distribution to USB stockholders. The Company includes the combined operations of Piper Jaffray Companies; U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), a self-clearing securities broker dealer and investment banking firm; U.S. Bancorp Piper Jaffray Ventures Inc. ("Piper Jaffray Ventures"), a private equity venture capital firm investing in emerging growth companies; and U.S. Bancorp Piper Jaffray Capital Markets Ltd. ("Piper Jaffray Capital Markets"), an entity providing securities brokerage and investment banking services in Europe through an office located in London, England. The Company also includes certain other assets, liabilities and selected operations of PJC and the fixed income capital markets division of U.S. Bancorp Investments, Inc. ("USBI"). All entities comprising the combined group operate within or are related to the securities industry. At the time of the proposed distribution, USB plans to contribute its investment in these operations to Piper Jaffray Companies, whereby Piper Jaffray Companies will effectively become the parent company of the combined capital markets business being distributed to USB stockholders.

Basis of Presentation

        The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America and include the adjustments necessary to reflect the Company's operations as if its planned organizational changes had been consummated prior to the proposed distribution. The combined financial statements have been derived from the financial statements and accounting records of USB using the historical results of operations and historical basis of the assets and liabilities of the Company's business. However, the combined financial statements included herein may not necessarily be indicative of the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented.

        Generally, the combined results include revenues generated and expenses incurred based on customer relationships and related business activities. In certain situations, affiliated entities may provide services to the Company. Included in the results of operations are revenues for asset management services that are based on a revenue-sharing arrangement with an affiliate. Refer to Note 12 for further discussion of this arrangement. Certain expenses of the Company are based on shared services provided by USB or an affiliate. These expenses primarily relate to providing employee-related services and benefits, technology and data processing services, and corporate functions including audit, tax and real estate management services. Costs included in the combined financial statements for shared services were determined based on actual costs to the affiliated entity and allocated based on the Company's proportionate usage of those services. Proportionate usage was determined based on the number of employees, actual hours used, square footage of office space or other similar methodologies. Management believes the assumptions underlying the combined financial statements are reasonable. Refer to Note 12 for further discussion of related party transactions.

        Additionally, in preparing the combined financial statements, the results of operations related to the fixed income capital markets division of USBI were determined based on direct revenues generated by customers that will continue to be serviced by the Company. Expenses were allocated to the fixed income business based on specific compensation costs to support those business activities and a proportionate share of occupancy and other operational costs. Specific assets and liabilities related to providing fixed income brokerage services to these customers were included on the Combined Statement of Financial Condition. Management believes that the allocation methods used in preparing the combined financial statements were reasonable and representative of the profitability of the fixed income business.

        In the combined financial statements, income taxes were determined on a separate return basis as if the Company had not been eligible to be included in the consolidated income tax return of USB and its affiliates. However, USB was managing its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone entity.

Note 2. Summary of Significant Accounting Policies

Principles of Combination

        The combined financial statements include certain wholly owned subsidiaries of PJC as well as other assets, liabilities and operations that will be transferred from USBI and PJC. Transactions between the Company and USB are included in these financial statements.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid investments with maturities of 90 days or less at the date of acquisition.

Collateralized Securities Transactions

        Securities purchased under agreements to resell and securities sold under agreements to repurchase are carried at the contractual amounts at which the securities will be subsequently resold/repurchased, including accrued interest. It is the Company's policy to take possession or control of securities purchased under agreements to resell. Counterparties are principally primary dealers of U.S. Government securities and financial institutions. Collateral is valued daily and additional collateral is obtained from counterparties, when appropriate.

        Securities borrowed and loaned result from transactions with other brokers and dealers or financial institutions and are recorded at the amount of cash collateral advanced or received. These amounts are included in receivable from and payable to other brokers, dealers and clearing organizations on the Combined Statement of Financial Condition. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. Securities loaned transactions require the borrower to deposit cash with the Company. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. Interest is accrued on securities borrowed and loaned transactions and is included in other assets and other liabilities and accrued expenses on the Combined Statement of Financial Condition and the respective interest balances on the Combined Statement of Operations.

Customer Transactions

        Customer securities transactions are recorded on a settlement-date basis while the related commission revenues and expenses are recorded on a trade-date basis. Customer receivables and payables include amounts related to both cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Combined Statement of Financial Condition.

Investment Banking

        Investment banking revenues, which include underwriting fees, management fees and advisory fees, are recorded when services for the transactions are substantially completed.

Allowance for Doubtful Accounts

        Management estimates an allowance for doubtful accounts to reserve for probable losses from unsecured and partially secured customer accounts. Management is continually evaluating its receivables from customers for collectibility and possible write-off by examining the facts and circumstances surrounding each customer where a loss is deemed a possibility.

Trading Securities

        Trading securities owned and trading securities sold, but not yet purchased are recorded on a trade-date basis and are stated at fair value. Unrealized gains and losses related to these financial instruments are reflected on the Combined Statement of Operations. The Company's valuation policy is to use quoted market or dealer prices from independent sources where they are available and reliable.

        The fair value of trading securities, for which a quoted market or dealer price is not available, is based on management's estimate, using the best information available, of amounts that could be realized under current market conditions. Among the factors considered by management in determining the fair value of trading securities are the cost, terms and liquidity of the investment, the financial condition and operating results of the issuer, quoted market price of securities with similar quality and yield that are publicly traded, and other factors generally pertinent to the valuation of investments.

Fixed Assets

        Fixed assets include office equipment, software and leasehold improvements. Depreciation of office equipment and software is provided using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over their estimated useful life or the life of the lease, whichever is shorter. Additionally, certain costs incurred in connection with internal-use software projects are capitalized and amortized over the expected useful life of the asset. For the years ended December 31, 2002, 2001 and 2000, depreciation and amortization of office equipment, software and leasehold improvements totaled $20.8 million, $20.4 million and $20.1 million, respectively, and is included in occupancy and equipment on the Combined Statement of Operations.

Goodwill

        The price paid over the fair value of the identifiable net assets acquired in business combinations ("goodwill") is not amortized. The recoverability of goodwill is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount. The evaluation includes assessing the estimated fair value of the intangible asset based on market prices for similar assets, where available, and the present value of the estimated future cash flows associated with the intangible asset. Prior to the adoption of Statement of Financial Accounting Standards No. 142 ("SFAS 142"), the Company amortized goodwill using the straight-line method over a maximum period of 25 years.

Other Receivables

        Included in other receivables are forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued employment and are amortized to compensation expense using the straight-line method over the terms of the loans, which generally range from three to five years.

Other Assets

        Included in other assets are investments that the Company makes to fund deferred compensation liabilities for certain employees. The Company fully funds its deferred compensation liabilities by investing in venture capital stage companies or by investing in Partnerships which invest in venture capital stage companies. Future payments, if any, to deferred compensation plan participants are directly linked to the performance of these investments. Also included in other assets are investments the Company has made in various other venture capital investments. Investments are carried at estimated fair value based on valuations received from statements obtained from the fund manager or on published market quotes. In the event a security is thinly traded or the market price is not readily available for an investment, management estimates fair value using other valuation methods depending on the type of security and related market.

        Net deferred tax assets are also included in other assets. Refer to Note 18 for additional information related to income taxes.

Fair Value of Financial Instruments

        Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value because they are short-term in nature or reprice frequently.

Income Taxes

        Income tax expense (benefit) is provided for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities, using current tax rates.

Consolidation of Special Purpose Entities

        Special purpose entities ("SPEs") are trusts, partnerships or corporations established for a particular limited purpose. The Company follows the accounting guidance in Statement of Financial Accounting Standards No. 140 ("SFAS 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," to determine whether or not such SPEs are required to be consolidated. The Company engages in transactions with SPEs to securitize fixed rate municipal bonds which meet the SFAS 140 definition of a qualifying special purpose entity ("QSPE"). A QSPE can generally be described as an entity with significantly limited powers which are intended to limit it to passively holding financial assets and distributing cash flows based upon predetermined criteria. Based upon the guidance in SFAS 140, the Company does not consolidate such QSPE's. The Company accounts for its involvement with such QSPEs under a financial components approach in which the Company recognizes only its retained involvement with the QSPE. The Company accounts for such retained interests at fair value.

Stock-Based Compensation

        Certain employees of the Company were eligible to participate in employee incentive plans consisting of stock options, restricted stock or other deferred compensation which are described more fully in Note 15. The Company accounts for stock option grants under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the Company's compensation expense and earnings if the Company had applied the fair value recognition provisions defined in Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation," to stock-based employee compensation.

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Reported net income (loss)	$106	$(50,051)	$20,708
Stock-based compensation, net of tax	(16,784)	(31,502)	(24,103)

Pro forma net income (loss)	$(16,678)	$(81,553)	$(3,395)

Note 3. Recent Accounting Pronouncements

Consolidation of Variable Interest Entities

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with this interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities and results of operating activities must consolidate the entity in its financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are QSPEs subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs created or entered into after January 31, 2003, and for pre-existing VIEs, in the first reporting period beginning after June 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the primary beneficiary of a significant portion or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities.

        The Company has investments in and advances to approximately 35 limited partnerships established for the purpose of investing in emerging growth companies. The Company has investments in or acts as the managing general partner of these partnerships. As managing general partner of, or through investments in, the limited partnerships, the Company may have the ability to exercise control over major operating and financial policies. These partnerships are funded with capital contributed by or financing from related parties and third parties. The Company accounts for these investments on the equity method of accounting or consolidates the entire partnership based upon the Company's ability to exercise control over major operating and financial policies.

        At December 31, 2002, the Company's aggregate net investment in these partnerships totaled $11.9 million and its remaining commitment to these partnerships was $3.0 million. These amounts represent the Company's maximum exposure to loss at December 31, 2002 as a result of its involvement with these limited partnerships. The Company is currently evaluating the effects of the issuance of the Interpretation on the accounting for its ownership interests in the limited partnerships.

        Also, the Company engages in transactions with QSPEs to securitize fixed rate municipal bonds. The Company does not believe these securitizations will require consolidation in its financial statements. Refer to Note 16 for additional information on securitizations.

Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 requires prominent disclosures in interim as well as annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported net income. SFAS 148 is effective for fiscal years ending after December 15, 2002.

Guarantees

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or group of similar guarantees, even if the likelihood of the guarantors having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on the Company's financial statements.

Goodwill

        The Company adopted SFAS 142, "Goodwill and Other Intangible Assets," on January 1, 2002. SFAS 142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by SFAS 142 are that goodwill and indefinite-lived intangible assets are no longer amortized and are to be tested for impairment at least annually. Because 100 percent of goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on Piper Jaffray's net capital would not be significant, but could adversely impact the results of operations.

Note 4. Receivable from and Payable to Brokers, Dealers and Clearing Organizations

        Amounts receivable from brokers, dealers and clearing organizations at December 31 include:

(Dollars in Thousands)	2002	2001
Receivable arising from unsettled securities transactions, net	$160,662	$49,243
Deposits paid for securities borrowed	16,588	30,886
Receivable from clearing organizations	3,789	24,051
Securities failed to deliver	33,914	306,916
Other	2,455	29,234

Total receivable	$217,408	$440,330

        Amounts payable to brokers, dealers and clearing organizations at December 31 include:

(Dollars in Thousands)	2002	2001
Deposits received for securities loaned	$174,700	$98,325
Payable to clearing organization	25,968	—
Securities failed to receive	13,263	201,039
Other	2,744	8,708

Total payable	$216,675	$308,072

        Securities failed to deliver and receive represent the contract value of securities that have not been delivered or received by the Company on settlement-date. Deposits paid for securities borrowed and deposits received for securities loaned approximate the market value of the related securities.

Note 5. Receivable from and Payable to Customers

        Amounts receivable from customers at December 31 include:

(Dollars in Thousands)	2002	2001
Cash accounts	$77,801	$173,785
Margin accounts	396,250	487,711

Total receivable	$474,051	$661,496

        Amounts payable to customers at December 31 include:

(Dollars in Thousands)	2002	2001
Cash accounts	$118,983	$234,409
Margin accounts	24,597	22,598

Total payable	$143,580	$257,007

        Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected on the combined financial statements. Margin loan receivables earn interest at floating interest rates.

        Payable to customers primarily consists of customer funds pending completion of securities transactions and customer funds on deposit. Substantially all amounts payable to customers are subject to withdrawal upon customer request.

Note 6. Trading Securities Owned and Trading Securities Sold, But Not Yet Purchased

        At December 31, trading securities owned and trading securities sold, but not yet purchased are as follows:

(Dollars in Thousands)	2002	2001
Owned:
Corporate securities:
Equities and convertible securities	$56,625	$54,595
Fixed income securities	103,199	148,975
Mortgage-backed securities	98,950	27,604
Government securities	95,041	132,973
Municipal securities	119,869	154,011

	$473,684	$518,158

Sold, but not yet purchased:
Corporate securities:
Equities and convertible securities	$17,285	$12,666
Fixed income securities	40,996	39,095
Mortgage-backed securities	15,573	14,063
Government securities	96,749	119,310
Municipal securities	1,396	296

	$171,999	$185,430

        At December 31, 2002 and 2001, trading securities owned in the amounts of $276.1 million and $383.3 million, respectively, have been pledged to creditors. Securities pledged represent proprietary positions that have been pledged as collateral to counterparties on terms that permit the counterparty to sell or repledge the securities to others.

        Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, thereby creating a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk, as the Company's ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount reflected on the Combined Statement of Financial Condition.

Note 7. Goodwill

        The Company adopted SFAS 142 on January 1, 2002. The most significant changes made by SFAS 142 are that goodwill and other indefinite-lived intangibles are no longer amortized and will be tested for impairment at least annually. At December 31, 2002 and 2001, goodwill of $305.6 million was recorded on the Combined Statement of Financial Condition. All of the Company's goodwill resulted from the 1998 acquisition of PJC by USB. The following table reflects the combined results of operations adjusted as if the adoption of SFAS 142 occurred as of January 1, 2000:

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Net Earnings:
As reported	$106	$(50,051)	$20,708
Goodwill amortization, net of tax	—	14,439	14,851

As adjusted	$106	$(35,612)	$35,559

        The following table reflects the changes in the carrying value of goodwill by reportable segments for the year ended December 31, 2002:

(Dollars in Thousands)	Capital Markets	Private Client Services	Corporate Support and Other	Consolidated Company
Balance at December 31, 2001	$220,035	$85,600	$—	$305,635
Goodwill acquired	—	—	—	—
Impairment losses	—	—	—	—

Balance at December 31, 2002	$220,035	$85,600	$—	$305,635

        The Company completed an initial impairment assessment as of January 1, 2002 and concluded that no impairment existed at the time of adoption of SFAS 142. Given existing market conditions, recent regulatory actions and declining revenues and profitability in the securities industry, management completed an estimate of the fair value of its business segments as of December 31, 2002 and validated its determination through an independent third party. Based on this analysis, management believes no impairment existed as of December 31, 2002.

        The Company had no indefinite-lived or other intangible assets at December 31, 2002 or 2001.

Note 8. Borrowings

        The Company borrows from banks and affiliated entities under various committed and uncommitted lines of credit. At December 31, 2002, the Company had uncommitted credit agreements with affiliates totaling $1.1 billion composed of a $700 million secured line from U.S. Bank National Association ("USBNA") and an unsecured line totaling $400 million from USB. In addition, the Company had an uncommitted credit agreement from an unaffiliated bank totaling $100 million. The following table provides a breakdown of borrowings outstanding at December 31:

(Dollars in Thousands)	2002	2001
Unsecured borrowings	$50,040	$428,322
Secured borrowings	200,000	79,370

	$250,040	$507,692

        The secured borrowings were collateralized with $276.1 million and $383.3 million of trading securities owned at December 31, 2002 and 2001, respectively. There were no advances from unaffiliated banks as of December 31, 2002 and 2001.

        In connection with the proposed distribution of the Company by USB, the Company expects to restructure its credit arrangements to reduce its funding reliance on USB and USBNA.

        Piper Jaffray has executed subordinated debt agreements with PJC, a subsidiary of USB, which satisfies provisions of Appendix D of Securities and Exchange Commission Rule 15c3-1 and has been approved by the New York Stock Exchange, Inc. ("NYSE") and is therefore allowable in Piper Jaffray's net capital computation. The liabilities have approximately three-year terms, automatic annual rollover provisions, and consisted of the following at December 31:

(Dollars in Thousands)	2002	2001
Due May 31, 2003	$—	$300,000
Due May 31, 2003	—	100,000
Due September 15, 2003	—	75,000
Due January 31, 2006	215,000	—

	$215,000	$475,000

        Prior to the distribution, Piper Jaffray intends to prepay the $215 million subordinated debt facility and to simultaneously enter into a new $180 million subordinated debt facility with USB or one of its subsidiaries, contingent upon receipt of applicable regulatory approvals from the NYSE to permit inclusion of the entire amount outstanding under this subordinated debt facility in Piper Jaffray's net capital computation. The interest rate on this subordinated debt facility is expected to be based on the three-month London Interbank Offered Rate ("LIBOR") and the entire amount outstanding would mature in 2008.

        The Company's outstanding borrowings bear interest at rates based on the LIBOR or federal funds rates. At December 31, 2002 and 2001, the weighted average interest rate on borrowings was 2.40 percent and 2.06 percent, respectively. At December 31, 2002 and 2001, no formal compensating balance agreements existed, and the Company was in compliance with all debt covenants related to these facilities. The Company recognized and paid to affiliates $15.9 million, $42.0 million and $82.0 million of interest expense related to borrowings for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 9. Commitments and Contingent Liabilities

Lease Commitments

        The Company leases office space and equipment under various noncancelable leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments. Aggregate minimum lease commitments under operating leases and various other contractual commitments as of December 31, 2002 are as follows:

(Dollars in Thousands)
2003	$25,336
2004	22,751
2005	18,526
2006	13,814
2007	12,670
Thereafter	71,104

$164,201

        Rental expense, including operating costs and real estate taxes, charged to operations was $30.8 million, $30.6 million and $25.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Venture Capital Commitments

        As of December 31, 2002, the Company had commitments to invest approximately $3.0 million in limited partnerships that make private equity investments. The commitments will be funded, if called, through the end of the respective investment periods ranging from 2006 to 2013.

Litigation

        The Company has been the subject of customer complaints and has also been named as a defendant in various legal actions arising primarily from securities brokerage and investment banking activities, including certain class actions which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. Also, the Company is involved from time to time in investigations and proceedings by governmental agencies and self-regulatory organizations. Included among these is an industry-wide investigation by the SEC, the NASD, the NYSE, the New York Attorney General and other state securities regulators of research practices of certain brokerage firms, including Piper Jaffray. In April 2003, Piper Jaffray entered into a final settlement agreement with these regulatory agencies to resolve the investigation concerning research practices. The agreement requires, among other things, that Piper Jaffray pay $12.5 million as a penalty, contribute $12.5 million to a distribution fund for the benefit of investors and pay $7.5 million for the procurement of independent research. The charges are included separately as regulatory settlement on the Company's 2002 Combined Statement of Operations.

        The Company has established reserves for potential losses that are probable and reasonably estimable that may result from pending and potential complaints, legal actions, investigations and proceedings, including private litigation-related to the matters that were the subject of the final settlement referred to above. The Company's reserves totaled $62.9 million, including $32.5 million related to the regulatory settlement, and $25.7 million at December 31, 2002 and 2001, respectively, and are included within other liabilities and accrued expenses on the Combined Statement of Financial Condition. In addition to the established reserves, USB has agreed to indemnify Piper Jaffray in an amount up to $17.5 million for certain matters and USB has the right to terminate this indemnification obligation in the event of a change in control of the Company. Given the uncertainties of the commencement, timing, size, volume and outcome of pending and potential litigation and other factors, the reserve is difficult to determine and of necessity subject to future revisions. Subject to the foregoing, management of the Company believes, based on its current knowledge, after consultation with counsel and after taking into account its established reserves and the USB indemnity agreement, that pending legal actions, investigations and proceedings will be resolved with no material adverse effect on the financial condition of the Company. However, if during any period a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves and indemnification, the results of operations in that period could be materially affected.

        Litigation-related expenses charged to operations included within other operating expenses was $10.9 million, $8.6 million, and $11.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Guarantees

        The Company participates in securities lending activities as a funding source for the Company by using customer excess margin securities. The Company indemnifies customers for the difference between the market value of the securities lent and the market value of the collateral received. Cash collateralizes these transactions. At December 31, 2002, future payments guaranteed by the Company under these arrangements were approximately $169.6 million and represent the market value of the customer securities lent to third parties. At December 31, 2002, the Company held cash of $173.0 million as collateral for these arrangements and included it within payables to brokers, dealers and clearing organizations on the Combined Statement of Financial Condition. Given at December 31, 2002, the Company had collateral in excess of the market value of the securities lent, no liability was recorded related to potential future payments made under these guarantees.

Other Commitments

        In the normal course of business, the Company enters into underwriting and other commitments. The ultimate settlement of such transactions open at year-end is not expected to have a material effect on the financial statements of the Company.

Note 10. Merger and Restructuring Items

        The Company recorded pre-tax merger and restructuring related charges of $8.0 million, $65.7 million and $8.9 million in 2002, 2001 and 2000, respectively. In 2002 and 2001, business integration costs were incurred in connection with the merger of U.S. Bancorp and Firstar Corporation ("Firstar"), including realigning the retail distribution networks and integrating certain components of USBI's fixed income division with Piper Jaffray. By the end of 2002, the integration of the USB/Firstar capital markets-related businesses was completed. In both 2002 and 2001, the Company undertook plans to restructure its operations in response to significant changes in the securities markets, including increased market volatility, declines in equity valuations and an increasingly competitive environment for the securities industry. The restructuring was designed to improve the operating efficiency of the business by removing excess capacity from the product distribution network and by implementing more effective business processes. In 2000, business integration and severance costs were incurred in connection with the 1998 acquisition of PJC and its subsidiaries by USB. The timing of this integration was delayed by Year 2000 system compliance efforts and other system related activities of the Company and USB. These activities were completed by the end of 2000.

        The components of the charges described above are shown below:

(Dollars in Thousands)	Piper/USB	USB/ Firstar	Piper Restructuring	Total
2002
Severance and employee-related	$—	$—	$5,314	$5,314
Business integration costs	—	2,161	—	2,161
Asset write-downs and lease terminations	—	—	501	501

Total	$—	$2,161	$5,815	$7,976

2001
Severance and employee-related	$—	$14,480	$29,286	$43,766
Business integration costs	—	468	—	468
Asset write-downs and lease terminations	—	—	12,360	12,360
Intangible impairments	—	—	9,103	9,103

Total	$—	$14,948	$50,749	$65,697

2000
Severance and employee-related	$1,897	$—	$—	$1,897
Business integration costs	6,992	—	—	6,992

Total	$8,889	$—	$—	$8,889

        The Company determines merger and restructuring related items and related accruals based on specific formulated plans or integration strategies.

        Severance and employee-related charges include the cost of severance, other benefits and outplacement costs associated with the termination of employees due to the reconfiguration or closure of certain branches and the downsizing and consolidation of certain back office support functions. The severance amounts are determined based on the Company's existing severance pay programs and are paid out over a benefit period up to two years from the time of termination. Approximately 425 employees are included in severance and employee-related severance charges for 2002, 2001 and 2000. Employee-related charges in 2001 include approximately $14.0 million in accelerated vesting of restricted stock due to the merger of USB and Firstar.

        Asset write-downs and lease terminations represent costs associated with redundant office space, branches that will be vacated and equipment disposed of as part of the restructuring plans. These costs are recognized at the time contract terminations occur or the assets become impaired. Generally, payments related to terminated lease contracts continue through the original term of the lease.

        Intangible impairment charges of $9.1 million in 2001 pertain to the write-down of goodwill related to the Company's 1999 acquisition of the investment banking division of The John Nuveen Company. This goodwill impairment occurred as a result of the loss of key personnel in certain sales offices, acquired in the John Nuveen acquisition, that were realigned as a result of restructuring decisions made in 2001.

        Business integration charges primarily pertain to costs incurred in connection with technology initiatives required for data and system conversions and to integrate retail and institutional brokerage sales forces.

        The following table presents a summary of activity with respect to the merger and restructuring related accruals:

(Dollars in Thousands)	Piper/USB	USB/ Firstar	Piper Restructuring	Total
Balance at December 31, 1999	$5,544	$—	$2,755	$8,299
Provision charged to operating expense	8,889	—	—	8,889
Cash outlays	(10,585)	—	(2,679)	(13,264)
Noncash write-downs and other	(608)	—	(76)	(684)

Balance at December 31, 2000	$3,240	$—	$—	$3,240
Provision charged to operating expense	—	14,948	50,749	65,697
Cash outlays	(530)	(468)	(22,324)	(23,322)
Noncash write-downs and other	(895)	(14,480)	(10,323)	(25,698)

Balance at December 31, 2001	$1,815	$—	$18,102	$19,917
Provision charged to operating expense	—	2,161	5,815	7,976
Cash outlays	(1,815)	(853)	(13,277)	(15,945)
Noncash write-downs and other	—	—	(1,617)	(1,617)

Balance at December 31, 2002	$—	$1,308	$9,023	$10,331

        The adequacy of the merger and restructuring related liability is reviewed regularly taking into consideration actual and projected payment liabilities. Adjustments are made to increase or decrease these accruals as needed. Reversals of expenses, if any, can reflect a lower use of benefits by affected employees, changes in initial assumptions as a result of subsequent events and the alteration of business integration plans.

Note 11. Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Company's customer, trading and correspondent clearance activities involve the execution, settlement and financing of various securities transactions. These activities may expose the Company to off-balance sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations.

        The Company from time to time uses financial futures and interest rate swap contracts to manage interest rate risk related to fixed income inventories against market interest rate fluctuations and the residual cash flows on the Company's tender option bond program. In addition, the Company uses options to manage the risk related to market value fluctuations within convertible inventories. Such contracts are subject to the same controls as trading securities owned for the Company's account and are not intended to be entered into for speculative purposes. Contracts are marked to market with gains or losses recorded in trading profits. As of December 31, 2002 and 2001, the fair value of these contracts was not material.

        The Company's financing and customer securities activities involve the Company using securities as collateral. In the event that the counterparty does not meet its contractual obligation to return securities used as collateral, or customers do not deposit additional securities or cash for margin when required, the Company may be exposed to the risk of reacquiring the securities or selling the securities at unfavorable market prices in order to satisfy its obligations to its customers or counterparties. The Company seeks to control this risk by monitoring the market value of securities pledged or used as collateral on a daily basis and requiring adjustments in the event of excess market exposure.

        In the normal course of business, the Company obtains securities under resale, securities borrowed and custody agreements on terms which permit it to repledge or resell the securities to others. The Company obtained securities with a fair value of approximately $811.0 million and $1.1 billion at December 31, 2002 and 2001, respectively, of which $210.6 million and $109.9 million, respectively, has been either pledged or otherwise transferred to others in connection with the Company's financing activities or to satisfy its commitments under proprietary short sales.

        The Company sells securities not yet purchased (short sales) for its own account. The establishment of short positions exposes the Company to off-balance sheet market risk in the event that prices increase, as the Company may be obligated to acquire the securities at market prices in excess of the values recorded.

        The Company provides investment, financing and related services to a diverse group of domestic and foreign customers, including governments, corporations, and institutional and individual investors. The Company's exposure to credit risk associated with the non-performance of customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile securities markets, credit markets and regulatory changes. This exposure is measured on an individual customer basis, as well as for groups of customers that share similar attributes. To alleviate the potential for risk concentrations, credit limits are established and continually monitored in light of changing customer and market conditions. As of December 31, 2002 and 2001, the Company did not have significant concentrations of credit risk with any one single customer or counterparty or group of customers or counterparties.

Note 12. Related Party Transactions

        In the ordinary course of business, the Company enters into transactions with USB and its affiliates. These transactions could be either charges or reimbursements to the Company and include fees for referrals, fees for the underwriting and selling of USB affiliated mutual funds, costs for occupancy, technology support and general and administrative services. The Company received $22.2 million, $18.9 million and $17.1 million in 2002, 2001 and 2000, respectively, for referral fees and the selling of USB affiliated mutual funds. Amounts paid for occupancy, technology support and general and administrative services were not material for the years ended December 31, 2002, 2001 and 2000. Royalty fees for the use of the USB brand name and other trademarks of $7.5 million, $55.8 million and $47.8 million were paid to affiliates for the years ended December 31, 2002, 2001 and 2000, respectively. In connection with the proposed distribution transaction, the Company anticipates that most services currently provided by affiliates will be performed by the Company or by other third parties and royalty fees will no longer be assessed. USB or its affiliates will continue to provide asset management services under a negotiated market-based fee arrangement.

        The Company entered into certain interest rate swap contracts during 2002 with USBNA as counterparty. The fair value of such contracts as of December 31, 2002 was approximately $4.3 million and is recorded in other liabilities on the Combined Statement of Financial Condition.

        Short-term financing represents borrowings from USBNA and USB that are primarily used to finance the Company's trading and margin loan activity. Short-term borrowings from USBNA are collateralized by trading securities and customers' excess margin securities, and short-term borrowings from USB are unsecured. The Company pays interest on these borrowings at market interest rates based on a spread over federal funds rates.

        During 2002, Piper Jaffray repaid its outstanding subordinated debt of $475 million to PJC and entered into a new subordinated debt agreement of $215 million. The Company received capital contributions of $250 million in 2002 and $75 million in 2001 from USB. Additionally, the Company made capital distributions of $19.0 million, $8.6 million and $10.4 million to USB in 2002, 2001 and 2000, respectively.

Note 13. Net Capital Requirements and Other Regulatory Matters

        As a registered broker dealer and member firm of the NYSE, Piper Jaffray is subject to the Uniform Net Capital Rule (the "Rule") of the Securities and Exchange Commission and the net capital rule of the NYSE. Piper Jaffray has elected to use the alternative method permitted by the Rule, which requires that it maintain minimum net capital of the greater of $1.0 million or 2 percent of aggregate debit balances arising from customer transactions. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be less than 5 percent of aggregate debit balances. In addition, Piper Jaffray is subject to certain notification requirements related to withdrawals of excess net capital. Piper Jaffray is also registered with the Commodity Futures Trading Commission ("CFTC") and therefore is subject to the CFTC regulations.

        At December 31, 2002, net capital under the Rule was $201.0 million or 42.4 percent of aggregate debit balances, and $191.5 million in excess of the minimum required net capital.

        Advances to affiliates, repayment of subordinated liabilities, dividend payments and other equity withdrawals are subject to certain notification and other provisions of the net capital rule of the SEC and regulatory bodies.

        Piper Jaffray Capital Markets, a registered United Kingdom broker dealer, is subject to the capital requirements of the Financial Services Authority ("FSA"). As of December 31, 2002, Piper Jaffray Capital Markets was in compliance with the requirements of the FSA.

Note 14. Employee Benefit Plans

        During 2002, the Company implemented a qualified, non-contributory profit sharing plan covering substantially all employees. Company contributions to the plan are discretionary within limits to qualify as deductions for income tax purposes. Employees are fully vested after five years of service. The Company made no contributions to the plan in 2002.

        In 2001 and 2000, employees of the Company participated in the USB cash balance pension plan. Participant cash balance pension accounts were frozen as of December 31, 2001. Participant balances will continue to receive investment credits based on participant investment elections, but will receive no further service credits. In connection with the proposed distribution transaction, employees who are fully vested in the plan will be considered inactive participants similar to other terminated employees of USB and its affiliates. Employees who are not fully vested on the proposed transaction date will continue to receive vesting within the USB plan, based on working a minimum of 1,000 hours in a given plan year, provided they remain actively employed by the Company. Once an employee is fully vested he or she will receive similar treatment as a fully vested employee, as outlined above. In addition, certain employees are eligible to participate in an unfunded, non-qualified, pension plan. Because the non-qualified plan was unfunded, the aggregate accumulated benefit obligation exceeded the plan assets. Similar to the qualified pension plan, service credits for employees of the Company participating in the non-qualified pension plan were frozen at December 31, 2001. At the effective date of the proposed distribution transaction, the existing non-qualified pension plan will be separated. All active employees of the Company will be participants in the transferred plan and the existing liability for those employees will be the responsibility of the Company.

        Currently, Company employees participate in health and welfare plans provided by USB. The Company may subsidize the cost of coverage for employees meeting certain work schedule and service requirements. The medical plan contains other cost-sharing features such as deductibles and coinsurance. Costs charged to the combined financial statements are based on actual employee participation in the plans. At the effective date of the proposed distribution transaction, all employees of the Company will be considered terminated employees of USB and participation as active employees in the USB health and welfare plans will cease. All claims incurred in the health and welfare plans prior to the effective date of the proposed distribution will be paid by USB. The Company plans to create similar health and welfare plans for its employees. As such, all claims incurred subsequent to the establishment of the Company's plans become the responsibility of the Company. The financial impact of these changes is not expected to be material.

        Additionally, the Company provides certain health care and life insurance benefits to retired employees through post-retirement benefits plans offered by USB. Generally, all employees may become eligible for retiree health care benefits by meeting defined age and service requirements. The estimated cost of these retiree benefit payments is accrued during the employees' active service. At the effective date of the proposed distribution transaction, the existing post-retirement benefits plan will be separated with the Company providing benefits similar to the existing USB plan. All active employees of the Company will be eligible for post-retirement medical benefits and the existing liability for those employees will be the responsibility of the Company. All retired employees of the Company will be considered terminated employees of USB and continue to receive the benefits under the USB post-retirement plan. The financial impact of these changes is not expected to be material.

        Company employees also participate in a USB defined contribution retirement savings plan, which allows qualified employees, at their option, to make contributions through salary deductions under

Section 401(k) of the Internal Revenue Code. Employee contributions are 100 percent matched by the Company, up to the first 4 percent of an employee's compensation and are invested, at the employees' direction, among various investment alternatives. Although the Company's matching contribution vests immediately, a participant must be employed on December 31 to receive that year's matching contribution. Although the matching contribution is initially invested in USB common stock, an employee is allowed to reinvest the matching contributions among various investment alternatives. At the effective date of the proposed distribution transaction, employees of the Company will be inactive participants in the USB plan similar to terminated employees. The Company anticipates offering a similar defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code.

        During the years ended December 31, 2002, 2001 and 2000, the Company paid $23.2 million, $51.5 million and $59.8 million, respectively, to USB for employee benefit plan expenses.

Note 15. Stock-Based Compensation

        Certain of the Company's employees were eligible to participate in a key employee incentive plan consisting of deferred cash and restricted shares of USB common stock that arose from the 1998 acquisition of PJC by USB. The plan was subject to a three-year vesting period, which ended in April 2001. Compensation expense for the restricted shares was based on the market price of USB common stock at the time of the grant and was amortized on a straight-line basis over the vesting period. Compensation expense related to the plan was $3.2 million and $14.9 million for the years ended December 31, 2001 and 2000, respectively.

        The Company has elected to apply APB 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock incentive and purchase plans. Because the exercise price of the Company's employee stock options has equaled the market price of the underlying stock on the date of the grant, under APB 25, no compensation expense is recognized at the grant date. Certain of the Company's employees were eligible to participate in the stock incentive plans offered by USB, which include incentive stock options, restricted stock, and other stock-based awards at or above 100 percent of the market price at the date of grant. Options granted under the plans are generally exercisable up to ten years from the date of grant and vest over three to five years. Restricted shares vest over three to five years. Expense for restricted stock is based on the market price of USB stock at the time of the grant and amortized on a straight-line basis over the vesting period. Expense related to the restricted stock was $3.9 million, $14.9 million and $15.0 million in 2002, 2001 and 2000, respectively.

        The following table summarizes, with respect to employees of the Company, USB stock options outstanding and exercised under various option plans of USB:

	Options Outstanding	Weighted Average Exercise Price	Restricted Shares Outstanding
December 31, 1999	11,676,052	$25.92	1,587,746
Granted:
Stock options	6,677,340	16.73	—
Restricted stock	—	—	909,336
Exercised	132,181	19.32	—
Canceled options	179,251	29.35	—
Canceled/vested restricted stock	—	—	219,976

December 31, 2000	18,041,960	$22.62	2,277,106
Granted:
Stock options	3,937,315	23.29	—
Restricted stock	—	—	474,271
Exercised	1,776,404	22.95	—
Canceled options	1,066,451	24.71	—
Canceled/vested restricted stock	—	—	2,158,141

December 31, 2001	19,136,420	$23.28	593,236
Granted:
Stock options	2,820,104	22.84	—
Restricted stock	—	—	—
Exercised	1,305,813	22.36	—
Canceled options	98,330	27.29	—
Canceled/vested restricted stock	—	—	193,569

December 31, 2002	20,552,381	$23.47	399,667

        With respect to employees of the Company, additional information regarding options outstanding as of December 31, 2002 is as follows:

	Options Outstanding			Exercisable Options
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 9.12-$10.00	141,254	3.0	$9.21	141,254	$9.21
$10.01-$20.00	4,136,135	7.8	17.03	3,842,476	16.90
$20.01-$30.00	16,070,514	8.0	25.14	7,829,598	26.18
$30.01-$37.15	204,478	5.3	32.54	189,298	32.66

	20,552,381	7.9	$23.47	12,002,626	$23.11

        Pro forma information regarding net income (loss) is required by SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," and has been determined as if the Company had accounted for employee stock option and stock purchase plans (collectively, the "options") under the fair value method of SFAS 123. The fair value of the options was estimated at the grant date using a Black-Scholes option-pricing model. Option valuation models require the use of highly subjective assumptions. Also, employee stock options have characteristics that are significantly different from those of traded options, including vesting provisions, and trading limitations that impact their liquidity. Because employee stock options have differing characteristics and changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable measure of the fair value of employee stock options. The pro forma disclosures include options granted through December 31, 2002 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' vesting period.

        The following table shows pro forma compensation expense and net income (loss) adjusted for the impact of applying the fair value method of accounting for stock-based compensation.

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Reported compensation expense	$449,329	$513,623	$662,592
Stock-based compensation	27,973	52,504	40,171

Pro forma compensation expense	$477,302	$566,127	$702,763

Reported net income (loss)	$106	$(50,051)	$20,708
Stock-based compensation, net of tax	(16,784)	(31,502)	(24,103)

Pro forma net income (loss)	$(16,678)	$(81,553)	$(3,395)

Weighted average assumptions in option valuation
Risk-free interest rates	4.90%	4.75%	6.10%
Dividend yields	3.00%	3.00%	3.00%
Stock volatility factor	0.38	0.39	0.35
Expected life of options (in years)	6.00	6.25	6.00
Weighted average fair value of shares granted	$7.27	$7.66	$5.89

        In connection with the proposed distribution transaction, the Company expects to establish stock incentive compensation plans including stock option, restricted stock and other stock-based awards.

Note 16. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

        During 2002, the Company, in connection with its tender option bond program, securitized $144.4 million of highly rated fixed rate municipal bonds. Each municipal bond is sold into a separate trust that is funded by the sale of variable rate certificates to institutional customers seeking variable rate tax-free investment products. These variable rate certificates reprice weekly. The Company retains a residual interest in each structure that is accounted for as a trading asset, recorded at fair value. The fair value of retained interests was $5.0 million at December 31, 2002 with a weighted average life of 10.2 years. Securitization transactions are treated as sales with the resulting gain included in trading profits on the Combined Statement of Operations. Fair value of retained interests is estimated based on the present value of future cash flows using management's best estimates of the key assumptions—forward yield curves, credit losses of 0 percent, and a 15 percent discount rate. The Company receives a fee to remarket the variable rate certificates derived from the securitizations. The Company entered into interest rate swaps with USB to minimize any interest rate risk associated with the retained interests.

        At December 31, 2002, the sensitivity of the current fair value of retained interests to immediate 10 percent and 20 percent adverse changes in the key economic assumptions was not material.

        Certain cash flow activity for the municipal bond securitizations described above during 2002 includes:

Proceeds from new sales	$147.6 million
Remarketing fees received	$22,000
Cash flows received on retained interests	$860,000

Note 17. Business Segments

        Within the Company, financial performance is measured by lines of business. The Company's reportable business segments include Capital Markets, Private Client Services and Corporate Support and Other. The business segments are determined based upon factors such as the type of customers, the nature of products and services provided and the distribution channels used to provide those products and services. Certain services that the Company offers are provided to clients through more than one of our business segments. These business segments are components of the Company about which financial information is available and is evaluated on a regular basis in deciding how to allocate resources and assess performance relative to competitors.

Basis for Presentation

        Segment pre-tax operating income (loss) is derived from the Company's financial reporting systems by specifically attributing customer relationships and their related revenues and expenses. Revenue-sharing of sales credits associated with underwritten offerings is based on the distribution channel generating the sales. Expenses directly managed by the business line, including salaries, commissions, incentives, employee benefits, occupancy, marketing and business development and other direct expenses are accounted for within each segment's pre-tax operating income (loss) in a manner similar to the combined financial results. Research, operations, technology and compliance related costs are allocated based on the segment's use of these areas to support their businesses. General and administrative expenses incurred by centrally managed corporate support functions are not allocated. To enhance the comparability of business segment results, goodwill amortization for periods prior to the adoption of SFAS 142 is no longer included in segment pre-tax operating income (loss). Also, merger and restructuring related charges, royalty fees assessed by affiliates, income taxes and certain infrequent regulatory settlement costs are not included in segment pre-tax operating income (loss). The financial management of balance sheet assets, liabilities and capital is performed on an enterprise-wide basis. Revenues from the Company's non-U.S. operations are not material.

        Designations, assignments and allocations may change from time to time as financial reporting systems are enhanced and methods of evaluating performance change or business segments are realigned to better respond to customers of the Company. Accordingly, prior periods are restated and presented on a comparable basis.

Capital Markets (CM)

        CM includes institutional sales and trading services with an emphasis on the sale of U.S. equities and fixed income products to institutions. This segment also includes management of and participation in underwritings, merger and acquisition services and public finance activities. Additionally, CM includes earnings on investments acquired in connection with its business activities and net interest revenue on trading securities held in inventory.

Private Client Services (PCS)

        PCS provides securities brokerage services including the sale of equities, mutual funds, fixed income products and insurance to its individual investor clients. This segment also includes net interest earnings on client margin loans. PCS has approximately 975 financial advisors operating in 103 branch offices in 20 Midwest, Mountain, Southwest and Pacific Coast states.

Corporate Support and Other

        Corporate Support and Other consists of the Company's investment portfolios and venture capital business. It also includes business activities managed on a corporate basis, including enterprise-wide administrative support functions.

        Reportable segment financial results for the respective year ended December 31, are as follows:

	Capital Markets		Private Client Services		Corporate Support and Other		Combined Company

(Dollars in Thousands)	2002	2001	2002	2001	2002	2001	2002	2001

Net revenue	$376,074	$422,235	$357,155	$392,447	$(4,177)	$(13,910)	$729,052	$800,772
Direct operating expenses	287,253	327,229	293,902	327,554	37,461	35,351	618,616	690,134

Direct contribution	88,821	95,006	63,253	64,893	(41,638)	(49,261)	110,436	110,638
Support cost	23,166	18,472	33,351	25,880	—	—	56,517	44,352

Segment pre-tax operating income (loss)	$65,655	$76,534	$29,902	$39,013	$(41,638)	$(49,261)	53,919	66,286

Amortization of goodwill and acquisition-related compensation							—	17,641
Royalty fee							7,482	55,753
Merger and restructuring							7,976	65,697
Regulatory settlement							32,500	—

Combined income (loss) before income tax expense (benefit)							$5,961	$(72,805)

	Capital Markets		Private Client Services		Corporate Support and Other		Combined Company

(Dollars in Thousands)	2001	2000	2001	2000	2001	2000	2001	2000

Net revenue	$422,235	$559,999	$392,447	$475,416	$(13,910)	$(17,137)	$800,772	$1,018,278
Direct operating expenses	327,229	441,215	327,554	366,110	35,351	35,098	690,134	842,423

Direct contribution	95,006	118,784	64,893	109,306	(49,261)	(52,235)	110,638	175,855
Support cost	18,472	21,540	25,880	27,292	—	—	44,352	48,832

Segment pre-tax operating income (loss)	$76,534	$97,244	$39,013	$82,014	$(49,261)	$(52,235)	66,286	127,023

Amortization of goodwill and acquisition-related compensation							17,641	30,108
Royalty fee							55,753	47,750
Merger and restructuring							65,697	8,889
Regulatory settlement							—	—

Combined income (loss) before income tax expense (benefit)							$(72,805)	$40,276

Note 18. Income Taxes

        In the combined financial statements, income taxes were determined on a separate return basis as if the Company had not been eligible to be included in the consolidated income tax return of USB and its affiliates.

        The components of income tax expense were:

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Current:
Federal	$12,809	$(20,876)	$31,475
State	4,152	(2,891)	7,880
Foreign	280	230	170

	17,241	(23,537)	39,525
Deferred:
Federal	(9,952)	697	(17,042)
State	(1,434)	86	(2,915)

	(11,386)	783	(19,957)

Total tax provision	$5,855	$(22,754)	$19,568

        A reconciliation of the statutory federal income tax rates to the Company's effective tax rates for the fiscal years ended December 31 was as follows:

(Dollars in Thousands)	2002	2001	2000
Federal income tax at statutory rates	$2,087	$(25,482)	$14,097
Increase (reduction) in taxes resulting from:
State income taxes net of federal tax benefit	1,767	(1,823)	3,227
Goodwill amortization	—	5,054	4,270
Net tax-exempt interest	(3,692)	(1,525)	(3,050)
Fines and penalties	4,953	—	—
Other, net	740	1,022	1,024

Provision for income taxes	$5,855	$(22,754)	$19,568

        Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

        The net deferred tax asset included in other assets at December 31 on the Combined Statement of Financial Condition consisted of the following items:

(Dollars in Thousands)	2002	2001
Deferred tax assets:
Liabilities/accruals not currently deductible	$28,628	$21,500
Pension and retirement costs	8,503	30,523
Deferred compensation	7,651	18,809
Other	5,613	3,198

	50,395	74,030

Deferred tax liabilities:
Partnership investments	3,880	16,637
Other	336	475

	4,216	17,112

Net deferred tax asset	$46,179	$56,918

        The Company has reviewed the components of the deferred tax assets and has determined it is more likely than not that they will be realized.

Note 19. Subsequent Event (Unaudited)

        During the second quarter of 2003, the Company increased its allowance for loan losses related to certain forgivable loans made to revenue-producing employees by $8.8 million. These loans are typically made in connection with recruitment and are forgivable based on continued employment. The Company amortizes the loans to compensation expense using the straight-line method over the terms of the loans, which generally range from three to five years. Forgivable loan recipients who leave the Company prior to full forgiveness of their loan balance are obligated to repay unforgiven balances; however, historical collection efforts have been difficult as the Company holds no employee assets as collateral for these loans.

        The Company determines the adequacy of the allowance for loan losses based upon the collectibility of unforgiven balances of departed employees, evaluations of the loan portfolio, recent experience related to attrition of certain revenue-producing employees, and other pertinent factors, including communications to employees regarding changes in the Company's compensation plans or other matters that may impact employee attrition. The evaluation is inherently subjective as it requires estimates, including expected employee attrition and amounts of future cash collections expected from terminated employees, that may be subject to change. Loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        During the first and second quarter of 2003, management communicated to employees certain changes to its production-based compensation plans that will be effective in the third quarter of 2003. Subsequent to these communications, the Company has experienced attrition with respect to impacted revenue-producing employees. Management expects this trend to continue and, in some cases, result in loan losses. Accordingly, the Company has established an allowance for its exposure to forgivable loan losses.

Piper Jaffray Companies

Quarterly Information

(Unaudited)

	2003 Fiscal Quarter
(Dollars in Thousands)	First	Second	Third
Total revenue	$174,634	$210,377	$214,900
Interest expense	5,427	5,327	4,225
Revenues, net of interest expense	169,207	205,050	210,675
Operating expenses	162,024	191,380	184,570
Income (loss) before income taxes	7,183	13,670	26,105
Net income (loss)	4,693	8,622	16,030
	2002 Fiscal Quarter
	First	Second	Third	Fourth
Total revenue	$191,405	$215,774	$170,702	$185,486
Interest expense	8,127	13,379	6,630	6,179
Revenues, net of interest expense	183,278	202,395	164,072	179,307
Operating expenses	168,001	186,509	158,765	209,816
Income (loss) before income taxes	15,277	15,886	5,307	(30,509)
Net income (loss)	9,076	9,947	4,308	(23,225)
	2001 Fiscal Quarter
	First	Second	Third	Fourth
Total revenue	$237,237	$226,576	$199,492	$216,683
Interest expense	26,640	19,575	18,454	14,547
Revenues, net of interest expense	210,597	207,001	181,038	202,136
Operating expenses	241,892	216,806	205,645	209,234
Income (loss) before income taxes	(31,295)	(9,805)	(24,607)	(7,098)
Net income (loss)	(18,475)	(4,554)	(14,486)	(12,536)

Piper Jaffray Companies

(a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.)

Index to Audited Statement of Financial Condition

Pages
Report of Independent Accountants	F-52
Statement of Financial Condition	F-53
Note to Statement of Financial Condition	F-54

 Report of Independent Auditors

The Board of Directors and Stockholder
    of Piper Jaffray Companies

        We have audited the accompanying statement of financial condition of Piper Jaffray Companies (the Company) as of November 30, 2003. This statement of financial condition is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of financial condition based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Piper Jaffray Companies at November 30, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 10, 2003

Piper Jaffray Companies

(a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.)

Statement of Financial Condition

November 30, 2003

Assets
Receivable from U.S. Bancorp Piper Jaffray Companies Inc.	$1,000

Stockholder's Equity
Common stock, $.01 par value; 10,000 shares authorized; 100 shares issued	1
Additional paid-in-capital	999

$1,000

See Note to Statement of Financial Condition

Piper Jaffray Companies

(a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.)

Note to Statement of Financial Condition

Note 1.    Organization and Significant Accounting Policies

Organization

        Piper Jaffray Companies (the Company), a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc., a wholly owned subsidiary of U.S. Bancorp (USB), was incorporated in the state of Delaware on April 28, 2003. On this date, 10,000 shares of the Company's common stock, par value $0.01 per share, were authorized and 100 shares were issued.

        On February 19, 2003, USB announced a proposed distribution of its capital markets business unit. The distribution would be effected through a dividend of 100 percent of USB's ownership interests in the capital markets business, subject to certain conditions including SEC registration, regulatory review and approval and a determination that the distribution will be tax-free to USB, its stockholders and the Company. Substantially all assets, liabilities and related operations of the USB capital markets business unit are expected to be transferred to the Company by the end of 2003 and will result in a recapitalization of the Company.

        The Company will be principally engaged in providing securities brokerage, investment banking and related financial services to individuals, institutions, corporations and municipalities in the United States of America. The principal operations of the Company will be located in Minneapolis, Minnesota. To a lesser extent, it will provide securities brokerage and investment banking services in Europe through a broker dealer subsidiary located in London, England.

        The Company has not commenced operations as of November 30, 2003. The Company collected payment on the $1,000 receivable from U.S. Bancorp Piper Jaffray Companies Inc. on December 10, 2003.

Use of Estimates

        The preparation of a statement of financial condition in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Actual results could differ from those estimates.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Form of Separation and Distribution Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation.***
3.2	Form of Amended and Restated Bylaws.***
4.1	Form of Specimen Certificate for Piper Jaffray Companies Common Stock.*
4.2	Form of Preferred Share Purchase Rights Agreement between Piper Jaffray Companies and Mellon Investor Services LLC as Rights Agent.***
10.1	Form of Employee Benefits Agreement.
10.2	Form of Tax Sharing Agreement.***
10.3	Form of Insurance Matters Agreement.
10.4	Form of Business Alliance Agreement.*****
10.5	Form of Piper Jaffray Companies 2003 Long-Term Incentive Plan.
10.6	Form of $180,000,000 Subordinated Loan Agreement between USB Holdings, Inc. and U.S. Bancorp Piper Jaffray Inc.***
10.7	Sublease Agreement, by and among U.S. Bancorp and U.S. Bancorp Piper Jaffray Inc., dated September 18, 2003.***
10.8	Summary of Employment Arrangement with Addison L. Piper.**
10.9	Forms of Cash Award Agreement.
11.1	Statement re: Computation of Per Share Earnings.
16.1	Letter of PricewaterhouseCoopers LLP addressed to the Securities and Exchange Commission, dated October 17, 2003, regarding change in certifying accountant.***
21.1	Significant Subsidiaries of Piper Jaffray Companies.*
99.1	Master Lease, by and among Piper Jaffray Companies Inc. and Ryan 800, LLC, dated March 3, 1998, and amendments thereto.***

*
Previously filed as an exhibit to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on June 25, 2003.

**
Previously filed as exhibit 10.10 to Amendment No. 1 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on August 21, 2003.

***
Previously filed as an exhibit to Amendment No. 2 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on October 23, 2003.

****
Previously filed as an Exhibit to Amendment No. 3 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on November 12, 2003.

*****
Previously filed as an Exhibit to Amendment No. 4 to the Form 10 Registration Statement of Piper Jaffray Companies filed with the Commission on December 3, 2003.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10
SIGNATURES
TABLE OF CONTENTS
SUMMARY
Conflicts of Interest Involved in the Separation of Our Business from U.S. Bancorp
Our Company
The Distribution
Summary Combined Financial Data
Piper Jaffray Companies Summary Combined Financial Data
RISK FACTORS
Risk Factors Relating to Establishing Our Company as Independent from U.S. Bancorp
Risk Factors Relating to Our Business
Risk Factors Relating to Securities Markets
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
THE DISTRIBUTION
CAPITALIZATION
Piper Jaffray Companies Capitalization Table
DIVIDEND POLICY
SELECTED COMBINED FINANCIAL DATA
Piper Jaffray Companies Selected Combined Financial Data
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Piper Jaffray Companies Unaudited Pro Forma Combined Statement of Operations
Piper Jaffray Companies Notes to Unaudited Pro Forma Combined Statement of Operations
Piper Jaffray Companies Unaudited Pro Forma Combined Statement of Financial Condition
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Market Trends
Market Data
Results of Operations
Common-Size Results of Operations as a Percentage of Net Revenue
Segment Performance
OUR BUSINESS
Tax-Exempt Bond Underwriting Rankings by Number of Issues
Tax-Exempt Bond Underwriting Rankings by Aggregate Principal Amount
Geographical Information
MANAGEMENT
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
RELATIONSHIP WITH U.S. BANCORP
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
INDEMNIFICATION OF DIRECTORS AND OFFICERS
CHANGE IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
Piper Jaffray Companies Index to Financial Information
Piper Jaffray Companies Index to Unaudited Combined Financial Statements
Piper Jaffray Companies Combined Statement of Financial Condition
Piper Jaffray Companies Combined Statement of Operations
Piper Jaffray Companies Combined Statement of Cash Flows
Piper Jaffray Companies Notes to Combined Financial Statements (Unaudited)
Piper Jaffray Companies Index to Audited Combined Financial Statements
Report of Independent Accountants
Piper Jaffray Companies Combined Statement of Financial Condition
Piper Jaffray Companies Combined Statement of Operations
Piper Jaffray Companies Combined Statement of Changes in Invested Capital
Piper Jaffray Companies Combined Statement of Cash Flows
Piper Jaffray Companies Notes to Combined Financial Statements
Piper Jaffray Companies Quarterly Information (Unaudited)
Piper Jaffray Companies (a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.) Index to Audited Statement of Financial Condition
Report of Independent Auditors
Piper Jaffray Companies (a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.) Statement of Financial Condition November 30, 2003
Piper Jaffray Companies (a wholly owned subsidiary of U.S. Bancorp Piper Jaffray Companies Inc.) Note to Statement of Financial Condition
EXHIBIT INDEX